Exhibit C-5

STRONG LEADERSHIP

Tabled in the House of Commons
By the Honourable Joe Oliver, P.C., M.P.
Minister of Finance

APRIL 21, 2015

©Her Majesty the Queen in Right of Canada (2014)

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Chapter 1 – Introduction	3

Chapter 2 – Economic Developments and Prospects	27

Highlights	27
Introduction	28
Global Economic Developments and Outlook	29
Europe	30
Japan	31
Emerging Economies	32
United States	33
Financial Market Developments	35
Commodity Prices	37
Canada’s Economic Performance	43
Impacts of Lower Oil Prices on the Canadian Economy	53
Government Actions Will Support Economic Growth and Job Creation	55
Canadian Economic Outlook—Private Sector Forecasts	57
Risk Assessment	63
Planning Assumptions	66

Chapter 3 – Creating Jobs and Economic Growth	67

Introduction	67

Chapter 3.1 – Supporting the Manufacturing Sector and Investing in Advanced Research	71

Highlights	71
Introduction	73
Encouraging Investment in Canada’s Manufacturing Sector	74
Tax Support for Manufacturing Investment	77
Unilateral Tariff Relief to Support Canadian Manufacturers	80
Fostering Automotive Supplier Innovation	83
Developing the Canadian Aerospace Supply Chain	86
Maximizing Economic Benefits From Defence Procurement	89
Supporting World-Class Advanced Research	90
Supporting Research, Infrastructure and Talent	93
Investing in Leading-Edge Research Infrastructure	95
Strengthening Digital Research Infrastructure	97
Supporting Digital Infrastructure Through the Canada Foundation for Innovation	98
Supporting Canada’s High-Speed Research Network	99
Supporting Leading-Edge Research Through the Granting Councils	100
Confirming Canada’s Participation in the World-Leading Thirty Meter Telescope	102

I

Investing in Canada’s Premier Strengths in Physics	104
Supporting Atomic Energy of Canada Limited	105
Renewing Funding for the Council of Canadian Academies	105
Supporting Business Innovation	106
Fostering the Growth of Canada’s Space Sector	106
Supporting Commercialization of Space Technologies	107
Extending Canada’s Participation in the International Space Station	107
Fostering Business-Driven Research and Development at the National Research Council	108
Internships for the Next Generation of Research and Development Leaders	110
Strengthening the Delivery of Business Innovation Programs	111
Strengthening Linkages Between Complementary Programs	112
Fostering International Science and Technology Partnerships	112
Enhancing Business Use of Intellectual Property	113

Chapter 3.2 – Helping Small Businesses and Entrepreneurs Create Jobs	115

Highlights	115
Introduction	116
Helping Small Businesses Grow and Fostering Entrepreneurship	117
Lowering the EI Premium Rate in 2017	119
Reducing Taxes for Small Businesses	120
Increasing the Lifetime Capital Gains Exemption to $1 Million for Owners of Farm and Fishing Businesses	122
Improving Access to Financing for Canadian Small Businesses	123
Expanding Services of the Business Development Bank of Canada to Support Canadian Businesses	124
New Export Development Canada Initiatives for Canadian Small Businesses	126
Helping Innovative Companies Grow and Create Jobs Through the Venture Capital Action Plan	128
Supporting Young Entrepreneurs Through Futurpreneur Canada	131
Supporting Women in Business Through the Action Plan for Women Entrepreneurs	132
Reducing Red Tape for Businesses and Enhancing Corporate Governance	133
Reducing the Tax Compliance Burden	134
A Quarterly Remitter Category for New Employers	135
Consulting on the Active Versus Passive Business Income Rules for the Small Business Deduction	136
Expanding the Use of Business Numbers	136
Streamlining Withholding Requirements for Non-Resident Employers	137
Repeated Failure to Report Income Penalty	138

II

The Canada Revenue Agency Continues to Cut Red Tape and Improve Services	139
Modernizing Canada’s Corporate Governance Framework	140

Chapter 3.3 – Training a Highly Skilled Workforce	143

Highlights	143
Introduction	145
Training the Workforce of Tomorrow	149
Supporting Apprenticeship Training	151
Providing Support to Provinces and Territories to Harmonize Apprenticeship Training	153
Promoting Blue Seal Certification	154
Fostering Training That Responds to Employer Needs	155
Expanding Eligibility for Canada Student Grants	155
Making Canada Student Loans Work for Families	156
Enhancing Canada Student Loans	157
Investing in Aboriginal Labour Market Programming	158
Improving Canadians’ Access to Computer Equipment and Digital Skills	158
Supporting Canadian Workers	159
Removing Disincentives to Work	161
Improving Take-up of the Working Income Tax Benefit	162
Enhancing Labour Market Information	162
Ensuring Training Reflects Labour Market Needs	164
Removing Financial Barriers to Foreign Credential Recognition	165
Labour Market Integration of New Canadians	166
Reforming the Temporary Foreign Worker Program	167
Ensuring a Safe and Healthy Workplace	168
Modernizing the Canada Labour Code	169
Strengthening Compliance With the Canada Labour Code	170
Modernizing the Government Employees Compensation Act	170
Ensuring a Healthier and More Productive Public Service	170

Chapter 3.4 – Investing in Infrastructure	173

Highlights	173
Investing in Infrastructure	174
Investments Are Making a Difference	175
A New Building Canada Plan	177
A Decade of Record Funding for Provinces, Territories and Municipalities	177
Shovels in the Ground—Implementing the New Building Canada Fund	178
The Federal Gas Tax Fund—Dedicated Funding for Municipalities	181
Continuing to Advance the New Building Canada Plan	183

III

Increasing Borrowing Limits for the Northwest Territories and Nunavut	183
Supporting Major Public Transit Projects	184
Canada 150 Community Infrastructure Program	190
Continuing to Build and Renew Federal Infrastructure	191
Renewing Infrastructure Across the Country	191
Simplifying Federal Pension Fund Investment in Canada	193

Chapter 3.5 – Growing Trade and Expanding Markets	195

Highlights	195
Introduction	197
Fostering Trade	198
Export Market Development Program	200
Enhancing the Trade Commissioner Service	201
Securing Agriculture Market Access	201
Expanding the AgriMarketing Program	202
Supporting the Canadian Sealing Industry	203
Promoting Canada as a Global Maritime Centre	204
Promoting Canadian Tourism	204
Ensuring an Effective Trade Remedy System	205
Canada-U.S. Beyond the Border Action Plan and Regulatory Cooperation Council Action Plan	206
Reducing Barriers to Internal Trade	207
Responsible Resource Development	208
Supporting the Creation of an LNG Industry in Canada	210
Supporting Junior Mineral Exploration	211
Facilitating Responsible Resource Development	212
Major Projects Management Office Initiative	213
Supporting Consultations and Public Engagement in Federal Environmental Assessment Processes	214
Contributing to the Safety of Energy Transportation Infrastructure	214
Extending Natural Gas Export Licences	215
Safe and Secure Shipping	216
Supporting Jobs in Mining Through Geoscience Investments	217
Unlocking Rare Earth Elements and Chromite Production in Canada	217
Supporting Forest Sector Innovation and Marketing	219

Chapter 4 – Prosperous Families and Strong, Secure Communities	223

Introduction	223

Chapter 4.1 – Low-Tax Plan to Help Families Make Ends Meet	225

Highlights	225

IV

Introduction	226
Helping Families Make Ends Meet	226
Tax Relief and Enhanced Benefits for Canadian Families and Individuals	227
Increasing the Tax-Free Savings Account Annual Contribution Limit	232
The TFSA and Seniors	236
Lowering the EI Premium Rate in 2017	239
Extending Compassionate Care Benefits	240
Supporting Seniors	241
Reducing the Minimum Withdrawal Factors for Registered Retirement Income Funds	242
A Home Accessibility Tax Credit for Seniors and Persons With Disabilities	245
Protecting Consumers and Enhancing Canada’s Financial Sector	247
Consumer Protection Framework for Banks	247
Investigating Cross-Border Price Discrimination	250
Expanding the Voluntary Mortgage Prepayment Disclosure Commitment	250
Financial Literacy Strategy	251
Taxpayer Protection and Bank Recapitalization Regime	252
Reinforcing the Housing Finance Framework	253
Cooperative Capital Markets Regulatory System	254
Financial Sector Oversight	256
National Counterfeit Enforcement Strategy	257
Credit Unions	257
Retail Payment Systems	258
Federal Pension Framework	259
Renminbi Hub	260

Chapter 4.2 – Strong Communities	263

Highlights	263
Introduction	267
Supporting the Charitable and Non-Profit Sector	268
Supporting the Charitable Sector	269
Exempting Donations Involving Private Shares and Real Estate From Capital Gains Tax	270
Providing Charities With More Flexibility to Diversify Their Investments	271
Social Finance Accelerator Initiative	271
Taking Action for Veterans	272
Enhancing the New Veterans Charter	273
Improving Services to Veterans	277

V

Supporting the Most Vulnerable in Communities	278
Cooperative and Non-Profit Social Housing	278
Federal Support for Affordable Housing	279
Child Advocacy Centres	280
Helping Canadians With Disabilities	280
Taking Action on Autism Spectrum Disorder	283
Registered Disability Savings Plans—Legal Representation	284
Improving Access to Print Materials for the Visually Impaired	286
Investing in the Health of Canadians	286
Supporting Health Care in Canada	287
Health System Innovation: Canadian Foundation for Healthcare Improvement	288
Mental Health Commission of Canada	290
Improving Seniors’ Health Through Innovation	291
Investing in Aboriginal Communities	293
First Nations Land Management	294
Improving First Nations Education	294
Indspire	295
Sustained Support for Mental Health Services in First Nations Communities	295
Surveys on Aboriginal People	296
Assisting International Communities	296
Ensuring That Canadians Have Access to Safe, Reliable and Lower-Cost Remittance Services	297
Grand Challenges Canada	298
The Development Finance Initiative	299
Celebrating Our Heritage	300
Canada 150	302
Renewal and Enhancement of Canada’s Honours System	303
Supporting Canada’s Olympic and Paralympic Athletes	304
Promoting Arts and Culture at Toronto’s Harbourfront Centre	305
Protection of Sound Recordings and Performances	305
Protecting Canada’s Environment	306
National Protected Areas	308
Protecting Species at Risk	310
Protecting Environmentally Sensitive Areas	310
Pacific Salmon Foundation	311
Recreational Fisheries Conservation Partnerships Program	312
Maintaining Arctic Meteorological and Navigational Services	314
Addressing Toxic Chemicals	314
Cleaning up Federal Contaminated Sites	315

VI

Chapter 4.3 – Protecting Canadians	319

Highlights	319
Introduction	321
Defending Canada	322
Increasing National Defence Funding	322
Supporting the Deployment of the Canadian Armed Forces to Combat ISIL	324
Supporting Our Allies Through Military Training	324
Increasing Security at Canadian Armed Forces Bases	325
Enhancing National Security	325
Countering Terrorism	325
Enhancing the Review of National Security Agencies	326
Enhancing the Security of Government of Canada Networks and Cyber Systems	326
Protecting Vital Cyber Systems	327
Improving Security on Parliament Hill	328
Improving Canada’s Economic Sanctions	328
Protecting the Privacy of Personal Information	329
Protecting the Integrity of Our Borders	329
Facilitating Legitimate Travel to Canada	330
Strengthening Community Safety	330
Enhancing Court Security	331
Improving Public Safety Communications	331
Supporting the Ottawa Police Service	332
Memorial for Three Moncton Royal Canadian Mounted Police Officers	332
Enhancing the Motor Vehicle Safety Act	332

Chapter 5 – Balancing the Budget	335

Highlights	335

Chapter 5.1 – Balancing the Budget and Reducing the Debt Burden	337

Balancing the Budget	337
Balanced Budget Legislation	342
Debt Reduction	343
Modernizing Government	345
Improving the Integrity of Federal Procurement	345
Strengthening Tax Compliance	346
Efforts to Combat the Underground Economy	347
Combatting International Tax Evasion and Aggressive Tax Avoidance	347
Combatting Tax Avoidance by the Largest and Most Complex Business Entities	348
Improving the Fairness and Integrity of the Tax System	349

VII

Chapter 5.2 – Fiscal Outlook	353
Fiscal Outlook Before the Measures Announced in Economic Action Plan 2015	354
Fiscal Impact of the Measures in Economic Action Plan 2015	360
Summary Statement of Transactions	362
Outlook for Budgetary Revenues	364
Outlook for Program Expenses	368
Financial Source/Requirement	372
Risks to the Fiscal Projections	374
Sensitivity of the Budgetary Balance to Economic Shocks	375

Annex 1 – Maintaining Fiscal Balance in the Federation	379

Annex 2 – International Debt Comparisons	391

Annex 3 – Supporting a Strong Manufacturing Sector	401

Annex 4 – Debt Management Strategy for 2015–16	415

Annex 5 – Tax Measures: Supplementary Information and Notices of Ways and Means Motions	433

VIII

“The dark days of the Great Recession are over, and despite tough times in the global economy, the future is bright for Canada. Our first balanced budget since the downturn is the legacy of a man who steered our nation through the worst economic crisis since the 1930’s: my predecessor, colleague and friend, Jim Flaherty. Jim and Prime Minister Harper made bold and disciplined choices that responded to extraordinary challenges. Today, we travel down the path of possibilities that Jim Flaherty created. Economic Action Plan 2015 is a balanced budget, low-tax plan for jobs and growth, one that works for all Canadians.”

Joe Oliver

Chapter 1

Introduction

The Government is fulfilling its promise to balance the budget in 2015, pursuant to its long-standing commitment to responsible fiscal management. Economic Action Plan 2015 will see the budget balanced and Canadians can rest assured that Canada’s fiscal house is in order.

Under the Government’s Economic Action Plan, the deficit has been reduced from $55.6 billion at the height of the global economic and financial crisis to a projected surplus of $1.4 billion for 2015–16 (Chart 1.1).

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Canada’s Economic Action Plan has been underpinned by prudent fiscal management and the Government’s low-tax plan for families and businesses. Since 2006, the Government’s priorities have been to create well-paying and secure jobs for Canadians, lower taxes for Canadian families and businesses, and balance the budget.

This Government has lowered taxes every year since coming into office. In fact, since 2006 the Government has introduced over 180 tax relief measures. The overall federal tax burden is now at its lowest level in more than 50 years.

Canadian families and individuals have benefitted from significant tax reductions that have given them the flexibility to make the choices that are right for them. Canadians at all income levels are benefitting from the tax relief introduced by the Government, with low- and middle-income Canadians receiving proportionally greater relief (Chart 1.2).

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Tax relief measures introduced since 2006, in combination with benefit increases, are leaving more money in the pockets of all Canadians:

•	Canadian families and individuals will receive $37 billion in tax relief and increased benefits in 2015–16 as a result of actions taken since 2006.

A typical two-earner family of four will receive tax relief and increased benefits of up to $6,600 in 2015, as a result of the Family Tax Cut, the Universal Child Care Benefit, the Goods and Services Tax (GST) rate reduction, the introduction of new credits, such as the Children’s Fitness Tax Credit, and broad-based income tax relief including the reduction in the lowest personal income tax rate (Chart 1.3).

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Tax Relief for a Family of Four—Example

Henry and Cathy are a couple with two children, Grace and Elizabeth. Henry earns $84,000 and Cathy earns $36,000. As a result of actions taken by the Government since 2006, their family will receive $6,640 in tax relief and enhanced benefits in 2015, allowing Henry and Cathy to invest their hard-earned money where they see fit.

As shown below, this tax relief and these enhanced benefits include:

•  $3,293 in income tax relief, of which $1,865 is due to measures announced in the 2014 Family Package;

•  $2,329 in enhanced benefits, including $1,224 as a result of the enhanced Universal Child Care Benefit announced in the 2014 Family Package; and

•  $1,018 from the Government’s reduction of the GST rate from 7 per cent to 5 per cent.

  The Impact of the Government’s Low-Tax Plan

Chart 1.3

Total Federal Tax Relief and Increased Benefits for a Typical Two-Earner

Family of Four, 2015

Total Federal Tax Relief and Increased Benefits = $6,640

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The Government’s low-tax plan is also giving businesses strong incentives to invest in Canada. This helps the economy grow, spurs job creation and raises Canada’s standard of living. Actions taken by the Government since 2006, including those proposed in Economic Action Plan 2015, will reduce taxes for job-creating businesses by $14.7 billion in 2015–16. Canada now has the lowest overall tax rate on new business investment in the Group of Seven (G-7) (Chart 1.4).

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Canada’s Economic Action Plan is working. Canada continues to move forward in the face of a fragile external environment and profound global economic uncertainty. Canada has achieved one of the best economic performances among G-7 countries over the recovery. Indeed, real gross domestic product (GDP) has increased more in Canada than in any other G-7 country since the end of the recession (Chart 1.5).

Reflecting this solid performance, over 1.2 million more Canadians are working now than at the end of the recession in June 2009—one of the strongest job creation records in the G-7 over this period. The majority of these net new jobs have been full-time positions in high-wage, private-sector industries.

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The Government’s prudent fiscal plan has carefully steered Canada to balanced budgets in the face of headwinds, such as the sharp decline in crude oil prices—the third-largest decline in the last three decades. All the while, the Government has remained committed to putting money back in the pockets of hard-working Canadian families and businesses.

Our Government is fulfilling its promise to balance the federal budget. We are now in a position to fulfill our promise to help Canadian families balance theirs.
—Prime Minister Stephen Harper

Actions taken by the Government over the past year will help further support economic growth and the creation of jobs in Canada. On a cash basis, these include:

•	Support for Canadian families through the new Family Tax Cut and Universal Child Care Benefit enhancements totalling $7.8 billion in 2015–16 and over $4.5 billion ongoing.

•

Support for small businesses through the Small Business Job Credit and Employment Insurance (EI) premium freezes for three years, followed by a committed reduction in EI premiums to a seven-year break-even rate in 2017.

•	$5.8 billion in new investments that will continue to build and renew federal infrastructure across the country, with the majority of this support being delivered within three years.

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These measures, together with those announced in Economic Action Plan 2015, total almost $10 billion in 2015–16, or 0.5 per cent of GDP, and average $8.5 billion per year thereafter, on a cash basis (Chart 1.6). This will provide significant support to the Canadian economy starting in the second quarter of 2015.

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Sound and sustainable public finances are paramount to ensuring ongoing economic growth and job creation over the longer term. Balanced budgets ensure low taxes, support the sustainability of the services and programs Canadians depend on, and inspire confidence in investors and consumers.

In this challenging environment, it is vital that the federal government stay focused on balancing its budget…
—Canadian Council of Chief Executives

Prior to the global recession, the Government reduced Canada’s debt by more than $37 billion and the federal debt-to-GDP ratio to 28.2 per cent. As a result, Canada was well positioned to weather the storm as the global economy fell into recession. Canada was able to emerge from the recession faster and stronger than virtually any other major advanced economy.

In successive budgets, beginning with Budget 2010, and as the economy recovered, the Government wound down fiscal stimulus and controlled spending to engineer a return to balanced budgets.

Having balanced the budget, the set-aside for contingencies will continue to protect the fiscal outlook from global economic uncertainty, and will be used to reduce the level of federal debt, if it is not required.

At the G-20 Leaders’ Summit in 2013, Prime Minister Stephen Harper announced Canada’s commitment to achieve a federal debt-to-GDP ratio of 25 per cent by 2021. In the 2013 Speech from the Throne, the Government committed to reduce the debt-to-GDP ratio to pre-recession levels by 2017. The Government remains on target to meet both commitments.

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The Government’s commitment to balanced budgets has made Canada a recognized leader for fiscal stewardship on the world economic stage. Canada’s total government net debt-to-GDP ratio remains the lowest of any G-7 country and among the lowest of the advanced G-20 countries (Chart 1.7).

Reducing Canada’s debt burden is also a question of intergenerational fairness—it would simply not be fair to saddle our children and grandchildren with inevitable tax hikes to pay for the expenses we could not settle ourselves.

Balancing the budget takes hard work and tough choices. A balanced budget:

•	Ensures taxpayer dollars are used to support important social services—such as health care—rather than paying interest costs.

•	Preserves Canada’s low-tax plan and allows for further tax reductions, fostering growth and the creation of jobs for the benefit of all Canadians.

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•	Helps to instill confidence in consumers and investors, whose dollars spur economic growth and job creation.

•	Strengthens the country’s ability to respond to longer-term challenges, such as population aging, and unexpected global economic shocks.

•	Signals that public services are sustainable, ensuring fairness for future generations by avoiding future tax increases or reductions in services.

To secure recent gains, the Government is proposing to enshrine in law its prudent approach to fiscal planning by introducing balanced budget legislation. This proposed legislation confirms the Government’s ongoing commitment to responsibly managing taxpayers’ money.

Economic Action Plan 2015

Going forward, global economic uncertainty dictates that for Canada to become an even safer, more confident and more prosperous country, the Government must continue to take responsible and deliberate steps to create jobs, foster economic growth and maintain its commitment to fiscal responsibility.

Canada’s Economic Action Plan is working, but the job is not done and there are new challenges on the horizon. The Government must stay the course to protect the economic interests of Canadians and the security of Canada.

Economic Action Plan 2015 will continue to implement measures that support what matters to Canadians:

•

Supporting jobs and growth by maintaining the right economic environment to allow job-creating businesses to thrive and reach new markets with their products, proposing new investments in public infrastructure, and training a highly skilled workforce that is responsive to the evolving needs of employers.

•

Helping families and communities prosper by continuing to provide tax relief for Canadian families and individuals, enhancing opportunities for all Canadians, and celebrating Canada’s cultural and natural heritage.

•	Ensuring the security of Canadians by continuing to support the Canadian Armed Forces and protecting Canadians from the threat of terrorism at home and abroad.

Maintaining focus on these priorities is the best way to ensure that Canada’s future is secure and prosperous, with a healthy economy fuelled by low taxes and sustainable public finances.

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Supporting the Manufacturing Sector and Investing in Advanced Research (Chapter 3.1)

Since 2006, the Government has taken action to reduce taxes to promote investment in Canada, and leverage the collective efforts of post-secondary institutions, industry, and government to build a robust research sector. Economic Action Plan 2015 builds on this foundation by:

Encouraging Investment in Canada’s Manufacturing Sector

•	Maintaining a low tax burden on businesses to encourage investment in Canada.

•	Providing manufacturers a 10-year tax incentive to boost productivity-enhancing investment.

•	Providing up to $100 million over five years, starting in 2015–16, for a new Automotive Supplier Innovation Program.

•	Developing a national aerospace supplier development initiative.

•	Providing $2.5 million per year, starting in 2016–17, to increase the analytical capacity needed to support the Defence Procurement Strategy.

Supporting World-Class Advanced Research

•

Providing an additional $1.33 billion over six years, starting in 2017–18, to the Canada Foundation for Innovation to support advanced research infrastructure at universities, colleges and research hospitals.

•	Providing $105 million over five years, starting in 2015–16, to CANARIE, Canada’s world-class high-speed research and education network.

•	Dedicating an additional $46 million per year to the granting councils, starting in 2016–17.

•	Providing up to $243.5 million to secure Canada’s participation in the Thirty Meter Telescope and related domestic work on leading-edge components.

•	Providing an additional $30 million over four years, starting in 2016–17, to support cutting-edge research and technology development in Canada’s satellite communications sector.

•	Extending Canada’s participation in the International Space Station mission to 2024.

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•	Dedicating $119.2 million over two years, starting in 2015–16, to the National Research Council’s industry-partnered research and development activities.

•	Providing $56.4 million over four years, starting in 2016–17, to Mitacs in support of graduate-level industrial research and development internships.

Helping Small Businesses and Entrepreneurs Create Jobs (Chapter 3.2)

This Government recognizes the vital role that small businesses play in creating jobs and generating economic growth. Since 2006, the Government has taken significant action to support job-creating businesses by lowering taxes, cutting red tape, and encouraging entrepreneurship. Economic Action Plan 2015 builds on this foundation by:

Helping Small Businesses Grow and Fostering Entrepreneurship

•	Reducing the small business tax rate from 11 per cent to 9 per cent by 2019.

•	Increasing the Lifetime Capital Gains Exemption to $1 million for owners of farm and fishing businesses.

•	Increasing access to venture capital financing to help innovative, high-growth companies grow and create jobs.

•	Providing $14 million over two years to Futurpreneur Canada in support of young entrepreneurs.

•	Supporting the Action Plan for Women Entrepreneurs to help women business owners succeed.

Reducing Red Tape for Businesses and Enhancing Corporate Governance

•	Reducing the frequency of remittances for the smallest new employers.

•	Launching the planning and preparation required for federal adoption of the Business Number as a Common Business Identifier.

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Training a Highly Skilled Workforce (Chapter 3.3)

Since 2006, the Government has acted to ensure the development of a skilled, mobile and productive workforce. Despite significant investment, some challenges remain. Many Canadians are still out of work or underutilized at a time when there are skills and labour market shortages in certain sectors and regions. To this end, Economic Action Plan 2015 proposes additional concrete actions that respond to current labour market challenges and meet longer-term labour market needs, including:

Training the Workforce of Tomorrow

•	Facilitating the harmonization of apprenticeship training and certification requirements in targeted Red Seal trades.

•	Providing $1 million over five years to promote the adoption of the Blue Seal Certification program across Canada.

•	Making a one-time investment of $65 million to business and industry associations to allow them to work with willing post-secondary institutions to better align curricula with the needs of employers.

•	Expanding eligibility for the Low- and Middle-Income Canada Student Grants to short duration programs.

•	Making the Canada Student Loans Program work for families by reducing the expected parental contribution.

•	Eliminating in-study student income from the Canada Student Loans Program needs assessment process.

•	Investing $248.5 million over five years in Aboriginal labour market programming.

Supporting Canadian Workers

•	Investing $53.8 million over two years to extend the current Employment Insurance Working While on Claim pilot project to August 2016.

•	Enhancing labour market information, including the launch of a new one-stop national labour market information portal.

•	Pursuing negotiations with provinces and territories on the $1.95-billion-per-year Labour Market Development Agreements to reorient training towards labour market demand.

•	Providing $35 million over five years to make permanent the Foreign Credential Recognition Loans pilot project.

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Ensuring a Safe and Healthy Workplace

•	Strengthening Canada Labour Code protections for all employees and interns under federal jurisdiction.

•	Providing $4.8 million over five years to increase compliance with the health and safety provisions of the Canada Labour Code.

•	The Government will make every effort to reach agreement with bargaining agents within a reasonable timeframe on necessary reforms to disability and sick leave management.

Investing in Infrastructure (Chapter 3.4)

Our quality of life and ability to compete on the global stage depend on the performance and quality of our public infrastructure. In Economic Action Plan 2015, this Government continues to make unprecedented long-term investments to ensure that Canadians continue to benefit from world-class infrastructure across the country by:

•	Providing an additional $750 million over two years, starting in 2017–18, and $1 billion per year ongoing thereafter for a new and innovative Public Transit Fund.

•	Continuing to provide $5.35 billion per year on average for provincial, territorial and municipal infrastructure under the New Building Canada Plan.

•

Creating a new dedicated infrastructure fund to support the renovation, expansion and improvement of existing community infrastructure in all regions of the country as part of the Canada 150 celebrations.

•	Continuing to build and renew federal infrastructure and on-reserve schools, including through $5.8 billion in investments over six years.

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Growing Trade and Expanding Markets (Chapter 3.5)

International trade and investment are vital to the continued growth of the Canadian economy and contribute to the prosperity of people and businesses across Canada, including in the natural resources sector. Since 2006, the Government has worked tirelessly to ensure that Canadian exporters and investors have access to foreign markets and preferential terms of trade and investment with other nations, and that Canada responsibly develops its natural resources for the benefit of all Canadians. Economic Action Plan builds on this track record by:

Fostering Trade

•	Providing $50 million over five years for a program to share the cost of exploring new export opportunities with small and medium-sized enterprises.

•	Providing $42 million over five years to expand the footprint and resources of the Trade Commissioner Service.

•	Investing $18.1 million over two years, starting in 2016–17, to promote trade opportunities for the agriculture and agri-food sector.

•	Providing an additional $12 million over two years, starting in 2016–17, to market Canadian agricultural and agri-food products around the world.

•	Allocating $5.7 million over five years, starting in 2015–16, to help secure new market access for Canadian seal products.

•	Providing $3 million over three years, starting in 2015–16, for the International Maritime Centre to attract foreign shipping companies to establish their headquarters in Vancouver.

•	Supporting a new tourism marketing campaign in the United States.

•	Ensuring that Canada’s trade remedy system operates in an effective, accessible and transparent manner.

Responsible Resource Development

•	Providing accelerated capital cost allowance treatment for assets used in facilities that liquefy natural gas.

•	Extending the Mineral Exploration Tax Credit until March 31, 2016.

•	Allocating $135 million over five years, starting in 2015–16, to the Major Projects Management Office Initiative.

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•	Providing $34 million over five years, starting in 2015–16, for consultations related to projects assessed under the Canadian Environmental Assessment Act.

•	Dedicating $80 million over five years, starting in 2015–16, to the National Energy Board for safety and environmental protection and greater engagement with Canadians.

•	Providing $30.8 million over five years, starting in 2015–16, for measures to enhance the safety of marine transportation.

•	Allocating $22 million over five years, starting in 2015–16, to renew the Targeted Geoscience Initiative.

•	Dedicating $23 million over five years, starting in 2015–16, to stimulate the technological innovation needed to separate and develop rare earth elements and chromite.

•

Continuing to support the transformation of the forest sector by providing $86 million over two years, starting in 2016–17, to extend the Forest Innovation Program and the Expanding Market Opportunities Program.

Low-Tax Plan to Help Families Make Ends Meet (Chapter 4.1)

Since 2006, the Government has introduced several measures to make life more affordable for Canadian families and individuals, while recognizing that they are better placed than governments to determine their own spending priorities. Economic Action Plan 2015 builds on the Government’s record of support for families and individuals by keeping taxes low and introducing new measures to help families make ends meet, support seniors, and protect consumers, such as:

Helping Families Make Ends Meet

•	Increasing the Tax-Free Savings Account annual contribution limit to $10,000.

•	Reaffirming the Government’s commitment to reduce EI premiums for over 16 million Canadians in 2017.

•	Extending Employment Insurance Compassionate Care Benefits from six weeks to six months to better support Canadians caring for gravely ill family members.

Supporting Seniors

•	Reducing the minimum withdrawal factors for Registered Retirement Income Funds to permit seniors to preserve more of their retirement savings.

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•	Introducing a new Home Accessibility Tax Credit for seniors and persons with disabilities to help with the costs of ensuring their homes remain safe, secure and accessible.

Protecting Consumers and Enhancing Canada’s Financial Sector

•	Delivering a new and exclusive financial consumer protection framework for federally regulated banks.

•	Expanding the voluntary mortgage prepayment disclosure commitment to non-federally regulated mortgage lenders.

•	Launching a National Strategy to support improved financial literacy.

Building Strong Communities (Chapter 4.2)

Since 2006, the Government has fostered opportunities to work, live, and prosper in safe and vibrant communities. In addition, the Government’s continued support for our natural and cultural heritage helps build stronger communities by bringing people together through shared artistic and cultural experiences and promoting a safe and clean environment. Economic Action Plan 2015 advances the Government’s ongoing commitment by:

Supporting the Charitable and Non-Profit Sector

•	Exempting donations involving private shares and real estate from capital gains tax.

•	Providing charities with more flexibility to diversify their investments.

Taking Action for Veterans

•	Introducing a new Retirement Income Security Benefit to provide additional financial security after the age of 65 for moderately to severely disabled veterans.

•	Expanding access to the Permanent Impairment Allowance to help compensate disabled veterans for the loss of career opportunities associated with their disabilities.

•	Modifying the Earnings Loss Benefit to ensure that part-time Reserve Force veterans have access to the same level of income support as Regular and full-time Reserve Force veterans.

•	Creating a new tax-free Family Caregiver Relief Benefit to recognize the vital contributions of informal caregivers to the health and well-being of veterans.

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•	Increasing the level of individualized care to veterans requiring regular support by improving the ratio of veterans to case managers.

Supporting the Most Vulnerable in Communities

•

Providing $150 million over four years, starting in 2016–17, to allow cooperative and non-profit social housing providers to prepay long-term, non-renewable mortgages held with Canada Mortgage and Housing Corporation without penalty.

•	Enhancing support for Child Advocacy Centres across Canada.

Helping Canadians With Disabilities

•	Introducing a new Home Accessibility Tax Credit for persons with disabilities and seniors to help with the costs of ensuring their homes remain safe, secure and accessible.

•	Allocating $2.0 million in 2015–16 to support stakeholder consultations on a Canadian Autism Partnership.

•	Extending the temporary measure that allows a qualifying family member to become the plan holder of a Registered Disability Savings Plan.

•

Introducing amendments to the Copyright Act that will enable Canada to implement and accede to the Marrakesh Treaty to Facilitate Access to Published Works for Persons Who Are Blind, Visually Impaired or Otherwise Print Disabled.

Investing in the Health of Canadians

•	Increasing transfers for health care by a projected $27 billion over the next five years.

•	Providing $14 million over two years for the Canadian Foundation for Healthcare Improvement to help identify efficiencies in the health system.

•	Renewing the mandate of the Mental Health Commission of Canada for another 10 years, beginning in 2017–18.

•	Providing up to $42 million over five years, starting in 2015–16, to help improve seniors’ health through innovation by establishing the Canadian Centre for Aging and Brain Health Innovation.

Investing in Aboriginal Communities

•	Investing $30.3 million over five years for the expansion of the First Nations Land Management Regime.

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•	Providing $200 million over five years, starting in 2015–16, to improve First Nations education.

•	Providing $12 million over three years to Indspire to provide post-secondary scholarships and bursaries for First Nations and Inuit students.

Assisting International Communities

•	Allocating $6 million over five years, starting in 2015–16, to introduce measures that will help ensure Canadians have access to safe, reliable and lower-cost remittance services.

•	Investing $22.8 million in 2016–17 for Grand Challenges Canada to continue its promising work towards solving global health challenges through innovation.

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Establishing the Development Finance Initiative to support effective international development by providing financing, technical assistance and business advisory services to firms operating in developing countries.

Celebrating Our Heritage

•	Supporting activities and events to celebrate Canada’s 150th anniversary in 2017, with $210 million over four years, starting in 2015–16.

•	Providing $13.4 million over five years, starting in 2015–16, and $2.8 million ongoing to support and modernize the Canadian Honours System.

•	Investing up to $20 million over four years, beginning in 2016–17, to support the next generation of Canadian Olympic and Paralympic athletes.

•	Providing $25 million over five years, beginning in 2016–17, to renew the Harbourfront Centre Funding Program.

•	Proposing changes to the Copyright Act to extend the term of protection of sound recordings and performances.

Protecting Canada’s Environment

•	Continuing to support, with $75 million over three years, starting in 2015–16, the implementation of the Species at Risk Act.

•	Providing $2.0 million in 2015–16 to the Pacific Salmon Foundation to support the Salish Sea Marine Survival Project.

•	Extending the Recreational Fisheries Conservation Program by providing $10 million per year for three years, starting in 2016–17.

•	Dedicating $34 million over five years, starting in 2015–16, to continue to support meteorological and navigational warning services in the Arctic.

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•	Renewing the Chemicals Management Plan, with $491.8 million over five years, starting in 2016–17.

•	Renewing support for the Federal Contaminated Sites Action Plan with $99.6 million over four years ($1.35 billion on a cash basis), starting in 2016–17.

Protecting Canadians (Chapter 4.3)

The Government’s foremost responsibility is to ensure the safety and security of Canadians and defend our sovereignty. Supporting Canadian men and women in uniform is a top priority of the Government. Economic Action Plan 2015 introduces new measures to strengthen national security and ensure Canadians feel safe and secure in their homes, online, and in their communities, such as:

Defending Canada

•	Strengthening the Canadian Armed Forces by providing $11.8 billion over 10 years through an increase to the annual escalator for National Defence’s budget to 3 per cent, starting in 2017–18.

•	Providing up to $360.3 million in 2015–16 for the Canadian Armed Forces to extend its mission to counter the Islamic State of Iraq and the Levant (ISIL).

•	Providing $7.1 million in 2015–16 for the Canadian Armed Forces to deliver training assistance to the Ukrainian Security Forces.

•	Providing $23 million over four years on a cash basis, starting in 2015–16, to upgrade the physical security of Canadian Armed Forces bases.

Enhancing National Security

•	Investing $292.6 million over five years in intelligence and law enforcement agencies for additional investigative resources to counter terrorism.

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Doubling the budget of the Security Intelligence Review Committee by providing $12.5 million over five years, starting in 2015–16, and $2.5 million ongoing thereafter to enhance its review of the Canadian Security Intelligence Service.

•	Providing $58 million over five years, starting in 2015–16, to further protect the Government of Canada’s essential cyber systems and critical infrastructure against cyber attacks.

•	Investing $36.4 million over five years to support the operators of Canada’s vital cyber systems in addressing cyber security threats, as required by new legislation.

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•	Providing $60.4 million over three years on a cash basis to support an enhanced security model on Parliament Hill.

Protecting the Integrity of Our Borders

•	Providing $15.7 million over five years to expand eligibility for the Electronic Travel Authorization to low-risk travellers from Brazil, Bulgaria, Mexico and Romania.

Strengthening Community Safety

•	Investing $27 million over five years, starting in 2015–16, to enhance security measures at Canada’s federal courts and registry offices and the Supreme Court of Canada.

•	Providing $10 million over five years to the City of Ottawa to support policing services in the Nation’s Capital.

•	Providing $3 million over two years, starting in 2016–17, to take initial steps to establish a Public Safety Broadband Network, a high-speed mobile network dedicated to emergency management.

•	Supporting a memorial for the three Royal Canadian Mounted Police officers killed in Moncton in June 2014.

Balancing the Budget (Chapter 5)

The Government is fulfilling its promise to balance the federal budget in 2015. The Government will return to balanced budgets while maintaining the lowest federal tax burden on Canadians in over half a century. Economic Action Plan 2015 introduces new efforts to build on our sound public finances and further modernize government operations.

•	The Government is fulfilling its promise to balance the budget in 2015.

•	The deficit has been reduced from $55.6 billion at the height of the global economic and financial crisis to a projected surplus of $1.4 billion in 2015–16.

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The federal debt-to-GDP (gross domestic product) ratio is expected to fall to 27.9 per cent in 2017–18, below its pre-recession low, putting the Government on track to meeting its target of 25 per cent of GDP by 2021.

•	Canada’s total government net debt burden is the lowest of any Group of Seven (G-7) country and among the lowest of the advanced G-20 countries.

•	The Government will introduce balanced budget legislation to enshrine in law its prudent approach to fiscal planning.

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•	To support debt reduction, the Government is planning on dedicating the amounts set aside for contingencies, if not required, to reduce the federal debt.

•	To ensure that the Government continues to do business with ethical suppliers in Canada and abroad, a new government-wide procurement integrity framework will be introduced.

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The Government is also proposing new measures as part of its ongoing effort to strengthen tax compliance, and improve the fairness and integrity of the tax system, to ensure everyone pays their fair share.

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Chapter 2

Economic Developments

and Prospects

Highlights

✓	The Canadian economy has experienced one of the best performances among the Group of Seven (G-7) countries over the recovery.

✓	Over 1.2 million more Canadians are working now than at the end of the recession, one of the strongest job performances among G-7 countries over this period.

✓	Since mid-2014, weak global growth, combined with continued steady increases in oil supply, has led to significant declines in world crude oil prices.

✓	This is affecting Canada, which is a producer and net exporter of crude oil.

✓	However, the Canadian economy is resilient: real gross domestic product (GDP) is expected to grow at a pace of about 2 per cent in both 2015 and 2016.

✓

Moreover, actions taken by the Government in the fall of 2014 and in Economic Action Plan 2015 will provide almost $10 billion of support to the Canadian economy this fiscal year, starting in the second quarter of 2015.

✓	Risks to the Canadian economic outlook remain largely external, stemming from the uncertainty surrounding both the future path of oil prices and global growth.

Notes: This chapter incorporates data available up to and including April 17, 2015, unless otherwise indicated. All rates are reported at annual rates unless otherwise noted.

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Introduction

The Canadian economy continues to grow, in the context of a global recovery that remains fragile. The global economy continued to expand at a modest pace in 2014, reflecting relatively weak growth in the euro area and Japan and moderating growth in China. The U.S. remains a bright spot in the global economy, showing encouraging signs of stronger momentum.

Crude oil prices have declined sharply since mid-2014, largely reflecting increased supply. While this will be generally positive for global growth, it is expected to be largely offset by ongoing underlying weakness in economic momentum. As a result, global economic growth is expected to remain modest again in 2015.

For Canada, as a producer and net exporter of crude oil, lower oil prices have led to a significant downward revision to the outlook for economy-wide prices and therefore, nominal GDP. Despite the sharply lower oil prices, economic growth is expected to be resilient, with real GDP expected to grow by 2.0 per cent in 2015 and 2.2 per cent in 2016.

This chapter reviews major global and Canadian economic developments over the past year, presents the March 2015 average private sector economic forecast that forms the basis for the fiscal projections presented in Economic Action Plan 2015, and discusses the risks and uncertainties surrounding this economic forecast.

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Global Economic Developments and Outlook

The global economy expanded at a modest rate in 2014. This softness reflected very modest growth in the euro area, a continuing downshift in Chinese growth, and either contraction or stagnation for much of the year in Japan, Russia and Brazil. The U.S. economy, however, has shown signs of strengthening, which is an encouraging sign for Canada, as the United States is Canada’s largest export market.

In the context of ongoing modest global growth, a key development has been the decline in crude oil prices of about 50 per cent since mid-2014. As most countries are net importers of oil, this should support global growth in 2015 through lower energy costs and hence real income gains for households and firms. However, underlying economic weakness is expected to persist in a number of economies, leading to only a modest expected pickup in global growth in 2015 (Chart 2.1).

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Europe

Despite an expected improvement in its near-term outlook, the euro area continues to face risks of stagnation and prolonged low inflation. Following a year-and-a-half-long recession that ended in mid-2013, economic growth turned positive but remained modest, at just 0.9 per cent in 2014 (Chart 2.2). Inflation continued to slow throughout last year and the most recent data showed a fourth consecutive monthly fall in consumer prices in March 2015. Further, while core inflation remains positive, it has also drifted well below 1 per cent, raising the risk of deflation.

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In response to the weak economic recovery and low and declining inflation, the European Central Bank (ECB) has introduced several monetary easing measures in recent months. In particular, the ECB expanded the asset purchase program it introduced last September to include sovereign, agency and European institution securities in an effort to reduce longer-term interest rates, increase business and consumer confidence, and in turn encourage greater lending and investment. Expectations of lower long-term interest rates have also contributed to the depreciation of the euro in recent months, which should support European export competitiveness. Asset purchases by the ECB are being made at a rate of €60 billion per month from March 2015 to at least September 2016 for a total of €1.1 trillion (or about 10 per cent of GDP), comparable in size to the most recent asset purchase program by the U.S. Federal Reserve that ran from September 2012 to October 2014.

Overall, the IMF expects real GDP growth in the euro area to pick up to 1.5 per cent in 2015 and 1.6 per cent in 2016 as the impacts of recent monetary policy easing, lower oil prices and the recent depreciation of the euro feed through the economy.

In the United Kingdom, stronger private domestic demand contributed to a pickup in economic growth to 2.8 per cent in 2014 from 1.7 per cent in 2013. The IMF expects that growth will remain at around this pace this year before slowing somewhat to

2.3 per cent in 2016.

Japan

In Japan, economic growth exhibited large swings during 2014, in large part reflecting the impacts of recent policy changes. In particular, real GDP contracted in the second and third quarters of 2014 following the April 2014 consumption tax increase before rebounding to 1.5 per cent in the fourth quarter. Overall, the economy recorded no growth in 2014 following an increase of 1.6 per cent in 2013.

The IMF projects that Japanese economic growth will only improve modestly to 1.0 per cent in 2015 and 1.2 per cent in 2016, in spite of the expected positive impacts of recent monetary policy easing, lower oil prices and exchange rate depreciation.

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Emerging Economies

Growth in emerging economies eased in 2014, driven by negative developments in a number of large economies. In particular, growth in China slowed, Brazil’s economy stagnated and the Russian economy is now likely in recession. This was partly offset by an acceleration of the pace of expansion in India (Chart 2.3). Looking ahead, the IMF expects overall growth in emerging economies to be 4.3 per cent this year, slightly lower than its 2014 pace, before picking up to 4.7 per cent in 2016.

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In China, real GDP growth eased to 7.4 per cent in 2014 from 7.8 per cent in 2013, compared with growth of about 9 per cent on average over the previous five years. In the first quarter of 2015, growth continued to slow to 5.3 per cent. In light of more modest growth, Chinese policy-makers undertook a number of recent stimulus measures, including an easing of mortgage policies, a reduction in monetary policy rates in November 2014 and then again in March of this year, and an increase in budgeted government spending this year including an acceleration of already-planned infrastructure projects.

Looking ahead, the IMF expects authorities to put a greater weight on reducing financial sector vulnerabilities, stemming in particular from the housing market and the shadow banking sector. As a result, growth is expected to be 6.8 per cent in 2015, in line with the revised official growth target of about 7 per cent for the year, and to slow further to 6.3 per cent in 2016. Nevertheless, there are significant risks associated with the challenge of shifting towards a more sustainable growth model in China with greater reliance on domestic consumption. As well, managing the ongoing adjustment of the housing market may prove to be more difficult than expected.

United States

In the face of global challenges, the U.S. economy continues to show a pickup in underlying growth. Despite a temporary setback at the start of 2014, the economic expansion has subsequently strengthened, averaging almost 4 per cent growth over the last three quarters of the year.

While growth was modest in the fourth quarter of 2014 and in early 2015, it is expected to strengthen going forward. U.S. labour market conditions have continued to improve, as monthly job gains have picked up from about 190,000 on average over the 2011-2013 period to 260,000 on average last year, the fastest annual pace since the late 1990s. As well, monetary policy is expected to remain highly accommodative. Financial markets expect the Federal Reserve to tighten only gradually, beginning in the second half of this year, because of still-elevated labour market slack and softening inflation.

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Although the U.S. has become the largest producer of oil in the world, it also remains a net importer and the world’s largest oil consumer. As a result, the decline in oil prices will boost U.S. economic activity, with lower gasoline prices translating into significant real income gains for households. However, this positive impact may be partly offset by the appreciation of the U.S. dollar in recent months, which could weigh on U.S. exports.

On balance, private sector economists in the March survey expect real GDP growth to be steady at 2.3 per cent in the first quarter of 2015 and then strengthen to around 3 per cent for the rest of the year (Chart 2.4). On an annual basis, growth is projected to be 3.1 per cent in 2015, up from 2.4 per cent in 2014, and to remain close to 3 per cent in 2016. Recent economic indicators suggest that growth in the first quarter of 2015 may be softer than expected, due in part to temporary factors such as severe winter weather.

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Financial Market Developments

Ongoing global economic weakness, along with low expected inflation in most advanced economies, has led to a trend decline in long-term interest rates since early 2014 (Chart 2.5). In particular, 10-year government bond rates for Germany and other euro area economies are at record lows, with yields for German 5-year government bonds falling into negative territory for the first time in history.

While U.S. government bond rates also remain very low, expectations of eventual monetary policy rate increases have boosted government bond rates in that country modestly since the end of January 2015. In contrast, Canadian 10-year bond rates have remained broadly stable at about 1.5 per cent since the beginning of the year.

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Most major currencies have lost ground to the U.S. dollar since mid-2014. For the euro area and Japan, this reflected economic weakness relative to the U.S. and widening interest rate differentials due to expected divergence in monetary policies. While the Canadian dollar has also been affected by the latter factor, the decline in crude oil prices has also put significant downward pressure on the exchange rate (Chart 2.6).

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Commodity Prices

After trading broadly in the US$80 to US$110 per barrel range over much of the prior two years, West Texas Intermediate (WTI) crude oil prices have declined sharply since June 2014, with about half of the decline occurring since the 2014 Update of Economic and Fiscal Projections (Fall Update) in November (Chart 2.7). While prices have largely stabilized in the US$45 to US$55 range since the beginning of February, they are about 50 per cent below their recent peak in late June 2014. Although the decline has been cushioned to some extent for Canadian producers by a lower Canadian dollar and reduced spreads to the U.S. WTI benchmark, the Canadian effective price (CEP) price is still down sharply since last June.

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The drop in WTI oil prices—55 per cent between June 2014 and January 2015—is the third largest decline in the last three decades (Chart 2.8). In comparison, prices fell 62 per cent in 1986 (when Saudi Arabia suspended its role as the swing producer of the Organization of the Petroleum Exporting Countries (OPEC) and increased production) and remained at very low levels for close to a decade. During the 2008-2009 global recession, prices dropped by 71 per cent from a record high, but rebounded rapidly over the following year. Although there is considerable uncertainty over the path of crude oil prices going forward in the current episode, most private sector economists expect that prices will remain low over the first half of 2015 before recovering gradually to levels still below those seen in mid-2014.

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The decline in oil prices has occurred in the context of a relatively weak global economic environment, and hence only modest demand growth for oil. However, the primary driver of the drop in prices has been increased oil supply, with increased production in the United States representing over 85 per cent of the incremental rise in global production since 2011 (Chart 2.9).

The increase in U.S. oil production began to accelerate rapidly after 2011 in particular (Chart 2.10), with additional production reaching more than 4 million barrels per day as of March 2015 (resulting in an increase of over 5 per cent in global oil supply). Virtually all of this production has been shale oil production from reserves made economically viable by new drilling technology and innovations.

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Until the spring of 2014 this increase in U.S. production was more than offset by unplanned production outages elsewhere in the world (most notably in Libya and Iraq, due to geopolitical unrest). As a result, global prices remained broadly stable through the first half of 2014. However, by mid-2014, markets reached a tipping point. The net increase in U.S. production was exceeding decreases in production due to production outages elsewhere, inventory levels began to rise, and prices began to decline. Prices were further dampened by a downward revision to the global oil demand projection from the Organisation for Economic Co-operation and Development’s International Energy Agency in early October, as well as in response to the IMF’s release of its October World Economic Outlook, which showed a downgrade to global growth expectations. Finally, the price decline accelerated sharply following OPEC’s November 27 decision to maintain its production targets to protect market share.

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As U.S. shale oil production has been the main driver of the growth in global supply, most market analysts anticipate that crude oil prices will not begin to rebound until there is evidence of a meaningful decline in U.S. production. As shown in Chart 2.11, the number of active rigs dedicated to oil production in the U.S. has already started to decline. But this has not translated into actual production declines. This is because producers are shutting down their least productive rigs and refocusing efforts on fields with lower costs and higher productivity. As a result, production has broadly plateaued thus far in 2015 and is likely to gradually decline later this year. However, as the technology in this industry is relatively new, and underlying production costs continue to decline, there is considerable uncertainty over the actual timing and magnitude of the expected decline in production.

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Since the Fall Update, prices for most other commodities have also declined, although, in general, by much less than crude oil prices. For most non-oil commodities much of these price declines have reflected supply factors. However, at least some of the recent declines, particularly for lumber and base metals, appear to be linked to soft demand (Chart 2.12).

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Canada’s Economic Performance

Despite a weak global economic environment, Canada continues to lead all other G-7 economies in real GDP growth over the recovery (Chart 2.13).

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Canada’s strong economic performance has been driven by a solid domestic economy, with Canada enjoying ongoing growth in private domestic demand since the end of the recession. This sustained growth has been supported by the strongest growth in real business investment in the G-7 over the recovery (Chart 2.14).

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Reflecting this solid domestic performance, over 1.2 million more Canadians are working now than at the end of the recession in June 2009—one of the strongest job creation records in the G-7 over this period (Chart 2.15). The majority of these net new jobs have been full-time positions in high-wage, private sector industries—an essential condition for a sustained recovery and expansion.

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When measured on a comparable basis, Canada’s unemployment rate is now slightly higher than that in the U.S. 1 (Chart 2.16), despite the fact that job growth since pre-recession peaks has been twice as fast in Canada as in the United States. This is largely a result of the large difference in the evolution of labour force participation rates between the two countries over this period. The Canadian labour force participation rate stands at 65.9 per cent, 3.2 percentage points higher than in the U.S., where the participation rate has fallen sharply since mid-2009 and stands at a 37-year low.

1	Conceptual differences raise the Canadian unemployment rate relative to the U.S. rate. In particular, Statistics Canada considers as unemployed those passively looking for work (e.g. reading want ads) as well as those who will begin work in the near future, while the U.S. Bureau of Labor Statistics does not include either group in the labour force. In addition, the Canadian methodology includes 15-year-olds (who have a higher-than-average unemployment rate), while the U.S. does not.

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Population aging, reflected in a rapidly increasing number of individuals of retirement age, has led to declines in the participation rates of both the U.S. and Canada over the last several years. However, in the U.S. these underlying demographic forces have been aggravated by deeper and more protracted labour market weakness during the recession and recovery. This has resulted in many more middle-aged and older individuals retiring or withdrawing permanently from the labour market, due to a lack of employment opportunities. In contrast, Canada’s better labour market performance over the recovery has served to mitigate the impacts of an aging population, and an increasing number of older individuals have chosen to remain actively engaged in the labour market.

While Canada’s economic record over the recession and recovery has been strong, particularly relative to its peer countries in the G-7, Canada has not been immune to external developments, with weak external demand growth weighing on Canadian exports. Without solid growth in global demand for Canadian products, the incentive for businesses to take on additional capacity has waned. As a result, real business investment growth has slowed to an annual rate of less than 1 per cent since mid-2012—compared with almost 12 per cent on average earlier in the recovery.

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Encouragingly, exports have shown signs of firming more recently. After posting average growth of just 1.2 per cent per quarter over 2012 and 2013, real exports grew by 6.8 per cent on average during 2014, in line with stronger growth in U.S. demand (Chart 2.17). Further, the depreciation of the Canadian dollar has improved the international competitive position of Canadian firms. This, along with expected stronger U.S. economic growth, points to stronger production and exports in non-energy sectors going forward.

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The degree to which Canadian manufacturing firms will be able to respond to expected stronger U.S. growth varies by sub-sector. Capacity utilization rates (the degree to which firms are employing their productive resources) in many sub-sectors are still below their pre-recession peaks. In addition, many sub-sectors remain well below historical highs. In other sub-sectors, notably transportation equipment and wood products, capacity utilization rates are either at or close to their historical peaks. In sub-sectors where current capacity is more limited, there will be a greater impetus to make capacity-increasing investments in the face of improving demand (Chart 2.18).

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More generally, a durable increase in demand will provide greater incentives for increased investment in the manufacturing sector and elsewhere in the economy, which in turn will lead to higher productive capacity and higher real GDP growth (Chart 2.19).

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Residential investment has also been an important contributor to Canadian GDP growth both before the 2008-2009 global recession and over most of the recovery. This has been driven by Canadian households taking advantage of solid employment gains and low interest rates to invest in housing assets—whether they are purchasing their first homes, moving into larger homes or renovating existing homes. Reflecting this, the pace of household debt accumulation relative to disposable income increased between 2002 and the depths of the global recession in mid-2009, before slowing and then broadly stabilizing at an elevated level since 2012 (Chart 2.20).

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Higher debt loads leave the household sector more vulnerable to income shocks or a sudden and sharp increase in interest rates. However, as households have accumulated debt in a very low interest rate environment, the cost of servicing that debt is at a record low. As of the fourth quarter of 2014, household interest payments as a share of disposable income stood at 6.9 per cent, the lowest level since data are available starting in 1990 (Chart 2.21). Total debt payments, which include principal reimbursement, also remain manageable. For example, a measure of the mortgage debt-service ratio—the ratio of mortgage principal and interest payments on an average-priced property relative to average household pre-tax income assuming a 5 per cent down payment, which is typical for a first-time homebuyer—remains in line with its historical average.

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The Government tightened the rules governing government-backed insured mortgages four times since 2008. Following the implementation of these measures, there has been an appropriate and desirable moderation in housing market activity in most regional markets across Canada. Toronto and Vancouver, in contrast, have continued to experience periods of strong sales and price growth, with housing market strength in these cities supported by factors such as population growth and land scarcity. More recently, uncertainty about future economic conditions resulting from lower oil prices has led to a slowing of housing market activity and lower prices throughout Alberta and Saskatchewan.

Impacts of Lower Oil Prices on the Canadian Economy

The decline in global crude oil prices since mid-2014 will have impacts throughout the global economy, resulting in an income transfer from relatively few oil exporting countries to many oil importing countries. As a result, for the global economy the net impact is positive, as lower energy costs translate into real income gains and stronger economic activity for households and firms.

However, as Canada is a net oil exporter, lower oil prices will have a net negative impact on Canada’s growth prospects, particularly through the price channel (GDP inflation) and to a lesser extent activity (real GDP).

The impact of lower crude oil prices on GDP inflation will be negative, largely reflecting lower crude oil export prices. In particular, the value of Canada’s crude oil exports in the second quarter of 2014 (before the decline in oil prices) was $100 billion, or 5.1 per cent of nominal GDP. The decline in crude oil export prices reduced the value of exports, and hence nominal GDP, by almost $40 billion (2 per cent of GDP) between the second quarter of 2014 and February 2015 (export volumes have remained broadly unchanged).

Consumer prices have also been affected by lower crude oil prices, with Consumer Price Index (CPI) inflation down dramatically from its peak of 2.4 per cent in October 2014 to 1.2 per cent as of March 2015. This entirely reflects lower gasoline prices, which have seen their largest declines since the 2008-2009 global recession (Chart 2.22). In contrast, core inflation, which excludes the impact of gasoline and other volatile items, has remained near 2 per cent.

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The impacts of sustained low oil prices on Canadian real GDP are mixed.

Lower crude oil prices result in a reduction in the incomes, or corporate profits, of firms in the energy sector. Lower corporate profits in the energy sector will first affect real GDP through weaker investment and hiring within the energy sector, which will eventually lead to reduced production in the sector. However, over time, these negative effects will be offset to some extent by the positive impacts of lower crude oil prices on the non-energy sectors of the Canadian economy—which are responsible for the large majority of goods and services produced in Canada and exported.

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Lower crude oil prices will have a much different impact on the incomes of Canadian households. Lower employment in the energy sector will have some negative effects on household income. In addition, insofar as Canadians are shareholders of firms in the energy sector (through their direct investments, as well as through their holdings of mutual funds, private pension plans, etc.), lower equity prices in the energy sector will have an impact on household wealth, which could modestly reduce consumer spending if the decline in oil prices persists. However, these negative impacts will be more than offset by the immediate real income gains associated with lower gasoline and other energy-related prices. Households spent $48 billion on gasoline and motor oil in the second quarter of 2014. The decline in gasoline prices between mid-2014 and the first quarter of 2015 (approximately 25 per cent) freed up approximately $12 billion (over 1 per cent of total consumer spending) for households to spend on other goods and services. This real income gain will support consumer spending going forward.

There are also some important offsetting factors that are largely external to Canada. The global economy will benefit from lower crude oil prices, in particular the U.S. economy as it remains a significant net importer of crude oil. A stronger U.S. economy will benefit Canada as it is the destination for nearly 75 per cent of Canadian exports. In addition, the lower value of the dollar has both cushioned the decline in crude oil prices received by Canadian energy producers and boosted the international competitive position of Canadian manufacturers and exporters. This too will provide support to real GDP growth by making non-energy exports, which account for about 80 per cent of Canada’s total goods exports, more attractive.

Further, the reduction in the target for the overnight rate by the Bank of Canada on January 21, 2015 has led to lower borrowing costs for households and businesses, which should also help support domestic economic activity going forward.

Government Actions Will Support Economic Growth and Job Creation

Actions taken by the Government over the past year will also help to further support economic growth and job creation in Canada. On a cash basis, these include:

•	Support for Canadian families through the Family Tax Cut and Universal Child Care Benefit enhancements totalling $7.8 billion in 2015–16 and over $4.5 billion ongoing.

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Support for small businesses through the Small Business Job Credit and Employment Insurance (EI) premium freezes for three years, followed by a committed reduction in EI premiums to a seven-year break-even rate in 2017.

•	$5.8 billion in new investments that will continue to build and renew federal infrastructure across the country, with the majority of this support being delivered within three years.

These measures, together with measures announced in Economic Action Plan 2015, total almost $10 billion in 2015–16, or 0.5 per cent of GDP, and average $8.5 billion per year thereafter, on a cash basis (Chart 2.23). This will provide significant support to the Canadian economy starting in the second quarter of 2015.

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Canadian Economic Outlook—Private Sector Forecasts

The average of private sector economic forecasts has been used as the basis for fiscal planning since 1994 and introduces an element of independence into the Government’s fiscal forecast. This practice has been supported by international organizations such as the IMF.

The Department of Finance regularly surveys private sector economists on their views on the outlook for the Canadian economy. The economic forecast presented in this section is based on a survey conducted in March 2015, and includes the views of 15 private sector economists.

The March 2015 survey of private sector economists included:

•	BMO Capital Markets,

•	Caisse de dépôt et placement du Québec,

•	Canadian Federation of Independent Business,

•	CIBC World Markets,

•	The Conference Board of Canada,

•	Desjardins,

•	Deutsche Bank of Canada,

•	IHS Global Insight,

•	Industrial Alliance Insurance and Financial Services Inc.,

•	Laurentian Bank Securities,

•	National Bank Financial Group,

•	Royal Bank of Canada,

•	Scotiabank,

•	TD Bank Financial Group, and

•	the University of Toronto (Policy and Economic Analysis Program).

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Relative to the September 2014 survey presented in the Fall Update, private sector economists have revised down their near-term outlooks for both real GDP and, more significantly, GDP inflation, largely reflecting the economic impacts of lower crude oil prices. The economists now expect real GDP growth of 1.2 per cent in the first quarter of 2015, rising gradually to 2.3 per cent by the fourth quarter of the year. The expected impact on economy-wide prices is significantly larger, with the economists now expecting GDP prices to decline by 3.1 per cent in the first quarter of 2015, following a drop of 2.3 per cent in the fourth quarter of 2014. As a result, economists expect nominal GDP to decline by 2 per cent in the first quarter of 2015. Growth in nominal GDP is expected to resume and accelerate though the rest of 2015, closing the year at a healthy 5 per cent pace (Table 2.1).

Table 2.1

Average Private Sector Forecasts

per cent, period to period at annual rates

	2014Q4[1]	2015Q1	2015Q2	2015Q3	2015Q4

Real GDP growth
September 2014 survey	2.4	2.6	2.6	2.6	2.5
March 2015 survey	2.4	1.2	1.5	2.0	2.3
GDP inflation
September 2014 survey	1.3	2.1	1.9	1.8	2.0
March 2015 survey	-2.3	-3.1	1.0	2.5	2.7
Nominal GDP growth
September 2014 survey	3.7	4.9	4.6	4.4	4.4
March 2015 survey	0.1	-2.0	2.4	4.4	5.0
[1]	Values for 2014Q4 for the March 2015 survey are actual values.
Sources:	Statistics Canada; Department of Finance September 2014 and March 2015 surveys of private sector economists.

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Reflecting the downward revision to the near-term outlook, the economists expect nominal GDP growth of 1.6 per cent in 2015, down from 4.3 per cent in the September survey (Chart 2.24). Nominal GDP growth over the remainder of the forecast horizon has been revised up modestly. As a result, the level of nominal GDP is expected to be $55 billion lower in 2015 relative to the September survey, with this gap narrowing to under $50 billion thereafter.

The economists expect the unemployment rate to continue to gradually decline over the forecast horizon and reach 6.1 per cent in 2019.

CPI inflation is projected to increase by just 0.9 per cent in 2015 as a result of declines in gasoline prices before firming to 2.2 per cent in 2016. The economists expect core inflation to remain stable around 2 per cent throughout 2015 and over the remainder of the forecast horizon.

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The economists have revised down their outlooks for short- and long-term interest rates relative to the September survey. The economists now expect 3-month treasury bill rates to average 0.6 per cent in 2015 (down from 1.2 per cent in the September survey), gradually climbing to 3.0 per cent by 2019. Similarly, they expect 10-year Government of Canada bond rates to average 1.7 per cent in 2015 (down from 3.0 per cent in the September survey) and to rise to 3.9 per cent by 2019.

The economists have also significantly revised down their outlooks for crude oil prices. In the March survey, the economists expect WTI crude oil prices to average US$54 per barrel in 2015, down from expectations of US$96 in September. The economists expect prices to rise to US$67 in 2016 before gradually climbing to the US$80 range by 2019, well below the September outlook of US$100.

Table 2.2

Average Private Sector Forecasts

per cent, unless otherwise indicated

							2015–
	2014[1]	2015	2016	2017	2018	2019	2019

Real GDP growth
Economic Action Plan 2014[2]	2.3	2.5	2.5	2.3	2.2	–	–
September 2014 survey[2]	2.5	2.6	2.4	2.3	2.2	2.1	2.3
March 2015 survey	2.5	2.0	2.2	2.3	2.2	2.0	2.2
GDP inflation
Economic Action Plan 2014[2]	1.5	2.0	2.0	2.0	2.0	–	–
September 2014 survey[2]	2.0	1.6	2.0	2.1	2.0	2.0	1.9
March 2015 survey	1.8	-0.4	2.6	2.3	2.1	2.1	1.7
Nominal GDP growth
Economic Action Plan 2014[2]	3.9	4.5	4.5	4.4	4.2	–	–
September 2014 survey[2]	4.5	4.3	4.4	4.4	4.2	4.1	4.3
March 2015 survey	4.4	1.6	4.9	4.7	4.3	4.2	3.9
Nominal GDP level (billions of dollars)
Economic Action Plan 2014[2]	1,968	2,056	2,150	2,244	2,339	–	–
September 2014 survey[2]	1,978	2,063	2,155	2,251	2,347	2,444	–
March 2015 survey	1,976	2,008	2,106	2,204	2,299	2,396	–
Difference between March 2015 survey and September 2014 survey[2]	-2	-55	-49	-47	-47	-48	–
3-month treasury bill rate
Economic Action Plan 2014	1.0	1.5	2.7	3.6	4.0	–	–
September 2014 survey	0.9	1.2	2.1	2.9	3.4	3.6	2.6
March 2015 survey	0.9	0.6	1.0	2.0	2.7	3.0	1.9

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Table 2.2

Average Private Sector Forecasts

per cent, unless otherwise indicated

							2015–
	2014[1]	2015	2016	2017	2018	2019	2019

10-year government bond rate
Economic Action Plan 2014	3.0	3.5	4.1	4.6	4.8	–	–
September 2014 survey	2.3	3.0	3.6	4.1	4.3	4.4	3.9
March 2015 survey	2.2	1.7	2.5	3.2	3.7	3.9	3.0
Exchange rate (US cents/C$)
Economic Action Plan 2014	93.7	95.3	95.9	96.2	96.3	–	–
September 2014 survey	91.3	89.6	90.8	90.6	90.8	91.1	90.6
March 2015 survey	90.5	79.2	80.8	83.6	85.5	86.5	83.1
Unemployment rate
Economic Action Plan 2014	6.8	6.6	6.4	6.3	6.2	–	–
September 2014 survey	7.0	6.8	6.5	6.4	6.3	6.3	6.5
March 2015 survey	6.9	6.7	6.6	6.3	6.2	6.1	6.4
Consumer Price Index inflation
Economic Action Plan 2014	1.5	1.9	2.0	2.0	2.0	–	–
September 2014 survey	2.0	1.9	2.0	2.0	2.0	2.0	2.0
March 2015 survey	1.9	0.9	2.2	2.0	2.0	2.0	1.8
U.S. real GDP growth
Economic Action Plan 2014	2.7	3.1	3.0	2.9	2.6	–	–
September 2014 survey	2.1	3.1	2.9	2.8	2.5	2.5	2.7
March 2015 survey	2.4	3.1	2.9	2.6	2.4	2.4	2.7
WTI crude oil price ($US per barrel)
Economic Action Plan 2014	–	–	–	–	–	–	–
September 2014 survey	99	96	95	99	100	101	98
March 2015 survey	93	54	67	75	78	78	70

[1]	Values for 2014 for the March 2015 survey are actual values.
[2]	Figures have been restated due to historical revisions to the Canadian System of National Accounts from Statistics Canada.
Sources:	Department of Finance December 2013, September 2014 and March 2015 surveys of private sector economists.

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The September private sector survey outlook for crude oil prices was not used for fiscal planning in the Fall Update, reflecting the decline in crude oil prices between the time of the September 2014 survey and the Fall Update in mid-November. In the Fall Update, WTI crude oil prices were assumed to remain at US$81 per barrel from late 2014 to 2019, consistent with a level of nominal GDP $3 billion below the September survey in 2014 and $16 billion below per year thereafter.

WTI crude oil prices are now expected to be almost US$30 per barrel below the Fall Update assumption in 2015, with prices expected to return to the US$80-range by 2019. For its part, the March 2015 private sector forecast for nominal GDP is $39 billion lower than the Fall Update outlook for 2015, with this gap narrowing to $32 billion lower by 2019 (Table 2.3).

Table 2.3

Fall Update and March 2015 Survey Forecasts for WTI

Crude Oil Prices and Nominal GDP

	2014[1]	2015	2016	2017	2018	2019

WTI crude oil prices ($US per barrel)
Fall Update	95	81	81	81	81	81
March 2015 survey	93	54	67	75	78	78
Difference between March 2015 survey and Fall Update	-2	-27	-14	-6	-3	-3
Nominal GDP level (billions of dollars)
Fall Update[2]	1,975	2,047	2,139	2,235	2,331	2,428
March 2015 survey	1,976	2,008	2,106	2,204	2,299	2,396
Difference between March 2015 survey and Fall Update	1	-39	-33	-31	-31	-32

[1]	Values for 2014 for the March 2015 survey are actual values.
[2]	Figures have been restated due to historical revisions to the Canadian System of National Accounts from Statistics Canada.

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Risk Assessment

On April 9, 2015, the Minister of Finance met with the private sector economists to discuss the economic projections resulting from the March 2015 survey, as well as the risks surrounding the outlook. At that time, the economists agreed that the average forecast from the March survey was a reasonable basis for fiscal planning.

The risks to the economic outlook remain and are largely external to the Canadian economy, stemming from uncertainty surrounding both the future path of oil prices and global growth.

Crude oil prices have declined markedly since the time of the Fall Update. While private sector economists expect prices to reclaim some of their lost ground starting later this year, the risk of sustained low prices or even additional declines remains a possibility, in particular if there is no meaningful sustained decline in global supply.

Further, there is uncertainty over the magnitude of the impact of lower oil prices on the Canadian economy. In the March survey, private sector economists anticipate that real GDP growth will slow from 2.4 per cent in the fourth quarter of 2014 to 1.2 per cent in the first quarter of 2015. However, economic data to date for early 2015 suggest that real GDP growth in the first quarter is likely to be weaker than expected, or even flat. At the same time, however, price indicators, including terms of trade, suggest that the decline in GDP inflation in the first quarter could be smaller than expected in the March survey, which would leave nominal GDP growth in the quarter broadly in line with expectations in the March survey.

Beyond 2015, the Department of Finance considers that the average private sector forecast for GDP inflation in the March survey is prudent. Indeed, the projected modest pickup in GDP inflation over this period despite a robust recovery in oil prices is consistent with falling non-energy commodity prices which would offset some of the terms-of-trade gains (higher export prices relative to import prices) resulting from higher oil prices. Overall, this leads to prudent assumptions for the commodity price outlook in the March survey of private sector economists.

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Persistently lacklustre global growth poses further risks to the forecast. Economic growth has remained weak and uneven in the euro area. While the risk of a sovereign debt crisis has receded with the recent temporary financing agreement for Greece, negotiations are ongoing and could result in renewed financial market uncertainty and volatility. There is also the possibility of a deeper slowdown in emerging economies. As a result, there is a risk that global growth could once again surprise on the downside (Chart 2.25).

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Reflecting the repeated downward revisions to global growth, the outlook for interest rates has also been revised down in recent years, with economists repeatedly pushing back the path of expected interest rate increases (Chart 2.26). Should global growth fail to pick up as expected, it is likely that interest rates could once again be lower than currently expected.

The U.S. economy, Canada’s largest trading partner, could be stronger than anticipated, given the recent stronger-than-expected performance of U.S. labour markets and the anticipated boost to growth from lower crude oil prices. At the same time, recent economic indicators suggest that U.S. economic growth has not accelerated as expected in early 2015.

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From a domestic perspective, elevated levels of household debt continue to pose a risk to the outlook. In particular, should the economy be significantly weaker than expected and unemployment increases substantially, households may reduce their spending more than they would if they had lower debt levels.

Planning Assumptions

In light of these risks, for fiscal planning purposes, the Government is adjusting downward the private sector forecast for nominal GDP by $7 billion for 2015 through 2017, $13 billion for 2018, and $20 billion in 2019 (Table 2.4). The Government will continue to evaluate economic developments and risks to determine whether or not it would be appropriate to maintain this adjustment for risk in the future. As discussed in Chapter 5.2, this translates to a set-aside for contingencies of $1.0 billion per year between 2015–16 and 2017–18, $2.0 billion in 2018–19 and $3.0 billion in 2019–20.

Table 2.4

Economic Action Plan 2015 Planning Assumption for Nominal GDP

billions of dollars

	2015	2016	2017	2018	2019
March 2015 survey	2,008	2,106	2,204	2,299	2,396
Adjustment for risk	-7	-7	-7	-13	-20
Economic Action Plan 2015 fiscal planning assumption	2,001	2,099	2,197	2,286	2,376
Addendum
Adjustment for risk in 2014 Fall Update	-20	-20	-20	-20	-20

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Chapter 3

Creating Jobs

and Economic Growth

Introduction

Canada’s Economic Action Plan continues to support job creation and promote economic growth. The Government of Canada’s Plan has allowed Canada to recover all of the jobs lost during the global recession—supporting the creation of over 1.2 million net new jobs since the depths of the downturn. Given ongoing global economic uncertainty, however, the Government remains focused on supporting job creation and economic growth.

To this end, Economic Action Plan 2015 builds on the Government’s plan for jobs and growth by:

•	Supporting the manufacturing sector and investing in advanced research by keeping taxes low, supporting Canada’s manufacturing and processing companies, and investing in world-class advanced research.

•	Helping small businesses and entrepreneurs create jobs by fuelling small business growth, fostering entrepreneurship, and reducing red tape and the tax compliance burden.

•	Training a highly skilled workforce by helping Canadians acquire the skills that will get them new and better jobs.

•

Investing in infrastructure by introducing a new and innovative Public Transit Fund—the Government’s largest targeted infrastructure program—to promote public transit infrastructure investment in a manner that is affordable for taxpayers and efficient for commuters.

•

Growing trade and expanding markets by securing preferential terms of trade and investment with other nations, helping Canadian businesses fully capitalize on global opportunities, and responsibly developing Canada’s natural resources.

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Table 3.0

Creating Jobs and Economic Growth

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Supporting the Manufacturing Sector and Investing in Advanced Research
Encouraging Investment in Canada’s Manufacturing Sector		8	146	338	393	348	1,231
Supporting World-Class Advanced Research	25	115	206	249	363	396	1,354
Subtotal—Supporting the Manufacturing Sector and Investing in Advanced Research	25	123	351	586	756	744	2,585

Helping Small Businesses and Entrepreneurs Create Jobs
Helping Small Businesses Grow and Fostering Entrepreneurship	80	279	397	520	855	1,225	3,356
Reducing Red Tape for Businesses and Enhancing Corporate Governance			13	13	13	18	57
Subtotal—Helping Small Businesses and Entrepreneurs Create Jobs	80	279	410	533	868	1,243	3,413

Training a Highly Skilled Workforce
Training the Workforce of Tomorrow		20	144	181	192	197	736
Supporting Canadian Workers		48	31	7	7	7	100
Ensuring a Safe and Healthy Workplace		1	1	1	1	1	5
Subtotal—Training a Highly Skilled Workforce		68	176	189	200	205	840

Investing in Infrastructure
Investing in Infrastructure				250	500	1,000	1,750
Continuing to Build and Renew Federal Infrastructure	5	393	428	235	256	276	1,593
Subtotal—Investing in Infrastructure	5	393	428	485	756	1,276	3,343

Growing Trade and Expanding Markets
Fostering Trade		17	34	39	20	20	131
Responsible Resource Development		110	117	130	80	76	513
Subtotal—Growing Trade and Expanding Markets		127	151	169	100	96	644

Total—Creating Jobs and Economic Growth	110	991	1,517	1,963	2,680	3,564	10,825

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Table 3.0

Creating Jobs and Economic Growth

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total
Less funds existing in the fiscal framework		192	207	183	115	115	811
Less funds sourced from internal reallocations	25	40	86	22	22	15	209
Less anticipated cost recovery		18	19	15	14	14	80
Announced in or prior to the Fall Update	80	305	200	-30			555

Net Fiscal Cost	5	436	1,006	1,773	2,529	3,420	9,169
Note: Totals	may not add due to rounding.

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Chapter 3.1

Supporting the Manufacturing Sector

and Investing in Advanced Research

Highlights

Encouraging Investment in Canada’s Manufacturing Sector

✓	Maintaining a low tax burden on businesses to encourage investment in Canada.

✓	Providing manufacturers a 10-year tax incentive to boost productivity-enhancing investment.

✓

Providing up to $100 million over five years, starting in 2015–16, to support product development and technology demonstration by Canadian automotive parts suppliers through the new Automotive Supplier Innovation Program.

✓	Developing a national aerospace supplier development initiative.

✓	Providing $2.5 million per year, starting in 2016–17, to increase the analytical capacity needed to support the Defence Procurement Strategy.

Supporting World-Class Advanced Research

✓

Providing an additional $1.33 billion over six years, starting in 2017–18, to the Canada Foundation for Innovation to support advanced research infrastructure at universities, colleges and research hospitals.

✓

Creating a more efficient and effective national digital research infrastructure system by providing $105 million over five years, starting in 2015–16, to CANARIE, Canada’s world-class high-speed research and education network.

✓	Dedicating an additional $46 million per year to the granting councils, starting in 2016–17, focused in areas that will fuel economic growth and respond to important challenges and opportunities.

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✓	Providing up to $243.5 million to secure Canada’s participation in the Thirty Meter Telescope and related domestic work on leading-edge components.

✓	Providing up to $72.3 million in 2015–16, on a cash basis, to Atomic Energy of Canada Limited to maintain safe and reliable operations at the Chalk River Laboratories.

✓	Providing an additional $30 million over four years, starting in 2016–17, to support cutting-edge research and technology development in Canada’s satellite communications sector.

✓	Extending Canada’s participation in the International Space Station mission to 2024.

✓

Dedicating $119.2 million over two years, starting in 2015–16, to the National Research Council’s industry-partnered research and development activities, helping Canadian businesses increase their competitiveness and develop new, cutting-edge products.

✓

Helping to develop the next generation of research and development leaders by providing $56.4 million over four years, starting in 2016–17, to Mitacs in support of graduate-level industrial research and development internships.

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Introduction

Since 2006, the Government has worked to implement its long-term economic plan for greater prosperity. This plan is anchored on the principle that governments have a responsibility to create the right conditions and opportunities for people and businesses to be successful.

Recognizing the importance of manufacturers and processors to the Canadian economy, the Government has taken action to strengthen the sector’s competitiveness, including by creating a low-tax environment and investing in advanced research and development (see Annex 3 for further details).

The Government’s focus on improving business tax competitiveness has produced clear results: total business tax costs in Canada are the lowest in the Group of Seven (G-7) and 46 per cent lower than those in the United States. Low taxes encourage capital investment, which in turn spurs job creation.

The Government recognizes that the translation of new ground-breaking ideas into the marketplace enhances opportunities for Canadians and Canadian businesses. Since 2006, the Government has invested more than $13 billion in new funding in all facets of the innovation ecosystem including advanced research, talent development, research infrastructure and business innovation.

Economic Action Plan 2015 builds on this foundation by investing in initiatives that will:

•	Keep taxes on business investment low to encourage investment in Canada.

•	Provide manufacturers a 10-year tax incentive to invest in productivity-enhancing equipment.

•	Support innovation in the automotive and aerospace industries.

•	Invest in world-class advanced research at universities and colleges and in companies.

Together, these actions will help create the right conditions for businesses to succeed, creating the foundations for jobs, growth and long-term prosperity.

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Encouraging Investment in Canada’s

Manufacturing Sector

Improving business tax competitiveness has been a central element of the Government’s approach to fostering an environment in which businesses can thrive and compete in the global economy. Taxes are one of the main factors that drive investment decisions.

Actions taken by the Government, including those proposed in Economic Action Plan 2015, will reduce taxes for job-creating businesses by $14.7 billion in 2015–16. To date, the Government has:

•

Reduced the small business corporate income tax rate to 11 per cent and increased the amount of annual income eligible for this lower rate to $500,000. Economic Action Plan 2015 proposes to further support small business growth by reducing the small business tax rate to 9 per cent by 2019.

•

Increased the Lifetime Capital Gains Exemption from $500,000 to $800,000 and indexed this new limit to inflation, bringing it to $813,600 in 2015. Economic Action Plan 2015 proposes to increase the limit to $1 million for owners of farm and fishing businesses.

•

Introduced and subsequently extended an accelerated capital cost allowance for investment in machinery and equipment used in manufacturing or processing. Economic Action Plan 2015 proposes to continue to encourage productivity-enhancing investments by providing an extended tax incentive until the end of 2025.

•	Reduced the federal general corporate income tax rate to 15 per cent as of 2012 from 22.12 per cent in 2007.

•	Eliminated the federal capital tax and helped to secure the elimination of provincial general capital taxes through a financial incentive.

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As evidence of the substantial improvement in business tax competitiveness that has been made since 2006, Canada now has the lowest overall tax rate on new business investment in the G-7 (Chart 3.1.1).

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The competitiveness of Canada’s business tax system is supported by third-party analysis. The KPMG publication, Competitive Alternatives 2014, rigorously analyzed the impact of federal, state, provincial and municipal taxes on business operations. KPMG concluded that total business tax costs in Canada are the lowest in the G-7 and 46 per cent lower than those in the United States.

Recognizing that the ability to attract investment from abroad is vital to the growth of the Canadian economy, particularly in the energy sector where projects can involve immense capital requirements and carry significant risk, the Government has also updated Canada’s foreign investment framework to ensure that Canada continues to benefit from foreign investment that fuels economic growth, jobs and prosperity.

Canada Has Modernized Its Investment Policy Framework to Support Business Investment

•    The Government announced in March 2015 that it is delivering on its commitment to progressively increase the Investment Canada Act net benefit review threshold for investments in Canadian businesses involving World Trade Organization private-sector foreign investors from $369 million in asset value to $1 billion in enterprise value, over a four-year period. The change to enterprise value captures the increasing importance of people, know-how, intellectual property and other intangible assets in the valuation of modern, knowledge-intensive businesses. The review threshold remains unchanged for acquisitions of control by foreign state-owned enterprises or foreign acquisitions of control of Canadian cultural businesses.

•    On April 24, 2015, the threshold will increase to $600 million in enterprise value and will remain at that level for the next two years. It will then increase to $800 million for the following two years, after which it will go up to $1 billion.

•    When the Canada-European Union Comprehensive Economic and Trade Agreement comes into force, the threshold will increase to $1.5 billion for European Union countries, as well as for those countries with which Canada has free trade agreements with relevant most-favoured nation provisions (i.e., Chile, Colombia, Honduras, Mexico, Panama, Peru, South Korea and the United States).

•    Collectively, these changes will focus the Government’s reviews on the most significant transactions, while helping to attract beneficial foreign investment to the Canadian economy.

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The Government’s low-tax plan and other actions have contributed to a favourable environment for investment by businesses in all sectors of the economy. Canada’s strong appeal as a place to do business has been recognized by third-party analysis. Bloomberg has ranked Canada as the second most attractive place in the world to do business. Canada’s strong economic performance has been supported by the strongest growth in real business investment in the G-7 over the recovery. When Canadian companies invest in state-of-the-art equipment and structures, they increase their productivity and competitiveness. This helps the economy grow, spurs job creation and raises Canadians’ standard of living.

Tax Support for Manufacturing Investment

Economic Action Plan 2015 proposes a 10-year investment incentive for Canada’s manufacturers.

In light of ongoing fragility in the global economy and the importance of capital investment in spurring productivity and growth, Economic Action Plan 2015 proposes continued tax support for Canada’s manufacturers.

In 2007, the Government introduced an accelerated capital cost allowance (CCA) to encourage investment in machinery and equipment used in manufacturing and processing. This measure, which provides a 50 per cent straight-line depreciation rate, will expire at the end of 2015.

From 2007 to 2014, more than 28,000 businesses in the manufacturing sector, which employs Canadians in all regions of the country, took advantage of the incentive.

In order to support continued investment in machinery and equipment and help bolster productivity, Economic Action Plan 2015 proposes to provide manufacturers with an accelerated CCA at a rate of 50 per cent on a declining-balance basis for eligible assets acquired after 2015 and before 2026.

Providing the new incentive for this extended period of time will help to provide businesses with planning certainty for larger projects where the investment may not be completed until several years after the investment decision is made and for longer-term investments with multiple phases.

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By allowing a substantially faster write-off of eligible investments than the usual 30-per-cent declining-balance rate, this measure will defer taxes and allow businesses to recover the cost of capital assets more quickly (see Chart 3.1.2). After four taxation years, more than 90 per cent of the cost of the asset will have been deducted. In the absence of the accelerated CCA, lower annual deductions mean that it would have required seven taxation years to deduct 90 per cent of the cost of the asset.

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The incentive will provide concrete, long-term support, enabling Canadian manufacturers to plan the investments that are needed to compete in a global economy. New investment will help position them to meet both present and future economic challenges, while creating jobs and growth. The deferral of tax associated with this new accelerated CCA is expected to reduce federal taxes for manufacturers by $1.1 billion over the period from 2016–17 to 2019–20.

Tax Support for Manufacturing Investment

A company that manufactures sheet metal products in the Vancouver area would like to purchase a new computer-controlled machine press costing $500,000 in 2016 in order to increase its productivity. The accelerated CCA will allow the business to deduct $114,500 more of the cost of the machine during the first three taxation years following the acquisition than it would have under the regular 30-per-cent CCA rate. The resulting deferral of $17,175 in federal income tax otherwise payable in those years will make it easier for the company to finance the acquisition of the machine.

A food processor based in Quebec City is considering investment in new equipment in order to expand its capacity and begin exporting its products. It plans to invest $4 million in new machinery in 2016. The accelerated CCA will allow the business to deduct $916,000 more in respect of the cost of the equipment during the first three taxation years following the acquisition than it would have under the regular 30-per-cent CCA rate. The resulting deferral of $137,400 in federal income tax will help the company to invest in a marketing strategy in order to maximize the visibility of its products in new export markets.

A distillery in Toronto is looking to modernize its production facility. It intends to invest $2 million in new equipment in 2016 in order to increase the plant’s capacity and efficiency. The accelerated CCA will allow the business to deduct $458,000 more in respect of the cost of the equipment during the first three taxation years following the acquisition than it would have under the regular 30-per-cent CCA rate. With the resulting deferral of $68,700 in federal income tax, the company will be in a better position to pay for the training its employees will need to use the new equipment productively.

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Unilateral Tariff Relief to Support Canadian Manufacturers

Economic Action Plan 2015 announces that Canada has unilaterally eliminated over 1,800 tariffs, providing more than $450 million in annual tariff relief for Canadian manufacturers.

Since 2009, Canada has unilaterally eliminated over 1,800 tariffs, providing more than $450 million in annual tariff relief for Canadian manufacturers. These measures include:

•	Eliminating all remaining tariffs on machinery and equipment and manufacturing inputs, making Canada a tariff-free zone for industrial manufacturers as of January 1, 2015.

•	Waiving the 25 per cent tariffs on certain imported ships to support a modern and efficient shipping industry that supports Canadian businesses.

•	Removing the tariffs on mobile offshore drilling units to support offshore oil and gas exploration.

These actions translate into a direct reduction of production costs, enhance the competitiveness of Canadian manufacturers in both domestic and foreign markets and help them invest and create jobs here at home. In November 2013, the Organisation for Economic Co-operation and Development highlighted Canada’s global leadership through these measures, noting their importance in strengthening the country’s position in global value chains, and its attractiveness as a place to invest and do business. The Government will continue to work with Canadians to identify further opportunities for tariff liberalization.

Recognizing the importance of the manufacturing sector to the Canadian economy, the Government has introduced a number of broad-based and targeted measures that are helping manufacturers create jobs, growth and long-term prosperity across Canada.

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The Government’s Commitment to Canadian Manufacturers Is Longstanding and Strong

Since 2006, the Government has taken significant action to strengthen Canada’s overall business environment, benefitting firms in all sectors, including manufacturers (see Annex 3). This includes:

•    Providing a more competitive environment for investment though broad-based tax reductions to ensure long-term competitiveness. Canada now has the lowest overall tax rate on new business investment in the G-7.

•    Concluding free trade agreements with 38 countries to open new markets for Canadian businesses and promote economic growth. This includes the historic Canada-European Union Comprehensive Economic and Trade Agreement and the landmark Canada-Korea Free Trade Agreement, which entered into force on January 1, 2015.

•    Providing financial assistance through the Regional Development Agencies to support business growth, productivity, and innovation and help small and medium-sized businesses effectively compete in the global marketplace. Recent improvements include refocusing the Atlantic Innovation Fund and launching the Western Innovation Initiative.

•    Doubling the budget of the Industrial Research Assistance Program, with a further $110 million per year, to better support research and development by small and medium-sized firms through advice and financial support.

•    Making permanent and adding a military component to the Build in Canada Innovation Program, which supports innovation in Canada by helping businesses bridge the pre-commercialization gap through federal procurement of late-stage innovations not yet available in the marketplace.

•    Providing an unprecedented level of investment in public infrastructure across the country that has enhanced Canada’s long-term economic growth and competitiveness, including the $33 billion 2007 Building Canada Plan, the $53 billion New Building Canada Plan and infrastructure stimulus measures.

•    Advancing the replacement of the Champlain Bridge in Montreal and the construction of the Detroit River International Crossing to secure safe and efficient access to Canada’s busiest crossings, which are critical for the movement of goods to markets.

The Government has also taken targeted steps to support business competitiveness and innovation in the manufacturing sector, including:

•    Increasing the capital cost allowance rate for manufacturing and processing buildings to 10 per cent from 4 per cent.

•    Eliminating more than 1,800 tariffs on imported machinery and equipment and manufacturing inputs, providing $450 million in annual tariff savings and making Canada the first tariff-free zone for industrial manufacturers in the G-20.

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The Government’s Commitment to Canadian Manufacturers Is Longstanding and Strong

•    Advancing the $35 billion National Shipbuilding Procurement Strategy, a long-term commitment to generate high-value jobs through the construction of new vessels for the Royal Canadian Navy and the Canadian Coast Guard at Canadian shipyards on both coasts. In 2015, construction will begin at Irving Shipbuilding Inc., in Halifax on the first of six Arctic Offshore Patrol Ships for the Royal Canadian Navy. Vancouver Shipyards has completed investments to modernize its shipyard for building non-combat ships, and construction of the two initial blocks for the Canadian Coast Guard’s Offshore Fisheries Science Vessels began in October 2014.

•    Allocating $1 billion to the Automotive Innovation Fund since its creation in 2008, to support significant new research and development projects and long-term investments.

•    Announcing stable funding of close to $1 billion over five years (starting in 2013–14) for the Strategic Aerospace and Defence Initiative, and launching a new Technology Demonstration Program for the aerospace sector in 2013.

•    Establishing the Pulp and Paper Green Transformation Program in 2009, with $1 billion over three years to support capital projects in the pulp and paper sector that offer demonstrable environmental benefits.

•    Providing over $190 million to the Investments in Forest Industry Transformation program.

•    Establishing a new Advanced Manufacturing Fund, with funding of $200 million over five years, as part of the renewal of the Federal Economic Development Agency for Southern Ontario in 2013.

•    Investing in the National Research Council’s Factory of the Future project as part of the November 2014 federal infrastructure package to enable companies in the automotive and aerospace sectors to improve the efficiency, flexibility and intelligence of their factories through access to collaborative research and advanced manufacturing techniques, such as 3D printing, at state-of-the-art facilities in Winnipeg, London and Montreal.

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Fostering Automotive Supplier Innovation

Economic Action Plan 2015 proposes to provide up to $100 million over five years, starting in 2015–16, to support product development and technology demonstration by Canadian automotive parts suppliers through the new Automotive Supplier Innovation Program.

Automotive suppliers are an integral part of Canada’s automotive footprint and success. In order to stay competitive, these companies, many of which are small and medium-sized enterprises, must make new product development the cornerstone of their business strategies. Vehicle manufacturers are demanding a supply of innovative products to meet new fuel efficiency, emission and safety standards and address the growing consumer interest in connected and automated vehicle technologies. Suppliers that can demonstrate an ability to meet these demands will not only succeed in winning business from domestic manufacturers, but will be well positioned to market their solutions globally.

If Canada aspires to remain a large and relevant automotive manufacturing jurisdiction, doing so on the basis of low cost labour is no longer an option. Instead, it must be a leader in productivity, deploying leading edge technology in both products and processes.

—Canadian Automotive Partnership Council A Call for Action II, 2013

Automakers demand creative solutions from their suppliers and they must be confident that new components and systems will be ready for inclusion on global vehicle platforms. This confidence can only be built by physical demonstrations of new technologies under secure, real-world conditions. Only when new ideas are demonstrated and their viability is confirmed, will the automakers commit to new supplier selections for the next vehicle generation.

—AUTO21 Pre-Budget Submission to the Standing Committee on Finance

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Economic Action Plan 2015 proposes to provide $100 million over five years, starting in 2015–16, for the creation of the Automotive Supplier Innovation Program, to help Canadian automotive suppliers gain a competitive edge through new innovative products and processes. Of this amount, $50 million over three years, starting in 2015–16, will be reallocated from the Automotive Innovation Fund and new resources of $50 million over two years will be provided starting in 2018–19. The program will help research and development projects to become commercially viable by supporting product development and technology demonstration on a cost-shared basis with participating firms.

The Automotive Supplier Innovation Program will complement existing initiatives supporting the automotive sector, such as the Automotive Innovation Fund, by strengthening Canada’s parts supply base and creating a favourable environment for automotive research and development, while providing firms with new opportunities to enter global supply chains.

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Spurring Large-Scale Automotive Research and Development Investments

The Automotive Innovation Fund supports strategic, large-scale research and development projects to build innovative, greener and more fuel-efficient vehicles. To date the Government has allocated $1 billion to this program, and repayable contributions have been provided for seven projects, including up to:

•    $80 million toward an investment of up to $730 million by Ford Motor Company of Canada to establish a flexible engine assembly plant and create an advanced powertrain research centre in Windsor, Ontario.

•    $54.8 million toward an investment of up to $365 million by Linamar Corporation to develop and commercialize advanced components and modules in three product areas: transmissions, engines and drivelines.

•    $70.8 million toward an investment of up to $506 million by Toyota Motor Manufacturing Canada Inc. to maximize production efficiency, reduce emissions and upgrade equipment to permit the production of more fuel-efficient vehicles, including electric vehicles.

•    $21.7 million toward an investment of up to $199 million by Magna International to develop energy-efficient components for vehicles and innovative powertrain components for next generation vehicles.

•    $16.8 million toward an investment of up to $120 million by Toyota Motor Manufacturing Canada Inc. to establish an assembly line for the new Lexus RX450h hybrid, supporting hybrid expertise in the Canadian supplier base, and to increase capacity for the RX350 model in Cambridge, Ontario.

•    $71.6 million toward an investment of up to $716 million to install a state-of-the-art global manufacturing platform at Ford Motor Company of Canada’s Oakville Assembly Complex and to conduct fuel consumption and emissions research and development.

•    $50.7 million toward an investment of up to $500 million by Linamar to produce fuel-efficient powertrain components for next generation transmissions.

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Developing the Canadian Aerospace Supply Chain

Economic Action Plan 2015 announces that the Government will work with industry and provincial stakeholders to develop a national aerospace supplier development initiative modelled on the successful MACH program pioneered by Aéro Montréal.

Canada’s aerospace sector is a global technology leader and a major source of high-quality jobs, directly employing 73,000 people across the country, and is among the most research-intensive industries in Canada. Following the 2012 Aerospace Review, chaired by the Honourable David Emerson, the Government announced in Economic Action Plan 2013 and subsequent months several measures to support the aerospace sector, including:

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Making available $110 million over four years, beginning in 2014–15, and $55 million annually thereafter, for the creation of a Technology Demonstration Program, to be partly funded from the Strategic Aerospace and Defence Initiative. The program, which was launched in September 2013, has held two rounds of competition to date and projects are currently under review.

•

Providing stable funding of close to $1 billion over five years, starting in 2013–14, for the Strategic Aerospace and Defence Initiative and reviewing the administration and operation of the program to improve its effectiveness.

•

Launching the Consortium for Aerospace Research and Innovation in Canada to facilitate collaboration among aerospace stakeholders (industry, academia and research centres) to foster the development of advanced technologies, support the training of highly qualified personnel and support innovation outreach.

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Stimulating Aerospace Innovation Through the Strategic Aerospace and Defence Initiative

The Strategic Aerospace and Defence Initiative was established in 2007 to encourage strategic research and development projects, enhance the competitiveness of Canadian aerospace and space companies, and foster collaboration between research institutes, universities, colleges and the private sector. Recent projects supported by the program include:

•    $75 million to Wescam Inc. (Burlington, Ontario) to expand and improve its current portfolio of electro-optical/infrared equipment in order to build its next generation of cameras and sensors, which are essential to Canada’s defence, security, and search and rescue operations.

•    $300 million to Pratt and Whitney Canada (Longueuil, Quebec) to develop a portfolio of technologies, validate them on demonstrators, and introduce them in the development of new and existing engines. These technologies are expected to help reduce the noise levels, weight, emissions, carbon footprint and environmental impact of new engines.

•    Previous contributions under the Strategic Aerospace and Defence Initiative have resulted in significant economic impacts. This includes:

–   Through a contribution of close to $6 million from the Strategic Aerospace and Defence Initiative, Norsat (Richmond, British Columbia) is now able to offer leading-edge products and services based on innovations in portable satellite terminal development that are lighter, more compact, easier to use and less expensive. The company has successfully commercialized over 20 new products while diversifying its client base beyond the military, with clients in emergency response, transportation and the resource industry. To date, the research and development project has enabled the company to generate over $11 million in revenues.

–   With the assistance of $2 million from the Strategic Aerospace and Defence Initiative, an investment by FLYHT Aerospace Solutions (Calgary, Alberta) in research and development has resulted in the successful development of an innovative product upgrade, the enhanced Automated Flight Information Report System 228, which delivers operational efficiencies, enhanced safety and cost savings to the aviation industry. FLYHT has achieved this success by collaborating with local firms in its supply chain. These partnerships will continue to build on Canadian-based technology and expand business opportunities for all the firms involved.

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Building on this foundation, Economic Action Plan 2015 announces that the Government will work with the Aerospace Industries Association of Canada and other industry and provincial stakeholders to develop a national aerospace supplier development initiative modelled on the successful MACH program pioneered by Aéro Montréal. Economic Action Plan 2015 proposes to reallocate $6 million in 2016–17 from the Strategic Aerospace and Defence Initiative toward this new initiative. The new program is intended to improve the performance and competitiveness of firms in this highly innovative sector, many of which are small and medium-sized enterprises. It will also benefit large aerospace firms, which require a healthy supply chain to support their global growth.

MACH Supplier Development Initiative

Launched by Aéro Montréal in 2011, the MACH initiative is a program for accelerating the aerospace supply chain’s competitiveness and performance through three main goals:

1. To create an improved business culture for more openness, collaboration and innovation;

2. To improve supply chain competitiveness, one company at a time; and

3. To develop new local integration capabilities.

The initiative also aims to develop strategies and projects that will help fill the gaps in integration capabilities in Quebec and to foster the development of a world-class supply chain.

Small and medium-sized enterprises participating in the program are supported in their activities by a larger equipment manufacturer that acts as sponsor or mentor. MACH helps suppliers assess their performance, identify gaps, and determine the actions necessary to improve.

Sources: Aerospace Review Report: Beyond the Horizon: Canada’s Interests and Future in Aerospace; Aéro Montréal.

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Maximizing Economic Benefits From Defence Procurement

Economic Action Plan 2015 proposes to provide $2.5 million per year, starting in 2016–17, to Industry Canada to undertake research on Canada’s defence industrial base and key industrial capabilities that will support the implementation of the Defence Procurement Strategy and the creation of jobs and growth in Canada.

In 2013, an expert panel led by Mr. Tom Jenkins produced the report Canada First: Leveraging Military Procurement Through Key Industrial Capabilities on maximizing the economic benefits of defence procurement, including by targeting key industrial capabilities within Canada that can meet the operational requirements of the Canadian Armed Forces and foster long-term economic growth. The report also noted the need to strengthen Canada’s analytical capacity in order to maximize the economic benefits from defence procurement.

In 2014, the Government announced the implementation of the Defence Procurement Strategy to ensure that defence procurement delivers the right equipment to the Canadian Armed Forces and generates economic benefits and jobs for Canadians. Consistent with the Jenkins report, Economic Action Plan 2015 proposes to provide $2.5 million per year starting in 2016–17, to Industry Canada to increase the analytical capacity needed to support the Defence Procurement Strategy, by providing expert data analysis and research on the key industrial capabilities within Canada’s defence industrial base and opportunities to generate high-quality jobs, innovation, and exports from procurement.

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Supporting World-Class Advanced Research

The translation of new ground-breaking ideas into the production of high-value goods and services contributes to enhanced opportunities for Canadians and Canadian businesses, including job creation, economic diversification and increased trade. These activities fuel a growing economy and improve productivity, increasing the standard of living of Canadians.

As the economic opportunities stemming from the application of new knowledge increase, it is crucial for Canada to possess a strong science and technology base, robust research infrastructure and a highly qualified workforce. Since 2006, the Government has invested more than $13 billion in new funding in all facets of the innovation ecosystem (illustrated below) including advanced research, research infrastructure, talent development and business innovation. The Government has also nurtured the strategic interactions between research institutions, researchers and enterprises required to seize the array of opportunities resulting from this ever-expanding knowledge base.

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Federal Investments in Science, Technology and Innovation Since 2006

Research

More than \$2.8 billion in additional granting council support for advanced research at post-secondary institutions and research hospitals

More than \$600 million in new genomics funding to support research through Genome Canada

More than \$280 million in support to organizations such as the Perimeter Institute and TRIUMF to enhance Canada's scientific lead in fundamental and applied physics

More than \$95 million in support of other health research priorities, including neurosciences and mental health through organizations such as Brain Canada

Infrastructure

\$2 billion in support from the Knowledge Infrastructure Program to address accumulated deferred maintenance, repairs and construction at post-secondary institutions

\$1.2 billion to the Canada Foundation for Innovation to support research infrastructure at post-secondary institutions and research hospitals

More than \$182 million to support the operations of CANARIE, Canada's ultra-high-speed research network enabling collaboration among researchers

As of 2014–15, cumulative science, technology and innovation commitments made since 2006 exceeded **\$13 billion**. In addition, Economic Action Plan 2015 proposes to provide more than \$1.5 billion in new resources over five years in these areas.

Talent

\$490 million to develop promising research talent with the creation of the Vanier Canada Graduate Scholarships and the Banting Post-Doctoral Fellowships, and additional Canada Graduate Scholarships

\$195 million to attract world-leading academic talent to Canada through the Canada Excellence Research Chair program

\$128 million to support research and development internships with private sector partners through Mitacs and the National Research Council (NRC)

Business Innovation

More than \$3.7 billion to support commercialization in sectors such as manufacturing and natural resources

\$912 million to transform the NRC and enhance its ability to support innovative Canadian firms, including by doubling the support offered to companies through the Industrial Research Assistance Program

\$805 million to support the application by industry of post-secondary research through granting council programs focused on business needs

\$422 million to increase access to expertise and capital for innovative businesses through the Venture Capital Action Plan

Note: Figures reported reflect the value of new commitments up to 2014–15.

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The Government intends to continue to support the pillars of a knowledge-based economy, guided by its renewed science, technology and innovation strategy, Seizing Canada’s Moment: Moving Forward in Science, Technology and Innovation 2014. The Strategy, released in December 2014, highlights the Government’s commitment to support research excellence in areas of strength and relevance to Canada. It also highlights the Government’s commitment to lever the collective efforts of the post-secondary education sector, industry and government institutions through research partnerships focused on developing talent and advancing innovation in Canada.

Canada has the necessary ingredients for building an innovation economy: world-class research strengths, a highly-educated and skilled workforce and one of the best business environments on the planet. Canada must seize this moment and leverage our many advantages by promoting global research leadership, strengthening our skills and abilities as well as pushing for world-leading business innovation.

—Seizing Canada’s Moment: Moving Forward in Science,

Technology and Innovation 2014

Economic Action Plan 2015 proposes to provide more than $1.5 billion over five years to advance the renewed science, technology and innovation strategy’s objectives, including long-term sustained advanced research support through the Canada Foundation for Innovation and the federal granting councils. Economic Action Plan 2015 also continues to improve federal support for business innovation, including by increasing the availability of direct support for research and development in the automotive, forest and health sectors (see Chapters 3.1, 3.5 and 4.2). In addition, Economic Action Plan 2015 proposes to streamline existing innovation programming to make it more relevant and accessible to businesses, consistent with the recommendations of the 2011 Review of Federal Support to Research and Development, chaired by Tom Jenkins of OpenText Corporation.

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Supporting Research, Infrastructure and Talent

Canada’s capacity for knowledge creation is among the most impressive in the world. Backed by a strong commitment from the Government, Canada continues to rank first in the G-7 for research and development expenditures in the higher education sector as a share of the country’s gross domestic product. Canada also performs strongly in terms of research excellence and in developing, attracting and retaining highly qualified personnel.

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With almost 100 universities and some 130 polytechnics and colleges, Canada has a world-class post-secondary education sector that embraces its role in the innovation system, collaborating with the private sector to apply new knowledge and developing the highly skilled workforce required throughout the economy. While the provinces and territories are primarily responsible for the post-secondary education system, the federal government plays an important role through transfers to the provinces and territories as well as through considerable direct support for students and post-secondary research.

The higher education sector is the second largest performer of research in Canada after the private sector. Canadian universities undertake nearly $12 billion in research activities annually, just over half of which are externally funded. The Government is the largest external funder of university research, providing $3.2 billion in 2013 for the direct costs of research, associated institutional costs, infrastructure and salary support, primarily through the granting councils and the Canada Foundation for Innovation. The Government also provides research support through leading not-for-profit organizations such as Genome Canada, which plays an important role in funding specialized research that creates benefits for Canadians and opportunities for businesses.

Genome Canada Catalyzes Scientific Breakthroughs and Important Applications

Genome Canada is a not-for-profit organization established in 2000 to accelerate the development of Canadian research capacity in genomics. It has received over $1 billion to date in federal support to fund large-scale genomics research projects, and has raised over $1.3 billion from other sources, including provinces, international partners and industry. Economic Action Plan 2013 provided Genome Canada with $165 million in multiyear support for its operations through 2016–17.

Genome Canada has played a central role in helping Canada to become a highly visible and respected world player in this critical research area. For example, in 2014, Dr. Stephen Scherer, senior scientist and director of Centre for Applied Genomics at The Hospital for Sick Children funded by Genome Canada, was identified as a Nobel Prize contender for his research on the causes of autism. Dr. Scherer and his team at Sick Kids found a statistically significant way of predicting and diagnosing autism using genetic sequencing. This earlier detection will offer families better opportunities for treatment of the one in 68 children affected by autism.

Genome Canada also funded a team of scientists from British Columbia, Quebec, and Sweden who released genome sequences of two of the most economically important forest trees in the world—the white spruce and Norway spruce (published in Bioinformatics and Nature, respectively). Among the largest genome assemblies to date, these sequences will allow the development of innovative tools for tree breeding that address economically and ecologically important targets such as insect resistance, wood quality, growth rates, and adaptation to changing climate.

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Economic Action Plan 2014 provided the largest annual increase in research support through the granting councils in over a decade when fully phased in, providing stable and predictable funding for leading-edge research. This includes creating the new Canada First Research Excellence Fund with resources of $1.5 billion over the next decade to help Canadian post-secondary institutions excel globally in research areas that create long-term economic advantages for Canada.

Positioning Canada’s Post-Secondary Institutions to Become Global Research Leaders

Launched by the Prime Minister in December 2014, the Canada First Research Excellence Fund is a $1.5 billion legacy investment to help Canadian post-secondary institutions turn their key research strengths into world-leading capabilities and raise Canada’s standing globally.

Up to $350 million will be awarded under the Fund’s first competition; the deadline for applications was March 2, 2015, with results to be announced in July 2015. A second competition is underway to allocate up to a further $950 million, with applications due in October 2015 and results to be announced in the spring of 2016.

By enabling Canadian post-secondary institutions to strategically advance their greatest strengths on the world stage, the Fund will help them compete with the best in the world for talent and partnership opportunities, make breakthrough discoveries and seize emerging opportunities that create long-term benefits for Canadians.

Economic Action Plan 2015 demonstrates the Government’s continued commitment to support world-class post-secondary research and help sustain Canada’s strong capacity for developing knowledge and talent, with new support for the Canada Foundation for Innovation, digital research infrastructure, the granting councils, and premier Canadian research strengths in physics, astrophysics and astronomy through TRIUMF and the international Thirty Meter Telescope project.

Investing in Leading-Edge Research Infrastructure

Economic Action 2015 proposes to provide $1.33 billion over six years, starting in 2017– 18, to the Canada Foundation for Innovation to support advanced research infrastructure.

The Canada Foundation for Innovation is a not-for-profit corporation that supports the modernization of research infrastructure at universities, colleges, research hospitals and other not-for-profit research institutions across Canada. Through the Foundation, the Government invests with other partners in state-of-the-art facilities and equipment that play a crucial role in attracting and retaining the world’s top minds, training the next generation of researchers and supporting private sector innovation.

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To date, the Foundation has committed more than $6.2 billion in support for over 8,880 projects at 144 research institutions in 69 municipalities across Canada. These contributions, along with those from institutions and their partners, have resulted in a total investment of almost $14 billion in Canadian research infrastructure since the Foundation’s creation.

Economic Action Plan 2015 proposes to provide an additional $1.33 billion to the Foundation over six years, starting in 2017–18. This investment will strengthen Canada’s capacity for highly competitive research and technology development by supporting advanced research equipment and facilities, including digital research infrastructure; industry-relevant research infrastructure at colleges through the College-Industry Innovation Fund; and the ongoing operations and maintenance needs of national research facilities. This additional funding underscores the Government’s continued commitment to investing in research excellence in Canada.

Impacts of Canada Foundation for Innovation-Funded Projects Are Felt Across the Economy

Research enabled by the Canada Foundation for Innovation supports the necessary conditions for sustainable, long-term economic growth, including the creation of spin-off ventures and the commercialization of discoveries. The impact of the Foundation is felt through a stronger society and economy, health system and environment.

•   Research repairs urban infrastructure. To repair its water mains, the city of Hamilton, Ontario, deployed robots underground to insert a new flexible pipe within an existing pipe. Researchers from Queen’s University worked with the city to apply the pipe-liner technology. With this new technology, the city only paid a fraction of what it would have cost to excavate and replace the pipes, without disturbing its residents with dirt, dust and inconvenience from having sidewalks dug up. A $1.5 million investment from the Foundation helped to develop this new technology.

•   Research accelerates innovation. Researchers at the Northern Alberta Institute of Technology help companies get their new oil sands technologies into the field faster by quickly testing them in a lab. The group recently tested a company’s alternative extraction method that eliminates the use of sodium hydroxide, thus reducing the volume of fluid tailings and making them easier to reclaim. The Foundation provided close to $800,000 to the Northern Alberta Institute of Technology for related facilities.

•   Research builds stronger ships. Naval engineers at the Memorial University of Newfoundland are working with industry partners from across the globe to set international construction standards for ships to safely and affordably traverse ice flows and withstand extreme weather conditions in the Arctic. Both Canadian and American governments rely on the research to improve ship safety. The Foundation provided $400,000 for this research.

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Impacts of Canada Foundation for Innovation-Funded Projects Are Felt Across the Economy

•   Research gives industries a competitive edge. Researchers at the University of British Columbia and Université Laval assembled the genomic sequence of Canada’s most predominant and economically important tree—the white spruce. The breakthrough makes tree-breeding more efficient, since desirable traits such as pest and drought resistance and high wood quality can now be identified in as little as five years when it used to take decades. The ability to breed hardier stock more efficiently will help Canada to remain a leader in the competitive global forest industry. The Foundation invested over $358,000 at the two universities to support this research.

•   Research creates safer buildings. Western University’s Wind Engineering, Energy and Environment Dome (WindEEE) represents a technological breakthrough in the study of wind-related events—and the effects of these events on various structures. The facility is the only one in the world with the ability to mimic high-intensity wind systems, including tornadoes and downbursts. This capability gives researchers insight into how best to renovate existing structures and build new ones that can both harness wind energy and reduce the property loss and high insurance costs that result from wind. The Foundation invested $12 million in the Wind Engineering, Energy and Environment Dome.

•   Research improves cybersecurity. Two companies in British Columbia have become important players in the cybersecurity industry, thanks in part to research at the British Columbia Institute of Technology. It helped one Vancouver Island spin-off produce an industrial firewall that protects critical infrastructure, such as hydro and oil and gas installations, from cyber threats. A Vancouver-based company worked with the Institute to develop a leading testing platform for cybersecurity and counts large companies such as Shell and Siemens among its clients. The Institute received $360,000 from the Foundation.

•   Research improves flood warnings. Hydrologists at the University of Saskatchewan are building a network of 30 weather stations and streamflow gauges to capture vital hydrometeorological data in the Rocky Mountains north of Banff and in the Front Ranges of the Kananaskis Valley. The measurements will be shared in real time online to improve flood warnings and management of the region’s water supply. The Foundation provided over $524,000 to help develop the network.

Strengthening Digital Research Infrastructure

Digital research infrastructure refers to the elements required to perform data- and computationally intensive research and data management. It includes high-performance computing, storage, high-speed networks and other resources. Digital research infrastructure is increasingly recognized as being essential to advanced research in both the public and private sectors.

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Federal Support for Digital Research Infrastructure Is Comprehensive

The federal government is providing significant support for digital research infrastructure, particularly in the academic sector through: (1) the Canada Foundation for Innovation, which supports high-performance computing through Compute Canada; (2) CANARIE, which delivers an ultra-high-speed “backbone” network, connecting Canadian researchers nationwide and internationally; and (3) the granting councils, which provide support to post-secondary researchers for a range of research-related activities, including software and research data management.

As set out in the renewed Science, Technology and Innovation Strategy, the Government is committed to enhancing Canada’s research capacity through investments in transformative infrastructure projects that enable world-class research and enrich Canada’s research landscape. This includes the development of a Digital Research Infrastructure Strategy that includes new policies on research data management and storage and a coordinated long-term approach to the funding and provision of networking, high-performance computing, and software tools. A new Digital Research Infrastructure Strategy will promote coordination among the federal agencies involved in the delivery of digital research infrastructure and will help to optimize the following new Economic Action Plan 2015 investments in digital research infrastructure.

Supporting Digital Infrastructure Through the Canada Foundation for Innovation

Economic Action Plan 2015 proposes to allocate $100 million from resources of the Canada Foundation for Innovation to support digital research infrastructure.

In addition to the funding being proposed for CANARIE to support its national research and education network (see below), a total of $100 million from the Canada Foundation for Innovation ($25 million from the Foundation’s unallocated interest income as set aside in Economic Action Plan 2013 and $75 million out of the $1.33 billion in new resources provided to the Foundation in Economic Action Plan 2015) will be targeted to digital research infrastructure. This funding will build on the $50 million announced by the Foundation for its ongoing Cyberinfrastructure Initiative.

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Supporting Canada’s High-Speed Research Network

Economic Action Plan 2015 proposes to provide $105 million over five years for CANARIE, starting in 2015–16, to continue to operate Canada’s national world-class high-speed research and education network.

As Canada’s national ultra-high-speed backbone network, CANARIE enables data-intensive, leading-edge research and big science across Canada and around the world. Researchers in academic institutions, major science facilities and federal labs use CANARIE to maximize the impact of their findings by disseminating knowledge and collaborating effectively in national and international research projects. CANARIE also benefits entrepreneurs and small businesses by providing access to cloud resources that can help to accelerate product development and sharpen their competitive edge in the global marketplace.

Economic Action Plan 2015 proposes to provide $105 million over five years, starting in 2015–16, for CANARIE to continue to support the operations of Canada’s ultra-high-speed research network. Funding will support the evolution of the network to meet growing demand and ensure it will continue to support world-class research collaborations across the country and internationally.

CANARIE Helps Entrepreneurs and Small Businesses Accelerate Product Development

CANARIE’s Digital Accelerator for Innovation and Research (DAIR) program provides Canadian entrepreneurs with free access to high-performance cloud resources. DAIR enables small businesses to accelerate product development while reducing costs by levering the scale, speed and agility of cloud resources.

•   SavvyDox, an Ottawa-based company providing a technology platform that enables users to collaborate and to share and edit sensitive documents with similar results as having a face-to-face meeting, used DAIR during its product development and validation phase. The company has indicated that cloud technologies are critical to both ongoing product development and testing, facilitating seamless delivery of the product to a global client base.

•   ZEROSPAM Security Inc., headquartered in Montreal, used DAIR’s platform to experiment with different complex systems to benchmark the efficiency of its spam filtering solutions. According to the company, DAIR offered an affordable, easily accessible way to test and evaluate potential product offerings.

To date, approximately 300 small and medium-sized businesses across Canada have used DAIR to lower their costs and get their products to markets faster.

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Supporting Leading-Edge Research Through the Granting Councils

Economic Action Plan 2015 proposes to provide an additional $46 million in 2016–17 and ongoing to the granting councils focused in areas that will fuel economic growth and respond to important challenges and opportunities.

The Government recognizes the importance of fostering a strong advanced research environment in Canada. The creation of knowledge, application of scientific discoveries and development of highly qualified people bring vast social and economic benefits for Canadians.

To strengthen the research capacity of post-secondary institutions and support their growing interactions with the private sector, Economic Action Plan 2015 proposes to provide an additional $46 million in 2016–17 and ongoing to the granting councils focused in areas that will fuel economic growth and respond to important challenges and opportunities, as follows:

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$15 million per year to the Natural Sciences and Engineering Research Council, of which $10 million per year is directed to collaborations between companies and researchers from universities and colleges under the new consolidated suite of similar business innovation programs (as described below in the section entitled “Strengthening the Delivery of Business Innovation Programs”). This new funding will target research areas such as natural resources and energy, advanced manufacturing, and environment and agriculture. The balance of $5 million per year will be directed to industry-driven research initiatives at Canada’s polytechnics and colleges through the College and Community Innovation Program (see below). The Natural Sciences and Engineering Research Council will also continue to support collaborative research in the automotive, manufacturing, forest and fishing industries, further to the direction and resources provided in Budget 2008.

•

$7 million per year to the Social Sciences and Humanities Research Council for its Partnership Grants, which support collaborations between academic researchers, businesses and other partners to advance research and knowledge mobilization in the social sciences and humanities.

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•

$15 million per year to the Canadian Institutes of Health Research, of which $13 million is for the expansion of the Strategy for Patient-Oriented Research, to advance health care innovation in partnership with provincial governments, research institutions, and the private and not-for-profit sectors, with a view to increasing the effectiveness and efficiency of the health care system. The balance of $2 million per year will support additional research to better understand and address the health challenges posed by anti-microbial resistant infections.

•	$9 million per year to the Research Support Fund to support the indirect costs borne by post-secondary institutions in undertaking federally sponsored research.

Colleges and polytechnics play an important role in helping small and medium-sized enterprises bring new technologies, products and processes to the marketplace. As indicated above, Economic Action Plan 2015 includes an additional $5 million annually for the College and Community Innovation Program starting in 2016–17, increasing its budget to $55 million per year. This program supports collaboration between colleges and industry on research and development projects that focus on company needs, helping firms to become more innovative and productive.

Together these new investments reflect the Government’s commitment to support research excellence at Canadian post-secondary institutions and will enable the granting councils to support the implementation of the Government’s new science, technology and innovation strategy, Seizing Canada’s Moment: Moving Forward in Science, Technology and Innovation 2014.

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Confirming Canada’s Participation in the World-Leading Thirty Meter Telescope

Economic Action Plan 2015 proposes to provide resources totalling $243.5 million over 10 years, starting in 2014–15, to enable Canadian access to and participation in the construction of the Thirty Meter Telescope.

Canada’s world-leading strength in astronomy and astrophysics was noted by the Council of Canadian Academies in its report, The State of Science and Technology in Canada, 2012. Canadian research publications in this field are highly impactful and Canadian expertise in astronomy is sought after internationally. Canadian university researchers and federal scientists have made significant contributions to the instrumentation of leading international observatories since Canada first participated in the construction of an international observatory, the Canada-France-Hawaii Telescope, which saw first light in 1979.

As announced by the Prime Minister on April 6, 2015, Economic Action Plan 2015 proposes to build on this scientific leadership by providing $243.5 million over 10 years toward securing a viewing share for Canadian researchers at the Thirty Meter Telescope, in partnership with the United States, Japan, China and India. A combined $100 million is proposed to be reallocated from the existing resources of the National Research Council, the Canada Foundation for Innovation, Western Economic Diversification Canada, the Federal Economic Development Agency for Southern Ontario, Canada Economic Development for Quebec Regions and Public Works and Government Services Canada.

The telescope will be constructed at the summit of Hawaii’s Mauna Kea volcano and operational in 2023–24. It belongs to the next generation class of telescopes called Very Large Optical Telescopes, which are expected to lead the next wave of astronomic discoveries. When completed, the telescope will be the world’s most advanced ground-based observatory, with optical and infrared capabilities, as well as one of the world’s largest and most powerful telescopes—nearly three times the size of the largest telescopes that currently exist. The telescope will enable astronomers to study a broad range of astrophysical phenomena, including the processes that lead to star and planet formation, as well as subjects such as supermassive black holes. It will also enable star-by-star observation of galaxies located several million light years away.

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The majority of the support allocated in Economic Action Plan 2015 will be spent in Canada on the design, construction and assembly of key telescope components, including a precision-steel enclosure and cutting-edge adaptive optics technologies. As part of the project, dozens of Canadian businesses are expected to develop advanced capabilities and products transferable to future applications in the health, defence and telecommunications sectors. The final terms of Canada’s commitment are subject to approval by the Thirty Meter Telescope’s Board of Governors this spring.

Canadian Space Observation and Exploration Successes

The Council of Canadian Academies noted Canada’s world-leading strength in astronomy and astrophysics in its report, The State of Science and Technology in Canada, 2012. Key accomplishments include:

•   As a result of its scientific leadership in astronomy and involvement in ground-breaking discoveries, Canada has been a sought-after partner in the development of international astronomy facilities since the 1970s. Canada’s technical lead in adaptive optics systems allows for the correction of atmospheric turbulence (what makes stars “twinkle”) and enables the clear observation of the faintest celestial objects and bodies. The National Research Council’s unique expertise in this field has facilitated the participation of Canadian researchers and companies in the construction of several international observatories, including the Canada-France- Hawaii Telescope, the Gemini Observatories and the Thirty Meter Telescope.

•   The Canadian Space Agency is responsible for Canada’s participation in international space-based astronomy missions. In particular, the Agency is involved in the development of the James Webb Space Telescope, in collaboration with the U.S. National Aeronautics and Space Administration and the European Space Agency. Canada is developing the new telescope’s fine guidance sensor and tuneable filter imager cameras. The cameras are expected to provide astronomers with unprecedented information on the origin and structure of the universe. The James Webb Space Telescope is expected to launch in 2018 and will be the successor to the Hubble Space Telescope.

•   Construction of the first observatory to be built in three decades in Canada began in 2013. The Canadian Hydrogen Intensity Mapping Experiment (CHIME) will be led by a consortium comprising the University of British Columbia, the University of Toronto and McGill University. It will map the distribution of neutral hydrogen to produce a three-dimensional map of cosmic structure over the largest volume of the universe ever observed. CHIME will be operational in 2015.

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Investing in Canada’s Premier Strengths in Physics

Economic Action Plan 2015 proposes to provide an additional $45 million over five years, starting in 2015–16, to enable TRIUMF to continue to advance its world-leading research activities.

TRIUMF, located in Vancouver, is Canada’s premier physics laboratory and home to the world’s largest cyclotron particle accelerator. The facility brings together leading scientists, postdoctoral fellows and graduate students from across Canada through a unique 18-member university alliance, and connects these talented individuals with leading counterparts from around the world to explore the fundamental structure and origins of matter. Through TRIUMF’s ambitious international partnerships, Canadian researchers have been at the centre of some of the most important international research projects, most recently making critical contributions to the discovery of the Higgs Boson particle at the Large Hadron Collider at the European Organization for Nuclear Research.

TRIUMF has also forged highly successful partnerships with industry leaders in order to commercialize its scientific breakthroughs. It is recognized globally for its innovative work in the production of the world’s most popular medical isotopes with Nordion, used for treating thyroid, breast and other cancers. TRIUMF’s contribution to the safe and reliable production of medical isotopes in hospitals has earned one of its research teams the Natural Science and Engineering Research Council’s 2015 Brockhouse Canada Prize for Interdisciplinary Research in Science and Engineering.

Economic Action Plan 2015 proposes to provide $45 million over five years, beginning in 2015–16, to enable the continuation of world-leading research taking place at TRIUMF. The Government expects TRIUMF’s research partners and end-users, including health care organizations and businesses, to also increase their contributions towards the continued success of the facility, in order to fully capture the scientific and economic opportunities arising from public investments to date.

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Supporting Atomic Energy of Canada Limited

Economic Action Plan 2015 proposes to provide up to $72.3 million in 2015–16, on a cash basis, to Atomic Energy of Canada Limited to maintain safe and reliable operations at the Chalk River Laboratories.

Atomic Energy of Canada Limited (AECL) is a federal Crown corporation that specializes in a range of nuclear products and services. Building on the successful sale of AECL’s commercial reactor division to CANDU Energy Inc. in 2011, the Government is moving forward with the restructuring of the nuclear laboratories at AECL to ensure that its operations are efficient and continue to meet the needs of Canadians.

Economic Action Plan 2015 proposes to provide up to $72.3 million in 2015–16, on a cash basis, to AECL to maintain safe and reliable operations at the Chalk River Laboratories, and to meet licensing requirements and other regulatory obligations.

Renewing Funding for the Council of Canadian Academies

Economic Action Plan 2015 proposes to provide $15 million over five years, starting in 2015–16, to continue support for science-based assessments conducted by the Council of Canadian Academies.

The Council of Canadian Academies provides the Government with independent, multidisciplinary and evidence-based assessments on a wide breadth of science-related issues of importance to Canadians, drawing from the expertise of Canadian and international leaders in their fields. As governments in Canada and around the world continue to address matters of increased complexity, the robust science advice provided by the Council remains valuable to policy development. The 2013 evaluation of the Council’s work highlighted its considerable influence in shaping important federal policies, and it was credited by the Organisation for Economic Co-operation and Development for providing assessments valuable to other international jurisdictions.

Economic Action Plan 2015 proposes to provide $15 million over five years, starting in 2015–16, to enable the Council of Canadian Academies to continue to contribute to the development of evidence-based policies and regulations through expert-driven science assessments.

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Supporting Business Innovation

To maintain Canada’s prosperity, Canadian businesses must capitalize on our country’s sound economic framework, world-class science and entrepreneurial spirit and make innovation a cornerstone of their business strategies.

In Economic Action Plan 2015, the Government continues to foster the conditions that enable businesses to increase their innovative intensity. This includes increasing the responsiveness of federal support to the needs of businesses, including small and medium-sized enterprises, by continuing to scale up successful approaches and helping to mitigate the risk inherent in developing new technologies.

Economic Action Plan 2015 also includes commitments to key international science and technology initiatives that create significant business opportunities for innovative Canadian firms.

Fostering the Growth of Canada’s Space Sector

Canada has a proud history in space. In 1962 it became the third nation in space, and it was the first country in the world to have its own satellite—beaming television to the far corners of Canada’s North. Following the 2012 Aerospace Review, chaired by the Honourable David Emerson, the Government announced several measures to support the space sector, including:

•	Launching Canada’s Space Policy Framework, which provides a comprehensive approach to Canada’s future in space to ensure our continued commitment to exploration, commercialization and development.

•	Creating a new Space Advisory Board to provide advice to the Government on Canada’s role and future in space.

Building on this foundation, Economic Action Plan 2015 announces three measures to foster the growth and competitiveness of the space sector.

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Supporting Commercialization of Space Technologies

Economic Action Plan 2015 proposes to provide $30 million over four years, starting in 2016–17, to support cutting-edge research and technology development in Canada’s satellite communications sector.

Canada’s global leadership in satellite communications began with the launch of Anik A-1 in 1972, followed by Anik A-2 in 1973, when our country became the first to employ satellites for domestic communications. Canada also holds the unique position of being the only non-European member of the European Space Agency (ESA). This membership provides Canadian businesses with the opportunity to access the European space market and to participate in projects through the ESA’s Advanced Research in Telecommunications System (ARTES) program. The ARTES program offers Canadian companies in the satellite communications sector the ability to simulate their technologies in space, an essential part of commercialization.

Economic Action Plan 2015 proposes to provide $30 million over four years, starting in 2016–17, to the Canadian Space Agency to support cutting-edge research and technology development through the ARTES program at the European Space Agency. These additional resources will enhance the competitiveness of Canada’s satellite communications sector throughout its supply chain, opening new markets for Canadian innovations and supporting Canada’s role in space.

Extending Canada’s Participation in the International Space Station

Economic Action Plan 2015 announces the extension of Canada’s participation in the International Space Station mission to 2024.

Space exploration has driven significant advances in scientific research for Canada, and has enabled the development of leading-edge space technologies to the benefit of all Canadians. Canada is a trusted and sought-after partner in international space projects, and our contributions to the International Space Station are critical to its ongoing operations and maintenance. The knowledge and effort dedicated to building the world-famous Canadarm2 and Dextre have generated significant spin-offs, including robots for breast cancer detection, pediatric surgery and neurosurgery.

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To secure Canada’s place among the top space-faring nations and ensure a presence in space for Canadian astronauts, Economic Action Plan 2015 announces that Canada will continue its participation in the International Space Station mission to 2024. The Canadian Space Agency will engage with the National Aeronautics and Space Administration to define the terms of this continued participation.

Inspiring the Next Generation of Engineers and Scientists

In 2013, astronaut Chris Hadfield became the first Canadian commander of the International Space Station, an orbiting science laboratory that was assembled in space by Canadian robotic ingenuity. Colonel Hadfield shared his mission with the world through digital technologies and captured the imaginations of a generation of future Canadian engineers and scientists.

Fostering Business-Driven Research and Development at the National Research Council

Economic Action Plan 2015 proposes to provide $119.2 million over two years, starting in 2015–16, to support the industry-partnered research and development activities of the National Research Council.

In 2012, the Government announced that the National Research Council would be refocused to better support collaborative research and development projects that are driven by industry needs. Since that time, the Council has embarked on a transformative new strategic direction that is concentrated on demand-driven, industry-relevant applied research that will help Canadian businesses increase their competitiveness and develop the innovative products of tomorrow.

Economic Action Plan 2015 proposes to provide $119.2 million over two years, starting in 2015–16, to enable the Council to continue to fulfill its new role as Canada’s research and technology organization by supporting business innovation initiatives across Canada.

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National Research Council: Transforming to Advance Business Innovation

Economic Action Plan 2012 announced the transformation of the National Research Council into a research and technology organization focused on helping Canadian businesses innovate. Drawing from its extensive scientific expertise, the Council partners with Canadian businesses in developing and deploying new technologies that enable the successful commercialization of new products and services across all industry sectors. The Council delivers on its innovation mandate by collaborating with industry on longer-term research and development and by providing companies with business and technical advisory services, financial support for innovation projects, and access to strategic international partnerships and leading-edge infrastructure.

The Council is delivering on flagship initiatives stemming from the Government’s commitment to support business innovation through demand-driven, industry-relevant programs. In particular:

•   Economic Action Plan 2012 provided an additional $110 million per year ongoing to double the support offered to companies through the Industrial Research Assistance Program and launch the Concierge Service to help small firms connect with federal, provincial and regional organizations delivering business innovation support.

•   Economic Action Plan 2013 provided $20 million over three years to provide credit notes allowing small and medium-sized enterprises to access research and business development services at post-secondary education institutions and non-profit research institutions of their choice.

•   As a complementary measure to the Venture Capital Action Plan (see Chapter 3.2), the Canada Accelerator and Incubator Program funded in Economic Action Plan 2013 and 2014 allows recipient organizations across Canada to expand their services to entrepreneurs, including by providing them with intensive mentoring and access to facilities, wider entrepreneur networks and strategic advice.

• Economic Action Plan 2014 also allocated up to $30 million over two years to the Council to support youth internships in innovative small and medium-sized enterprises.

The Government has also committed significant additional resources to ensure that the Council’s facilities continue to be leading-edge, secure and relevant to businesses. In addition to fully replacing and securing the Council’s information technology equipment and infrastructure following the August 2014 cyberintrusion, the Government also announced in November 2014 a total investment of $104 million for repairs, major upgrades and the acquisition of new capabilities at the Council’s facilities, including the Factory of the Future initiative in Winnipeg, London and Montreal. The Factory of the Future will support the deployment of advanced manufacturing processes in the aerospace and automotive industries.

In continuing to align the activities of the Council with industry needs, the Government announced in February 2015 the appointment of Tom Jenkins as Chair of the Council, involving a business innovation leader in the strategic direction and management of the Council for the first time.

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The National Research Council’s Partnerships With Industry Fuel Success

•   In partnership with Rio Tinto Alcan, the Council is leading activities to advance the lightweighting of automotive vehicles. This work is developing the potential of aluminum in parts assembly and multi-materials technologies. The Council will diffuse and transfer the technologies developed under this program to suppliers of original equipment manufacturers such as General Motors and Nova Bus.

•   Canadian Natural Resources Limited (Canadian Natural) and Pond Biofuels are partnering in a three-year project with the Council to develop a demonstration-scale algal biorefinery, which will use algae to transform industrial carbon dioxide emissions from Canadian Natural’s Primrose South oil sands site into commercial products such as fuel for jet planes and biomass used in feedstocks and land reclamation.

•   In partnership with the Canadian Wheat Alliance, KWS and Syngenta Inc., the Council is improving the efficiency of genomic technologies to accelerate the crop improvement cycles that will lead to higher-quality wheat plants and ultimately improve the yield, production, sustainability and profitability of wheat farming.

•   Zymeworks Inc. worked in collaboration with the Council over many years to develop therapies for the treatment of cancer and inflammatory diseases. Benefitting from the Council’s expertise and scientific facilities, Zymeworks has secured several rounds of venture capital funding and earned LifeSciences British Columbia’s Emerging Life Sciences Company of the Year Award in 2013.

Internships for the Next Generation of Research and Development Leaders

Economic Action Plan 2015 proposes to provide $56.4 million over four years, starting in 2016–17, to Mitacs in support of more than 6,000 new graduate-level research and development internships focused on business-related challenges.

Mitacs supports innovation in Canada by facilitating research collaborations between Canadian universities and companies and helping graduate students and postdoctoral fellows to become future innovation leaders. Mitacs’ programming includes the Accelerate research internship program, which allows graduate students and postdoctoral fellows from over 60 Canadian universities to apply their specialized expertise to business-related challenges. Since 2006, the Government’s support for Mitacs’ Accelerate program has translated into over 10,000 internships being awarded across Canada.

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Economic Action Plan 2015 proposes to provide $56.4 million over four years, starting in 2016–17, to Mitacs in order to expand its Accelerate program, increasing the number of internships being delivered by 1,500 per year. Going forward, Mitacs’ Accelerate program will become the primary delivery agent for federally supported graduate-level industrial research and development internships, as the Natural Sciences and Engineering Research Council’s Industrial Postgraduate Scholarships Program will be wound down following the fulfillment of current commitments. Mitacs will work with stakeholders to broaden the parameters of its Accelerate program to accommodate internships of longer duration, similar to those currently supported by the Industrial Postgraduate Scholarships Program.

Strengthening the Delivery of Business Innovation Programs

Economic Action Plan 2015 announces the Government’s intent to further streamline business access to research and development support and strengthen linkages between complementary programs.

Economic Action Plan 2015 announces the Government’s intent to streamline a number of similar programs administered by the Natural Sciences and Engineering Research Council to simplify business access to federal support for research and development.

For example, the Natural Sciences and Engineering Research Council will consolidate its programs supporting research partnerships undertaken by college researchers and businesses with its programs offering similar support for universities. While maintaining existing support for research activities at colleges and universities, this integration of similar programming will offer companies a single window through which they can undertake research collaborations with a university, a college, or both depending on project needs. Details on the additional consolidation measures will be announced by the Government in the coming months.

This consolidation of business innovation offerings delivers further on the Government’s commitment to streamline programs with similar objectives and scale up the most successful approaches, consistent with the recommendations of the 2011 Review of Federal Support to Research and Development.

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Economic Action Plan 2015 further proposes to support new collaborations between companies and researchers from both universities and colleges by providing $15 million per year on an ongoing basis to the Natural Sciences and Engineering Research Council (as described in the section entitled “Supporting Leading-Edge Research Through the Granting Councils”).

Strengthening Linkages Between Complementary Programs

In addition to the program enhancements noted above, the Natural Sciences and Engineering Research Council will develop an online business portal to provide companies with a single entry point to its partnership programs. The new portal will be connected to the National Research Council’s Concierge Service for innovative companies. In addition, the Natural Sciences and Engineering Research Council, the National Research Council and Mitacs will collaborate to streamline and integrate application and review processes, enabling interested applicants and companies to more easily access a comprehensive range of available innovation support.

Fostering International Science and Technology Partnerships

Economic Action Plan 2015 proposes to add $1 million per year on an ongoing basis, starting in 2015–16, to the existing International Science and Technology Partnerships Program in support of a science, technology and innovation agreement with South Korea.

The International Science and Technology Partnerships Program funds projects and partnerships under Canada’s science, technology and innovation agreements with select countries (Brazil, China, India and Israel). Prime Minister Harper and South Korean President Park announced their intention to negotiate a Canada-South Korea science, technology and innovation agreement during the Prime Minister’s September 2014 visit to South Korea. Once an agreement is in place, funding will be used to finance collaborative industrial research and development projects with commercial potential. This will enhance opportunities for Canadian firms, research institutes and universities to gain access to networks, technology and talent in South Korea, a country well known for its capacity to commercialize research and development. It will also complement the Canada-South Korea Free Trade Agreement and foster a deeper and broader bilateral relationship.

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Enhancing Business Use of Intellectual Property

Economic Action Plan 2015 proposes to modernize Canada’s intellectual property framework to help innovators better protect their intellectual property.

Intellectual property is a valuable strategic asset for businesses competing in local and global markets. The Government has a strong record of taking action to ensure Canada’s intellectual property framework provides robust, balanced protection for consumers and rights holders. The 2012 Copyright Modernization Act updated Canada’s copyright laws for the digital age; the Combatting Counterfeit Products Act implemented new measures to address the serious problem of counterfeit goods; and Economic Action Plan 2014 harmonized Canada’s intellectual property administration framework with international norms, helping innovative Canadian businesses access international markets, lowering costs and reducing the regulatory burden and red tape.

Building on these measures, Economic Action Plan 2015 proposes to further modernize Canada’s intellectual property framework to keep pace with internationally recognized best practices. The Government will propose amendments to the Patent Act, Trade-marks Act and Industrial Design Act to provide intellectual property agents with a statutory privilege for confidential communications with clients, enhancing Canada as a place in which to invent and market inventions. This measure will bring Canada’s framework in line with other common law countries such as Australia, New Zealand and the United Kingdom. Amendments will also be proposed to modernize administrative practices and increase clarity and legal certainty for businesses. For example, proposed amendments would provide the Canadian Intellectual Property Office with the ability to extend key deadlines in cases of force majeure events such as floods or ice storms.

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Table 3.1.1

Supporting the Manufacturing Sector and Investing in Advanced Research

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Encouraging Investment in Canada’s Manufacturing Sector
Tax Support for Manufacturing Investment			120	310	360	325	1,115
Fostering Automotive Supplier Innovation		8	17	25	30	20	100
Developing the Canadian Aerospace Supply Chain			6				6
Maximizing Economic Benefits From Defence Procurement			3	3	3	3	10
Subtotal—Encouraging Investment in Canada’s Manufacturing Sector		8	146	338	393	348	1,231

Supporting World-Class Advanced Research
Supporting Research, Infrastructure and Talent
Investing in Leading-Edge Research Infrastructure Through the Canada Foundation for Innovation				97	207	270	574
Supporting Canada’s High-Speed Research Network		21	21	21	21	21	105
Supporting Leading-Edge Research Through the Granting Councils			46	46	46	46	184
Confirming Canada’s Participation in the World-Leading Thirty Meter Telescope	25	24	42	43	49	19	201
Investing in Canada’s Premier Strengths in Physics		6	9	10	10	10	45
Supporting Atomic Energy of Canada Limited			4	4	5	5	19
Renewing Funding for the Council of Canadian Academies		3	3	3	3	3	15
Supporting Business Innovation
Supporting Commercialization of Space Technologies			10	10	5	5	30
Fostering Business-Driven Research and Development at the National Research Council		60	60				119
Internships for Next Generation of Research and Development Leaders			11	14	16	16	56
Fostering International Science and Technology Partnerships		1	1	1	1	1	5
Subtotal—Supporting World-Class Advanced Research	25	115	206	249	363	396	1,354

Total—Supporting the Manufacturing Sector and Investing in Advanced Research	25	123	351	586	756	744	2,585
Less funds existing in the fiscal framework		89	104	46	21	21	280
Less funds sourced from internal reallocations	25	24	24	8	9	3	93

Net Fiscal Cost		10	224	532	726	720	2,211
Note:	Totals may not add due to rounding.

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Chapter 3.2

Helping Small Businesses and Entrepreneurs Create Jobs

Highlights

Helping Small Businesses Grow and Fostering Entrepreneurship

✓	Reducing taxes further for small businesses.

✓	Increasing the Lifetime Capital Gains Exemption to $1 million for owners of farm and fishing businesses.

✓	Improving access to financing for Canadian small businesses.

✓	Expanding services of the Business Development Bank of Canada and Export Development Canada to help small and medium-sized enterprises.

✓	Increasing access to venture capital financing to help innovative, high-growth companies grow and create jobs.

✓	Providing $14 million over two years to Futurpreneur Canada in support of young entrepreneurs.

✓	Supporting the Action Plan for Women Entrepreneurs to help women business owners succeed.

Reducing Red Tape for Businesses and Enhancing Corporate Governance

✓	Reducing the frequency of remittances for the smallest new employers.

✓	Launching the planning and preparation required for federal adoption of the Business Number as a Common Business Identifier.

✓	Modernizing Canada’s federal corporate governance framework to facilitate best practices, including increasing women’s participation in corporate leadership.

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Introduction

The Government has worked to foster an environment in which businesses can grow and contribute to Canada’s long-term prosperity. It recognizes the vital role that small businesses play in creating jobs and generating economic growth, and that strong business strategies are central to a company’s success in creating and sustaining a competitive edge. Since 2006, the Government has taken significant action to support job-creating businesses by lowering taxes, cutting red tape and encouraging entrepreneurship.

Economic Action Plan 2015 builds on this foundation through measures that will:

•	Further reduce taxes for small businesses.

•	Improve entrepreneurs’ access to financing and advice.

•	Reduce job-killing red tape that hurts businesses and entrepreneurs.

•	Foster a greater role for women in establishing, growing and leading companies.

These actions, together with Economic Action Plan 2015 initiatives to encourage investment, expand trade and connect Canadians with available jobs, will help entrepreneurs to grow their businesses and create jobs.

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Helping Small Businesses Grow and Fostering Entrepreneurship

Small businesses are critical to the health of the Canadian economy. They represent 99 per cent of all businesses in the country and employ half of all Canadians working in the private sector. Through reduced business taxes, improved access to finance, increased support for mentoring, and new tools and resources to assist entrepreneurs, the Government has encouraged and supported the growth and success of small businesses.

To help small businesses grow and create jobs, the Government has delivered substantial ongoing tax relief to small businesses and their owners. This includes both a reduction in the corporate income tax rate for small businesses to 11 per cent and increases in the amount of income eligible for this lower rate to $500,000. Together, these changes are reducing taxes for small businesses by an estimated $2.2 billion in 2015 alone. Small business owners are also benefitting from increases to the Lifetime Capital Gains Exemption.

On September 11, 2014, the Government announced further action to create jobs, growth and long-term prosperity with the introduction of the Small Business Job Credit. Almost 90 per cent of Employment Insurance (EI) premium-paying businesses, about 780,000 in total, will directly benefit from the credit. This credit is expected to save small businesses more than $550 million over 2015 and 2016, and will cut their EI premiums by nearly 15 per cent.

Building on past support, the Government will continue to invest in policies that foster entrepreneurship and help small businesses to grow and thrive. Small businesses are of vital importance to Canada’s economic performance; their success remains a top priority of the Government.

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A Strong Record of Support for Small Businesses

This Government has delivered substantial ongoing tax relief to small businesses and small business owners by:

•   Reducing the small business tax rate to 11 per cent as of 2008 and increasing the amount of annual income eligible for this lower rate from $300,000 to $400,000 in 2007 and to $500,000 in 2009.

•   Reducing the general corporate income tax rate to 15 per cent in 2012 from 22.12 per cent in 2007. This benefits successful small businesses when their income exceeds $500,000.

•   Increasing the Lifetime Capital Gains Exemption (LCGE) on qualified small business shares to $750,000 from $500,000 in 2007. The Government further increased the LCGE to $800,000 for 2014 and indexed the new limit to inflation, bringing it to $813,600 for 2015. The LCGE is estimated to be delivering over $1 billion of federal tax relief annually to small business owners and owners of farm and fishing businesses.

In addition, the Government has provided support to small businesses through a number of initiatives, including:

•   Providing $100 million to the Canada Accelerator and Incubator Program to help entrepreneurs create new companies and realize the potential of their ideas through intensive mentoring and other resources to develop their business.

•   Doubling the budget of the Industrial Research Assistance Program with a further $110 million per year, to better support research and development by small and medium-sized firms through advice and financial support.

•   Committing up to $400 million under the Venture Capital Action Plan to increase financing for innovative, high-growth companies.

•   Saving Canadian businesses over $22 million in administrative burden, as well as 290,000 hours in time spent dealing with red tape, through the One-for-One Rule under the Red Tape Reduction Action Plan.

•   Funding of $3 million per year, ongoing, to make BizPaL permanent. BizPaL is an online service that helps small businesses cut through red tape by creating a tailored list of permits and licences from all levels of government necessary to operate their specific businesses.

•   Launching the Canada Job Grant to encourage greater employer participation in skills training decisions and ensure that training is better aligned with job opportunities.

•   Supporting up to 1,000 internships for recent post-secondary graduates in small and medium-sized enterprises through a reallocation of $15 million annually within the Youth Employment Strategy.

•   Unilaterally eliminating close to 1,900 tariffs since 2009, providing more than $525 million in annual tariff relief, and making Canada a tariff-free zone for industrial manufacturers.

•   Opening new markets and supporting exporting businesses through the Global Markets Action Plan, which aims to nearly double the number of Canadian small and medium-sized enterprises exporting to emerging markets, from 11,000 to 21,000.

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Small Business Job Credit

In recognition of the important contribution that small businesses across the country make to job creation and economic growth, the Government announced the Small Business Job Credit in September 2014.

•   The credit will provide relief to small businesses for Employment Insurance (EI) premiums paid in 2015 and 2016. The credit will be available to any firm paying employer EI premiums equal to or less than $15,000 in those years.

•   The credit will effectively reduce small businesses’ EI premium rate by 28 cents from the legislated rate of $1.88 to $1.60 per $100 of insurable earnings. The credit is calculated as the difference between premiums paid at the legislated rate and the reduced small business rate.

•   The credit is expected to provide savings of more than $550 million over the next two years for small businesses. Almost 90 per cent of all EI premium-paying businesses in Canada will receive the credit, reducing their EI payroll taxes by nearly 15 per cent.

Lowering the EI Premium Rate in 2017

Economic Action Plan 2015 reaffirms the Government’s commitment to implementing the seven-year, break-even EI premium rate-setting mechanism in 2017.

This Government understands that small businesses are a cornerstone of the economy—creating jobs that support families in our communities. That is why this Government has protected businesses from substantial rate increases in EI premiums to ensure stability and predictability for employers and employees.

The Government’s actions to date include freezing the EI premium rate for employees at the 2013 level of $1.88 per $100 of insurable earnings until 2016. In 2014, this left $660 million in the pockets of job creators and their employees. The Government also introduced the Small Business Job Credit in 2014 to lower small businesses’ EI premiums from the current legislated rate of $1.88 to $1.60 per $100 of insurable earnings in 2015 and 2016. Any firm that pays employer premiums equal to or less than $15,000 in those years will be eligible for the credit.

In 2017, the Government will implement the seven-year break-even EI premium rate-setting mechanism, which will ensure that EI premiums are no higher than needed to pay for the EI program over time. Any cumulative surplus recorded in the EI Operating Account will be returned to employers and employees through lower EI premium rates once the new mechanism takes effect.

This is expected to result in a substantial reduction in the EI premium rate, from $1.88 in 2016 to an estimated $1.49 in 2017, a reduction of 21 per cent.

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Example: Employment Insurance Premiums—Additional Relief for Small Businesses

A technology firm in Halifax, Nova Scotia, has 15 employees with average salaries of $40,000. The company’s Employment Insurance (EI) premiums are too high to qualify for the Small Business Job Credit. At a rate of $1.88 per $100 of insurable earnings, the company will pay $15,792 in employer EI premiums in 2015 and 2016. At the estimated rate of $1.49 in 2017, the company’s EI premiums will be reduced by $3,276 to $12,516. These are real savings that the company can reinvest to fuel growth and create new jobs.

Reducing Taxes for Small Businesses

Economic Action Plan 2015 proposes to reduce the small business tax rate from 11 per cent to 9 per cent by 2019.

Recognizing the important role of small businesses in Canada as job creators, the Government is committed to keeping taxes low for small businesses across the country. Canada’s federal income tax system supports small businesses through a preferential tax rate for Canadian-controlled private corporations with less than $15 million in taxable capital. The small business tax rate, which was reduced to 11 per cent in 2008, generally applies to the first $500,000 per year of qualifying active business income. This preferential rate allows small businesses to retain more earnings that can be used to reinvest and create jobs. Almost 700,000 small businesses benefit annually from this lower rate.

To further encourage small business growth, Economic Action Plan 2015 proposes to further reduce the small business tax rate to 9 per cent by 2019. This will be the largest tax rate cut for small businesses in more than 25 years. This 2-percentage-point reduction will be phased in as follows:

•	10.5 per cent effective January 1, 2016;

•	10 per cent effective January 1, 2017;

•	9.5 per cent effective January 1, 2018; and

•	9 per cent effective January 1, 2019.

It is estimated that this measure will reduce taxes for small businesses and their owners by $2.7 billion over the 2015–16 to 2019–20 period.

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For example, as a result of actions already taken by the Government to reduce the small business tax rate and increase the amount of income eligible for that rate, the amount of federal corporate income tax paid by a small business with $500,000 of taxable income is 34 per cent lower in 2015 than in 2006 (Chart 3.2.1). When the proposed reduction in the small business tax rate takes full effect in 2019, the amount of federal corporate income tax paid by this business will be 46 per cent lower than in 2006. This represents an annual tax reduction of up to $38,600 that can be reinvested in the business to fuel its growth.

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Tax Savings From Small Business Tax Reductions

A small business that operates a number of food trucks in the Kitchener-Waterloo region currently has $100,000 in annual taxable income. The proposal to reduce the small business tax rate to 9 per cent will reduce its federal corporate income tax bill to $9,000 by 2019—$4,120 less than it would have paid in 2006 (a reduction of 31 per cent). It can use this amount to invest in new equipment or to increase an employee’s hours.

A small business based in Moncton offers career counselling and coaching. It has grown rapidly in recent years and its annual taxable income is currently $400,000. With the proposal to reduce the small business tax rate to 9 per cent, this business will pay $36,000 in federal corporate income tax in 2019—$25,480, or 41 per cent, less than it would have paid in 2006. These additional after-tax earnings can be used to acquire more suitable office space or to explore future growth opportunities.

Increasing the Lifetime Capital Gains Exemption to $1 Million for Owners of Farm and Fishing Businesses

Economic Action Plan 2015 proposes to increase the Lifetime Capital Gains Exemption for qualified farm or fishing property to $1 million.

The Lifetime Capital Gains Exemption (LCGE) for farm or fishing property provides an incentive to invest in the development of productive farm and fishing businesses, and helps farm and fishing business owners to accumulate capital for retirement. Budget 2007 increased the LCGE for qualified farm or fishing property to $750,000 from $500,000, the first increase in the exemption since 1988. Economic Action Plan 2013 further increased the LCGE for qualified farm or fishing property to $800,000 for 2014 and indexed the new limit to inflation, bringing it to $813,600 for 2015.

To allow farm and fishing business owners to maintain more of their capital for retirement, Economic Action Plan 2015 proposes to increase the LCGE applicable to capital gains realized on the disposition of qualified farm or fishing property to $1 million. This measure will apply to dispositions of qualified farm or fishing property that occur on or after Budget Day, 2015.

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For taxation years after 2015, the LCGE for qualified farm or fishing property will be maintained at $1 million until the indexed LCGE applicable to capital gains realized on the disposition of qualified small business shares ($813,600 in 2015) exceeds $1 million. At that time, the same LCGE limit, indexed to inflation, will once again apply to the three types of property.

It is estimated that this measure will reduce capital gains taxes on owners of farm and fishing businesses by about $50 million over the 2015–16 to 2019–20 period.

Tax Savings From Increasing the LCGE for Qualified Farm or Fishing Property to $1 Million

Fred is 65 years old and has owned a farm in southwestern Ontario for the past 40 years.

When Fred retires and sells his farm at the end of 2015, he will realize a capital gain of more than $1 million on his qualified farm property. The $186,400 increase in the LCGE for qualified farm or fishing property means that Fred may receive an additional $27,028 in federal tax relief that will support him in his retirement.

Improving Access to Financing for Canadian Small Businesses

Economic Action Plan 2015 proposes to amend the Canada Small Business Financing Act to allow more small businesses to apply for financing under the Canada Small Business Financing Program and allow larger loans to be made available.

The Canada Small Business Financing Program facilitates the extension of loans by participating private sector financial institutions to small businesses for the acquisition of real property and equipment and for leasehold improvements by sharing the risk with financial institutions. The program helps new businesses get started; helps established firms make improvements and expand; improves access to loans that would not otherwise be available to small businesses; stimulates economic growth; and creates jobs for Canadians.

Since 2006, the program has provided over 50,000 loans to small businesses totalling approximately $1 billion per year.

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Economic Action Plan 2015 proposes to amend the Canada Small Business Financing Act to: (1) increase the maximum loan amount for real property from $500,000 to $1 million; and (2) raise the small business eligibility criteria from firms with gross annual revenues of $5 million or less to firms with gross annual revenues of $10 million or less.

In addition, Economic Action Plan 2015 proposes to increase the maximum duration of government coverage for real property loans from 10 to 15 years under the program. These changes will help enhance the ability of small businesses across Canada to secure capital to grow their business and create jobs.

Expanding Services of the Business Development Bank of Canada to Support Canadian Businesses

Serving over 32,000 entrepreneurs and providing over 8,000 small loans in 2013–14 alone, the Business Development Bank of Canada (BDC) plays an important role in helping Canadian small and medium-sized enterprises to grow and become more competitive, innovate, increase their efficiency and explore new markets, at home and abroad. By offering financial services that are complementary to those of other financial institutions in Canada, BDC works to ensure that small and medium-sized enterprises have the opportunity to grow and succeed.

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Business Development Bank of Canada: Helping Small and Medium-Sized Enterprises Grow and Succeed

The Business Development Bank of Canada (BDC) helps small and medium-sized companies by providing entrepreneurs with financing, investments and advisory services, paying particular attention to companies that face market gaps, in accordance with its complementary role in the Canadian financial services industry. BDC’s services have helped a wide range of small and medium-sized enterprises to grow and succeed:

•   Minipi Lodges has been providing unique fly fishing adventures in Labrador for more than 50 years. As part of a comprehensive effort to help firms exploit digital technologies, BDC Consulting provided the company with a comprehensive Internet strategy, including an overhaul of its digital assets and a targeted e-marketing plan to build the company’s online presence. The investment is paying off in broadening the company’s reach to clients beyond the traditional U.S. Northeast market to other areas in the U.S., as well as Europe and Asia.

•   Groupe Meloche, based in Salaberry-de-Valleyfield, Quebec, provides precision machining, surface treatment, painting and assembly and manufacturing engineering services to the aerospace and defence industries. With a growth rate of more than 25 per cent annually, the company has benefitted from the expertise and approach that BDC brings to this sector, including patient capital solutions that support ambitious investment strategies and the relatively long lead times to develop and bring innovative products to market.

•   Marwood Metal Fabrication Ltd., a provider of steel and aluminum stampings and assemblies, as well as wire and tube products, to the automotive industry, is based in Tillsonburg, Ontario. The company has been a BDC client since 1994. Since then it has grown from 9 to over 450 employees. Marwood continues to grow and innovate, all as part of its long-term plan to support its growing global customer base.

•   Magnum Cementing Services Operations, which is based in Alberta, provides oil companies across Western Canada with sophisticated primary and remedial oilfield cementing services. Formed in 2008, the company has received BDC financing for head office and satellite operations and achieved a track record of technical excellence, in-house equipment fabrication, innovation and integrity.

BDC is developing new initiatives to:

•

Help high-impact small and medium-sized enterprises, which show a strong ambition to grow and succeed, to achieve their full potential. In the coming years, BDC will gradually implement a plan to facilitate access by these firms to tailored solutions at each stage of their development. With a strong pan-Canadian network of partners and a deep knowledge of opportunities and challenges facing entrepreneurs, BDC will leverage expertise drawn from the private sector, governments and other service providers, such as relevant non-profit organizations and academic institutions.

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•

Address the unique needs of high-growth firms (companies with annualized growth of 20 per cent for three consecutive years) with ambitions to pursue growth through an acquisition-based strategy. Entrepreneurs seeking financing in these situations can have few tangible assets to pledge as security but do not wish to dilute their ownership of the business. BDC will increasingly make available quasi-equity solutions in the $2 million to $10 million range to such entrepreneurs. This financing helps companies stay in business and remain in Canadian hands when they might otherwise cease operations or be acquired by foreign interests.

•

Help small and medium-sized enterprises improve productivity and sales by financing the development and application of information and communication technologies (ICT). BDC is committed to providing $200 million per year in ICT loans and $300 million in venture capital investments in ICT firms as part of Digital Canada 150, the federal government’s digital economy strategy.

•	Support regions exhibiting strong growth. With over 100 locations across Canada, BDC plans on opening 9 new business centres and 14 new shared offices over the coming years.

•	Ensure small and medium-sized enterprises across Canada have a greater awareness of and easier access to business solutions.

BDC will continue to work with a variety of stakeholders and partners, including Export Development Canada, Futurpreneur Canada and the 236 Community Futures Development Corporations with which it has partnership agreements, to extend its reach and support a healthy entrepreneurial ecosystem.

New Export Development Canada Initiatives for Canadian Small Businesses

Export Development Canada (EDC), Canada’s export credit agency, plays an important role in supporting small businesses seeking to export for the first time, to increase exports within existing markets or to expand to new ones. Over the last year, EDC has served more than 6,100 small and medium-sized enterprise (SME) customers. EDC supports SME customers by providing them with protection against a variety of risks with accounts receivable insurance, by fulfilling their need to access more working capital financing, and by facilitating their access to foreign markets with market information and introductions to potential buyers. This support is crucial to increase the presence of Canada’s small businesses in key developed and emerging markets and create new jobs for Canadians.

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EDC is developing new initiatives to:

•

Facilitate easy access to credit insurance for SMEs. EDC is launching an online self-service product that provides selective sales insurance coverage, primarily for the small end of the SME spectrum, in minutes.

•

Provide tailored services for high-growth SMEs. EDC is expanding its SME Mentoring Program, which selects companies with high growth aspirations and provides additional customized assistance to help them break into new markets.

•

Extend the corporation’s risk appetite to support SME business opportunities. EDC is tailoring its services to SMEs by “stretching” the corporation’s risk appetite in specific areas, such as providing a 100 per cent loan guarantee to domestic banks to encourage them to increase credit facilities for Canadian SMEs, and increasing the approval rate of SME requests for accounts receivable insurance for their foreign buyers.

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Helping Innovative Companies Grow and Create Jobs Through the Venture Capital Action Plan

Venture capital is a key source of financing that usually comes with the technical and managerial expertise that innovative businesses require to grow and to create jobs. In January 2013, the Government of Canada announced the Venture Capital Action Plan, a comprehensive strategy to increase private sector investment in innovative businesses. The Venture Capital Action Plan has made available:

•	Up to $350 million to establish up to four large-scale private sector-led funds of funds in partnership with institutional and corporate investors as well as interested provinces.

•	An aggregate investment of up to $50 million in established high-performing venture capital funds in Canada.

•	Additional resources to continue developing a robust venture capital system and a strong entrepreneurial culture in Canada.

In partnership with private sector investors and interested provinces, the Government of Canada has created four new private sector-led venture capital funds of funds. These funds of funds are active investors in venture capital funds and in innovative, high-growth companies:

•

Northleaf Venture Catalyst Fund is managing $233.5 million in new venture capital financing, which includes investments of $156 million from private sector investors and $38.75 million from each of the Governments of Canada and Ontario. Northleaf Capital Partners is seeking additional commitments to reach a target fund size of $300 million.

•

Teralys Capital Innovation Fund is managing $279 million in new venture capital financing, which includes investments of $186 million from private sector investors and $46.5 million from each of the Governments of Canada and Quebec. This fund has an emphasis on investment opportunities in the life sciences sector. Teralys Capital is seeking additional commitments to reach a target fund size of $375 million.

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•

Kensington Venture Fund is managing $160 million in new venture capital financing, which includes investments of $107 million from private sector investors and $53 million from the Government of Canada. This fund has an emphasis on investment opportunities in clean technology and energy technology as well as information and communication technologies. Kensington Capital Partners is seeking additional commitments to reach a target fund size of $300 million.

•

HarbourVest Canada Growth Fund is managing $197.2 million in new venture capital financing, which includes investments of $131.5 million from private sector investors and $65.7 million from the Government of Canada in the first close. Managed by HarbourVest Partners, the fund is focused on investment opportunities in the information and communication technologies sector, and is open to investors until the spring of 2016 to reach its target fund size of $375 million.

Innovative Companies Benefitting From the Venture Capital Action Plan

Innovative, high-growth companies need financing as well as technical and managerial expertise to grow and create jobs. Recognizing these needs, the Government, in partnership with private sector investors and interested provinces, invested in four large-scale private sector-led funds of funds established under the Venture Capital Action Plan. The fund managers of the funds of funds are responsible for making investments that are market-oriented and focused on maximizing returns, managing the day-to-day activities of the funds of funds, and securing additional investments for the funds.

As of April 1, 2015, Northleaf Capital Partners and Kensington Capital Partners have publicly announced investments by Northleaf Venture Catalyst Fund and Kensington Venture Fund, respectively:

•    Northleaf Venture Catalyst Fund has invested in XPV Water Fund II, Georgian Partners Growth Fund II, Versant Venture Capital Fund V, Version One Ventures II and Golden Venture Partners II, helping these underlying venture capital funds to achieve their close and commence investments in innovative, high-growth companies.

•    Northleaf Venture Catalyst Fund has also invested directly in innovative, high-growth companies such as Wattpad (an online storytelling and publishing platform), Vision Critical (a customer intelligence and research firm), Silanis (a global leader in electronic signature services) and eSentire (a cyber-security service provider).

•    Kensington Venture Fund announced investments in three underlying venture capital funds: Georgian Partners Growth Fund II, Novacap TMT IV and Walden Venture Capital VIII; and directly in Blue Ant Media, a high-growth media company that creates and distributes Canadian content internationally.

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The Government of Canada has also invested an aggregate of $50 million in four high-performing funds (Lumira Capital II, Real Ventures Fund III, CTI Life Sciences Fund II and Relay Ventures III) in Canada that focus on investment opportunities in the life sciences and information and communication technologies sectors. These investments are helping innovative businesses access the capital they need to grow and create jobs.

The Government of Canada is implementing the Canada Accelerator and Incubator Program to help outstanding and high-potential incubator and accelerator organizations in Canada expand their support to entrepreneurs, supported by $100 million from Economic Action Plan 2013 and 2014. Business accelerators and incubators offer mentoring, financial support, business advice, commercialization support, office and development space and complementary services to entrepreneurs with a view to increasing the number of innovative firms that are investment-ready and able to develop into sustainable, high-growth businesses. Fifteen organizations were chosen to advance in the selection process under this program and, to date, funding has been awarded to 14 organizations across Canada. Program recipients are located in every Canadian region.

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Canada Accelerator and Incubator Program

The Government of Canada is making available $100 million to help outstanding and high-potential incubator and accelerator organizations expand their support to entrepreneurs. The following 15 organizations have advanced in the selection process and funding levels have been announced as indicated below:

BC Technology Industry Association ($10.4 million)

Bioenterprise Corporation ($2.5 million)

Centre d’entreprises et d’innovation de Montréal ($6.2 million)

Centre for Drug Research and Development, in collaboration with CDRD Ventures Inc. ($10.9 million)

Communitech Corporation, in collaboration with University of Waterloo Velocity, Laurier LaunchPad, and the Waterloo Accelerator Centre (funding not yet announced)

Corporation Inno-Centre du Québec ($3.3 million)

HIGHLINE, formerly GrowLab Ventures Inc. and Extreme Startups ($0.6 million) Invest Ottawa, in collaboration with Wesley Clover, PARTEQ Innovations, and Innovation Park at Queen’s University ($7.7 million)

Manitoba Technology Accelerator ($1.06 million)

Prince Edward Island BioAlliance Inc. ($3.8 million)

Propel ICT ($2.9 million)

Ryerson University, in collaboration with Simon Fraser University and University of Ontario Institute of Technology ($10.7 million)

The Next 36 ($2.7 million)

University of Alberta, in collaboration with TEC Edmonton and Innovate Calgary ($6 million)

Wavefront Wireless Commercialization Centre Society ($9.5 million)

Supporting Young Entrepreneurs Through Futurpreneur Canada

Economic Action Plan 2015 proposes to provide $14 million over two years, starting in 2015–16, to Futurpreneur Canada to support young entrepreneurs.

Entrepreneurship is critical to fostering innovation, economic growth and improvements in quality of life. The Government is committed to providing young entrepreneurs with the tools they need to become the business leaders of tomorrow.

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Futurpreneur Canada is a national not-for-profit organization that helps young entrepreneurs become successful business leaders through mentorship, learning resources and start-up financing. Since its inception in 1996, Futurpreneur Canada has helped more than 7,500 young entrepreneurs launch over 6,200 businesses. The Government has provided Futurpreneur Canada with over $58 million in support since 2006.

Economic Action Plan 2015 proposes to provide $14 million over two years to Futurpreneur Canada, starting in 2015–16. Through Futurpreneur Canada, the Government will help young entrepreneurs access financing and mentoring, thereby contributing to small business growth and success. This funding is conditional on Futurpreneur Canada raising matching funds from non-federal sources.

Supporting Women in Business Through the Action Plan for Women Entrepreneurs

Economic Action Plan 2015 announces support for the Action Plan for Women Entrepreneurs in order to help women entrepreneurs succeed, through mentorship and increased access to credit and international markets.

The Government is committed to continuing support for women entrepreneurs to grow their businesses. Through the new Action Plan for Women Entrepreneurs (Action Plan), the Government is helping to connect women with the tools they need to succeed in business. This includes a series of initiatives targeted at supporting women entrepreneurs through mentorship, networking opportunities, and increased access to financing and international markets.

Economic Action Plan 2015 announces that the Government will support the Action Plan for Women Entrepreneurs. Key initiatives under the Action Plan include: an online platform to foster networking; the “Just One Pledge” campaign to encourage mentorship and championing; enhanced trade missions for companies led by women entrepreneurs; the Business Development Bank of Canada making available $700 million over three years to finance women-owned businesses; and a national forum to bring together women entrepreneurs and provide them with tools, networks and connections they need to reach their full growth potential.

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Reducing Red Tape for Businesses and Enhancing Corporate Governance

The Government has taken a number of steps to reduce red tape for businesses. Since its implementation in 2012, the Red Tape Reduction Action Plan has proved to be a successful, system-wide control on the growth of regulatory red tape while maintaining high standards for safety and protection. The One-for-One Rule and other Red Tape Reduction Action Plan (Action Plan) reforms have brought a new level of discipline to how the Government fosters a more predictable environment for businesses. The Government has made tangible progress in cutting red tape for Canadians and businesses, including:

•

Saving Canadian businesses over $22 million in administrative burden, as well as 290,000 hours in time spent dealing with red tape, through the One-for-One Rule, whereby regulators must remove a regulation each time they introduce a new regulation that imposes administrative burden on business.

•

Posting 34 new service standards and over 100 pre-existing service standards in compliance with the requirements of the Action Plan, making the approval process for complying with regulations more transparent for businesses.

•

Making the regulatory system more predictable by publishing 40 forward regulatory plans highlighting upcoming regulatory changes and containing over 400 anticipated regulatory initiatives, with all major regulators covered.

•

Fulfilling a commitment under the Action Plan by completing and releasing the Administrative Burden Baseline initiative’s count of regulatory requirements. As of June 30, 2014, the Government of Canada had a total of 129,860 federal requirements in regulations and related forms that imposed administrative burden on businesses in Canada. Federal departments will update this count annually to contribute to openness and transparency in the monitoring and reporting of red tape.

The Government has also followed through on its commitment to legislate the One-for-One Rule, making Canada the first country to introduce legislation for such a rule.

Over the next year, the Government will build on its record of reducing red tape to encourage an environment more conducive to the growth and success of small businesses. To further improve the overall conditions for business investment, the Government will also continue to modernize Canada’s legal and regulatory frameworks in the area of corporate governance.

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Reducing the Tax Compliance Burden

A fair and well-functioning tax system facilitates compliance and simplifies administration. Through ongoing review and revision of the tax system and its administration, the Government has made important advances in reducing the tax compliance burden.

The Government’s sustained approach to reducing the administrative burden associated with the tax system has made a significant contribution to the broader initiative to eliminate unnecessary red tape. A PwC study analyzing the ease of paying taxes in 189 countries, titled Paying Taxes 2015, reflects the positive impact of the Government’s systematic approach to reducing the tax compliance burden. According to the study, it takes 25 per cent less time for a business in Canada to prepare, file, and pay its taxes each year than is the case for a business in the United States.

Actions to reduce the tax compliance burden have had positive results:

•

The Canada-Ontario Tax Collection Agreement was amended to provide for federal administration of Ontario’s corporate taxes for taxation years that end after 2008. PwC estimated that this change reduces compliance costs by more than $135 million annually for Ontario businesses, by allowing for a single annual tax form, a single tax collector and one set of income tax rules.

•

The streamlining of sales taxes has resulted in substantial savings to businesses in Ontario and Prince Edward Island. For example, the Province of Ontario estimates the savings for businesses in Ontario to be in excess of $500 million annually, as businesses now only have to file and remit a single sales tax.

•

Budget 2007 and Economic Action Plan 2014 reduced the frequency of required tax remittances and filings for small businesses in respect of income taxes, source deductions and sales taxes. These measures continue to reduce the paperwork burden, eliminating the requirement for an estimated 8.7 million filings and remittances annually for more than 970,000 small and medium-sized employers.

The Government is continuing to reduce the tax compliance burden through new actions in Economic Action Plan 2015. In addition, the Government intends to continue the consultation launched in Economic Action Plan 2014 on the conversion of eligible capital property into a new class of depreciable capital property.

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A Quarterly Remitter Category for New Employers

Economic Action Plan 2015 proposes to assist the smallest new employers by reducing the frequency of required remittance payments by two-thirds. An estimated 80,000 new employers each year will benefit and an estimated 640,000 required payments to the Canada Revenue Agency will be eliminated annually.

Throughout the taxation year, employers are required to withhold from employee wages amounts in respect of personal income tax and the employee portions of Canada Pension Plan (CPP) contributions and Employment Insurance (EI) premiums. Businesses then remit these withholdings to the Government, along with the employer portions of CPP contributions and EI premiums.

Currently, new employers must remit withholdings monthly for at least one year. After that, they may be eligible to apply for quarterly remitting if they have an average monthly withholding amount of less than $3,000 and have demonstrated a perfect compliance record over the preceding 12 months. The requirement to remit withholdings monthly until a track record has been established can be onerous for new businesses and other small employers, such as families that hire someone to help care for a child or ailing relative.

To make it easier for the smallest new employers to file and pay taxes, Economic Action Plan 2015 proposes to reduce the number of remittance payments that new employers must prepare and submit to the Canada Revenue Agency. Beginning in 2016, new employers will be eligible for quarterly remitting if they have monthly withholdings of less than $1,000 and maintain a perfect compliance record in respect of their Canadian tax obligations. This amount of withholdings corresponds to the withholdings related to one employee at a salary of up to $43,500, depending on the province of residence. The proposed changes will mean that, each year, an estimated 80,000 new employers will see their number of required remittance payments cut by two-thirds, eliminating the requirement for an estimated 640,000 payments each year.

While this measure will not affect the amount of tax owing, it is estimated that changes in the timing of remittances will increase public debt charges by about $4 million over the 2016–17 to 2019–20 period.

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Consulting on the Active Versus Passive Business Income Rules for the Small Business Deduction

Economic Action Plan 2015 proposes to review the rules used to define active versus passive income.

The small business deduction is available on up to $500,000 of active business income of a Canadian-controlled private corporation. Stakeholders, such as self-storage facilities and campgrounds, have expressed concern as to the application of the rules used to define passive versus active business income. To continue to improve the fairness and simplicity of the tax system, the Government will conduct a review of the active versus passive business income rules for purposes of the small business deduction.

Expanding the Use of Business Numbers

Economic Action Plan 2015 announces the Government’s commitment to undertake the initial planning and preparation required for federal adoption of the Business Number as a Common Business Identifier. In addition, Economic Action Plan 2015 proposes to give the Minister of Employment and Social Development and the Minister of Labour the authority to collect, use and verify Business Numbers to administer business-facing programs for which they are responsible.

The Government is continuing to cut red tape and expand electronic services for businesses. Economic Action Plan 2015 announces the Government’s commitment to undertake the planning and preparation required for federal adoption of the Business Number, and its initial implementation. The Business Number is a nine-digit number that the Canada Revenue Agency assigns to a business (or other organization such as a charity) for tax matters. Under the proposed approach, a business dealing with the federal government would only have to register once to be eligible to access a range of federal programs and services for businesses, instead of having to register separately under each federal service or program. This would make it simpler for businesses to interact with government, reducing red tape and enabling more efficient digital self-service.

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In addition, Economic Action Plan 2015 proposes to give the Minister of Employment and Social Development and the Minister of Labour the authority to collect, use and verify Business Numbers to administer business-facing programs for which they are responsible (i.e., programs that involve direct dealings with businesses). The use of Business Numbers will allow a single identifier to be used to electronically register, provide and update information for multiple government programs. This will reduce paper burden, simplify registration, eliminate duplication, and help businesses access Government services in a more effective manner.

Streamlining Withholding Requirements for Non-Resident Employers

Economic Action Plan 2015 proposes to provide an exception to an income tax withholding requirement for qualifying non-resident employers in respect of payments made to non-resident qualifying employees who have an exemption from Canadian income tax because of a tax treaty.

An employer (including a non-resident employer) is generally required to pay amounts to the Canada Revenue Agency as deductions from an employee’s salary or wages. Amounts paid are held on account of the employee’s Canadian income tax owing. This requirement, known as “Regulation 102”, is a requirement for all employees working in Canada, even if the employee is a non-resident who is exempt from Canadian income tax because of a tax treaty. In these circumstances, if the non-resident employee files a Canadian income tax return, the Canada Revenue Agency will refund all paid amounts.

Economic Action Plan 2015 proposes to streamline the Regulation 102 tax compliance requirements for non-resident employers in relation to non-resident employees working in Canada. Specifically, it is proposed that qualifying non-resident employers be exempted from Regulation 102 tax compliance requirements for non-resident employees where a tax treaty applies and certain other conditions are met.

It is estimated that this measure will reduce federal revenues by about $8 million over the 2016–17 to 2019–20 period.

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Repeated Failure to Report Income Penalty

Economic Action Plan 2015 proposes to amend the penalty for the repeated failure to report income to apply in a taxation year only if a taxpayer fails to report at least $500 of income in the year and in any of the three preceding taxation years.

Penalties may apply when taxpayers fail to report all of their income on their income tax returns. Penalties are designed to promote compliance, while being fair and proportionate. Where a taxpayer fails to report an amount of income in a taxation year and had failed to report an amount of income in any of the three preceding years, the taxpayer is liable to a penalty equal to 10 per cent of the unreported income for that taxation year.

Another penalty (the “gross negligence” penalty) applies if the taxpayer knew or, under circumstances amounting to gross negligence, ought to have known that an amount of income should have been reported. The amount of this penalty is generally equal to 50 per cent of the understatement of tax payable (or the overstatement of tax credits) related to the omission. The penalty for repeated failure to report income does not apply if the gross negligence penalty applies.

Because the penalty for a repeated failure to report income is based on unreported income, rather than the understatement of tax, it can sometimes impose a greater penalty than would have been the case if the gross negligence penalty had instead applied. This result could arise, for example, with a lower-income taxpayer that has failed to report income on which tax was withheld at source.

Economic Action Plan 2015 proposes to amend the penalty for a repeated failure to report income to ensure that it retains its objective of detering non-compliance, but is proportionate in relation to other penalties. It is proposed that the penalty apply in a taxation year only if a taxpayer fails to report at least $500 of income in the year and in any of the three preceding taxation years. The amount of the penalty will equal the lesser of:

•	10 per cent of the amount of unreported income; and

•

an amount equal to 50 per cent of the amount by which the understatement of tax (or the overstatement of tax credits) related to the omission exceeds the amount of any tax paid in respect of the unreported amount (e.g., by an employer as employee withholdings).

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No changes are proposed to the gross negligence penalty, which will continue to apply in cases where a taxpayer fails to report income intentionally or in circumstances amounting to gross negligence.

It is estimated that this measure will reduce federal revenues by about $45 million over the 2016–17 to 2019–20 period.

The Canada Revenue Agency Continues to Cut Red Tape and Improve Services

The Government has continuously engaged small and medium-sized businesses to cut red tape. Collaboration with stakeholders is essential to ensure that the Government’s red tape reduction actions make a real difference for small businesses. Stakeholder organizations that represent small business owners, such as the Canadian Federation of Independent Business (CFIB), are playing a vital role in helping the Canada Revenue Agency (CRA) improve and enhance its service offerings to small and medium-sized businesses.

This collaboration is bringing results. The CRA has taken action to enhance its administrative processes and its service options for businesses, including:

•	Requiring CRA enquiries agents to use a standard Agent ID when dealing with a business, making it easier for business owners and representatives to provide feedback on CRA services.

•	Launching its first mobile reminder app for businesses.

•	Using the Business Number as a common identifier to simplify a business’ dealings with federal, provincial and municipal governments.

•	Expanding online payment options with the launch of pre-authorized debits.

Starting in 2015, the Government will strengthen its partnership with small businesses by launching a new Small Business Consultation Forum involving the CRA and the CFIB. The Forum will meet twice a year and provide the CRA with feedback from the small and medium-sized business community to ensure their needs are reflected in the administration of the Canadian tax system.

Based on the valuable feedback offered by small businesses and their stakeholders, the CRA is taking steps to put in place the following measures:

•	The CRA will partner with the CFIB and other stakeholders to raise awareness of the CRA’s services in the small business community, including the ongoing expansion of its online services.

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•	The CRA will continue to improve the use of plain language in its communications products, with a focus on the 100 most commonly used messages to taxpayers.

•	Building on the My Business Account Enquiries Service, the CRA will work to ensure that taxpayers can rely on written information received in a letter from the Agency and on the CRA website.

•

The CRA will continue to help business owners get it right from the start by establishing the Liaison Officer Initiative as a permanent program. Through this initiative, CRA audit staff offer meetings to business people to discuss tax requirements, respond to questions and provide tips on avoiding common errors particular to their type of business.

•

The CRA will develop a plain-language publication that will provide information to help businesses understand and prepare for the CRA audit process, including their rights, responsibilities and the recourse available to them.

Modernizing Canada’s Corporate

Governance Framework

Economic Action Plan 2015 proposes to modernize Canada’s federal corporate governance framework to increase women’s participation in corporate leadership, improve shareholder democracy and communications, strengthen corporate transparency and reduce the regulatory burden on Canadian businesses.

Recognizing that increasing opportunities for women to serve on corporate boards and in leadership roles makes good business sense, the Government will propose amendments to the Canada Business Corporations Act to promote gender diversity among public companies, using the widely recognized “comply or explain” model of disclosure currently required for TSX-listed companies and by most provincial securities regulators. Amendments will also be proposed to modernize director election processes and communications with shareholders and to strengthen corporate transparency through an explicit ban on bearer instruments, through which the identity of the owner can be concealed. Amendments to related statutes governing cooperatives and not-for-profit corporations will also be introduced to ensure continued alignment among federal laws.

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Table 3.2.1

Helping Small Businesses and Entrepreneurs Create Jobs

millions of dollars

	2014–2015	2015–2016	2016–2017	2017–2018	2018–2019	2019–2020	Total

Helping Small Businesses Grow and Fostering Entrepreneurship
Small Business Job Credit	80	305	200	-30			555
Reducing Taxes for Small Businesses		-43	180	540	845	1,215	2,737
Increasing the Lifetime Capital Gains Exemption to $1 Million for Owners of Farm and Fishing Businesses		10	10	10	10	10	50
Supporting Young Entrepreneurs Through Futurpreneur Canada		7	7				14
Subtotal—Helping Small Businesses Grow and Fostering Entrepreneurship	80	279	397	520	855	1,225	3,356

Reducing Red Tape for Businesses and Enhancing Corporate Governance
A Quarterly Remitter Category for New Employers			1	1	1	1	4
Streamlining Withholding Requirements for Non-Resident Employers			2	2	2	2	8
Repeated Failure to Report Income Penalty			10	10	10	15	45
Subtotal—Reducing Red Tape for Businesses and Enhancing Corporate Governance			13	13	13	18	57

Total—Helping Small Businesses and Entrepreneurs Create Jobs	80	279	410	533	868	1,243	3,413
Less funds existing in the fiscal framework		9	9				18
Announced in or prior to the Fall Update	80	305	200	-30			555

Net Fiscal Cost		-35	201	563	868	1,243	2,840
Note: Totals may not add due to rounding.

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Chapter 3.3

Training a Highly Skilled Workforce

Highlights

Training the Workforce of Tomorrow

✓	Supporting provinces and territories to facilitate the harmonization of apprenticeship training and certification requirements in targeted Red Seal trades.

✓	Providing $1 million over five years to promote the adoption of the Blue Seal Certification program across Canada.

✓	Making a one-time investment of $65 million to business and industry associations to allow them to work with willing post-secondary institutions to better align curricula with the needs of employers.

✓	Expanding eligibility for the Low- and Middle-Income Canada Student Grants to short duration programs.

✓	Making the Canada Student Loans Program work for families by reducing the expected parental contribution under the needs assessment process.

✓	Removing the penalty on post-secondary students who work by eliminating in-study student income from the Canada Student Loans Program needs assessment process.

✓	Investing $248.5 million over five years in Aboriginal labour market programming.

✓

Investing $2 million over two years, starting in 2016–17, to expand the Computers for Schools program, extending access to refurbished computer equipment to non-profit organizations such as those that support low-income Canadians, seniors and new Canadians.

Supporting Canadian Workers

✓	Investing $53.8 million over two years to extend the current Employment Insurance Working While on Claim pilot project to August 2016.

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✓	Enhancing labour market information, including the launch of a new one-stop national labour market information portal.

✓	Pursuing negotiations with provinces and territories on the $1.95-billion-per-year Labour Market Development Agreements to reorient training towards labour market demand.

✓	Providing $35 million over five years to make permanent the Foreign Credential Recognition Loans pilot project.

Ensuring a Safe and Healthy Workplace

✓	Strengthening Canada Labour Code protections for all employees and interns under federal jurisdiction.

✓	Providing $4.8 million over five years to increase compliance with the health and safety provisions of the Canada Labour Code.

✓	Modernizing the Government Employees Compensation Act to simplify and accelerate claims processing and clarify coverage.

✓	The Government will make every effort to reach agreement with bargaining agents within a reasonable timeframe on necessary reforms to disability and sick leave management.

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Introduction

Canada’s labour market, like many other countries’ labour markets, is shifting towards high-skilled employment. Employment growth over the past three decades has been highest for those with post-secondary education. These trends are expected to continue: about two-thirds of the job openings in Canada over the next decade are expected to be in occupations that require a post-secondary education.

The demand for skills development beyond high school appears particularly pronounced in the skilled trades. Employment in the skilled trades has grown at a robust pace since 2000. The job vacancy rate in the skilled trades has surpassed pre-recession levels and is currently above all occupations (4.9 per cent in the skilled trades compared to 3.9 per cent in all occupations in 2014).

Overall, Canada ranks well internationally in developing its workforce and providing it with skills and education. Canadians are among the most highly educated in the world, placing at the top of all the members of the Organisation of Economic Co-operation and Development (OECD) countries in terms of post-secondary educational attainment. Canada’s labour force participation rate also compares favourably with that in other OECD member countries. Since 2006, the Government has taken action to ensure the development of a skilled, mobile and productive workforce, action which has contributed to the resilience of Canada’s labour market despite the challenging global economic environment of recent years. In fact, the Canadian economy has experienced one of the best performances among the Group of Seven (G-7) economies in terms of output growth and job creation, with over 1.2 million net new jobs created since the recovery began in June 2009. Moreover, high-wage, full-time, private-sector employment has been the main source of job creation over the recovery.

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Post-Secondary Education in Canada

Over 2 million students were enrolled in Canadian post-secondary institutions during the 2012–13 academic year. According to the OECD, over half of Canadians aged 25 to 64 have completed some form of post-secondary education.

The Government of Canada invests over $10 billion annually to support post-secondary education. This includes cash transfer support to provinces and territories through the Canada Social Transfer, direct financial assistance to students through Canada Student Loans and Canada Student Grants, and specific programming targeted to First Nations and Inuit students. The Government also provides significant tax assistance to students and those who support them, including through tax credits for enrolment in post-secondary educational programs.

The Government invests significant funding in training and education. This includes $2.7 billion annually through the Canada Job Fund Agreements, which include the Canada Job Grant; the Labour Market Development Agreements; and the Labour Market Agreements for Persons with Disabilities. A number of targeted federal programs also exist to support the labour market participation of underrepresented groups, including youth, persons with disabilities, Aboriginal peoples and older workers. In addition, over $10 billion annually is invested by the Government in support of post-secondary education, which includes providing students with financial assistance such as Canada Student Loans and Canada Student Grants.

The Government has also created targeted federal programs to support apprentices and the employers that hire them, including, in Economic Action Plan 2014, the creation of the Canada Apprentice Loan to provide apprentices in Red Seal trades with access to over $100 million in interest-free loans each year. Overall, new registrations in apprenticeship programs increased by 23 per cent between 2006 and 2012.

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Investing in Skills Training for Canadians

In 2014–15, the Government transferred $2.7 billion to support labour market programming through:

•    $1.95 billion to provinces and territories through the Labour Market Development Agreements.

•    $500 million to provinces and territories through the Canada Job Fund Agreements as part of the introduction of the Canada Job Grant, which was announced in Economic Action Plan 2013.

•    $222 million to provinces and territories through Labour Market Agreements for Persons with Disabilities.

Over $10 billion annually is invested by the Government in support of post-secondary education, which includes providing students with financial assistance such as Canada Student Loans and Canada Student Grants, the Canada Apprentice Loan, and specific programming targeted to First Nations and Inuit students.

Since 2006, the Government has provided support for skills training for:

•    Youth through the Youth Employment Strategy, with investments of over $330 million per year.

•    Persons with disabilities through the Opportunities Fund, with investments of about $40 million per year.

•    Aboriginal peoples through annual investments of over $400 million, including:

– $350 million per year provided through the Aboriginal Skills and Employment Training Strategy to Aboriginal organizations to provide training and employment services to Aboriginal peoples.

– $210 million over five years through the Skills and Partnership Fund, announced in 2010, to provide Aboriginal peoples with project-specific training that responds to the demands of the Canadian labour market.

– $241 million over five years announced in Economic Action Plan 2013 to help ensure young, on-reserve First Nations Income Assistance recipients who can work have the incentives and training necessary to gain employment.

The Government has also taken actions to support the labour market participation of older Canadians who wish to remain in the workforce:

•    Economic Action Plan 2014 provided $75 million over three years to renew the Targeted Initiative for Older Workers, a federal-provincial-territorial employment program providing assistance to improve the employability of unemployed workers aged 55 to 64.

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Federal Support for Older Workers

Announced in 2006, the Targeted Initiative for Older Workers assists workers aged 55 to 64 living in small communities affected by significant downsizing, closures, or ongoing high unemployment to improve their employability and reintegrate into the labour market. The initiative is cost-shared between the federal and provincial and territorial governments under bilateral agreements.

Economic Action Plan 2014 announced the renewal of the Initiative for an additional three years, starting in 2014—15, representing an investment of $75 million and bringing the total federal investment in the Initiative to an estimated $345 million by 2016—17. Program eligibility was also expanded to communities where employers are experiencing unfilled demand and/or skills mismatches. This demand-driven approach is designed to tailor projects to local needs and further enhance the labour market participation rate of older workers.

To date, more than 35,500 unemployed older workers living in small communities across the country have been targeted to participate in the Initiative.

Despite these significant investments, some challenges remain. Many Canadians are still out of work or underutilized at a time when there are skills and labour market shortages in certain sectors and regions. Most notably, the labour market in the skilled trades has tightened considerably over the economic recovery and Canadian employers are experiencing increasing difficulty hiring skilled trades workers. At the same time, a number of groups are struggling to reach their full potential in the labour market, in particular recent immigrants and Aboriginal peoples.

To this end, Economic Action Plan 2015 proposes a number of concrete actions that respond to current labour market challenges and meet longer-term labour market needs. The Government is also taking steps to strengthen protections under the Canada Labour Code and to modernize the occupational illness and injury management system for federal employees. In addition, the Government will make every effort to reach agreement with bargaining agents within a reasonable timeframe on necessary reforms to disability and sick leave management.

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Training the Workforce of Tomorrow

Like many other countries, Canada’s labour market is shifting towards high-skilled employment, with virtually all net job creation over the past decade in high-skilled, high-wage occupations. Overall, Canada ranks well internationally in developing its workforce and providing it with the skills and education needed to meet this shift in demand.

However, while Canadian youth are participating in post-secondary education at record levels, many struggle to find and maintain suitable employment. Compared to other OECD countries, fewer Canadian students graduate in high-demand fields such as science, technology, engineering and mathematics, and from apprenticeship programs. Employers also report difficulties in finding skilled workers, particularly those with the right combination of technical and “soft” skills, such as the ability to communicate clearly, think strategically and work in teams. These skill shortages speak to a need to better align the education and training system with the skills sought by employers.

This is why the Government has taken steps to help Canada’s next generation gain the skills and experience they need to successfully transition into the workplace. As announced in Economic Action Plan 2014, the Youth Employment Strategy is being improved to provide youth with more practical and real-life work experience including through internships in high-demand fields such as science, technology, engineering, mathematics and the skilled trades, and to help youth make more informed career choices that prepare them for the transition into the labour force. Economic Action Plan 2014 also announced further support for apprenticeship training, for example by creating the Canada Apprentice Loan and the Flexibility and Innovation in Apprenticeship Technical Training pilot project, and renewing the Computers for Schools Program, which provides students and interns with access to information and communications technology equipment and skills training.

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Support for Youth Employment

The Government is committed to ensuring that youth have access to employment opportunities in high-demand fields and that they are provided with the supports they need to be trained and informed labour market participants who achieve their full potential.

Since 2006, the Government has provided support for youth to develop skills and obtain real-life job experience though the Youth Employment Strategy, with current investments of over $330 million per year. Through this Strategy, more than 600,000 youth, including recent post-secondary graduates, summer students and youth at risk, have benefitted from programming designed to enhance their employability skills and facilitate a successful transition into the labour force. Of this amount, more than 74,000 post-secondary graduates and youth at risk have obtained valuable career-related work experience through internships under the Career Focus and Skills Links streams of the Strategy. Another 390,000 youth aged 15 to 30 have obtained summer work experience under the Canada Summer Jobs stream.

In addition, in 2014–15, the National Research Council’s Industrial Research Assistance Program funded about 1,000 internships with innovative small and medium-sized companies, involving total support of $20 million, including $15 million from the Youth Employment Strategy as announced in Economic Action Plan 2014.

Since 2006, the Government’s support for Mitacs’ Accelerate program has allowed graduate students and postdoctoral fellows to apply their specialized expertise to business-related challenges, translating into over 10,000 internships being awarded across Canada.

Economic Action Plan 2015 proposes to build on these initiatives with a number of targeted measures that will help youth obtain training and education that aligns with the evolving needs of the Canadian labour market and ensure that they are equipped with work-ready skills. The Government will also introduce further measures to better support apprentices.

A skilled and engaged Aboriginal labour force can improve the lives of Aboriginal peoples, mitigate employment gaps due to Canada’s aging population and contribute to the growth of the Canadian economy. Economic Action Plan 2015 proposes to provide funding for Aboriginal labour market programming, including the Skills and Partnership Fund, which provides skills development and training for Aboriginal peoples, in partnership with businesses and other levels of government, in order to equip them for jobs in high-demand sectors of the economy, including in high-skilled occupations.

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Supporting Apprenticeship Training

Apprenticeship training plays an important role in Canada’s post-secondary education system, providing skills and knowledge necessary to power and grow the Canadian economy. Supporting the take-up and completion of apprenticeships, followed by certification, contributes to increasing the supply of skilled labour.

Since 2006, the Government has recognized the importance of apprentices to Canada’s economy and has committed substantial financial support to apprentices and the employers that hire them.

Support for Apprentices

Federal government support for apprentices includes:

•   The Apprenticeship Incentive Grant, introduced in Budget 2006, is a taxable grant of $1,000 per year, up to a maximum of $2,000 per person, available to registered apprentices once they have successfully finished their first or second year/level (or equivalent) of an apprenticeship program. Over 387,000 Apprenticeship Incentive Grants have been disbursed since 2006.

•   The Apprenticeship Completion Grant, introduced in Budget 2009, is a taxable grant of a maximum of $2,000 available to registered apprentices who have successfully completed their apprenticeship training and obtained their journeyperson certification in a designated Red Seal trade. Since 2009, approximately 137,000 Apprenticeship Completion Grants have been disbursed.

•   The Tradesperson’s Tools Deduction, introduced in Budget 2006, allows tradespersons to deduct from their income part of the cost of eligible tools they must acquire as a condition of employment. About 20,000 tradespersons claim this deduction each year.

•   The Apprenticeship Job Creation Tax Credit, introduced in Budget 2006, encourages employers to hire new apprentices in eligible trades by providing a tax credit of 10 per cent of the wages payable to eligible apprentices in the first two years of their apprenticeship program (up to a maximum credit of $2,000 per apprentice, per year). More than 11,700 businesses benefitted from the credit in 2013.

•   The fees eligible for the Tuition Tax Credit were extended starting in 2011 to include occupational, trade and professional examination fees required to obtain a professional status, or certification or license in order to practice a profession or trade in Canada. It is estimated that more than 30,000 individuals are benefitting from this enhancement each year.

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Support for Apprentices

Economic Action Plan 2013 created additional opportunities for apprentices by:

•   Reallocating $4 million over three years to work with provinces and territories to harmonize requirements for apprentices, as well as examine the use of practical tests as a method of assessment, in targeted skilled trades.

•   Introducing measures to support the use of apprentices through federal construction and maintenance contracts, the Investment in Affordable Housing and infrastructure projects receiving federal funding.

Economic Action Plan 2014 further supported apprentices by:

•   Creating the Canada Apprentice Loan, which provides interest-free loans of up to $4,000 per period of technical training to help registered apprentices in Red Seal trades with the costs of training. It is estimated that at least 26,000 apprentices per year will apply for over $100 million in loans.

•   Introducing the Flexibility and Innovation in Apprenticeship Technical Training pilot project to expand innovative approaches to the delivery of apprentice technical training aimed at reducing non-financial barriers to completing training and obtaining certification.

Supporting Apprentices at Every Stage

David is registered in a four-year apprenticeship program at his local community college in Ontario to become a Heavy Duty Equipment Technician, which is a Red Seal trade. The apprenticeship program consists of a combination of workplace-based training and two months of in-class technical training per year over three years. David’s expenses for this year include $400 in tuition and $2,500 in tools. David’s workplace-based training allows him to earn $25,000 annually.

In recognition of the costs he incurs as an apprentice, David is able to receive $447 in federal tax relief in 2015, including:

•   $60 under the Tuition Tax Credit for his annual tuition of $400.

•   $120 under the Education Tax Credit (based on a credit amount of $400 per month for the in-class portion of his training).

•   $20 under the Textbook Tax Credit (based on a credit amount of $65 per month for the in-class portion of his training).

•   $172 from the Canada Employment Credit, which provides a non-refundable tax credit based on an amount of $1,146.

•   $75 from the Tradesperson’s Tools Deduction, which allows tradespersons to deduct from their income up to $500 of the total cost of eligible tools acquired in a taxation year that exceeds the amount of the Canada Employment Credit.

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Supporting Apprentices at Every Stage

In addition to the personal income tax relief that David receives, his employer is eligible for a tax reduction of $2,000 per year, the maximum credit under the Apprenticeship Job Creation Tax Credit, during the first two years of David’s apprenticeship program.

David may also claim the Apprenticeship Incentive Grant of $1,000 during each of the first two years of his apprenticeship program, and when he successfully completes his apprenticeship program and obtains his provincial/territorial journeyperson certification, he can apply for the Apprenticeship Completion Grant of $2,000.

In addition, David may apply for the Canada Apprentice Loan of up to $4,000 per period of technical training to help pay for tuition, tools, equipment and living expenses.

Because he has paid premiums and meets all the Employment Insurance (EI) program eligibility requirements, David can receive EI regular benefits when he begins his in-class technical training. Although there is a normal two-week waiting period as an apprentice, the waiting period would be waived for David’s subsequent in-class technical training sessions.

David could also be eligible for EI Part II support delivered in partnership with the province under the Labour Market Development Agreement. EI Part II support could cover training-related expenditures such as basic living expenses, relocation/commuting costs, training materials and child care expenses.

Providing Support to Provinces and Territories to Harmonize Apprenticeship Training

Economic Action Plan 2015 proposes to extend further support to the provinces and territories to facilitate the harmonization of apprenticeship training and certification requirements in targeted Red Seal trades.

The Government recognizes that skilled trades are essential to Canada’s economic prosperity. To reduce barriers to accreditation in the skilled trades and improve labour mobility, Economic Action Plan 2015 proposes to extend further support to the provinces and territories for implementing recommendations made by the Canadian Council of Directors of Apprenticeship to harmonize apprenticeship training and certification requirements in targeted Red Seal trades. For example, jurisdictions will work towards adopting common sequencing for technical training curriculum content and similar total hours for training, both in-class and on-the-job.

This measure will directly benefit apprentices by ensuring that they are able to have their credentials recognized in all Canadian provinces, making it easier to relocate to work and train where the jobs are.

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Promoting Blue Seal Certification

Economic Action Plan 2015 proposes to provide $1 million over five years, starting in 2015–16, to promote the adoption of the Blue Seal Certification program across Canada.

The Blue Seal Certification program is designed to encourage journeypersons in skilled trades to improve their business skills after they have achieved journeyperson status. Under the program, journeypersons can obtain a Blue Seal by completing 150 hours of study in one or more of 18 business-related subject areas offered by an approved training provider. Blue Seal Certification can help entrepreneurial tradespeople succeed and encourage more journeypersons to start or expand their own business, increasing the number of employers able to offer apprenticeship positions. Currently, the Blue Seal Certificate is only awarded in Alberta and Saskatchewan, with a similar certificate offered in the Atlantic provinces through the new Atlantic Trades Business Seal Program.

In line with the Government’s commitments to encourage entrepreneurship, Economic Action Plan 2015 proposes to provide $1 million over five years to Employment and Social Development Canada’s Red Seal Secretariat to promote the adoption of the Blue Seal Certification program across Canada.

Increasing awareness of Blue Seal certification nationally will increase chances of business success for entrepreneurial tradespeople, [offer] more succession planning options for retiring tradespeople, and [provide] additional incentive for apprentices to complete their certification.

—Polytechnics Canada

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Fostering Training That Responds to Employer Needs

Economic Action Plan 2015 proposes to provide a one-time investment of $65 million over four years, starting in 2016–17, to business and industry associations to allow them to work with willing post-secondary institutions to better align curricula with the needs of employers.

In recent years the Government has taken important steps to reform the skills training system to help Canadians acquire the skills that will get them hired or help them get better jobs. Building on these actions, Economic Action Plan 2015 proposes to provide a one-time investment of $65 million over four years, starting in 2016–17, to business and industry associations to support partnerships between employers and willing educational institutions. Through these partnerships, groups of employers and industry organizations will work with willing post-secondary institutions to develop curricula and programs that are aligned with the specific skills needs of the labour market.

For example, during the first phase of this initiative Canadian Manufacturers & Exporters, Canada’s largest trade and industry association, will work with Siemens Canada and several post-secondary institutions to develop a new curriculum in support of an advanced manufacturing skills certification. This initiative would be subsequently expanded to other industries, such as mining and forestry; employers, including SMEs; and willing post-secondary institutions. This action will support the productivity and competitiveness of Canadian employers while ensuring that post-secondary students and recent graduates have the necessary skills to successfully transition into the workforce.

Expanding Eligibility for Canada Student Grants

Economic Action Plan 2015 proposes to provide $184 million over four years, starting in 2016–17, to expand eligibility for Canada Student Grants to students in short-duration programs.

Since 2006, the Government has made significant investments in post-secondary education to remove financial barriers and to streamline and modernize the Canada Student Loans Program, including launching the new, consolidated Canada Student Grants Program which took effect in 2009. During the 2012–13 academic year, the Canada Student Loans Program disbursed approximately $2.6 billion in loans to over 480,000 post-secondary students. During the same period, nearly 357,000 students received a total of $695 million in Canada Student Grants, of which approximately $515 million was provided to students from low- and middle-income families.

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Building on these initiatives, as announced by the Prime Minister on April 7, 2015, Economic Action Plan 2015 proposes to expand the eligibility for the Low- and Middle-Income Canada Student Grants to help Canadians acquire or upgrade their skills for quick entry into the labour market.

Beginning in 2016–2017, Canada Student Grants will be made available to qualifying low- and middle-income students enrolled in educational programs with a minimum duration of 34 weeks. Currently, students must be enrolled in an educational program with a minimum duration of 60 weeks to qualify. The expansion would help approximately 42,000 additional students per year, including approximately 22,000 students at private career colleges, gain eligibility to Canada Student Grants.

This measure will help ensure that more students can pursue short duration post-secondary programs that focus on practical skills and provide a quick transition from education to employment.

Expanding Eligibility for Canada Student Grants

Tara is registered in a one-year dental assistant training program at her local career college in British Columbia. She is from a family of four and is currently living at home. Her parents’ combined income for 2014–15 was under $43,000.

Under the proposed program changes, Tara will be able to receive a Low-Income Canada Student Grant of $125 for each month of study or the equivalent of $1,000 for the duration of her training program.

Making Canada Student Loans Work for Families

Economic Action Plan 2015 proposes to provide $119 million over four years, starting in 2016–17, to reduce the expected parental contribution under the Canada Student Loans Program needs assessment process.

The Canada Student Loans Program currently assumes that parents will contribute a specific amount to their dependent child’s education. Many parents of children in post-secondary education are in a position to contribute to their child’s education, but not all have the financial flexibility to do so. Canadian families can face competing financial pressures as they care for aging family members while raising children, or balance other obligations on the family budget. As a result, some post-secondary students receive less support from the Canada Student Loans Program, or none at all, under an assumption that their parents can contribute a specific amount.

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Economic Action Plan 2015 proposes to reduce the expected parental contribution under the Canada Student Loans Program needs assessment process. Reducing the parental contribution better recognizes the financial realities faced by Canadian families. This measure would provide increased support to approximately

92,000 students.

Enhancing Canada Student Loans

Economic Action Plan 2015 proposes to provide $116 million over four years, starting in 2016–17, to eliminate in-study student income from the Canada Student Loans Program needs assessment process.

Whether it is to help cover the costs of tuition, housing and basic necessities, or gain valuable job experience, many students work while studying at post-secondary institutions. The Canada Student Loans Program currently reduces support to working students for every dollar earned above $100 per week. Economic Action Plan 2015 proposes to remove this penalty for working by eliminating in-study student income from the Canada Student Loans Program needs assessment process. This change ensures that students can work and gain valuable labour market experience while attending school without having to worry about a reduction in their financial assistance. An estimated 87,000 students would receive increased loan amounts as a result of the elimination of in-study income.

Enhancing Canada Student Loans

Marc is registered in a four-year Bachelor’s degree at McMaster University. He is from a family of four living in Ontario. His parents’ combined after-tax income for 2014–15 was $75,673. Marc works part-time while studying and earns approximately $200 per week.

Under the current program requirements, since Marc earns more than the $100 in-study income limit, his financial assistance is reduced on a dollar-for-dollar basis. Under the proposed changes, Marc will be eligible to receive an additional $100 per week in Canada Student Loans. By eliminating in-study income from the Canada Student Loans needs assessment, Marc will be able to continue working at his part-time job without having to worry about a reduction in his financial assistance.

In addition, the amount of financial resources that Marc’s parents are expected to contribute will be reduced. The current Canada Student Loans Program needs assessment assumes Marc’s parents contribute $1,079 for each year of study. Under the proposed changes, his parents will no longer be expected to contribute to his post-secondary education, and his loan amount will increase by up to $1,079 per year.

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Investing in Aboriginal Labour Market Programming

Economic Action Plan 2015 proposes to provide $248.5 million over five years beginning in 2015–16 to support Aboriginal labour market programming.

Over the next decade, approximately 400,000 young Aboriginal peoples will join the approximately 900,000 Aboriginal peoples across Canada already of working age. However, Aboriginal peoples continue to face barriers to employment, with many requiring additional education and training to meet the needs of the Canadian labour market. Economic Action Plan 2015 proposes to provide $215 million over five years beginning in 2015–16 and $50 million per year thereafter to the Skills and Partnership Fund, which provides skills development and training for Aboriginal peoples, in partnership with businesses and other levels of government. This training equips Aboriginal peoples for jobs in high-demand sectors of the economy, including in high-skilled occupations. The proposed funding would complement the $350 million provided annually for the Aboriginal Skills and Employment Training Strategy.

Economic Action Plan 2015 also proposes to provide $33.5 million over five years beginning in 2015–16 for administrative support for Aboriginal labour market programs and to launch a pilot labour force survey on reserve in order to improve available labour market information.

Improving Canadians’ Access to Computer Equipment and Digital Skills

Economic Action Plan 2015 proposes to provide $2 million over two years, starting in 2016–17, to expand the Computers for Schools program, extending access to refurbished computer equipment to non-profit organizations such as those that support low-income Canadians, seniors and new Canadians.

The Computers for Schools program supports the refurbishment and reuse of surplus government computer equipment so it can be donated to schools and other learning organizations across the country. The program also provides students and recent graduates with market-relevant skills and experience in information and communications technology fields.

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Recognizing the important social and environmental benefits of this successful program, Economic Action Plan 2015 proposes to provide $2 million over two years, starting in 2016–17, to expand the Computers for Schools program and extend access to refurbished computer equipment to a wider group of not-for-profit organizations, including those that support low-income Canadians, seniors and new Canadians. The program will be renamed to reflect its expansion to enable more Canadians to fully participate in the digital economy.

Supporting Canadian Workers

Canada’s skilled and highly educated workforce is one of our key advantages in competing and succeeding in the global economy. That is why, since 2006, the Government has placed a strong emphasis on promoting labour force attachment, enhancing skills training, building a fast and flexible economic immigration system, and developing untapped potential in the labour market.

Through Economic Action Plan 2012, the Government took action to connect unemployed workers with available jobs that match their skills and provide them with additional support to find work through the introduction of the Connecting Canadians with Available Jobs initiative. This initiative:

•	Enhanced labour market information including online job postings to support job search activities.

•	Clarified the definition of “suitable work” and “reasonable job search” for Employment Insurance claimants.

•	Better connected the Temporary Foreign Worker Program and the Employment Insurance program to help ensure Canadians are considered before temporary foreign workers.

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Economic Action Plan 2013 announced that the Government would transform skills training in Canada, ensuring that federal funding responds to the hiring needs of employers. Most notably, Economic Action Plan 2013 announced the introduction of the Canada Job Grant, which provides employers with the opportunity to participate meaningfully as partners in the skills training system. The Canada Job Grant provides up to $15,000 per year for training costs, including training and training materials, with employers contributing on average one-third of the total costs of training. The Grant is now available in all provinces and territories. Further, in 2014, the Government introduced a new generation of Labour Market Agreements for Persons with Disabilities to better meet the needs of persons with disabilities and employers. The Government is continuing the transformation of Canada’s skills training system through the renegotiation of the $1.95-billion-per-year Labour Market Development Agreements.

Support Through the Canada Job Grant

The Canada Job Grant has provided funding to Oxygen Technical Services Limited, an information technology service provider in Winnipeg. The support given to Oxygen Technical Services through the Canada Job Grant will allow the company to provide skills training and certification for 15 employees. Another recipient of the Canada Job Grant is DynaIndustrial, a heavy industrial custom fabrication company in Saskatchewan. Funding will support skills training in a wide range of areas, including leadership, sales and crane operations.

In addition, the immigration system as a whole has undergone a significant transformation since 2006, making it more efficient, flexible and responsive to ensure it supports the needs of the Canadian labour market. As announced in Economic Action Plan 2014, recent initiatives include:

•

Significant reforms to the Temporary Foreign Worker Program to ensure Canadians are considered first for available jobs and temporary foreign workers are only used as a last and limited resort when Canadians are not available.

•

The implementation of Express Entry, a new application management system that allows the Government of Canada, provinces and territories, and employers to actively target skilled immigrants under key economic immigration programs. The new system was launched in January 2015.

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Economic Action Plan 2015 builds on these recent initiatives with new measures to: promote labour force attachment through a renewal of the Employment Insurance Working While on Claim pilot project; assist employers in meeting their skilled labour shortages through improved labour market information and support for labour market mobility; and better integrate new Canadians into the labour market by providing access to foreign credential recognition loans.

Removing Disincentives to Work

Economic Action Plan 2015 proposes to provide up to $53.8 million over two years, starting in 2015–16, to extend the current Employment Insurance Working While on Claim pilot project to August 2016.

The Working While on Claim pilot project helps individuals stay connected to the labour market by changing the way earnings are deducted from Employment Insurance benefits in order to ensure that claimants always benefit from accepting work. Under the current pilot, claimants can keep 50 cents of their Employment Insurance benefits for every dollar they earn, up to a maximum of 90 per cent of the weekly insurable earnings used to calculate their Employment Insurance benefit amount.

The current Working While on Claim pilot project has demonstrated that it removes disincentives for Employment Insurance claimants to accept available work and encourages them to maintain a stronger attachment to the labour force. While these results are encouraging, more information is necessary to support a permanent, legislated approach. To this end, Economic Action Plan 2015 proposes to provide up to $53.8 million over two years, starting in 2015–16, to extend the current Employment Insurance Working While on Claim pilot project to August 2016.

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Improving Take-up of the Working Income Tax Benefit

Economic Action Plan 2015 reaffirms the Government’s commitment to making work more attractive to low- and modest-income individuals who face obstacles to joining or staying in the workforce.

In Budget 2007, the Government introduced the Working Income Tax Benefit (WITB), a refundable tax credit that supplements the earnings of low-income workers. The WITB helps to reduce the “welfare wall” by ensuring that individuals are in a better financial position when they secure employment. The WITB is a central part of the Government of Canada’s objective of improving work incentives for low-income Canadians.

Building on this important first step, the WITB was enhanced in Budget 2009 by $580 million, effectively doubling the total tax relief provided by the WITB. About 1.5 million Canadian families currently benefit from the WITB. This includes about 900,000 single individuals receiving average benefits of about $700 and about 600,000 couples and single parents receiving average benefits of approximately $1,000. However, some eligible workers may not be receiving benefits due to a lack of awareness of the credit or difficulty in making a claim. The Government of Canada will examine initiatives to further increase awareness and take-up of the WITB.

Enhancing Labour Market Information

Economic Action Plan 2015 confirms new investments in enhanced Labour Market Information and proposes to reallocate $4 million over two years, starting in 2015–16, to support the launch of a new one-stop national labour market information portal.

In addition, Economic Action Plan 2015 proposes to reallocate $7 million over two years, starting in 2015–16, to support improved labour mobility.

Easy access to accurate, timely and comprehensive labour market information is critical to the efficient matching of workers with jobs. It not only helps mitigate labour shortages and avoid mismatches in the short term, but also helps students make informed choices so that they train for jobs that will be in demand.

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This is why the Government of Canada launched a new Career Choice Tool to inform young people about fields of study that are in demand. It is also why the Government is making substantial new investments in labour market information, including, as announced in June 2014, $14 million per year for a new Job Vacancy Survey and a new National Wage Survey to provide timely and detailed information on occupation demand and wages at the regional level.

In addition, in November 2014, the Government of Canada, along with its provincial and territorial partners, endorsed a Framework for Labour Market Information for Canada to ensure that governments work together to provide Canadians with the high quality, easily accessible labour market information products that they need. As a first step, the Government is proposing to reallocate $4 million over two years to support the launch of a new one-stop national labour market information portal, developed under the guidance of a national panel of experts with representatives from governments, employer associations and other key partners. This investment will lay the groundwork for a new way of developing and disseminating labour market information, where partnerships are front and centre.

At the same time, the Government is supporting the mobility of Canadian workers across provinces and territories so that they can move to where the job opportunities are and employers have a larger pool of qualified skilled workers through:

•	The launch of a new labour mobility portal which will provide comprehensive information to Canadians who wish to move for work.

•	An improved Job Bank that makes it easier for workers to find information on job opportunities outside their local geographic area.

•	Proposing to reallocate $7 million over two years, starting in 2015–16, for targeted programming to support the relocation of youth and immigrants to areas where job opportunities exist.

•

Taking steps to ensure that Employment Insurance claimants are aware of their job search responsibilities when moving or considering moving for work. The Government will also ensure that individuals willing to move are not excluded from Employment Insurance training opportunities across the country.

•	Funding to provinces and territories to support the implementation of recommendations to harmonize apprenticeship training and certification requirements in targeted Red Seal trades.

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Ensuring Training Reflects Labour Market Needs

As announced in Economic Action Plan 2013, the Government is retooling the $1.95-billion-per-year Labour Market Development Agreements with provinces and territories to reorient training towards labour market demand.

The Government is transforming Canada’s skills training system. In addition to implementing the Canada Job Grant and a new generation of Labour Market Agreements for Persons with Disabilities, in the last year progress has been made towards retooling the $1.95-billion-per-year Labour Market Development Agreements with provinces and territories to ensure that labour market programming is responsive to the needs of both employers and job seekers and that the unemployed are being connected with available jobs to get them back to work sooner.

The Government has consulted broadly with employers, industry groups, regional economic development groups, education and training institutions, service providers and subject-matter experts. Employers indicated that they welcome an increased role in training decisions, and stakeholders suggested new ways to better train Canadians for available jobs.

The Government is continuing to work closely with provinces and territories towards the implementation of retooled Labour Market Development Agreements that will encourage greater employer participation in skills training decisions and ensure that training is better aligned with job opportunities.

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Removing Financial Barriers to Foreign

Credential Recognition

Economic Action Plan 2015 proposes to reallocate up to $35 million over five years, starting in 2015–16, to make the Foreign Credential Recognition Loans pilot project permanent to support internationally trained workers in their pursuit of foreign credential recognition.

Internationally trained workers, including skilled immigrants and Canadians with international training or education, make an essential contribution to Canada’s labour market and economy. However, 36 per cent of immigrants encounter financial barriers to completing the foreign credential recognition process. In 2011, the Government introduced the Foreign Credential Recognition Loans pilot project to provide loans to foreign-trained individuals to help cover the costs of the credentialing process. Under the first two years of the pilot project, nearly 1,500 loans totalling $9 million were disbursed with average loan amounts of approximately $6,000 nationwide. This shows that the Foreign Credential Recognition Loans pilot project is meeting a demonstrated need encountered by newcomers to Canada trying to get jobs in their field. Building on this success, Economic Action Plan 2015 proposes to make the Foreign Credential Recognition Loans pilot project permanent. This further action will help foreign-trained individuals get their credentials recognized faster and obtain jobs in their fields sooner.

This pilot project brings government, non-profit organizations and private stakeholders together to provide financial assistance to internationally trained workers. It helps newcomers follow their career paths in Canada and integrate into Canadian society.

—Queenie Choo, CEO of S.U.C.C.E.S.S

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Foreign Credential Recognition Loans

Angela is an international pharmacy graduate from the Philippines. After coming to Canada in 2012, Angela worked as a pharmacy assistant while pursuing her licence as a pharmacist. In April 2013, she received a Foreign Credential Recognition loan, which helped cover the costs associated with training and examinations. Angela has since been hired as a pharmacist.

Labour Market Integration of New Canadians

Economic Action Plan 2015 reaffirms the Government’s commitment to the labour market integration of new Canadians by committing to explore ways to respond to the recent report of the Panel on Employment Challenges of New Canadians.

The Government remains committed to supporting the economic prosperity of new Canadians. In October 2014, the Government appointed a Panel on Employment Challenges of New Canadians to consult with immigrant-serving organizations, regulators, employers and other stakeholders. Consultations were held in Vancouver, Calgary, Saskatoon, Toronto, Ottawa, Montreal and Halifax, as well as online, with over 750 stakeholders sharing their experiences and feedback on ways to help transition new Canadians into jobs aligned with their skills and experience.

Released in April 2015, the Panel’s report, Survival to Success: Transforming Immigrant Outcomes, indicates that more can be done to make the foreign credential recognition process faster and easier, and to connect immigrants with the right jobs.

Economic Action Plan 2015 reaffirms the Government’s commitment to improve the labour market integration of new Canadians. The Government is closely reviewing the Panel’s findings and exploring how to best respond to its recommendations.

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Reforming the Temporary Foreign Worker Program

Economic Action Plan 2015 confirms the Government’s commitment to ensuring that the Temporary Foreign Worker Program continues to promote Canada’s economic and labour market interests.

The Government remains committed to reforming the Temporary Foreign Worker Program to ensure the program is used as intended and that Canadians are given the first chance at available jobs. In 2014, the Government announced significant reforms to the Temporary Foreign Worker Program and introduced the International Mobility Programs.

The Government will continue to implement these reforms, including introducing legislation to allow the Government to set relevant fees in a timely manner, to ensure that the Temporary Foreign Worker Program continues to promote Canada’s economic and labour market interests.

Ensuring a Fast and Flexible Economic Immigration System

Since 2006 the Government of Canada has put in place a number of measures to ensure that Canada’s immigration system is fast, flexible and supports Canada’s labour market by promoting job creation and economic growth:

•  As of January 1, 2015, skilled foreign workers have access to Express Entry, a new electronic application management system for Canada’s key economic immigration programs. Express Entry selects the top economic immigrants who are most likely to succeed in Canada and contribute to the Canadian economy, the labour market and communities. In turn, Express Entry helps newcomers participate more fully in the economy and integrate more quickly into Canadian society. Express Entry will help ensure the immigration system addresses Canada’s economic and labour market needs while reducing backlogs and improving processing times.

•  As of April 1, 2013, Canada’s Start-Up Visa, the first of its kind in the world, is targeting a new type of immigrant entrepreneur who has the potential to build innovative companies that can compete on a global scale and create jobs. The Start-Up Visa links immigrant entrepreneurs with experienced private sector organizations that have expertise in working with start-ups.

•  The Foreign Credential Recognition Program is a key component of the Government of Canada’s commitment to attract, select and integrate skilled immigrants into the Canadian economy and society. Achieving Canada’s economic potential requires that immigrants and newcomers have the opportunity to use their skills and talents to the fullest. The Foreign Credential Recognition Program offers strategic financial support to provincial and territorial governments, regulatory bodies, national associations and credential assessment agencies to facilitate the assessment and recognition of credentials acquired in other countries.

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Ensuring a Fast and Flexible Economic Immigration System

•   The Pan-Canadian Framework for the Assessment and Recognition of Foreign Qualifications sets out a shared national vision by federal, provincial and territorial governments to improve the foreign credential recognition processes across Canada and enhance the labour market outcomes of internationally trained individuals. The Framework applies to all regulated occupations but targets certain occupations to ensure that processes and supports are in place to enable the timely recognition of foreign credentials. Targeted occupations include dentists, engineering technicians, licensed practical nurses, medical radiation technologists, physicians and teachers (K-12). Skilled trade occupations are also integral to the Framework.

Ensuring a Safe and Healthy Workplace

The Government of Canada is committed to ensuring safe, fair and productive workplaces. It has taken important steps in collaboration with employers to help support and protect Canadian workers. Building on this, Economic Action Plan 2015 proposes to amend the Canada Labour Code to strengthen protections related to occupational health and safety, labour standards and industrial relations for all employees and interns under federal jurisdiction. It also proposes measures to improve the administration of the occupational illness and injury management system for federal employees to ensure ill or injured employees return to work in a safe and timely manner. The Government will also help ensure a healthier and more productive public service by working with bargaining agents to implement a disability and sick leave management system for federal public servants that is modern, comprehensive and responsive to their needs.

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Modernizing the Canada Labour Code

Economic Action Plan 2015 proposes to strengthen Canada Labour Code protections for all employees and interns under federal jurisdiction.

The Government of Canada recognizes that supporting and protecting employees is a sound decision for the well-being of workers, their families and communities across the country, and for business productivity, economic growth and long-term prosperity. This is why Economic Action Plan 2015 proposes to introduce amendments to strengthen and simplify administration and enforcement of the Canada Labour Code. These amendments will provide for new short-term and long-term unpaid leaves for family responsibilities, and increase bereavement leave to provide employees with increased flexibility to balance work and informal caregiving obligations in times of need. These amendments will also address violence and sexual harassment in federally regulated private-sector workplaces to ensure that employees are treated fairly and protected from harm in the workplace.

Internships can provide important workplace-based learning experiences and support youth in making a successful transition from school to work. However, many Canadians are concerned about the potential for abuse and lack of protections offered to unpaid interns. This is why Economic Action Plan 2015 also proposes to amend the Canada Labour Code to ensure that interns under federal jurisdiction, regardless of pay, receive occupational health and safety protections and are subject to basic safety standards, and to clarify the circumstances under which unpaid internships can be offered.

…Federal workplace laws are unclear regarding the status of interns….Parliament needs to amend the Canada Labour Code to extend employment standards to protect interns.

—Claire Seaborn, President, Canadian Intern Association

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Strengthening Compliance With the Canada Labour Code

Economic Action Plan 2015 proposes to provide $4.8 million over five years, starting in 2015–16, to increase compliance with the health and safety provisions of the Canada Labour Code.

Economic Action Plan 2015 proposes to increase the number of health and safety officers responsible for promoting compliance and enforcing the occupational health and safety provisions of the Canada Labour Code. Funding will support the hiring of 10 health and safety officers, bringing the total number of officers across Canada to 100. This measure will provide more adequate coverage of workers in areas of federal jurisdiction, especially in remote, high-risk sectors, helping to prevent workplace accidents and fatalities.

Modernizing the Government Employees Compensation Act

Economic Action Plan 2015 proposes to modernize the Government Employees Compensation Act to simplify and accelerate claims processing and clarify coverage.

Economic Action Plan 2015 proposes to amend the Government Employees Compensation Act, which provides benefits and services to federal employees suffering from work-related injuries and illnesses. These amendments will simplify and accelerate claims processing and clarify coverage, ensuring that ill or injured employees receive compensation and return to work in a safe and timely manner, and that the program is delivered more efficiently and effectively.

Ensuring a Healthier and More Productive Public Service

The Government will make every effort to reach agreement with bargaining agents within a reasonable timeframe on necessary reforms to disability and sick leave management.

A new round of collective bargaining between the Government of Canada and federal public service bargaining agents began in 2014 to renew the Government’s collective agreements. The Government’s overarching goal in these negotiations is to reach agreements that are fair and reasonable for both employees and taxpayers. The negotiations held to date reflect the Government’s commitment to good faith collective bargaining.

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The Government’s priority in benefit negotiations continues to be to provide for a disability and sick leave management system that is modern, comprehensive and responsive to employees’ needs. The Government’s antiquated existing system of bankable sick days is failing both employees and taxpayers:

•	Over 60 per cent of employees in the core public administration do not have enough banked sick leave to cover a full period of short-term disability (13 weeks).

•	25 per cent of employees have fewer than 10 days of banked sick leave.

•	Many employees, especially new and younger employees, have no banked sick days at all.

•	In contrast, a select few long-tenured individuals, including many executives, have far more banked sick days than they will ever reasonably need.

A modernized disability and sick leave management system would lead to a healthier and more productive federal workforce serving Canadians. A new disability and sick leave management system would seamlessly connect sick leave with disability benefits and supports. In this manner, employees could return to work healthy and productive. It would focus on early and active case management including rehabilitation and return to work supports.

The Government will make every effort to reach agreement with bargaining agents within a reasonable timeframe on necessary reforms to disability and sick leave management, including introduction of a formal short-term disability plan to replace the existing bankable sick day system. The Government continues to negotiate with bargaining agents to identify mutually acceptable design parameters for the new system and is prepared to consider reasonable improvements to its tabled proposals. In the event that agreement cannot be reached, the Government will take the steps required to implement a modernized disability and sick leave management system within a reasonable timeframe.

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Table 3.3.1

Training a Highly Skilled Workforce

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Training the Workforce of Tomorrow
Promoting Blue Seal Certification							1
Fostering Training That Responds to Employer Needs			10	10	20	25	65
Expanding Eligibility for Canada Student Grants			34	50	50	50	184
Making Canada Student Loans Work for Families			21	32	33	33	119
Enhancing Canada Student Loans			21	31	32	32	116
Investing in Aboriginal Labour Market Programming		20	57	57	57	57	249
Improving Canadians’ Access to Computer Equipment and Digital Skills			1	1			2
Subtotal—Training the Workforce of Tomorrow		20	144	181	192	197	736

Supporting Canadian Workers
Removing Disincentives to Work		36	18				54
Enhancing Labour Market Information		5	6				11
Removing Financial Barriers to Foreign Credential Recognition		7	7	7	7	7	35
Subtotal—Supporting Canadian Workers		48	31	7	7	7	100

Ensuring a Safe and Healthy Workplace
Strengthening Compliance With the Canada Labour Code		1	1	1	1	1	5
Subtotal—Ensuring a Safe and Healthy Workplace		1	1	1	1	1	5

Total—Training a Highly Skilled Workforce		68	176	189	200	205	840
Less funds existing in the fiscal framework		55	55	55	55	55	276
Less funds sourced from internal reallocations		13	13	7	7	7	47

Net Fiscal Cost		1	108	127	138	143	517
Note: Totals	may not add due to rounding.

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Chapter 3.4

Investing in Infrastructure

Highlights

Investing in Infrastructure

✓	Continuing to provide $5.35 billion per year on average for provincial, territorial and municipal infrastructure under the New Building Canada Plan.

✓	Increasing the borrowing limits of the Government of the Northwest Territories to $1.3 billion and the Government of Nunavut to $650 million, upon approval of the Governor in Council.

✓

Providing an additional $750 million over two years, starting in 2017–18, and $1 billion per year ongoing thereafter for a new and innovative Public Transit Fund—the Government’s largest targeted infrastructure program—to promote public transit infrastructure investment in a manner that is affordable for taxpayers and efficient for commuters.

✓

Creating a new dedicated infrastructure fund to support the renovation, expansion and improvement of existing community infrastructure in all regions of the country as part of the Canada 150 celebrations.

✓	Continuing to build and renew federal infrastructure and on-reserve schools, including through $5.8 billion in investments over six years.

✓	Reviewing the usefulness of the rule that restricts federal pension funds from holding more than 30 per cent of the voting shares of a company.

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Investing in Infrastructure

Infrastructure has served as the foundation on which Canadians have built this country. It carries the water we drink. It delivers our goods to markets across the world. It gets us to our jobs every morning and gets us home to see our families at the end of the day. Our quality of life, prospering communities and a resilient economy depend on our systems of public infrastructure. The Government of Canada is investing significant funding to ensure that Canadians continue to benefit from world-class infrastructure across the country.

Our continued ability to compete successfully on the global stage depends on the quality of our public infrastructure. Whether in highways, water treatment, public transit or cultural facilities, investments in infrastructure help Canadian companies reach global markets, protect our environment and support our cities and communities.

Over 95 per cent of Canada’s core public infrastructure is owned by provinces, territories and municipalities. Since 2006, the Government of Canada, however, has made a historic commitment towards public infrastructure, making significant investments to build roads, bridges, ports, subways, commuter rail and other public infrastructure across the country, in recognition of the importance of modern and efficient public infrastructure for the country’s economic prosperity and quality of life:

•

$33 billion through the 2007 Building Canada Plan, the first long-term, stable and predictable federal plan to provide funding to provinces, territories and municipalities to support their respective public infrastructure priorities.

•	Its successor, the 10-year, over $53 billion New Building Canada Plan launched in 2014 (which includes $6 billion in funding from the 2007 Building Canada Plan).

•	Infrastructure stimulus measures, which have supported 30,000 projects across the country, as part of the 2009 Economic Action Plan.

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The result is a dramatic increase in federal funding. Annual federal support has increased from $571 million in 2003–04 to an estimated $5 billion in 2015–16 (Chart 3.4.1). Through Canada’s infrastructure funding programs, federal investments have supported over 22,000 projects in Canada that have created jobs and economic growth and contributed to a higher quality of life for Canadian families. Over the course of the 10-year New Building Canada Plan, the Government will provide $5.35 billion per year on average for provincial, territorial and municipal infrastructure projects. These unprecedented investments attest to the Government’s unwavering commitment to strengthen public infrastructure.

Investments Are Making a Difference

Over the past decade, provincial, territorial and municipal governments, with funding support from the Government of Canada, have taken great strides in responding to infrastructure investment needs and in building new infrastructure for a prosperous Canada. These sustained investments have increased the quality of public infrastructure available to Canadian families and businesses.

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Support from the Government of Canada has helped provincial, territorial and municipal governments contribute to the ongoing renewal and improvement of Canada’s core public infrastructure.

As a result, the average age of core public infrastructure is decreasing. From its peak of almost 18 years in 2000, the average age of core public infrastructure is estimated to have fallen to just under 15 years as of 2013 (Chart 3.4.2), its lowest age since data was initially collected in 1961.

In addition, these investments are helping to lower the average age of infrastructure as a percentage of useful life. The useful life of an asset is its estimated productive life at the time of its acquisition. Between 2003 and 2012, the average age of Canada’s core public infrastructure as a percentage of useful life fell from 65 per cent to 53 per cent.

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A New Building Canada Plan

A Decade of Record Funding for Provinces, Territories and Municipalities

In March 2014, the Government of Canada launched the New Building Canada Plan. The Plan includes over $53 billion for provincial, territorial and municipal infrastructure over 10 years to help finance the construction, rehabilitation and enhancement of infrastructure—an average of $5.35 billion per year to support projects across Canada. It builds on the success of past federal infrastructure programs to promote economic growth, job creation, productivity gains and a high quality of life for Canadians.

The New Building Canada Plan is the largest and longest federal infrastructure plan in Canadian history, providing stable funding for a 10-year period. It includes:

•

The Community Improvement Fund, consisting of the federal Gas Tax Fund and the incremental Goods and Services Tax Rebate for Municipalities, which provides over $32 billion to municipalities for projects such as roads, public transit, recreational facilities and other community infrastructure.

•

The $14 billion New Building Canada Fund, which consists of the $4 billion National Infrastructure Component that supports projects of national significance and the $10 billion Provincial-Territorial Infrastructure Component for projects of national, regional and local significance. Of the $10 billion Provincial-Territorial Infrastructure Component, $1 billion is dedicated to projects in communities with a population of fewer than 100,000 residents.

•	An additional $1.25 billion in funding for the P3 Canada Fund administered by PPP Canada Inc. to continue supporting projects delivered through public-private partnerships.

•	Funding that continues to be provided this year and beyond under existing infrastructure programs.

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Under the New Building Canada Plan, the majority of funding is allocated to the provinces and territories based on a balanced formula. This ensures that each province and territory will have access to a steady stream of federal support over the next 10 years to invest in infrastructure projects that respond to their local and regional needs. Under the Provincial-Territorial Infrastructure Component of the New Building Canada Fund, each province and territory receives a base funding amount of $250 million ($25 million per year over 10 years) plus a per-capita amount based on the 2011 Census. The federal Gas Tax Fund is allocated on a per-capita basis for provinces but provides a base funding amount of 0.75 per cent of total annual funding for Prince Edward Island and each territory.

Shovels in the Ground—Implementing the New Building Canada Fund

Through the New Building Canada Fund, the Government of Canada has approved federal funding for projects with over $5.7 billion in estimated total costs. In addition, billions of dollars continue to flow from existing infrastructure programs to important projects already underway across the nation, which are improving communities in every region of the country.

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There are investments in our highways, roads and public transit as well as water and wastewater infrastructure—investments that are having direct and meaningful benefits for Canadians. Some examples from across Canada include:

•

Up to $5.7 million to support the replacement of the aging Souris Bridge, as well as three improvement projects for the National Highway System in Prince Edward Island. This will increase efficiency, mobility and safety for Prince Edward Island residents as well as ensure the economic growth of the region by improving the gateway to Souris and the ferry to the Magdalen Islands. The improvements of the National Highway System will also provide smoother and safer commuting for residents and visitors alike.

•

Up to $20 million to support the rehabilitation of 130 kilometres of 100 series highways in Nova Scotia. This project will contribute to the quality of life of Nova Scotia residents by reducing commute times and facilitating access to goods and services throughout the province.

•

Up to $43.7 million for the Port of Montreal to expand container facilities and deepen vessel berths, and for road works to increase the fluidity of truck traffic. This project will help ensure that the port facilities can support growth and meet increasing demand.

•

Up to $660 million towards the extension of the Bloor-Danforth subway line in Toronto, Ontario. This project will reduce commute times for the residents of Scarborough and improve the quality of life of city residents.

•	Up to $12.1 million towards the construction of a new water treatment plant in Headingley, Manitoba. This project will provide peace of mind and safe, clean water to thousands of families.

•

Up to $22.8 million for the construction of 19.5 kilometres of new twinned highway in Saskatchewan from Saskatoon to the Village of Clavet, and the construction of a 7-kilometre bypass north of Clavet. This project will greatly improve the flow of traffic, expedite the transport of goods to market, ensure economic growth throughout Western Canada and allow local commuters to get home to their families more quickly.

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Supporting Innovative Infrastructure Projects Across Canada

Public-private partnerships (P3s) can improve the delivery of public infrastructure for Canadians, provide better value for money and reduce risk for Canadian taxpayers. P3s work because they transfer a share of the risk associated with infrastructure projects to the private sector, including cost overruns, schedule delays and unexpected maintenance.

This provides an incentive for projects to be delivered on time and on budget.

The Government of Canada is committed to supporting the use of the P3 approach to deliver public infrastructure projects where it makes sense. The P3 Canada Fund, which was renewed in Economic Action Plan 2013 with another $1.25 billion over five years, supports investments in innovative P3 projects across Canada. Recent investments include:

•    $137.3 million to support the Winnipeg Capital Integration Project, including Stage 2 of the Southwest Transitway and Pembina Highway Underpass project in Winnipeg, Manitoba. This project will improve transit reliability and travel times, and reduce congestion on local roads.

•    $12.9 million through a preferential loan to support the Kokish River Hydroelectric Project in British Columbia. This project will help the ‘Namgis First Nation to build equity in the 45 megawatt run-of-the-river hydroelectric development located within their core territory, which will generate revenue for the ‘Namgis Community Benefit Fund.

•    $48.4 million to support the construction of the Stoney Compressed Natural Gas Bus Storage and Transit Facility in Calgary, Alberta. This project will support the storage and maintenance of the city’s new fleet of Compressed Natural Gas buses, which will have a lower environmental impact and be less expensive to operate than traditional diesel fuel buses.

•    $66.0 million to support the North Commuter Parkway and Traffic Bridge Replacement Project in Saskatoon, Saskatchewan. This project will restore a historic city landmark, reduce travel times and traffic congestion, and result in reduced greenhouse gas emissions and improved air quality for city residents.

•    $200.0 million to support the Regina Bypass Project in Regina, Saskatchewan. This project will provide new roads, service roads and overpasses that will make travelling around Regina faster and safer.

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Encouraging the Use of P3s in Smaller Municipalities

PPP Canada Inc., a federal Crown corporation, will continue to lead federal efforts in encouraging the use of P3s where they can generate better value for money. Executing complex P3 transactions can be a challenge for smaller jurisdictions. Bundling a number of small projects into one large P3 project can provide the necessary scale and opportunity to transfer risk to the private sector that underpins the quality of P3 projects.

Some Canadian municipalities have already successfully launched bundled P3 projects. For example, Saskatoon’s Civic Operations Centre project included the relocation of the City’s transit operations facility and the construction of a permanent snow management facility. This innovative and cost-saving approach to project bundling allowed the City of Saskatoon to transfer project risks to the private sector and obtain better value for money for the projects than would have been the case had they been undertaken separately through a traditional model.

Economic Action Plan 2014 announced that PPP Canada will increase its efforts to share best practices and promote the greater adoption of the P3 model in Canada, including providing smaller municipalities with information, guidance and tools to support P3s and promote the bundling of projects. PPP Canada continues to work with smaller municipalities and other orders of government to develop bundled P3 projects for future investment decisions under the P3 Canada Fund. The Corporation is also developing documents and templates to better assist small municipalities in the planning and execution of P3 projects.

The Federal Gas Tax Fund—Dedicated Funding for Municipalities

Each year, the federal Gas Tax Fund assists municipalities by providing flexible, stable and predictable funding for local infrastructure projects. Altogether, from 2005 to 2014, $13 billion was made available to municipalities for municipal priorities through this Fund.

The Government of Canada has made significant improvements to the Gas Tax Fund. Through the 2007 Building Canada Plan, it was extended with funding doubling from $1 billion to $2 billion annually. In 2011, the Government of Canada legislated the federal Gas Tax Fund as a permanent source of infrastructure funding for municipalities.

In Economic Action Plan 2013, the Government of Canada announced that the Fund would be indexed at 2 per cent per year, to be applied in $100 million increments, which means that it will grow by $1.8 billion over the next decade, with close to $22 billion to flow over the 10-year period of the New Building Canada Plan.

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Through the New Building Canada Plan, eligible investment categories under the Fund have been expanded to include tourism, sport and recreation, thereby giving municipalities additional flexibility.

Since the launch of the New Building Canada Plan in March 2014, new agreements have been signed in all provinces and territories and all of the $2 billion annual allocation for 2014–15 has been made available to municipalities for municipal infrastructure priorities.

By transferring $2.76 billion to local governments over the next decade, the federal Gas Tax Fund is making a significant contribution to the core infrastructure in our communities. The Gas Tax Fund has already supported more than 2,000 local projects in B.C. This new agreement will help build thousands more.

—Rhona Martin, President, Union of B.C. Municipalities

The federal Gas Tax Fund is playing a vital role in funding the renewal of infrastructure in our community. The federal government’s commitment to supporting local initiatives allows communities such as ours the opportunity to upgrade facilities that would otherwise be problematic to complete on our own.

—Gerry Marshall, Mayor, Penetanguishene, Ontario

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Continuing to Advance the New Building Canada Plan

Going forward, the Government is continuing to make significant funding available under the New Building Canada Plan. Specifically:

•	The Government is working with all provinces and territories on priority infrastructure projects they identify for funding under the New Building Canada Fund.

•	PPP Canada launched Round 7 of its calls for applications under the P3 Canada Fund on April 13, 2015, and will announce support to additional innovative P3 projects over the course of 2015–16.

•

The Government will continue to flow over $6 billion from the original Building Canada Plan and other government infrastructure programs. Federal infrastructure programs that pre-date the New Building Canada Plan supported over 2,500 projects across Canada in 2014 alone.

The Government of Canada calls on all provinces and territories to work with the federal government to quickly identify infrastructure projects that are priorities for Canadians and get more shovels in the ground across the country.

Increasing Borrowing Limits for the Northwest Territories and Nunavut

Economic Action Plan 2015 proposes to increase the borrowing limit for the Government of the Northwest Territories to $1.3 billion and for the Government of Nunavut to $650 million, upon Governor in Council approval.

The Government of Canada remains committed to promoting economic development in the North. Increasing the borrowing limits will give the territories greater flexibility in their fiscal planning as they consider future investments, including in infrastructure, to support ongoing resource development and economic growth. This is consistent with the Government of Canada’s Northern Strategy and is yet another step towards unlocking the North’s economic potential.

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The Government of the Northwest Territories and the Government of Nunavut have both requested that the Government of Canada increase their borrowing limits. Following a review of each territory’s economic and fiscal outlooks, the Government of Canada is proposing to increase the borrowing limits of both the Government of the Northwest Territories and the Government of Nunavut. Upon Governor in Council approval, it is proposed that the borrowing limit for the Government of the Northwest Territories be increased from the current level of $800 million to $1.3 billion and that the borrowing limit for the Government of Nunavut be increased from the current level of $400 million to $650 million. This additional borrowing room would support these governments in their planning to grow their economies and promote Northerners’ long-term prosperity.

Supporting Major Public Transit Projects

Economic Action Plan 2015 proposes to provide $750 million over two years, starting in 2017–18, and $1 billion annually ongoing thereafter for a new Public Transit Fund.

With the growth and urbanization of our country and ever-improving technology, public transit in Canada has changed significantly over time. Vancouver opened the first electric street car service over a century ago in 1890. Toronto opened Canada’s first subway line in 1954 to accommodate the growth of the city. That was followed by Montreal’s 1966 inauguration of its subway system. The growth and expansion of these transit systems have been instrumental in the development of our largest cities.

Large cities in Canada depend on public transit infrastructure to facilitate the mobility of people and goods and support economic development. Strong and efficient public transit networks help get people to their jobs, students to class and all citizens out in their community to see family and friends. Public transit also helps to reduce overall urban congestion, which helps to get goods to markets faster and supports productive and growing cities.

Governments at all levels have been investing in public transit projects that will further modernize our transit systems. Since 2006, the Government has provided unprecedented support for public transit, committing close to $5 billion for public transit projects across the country that have been identified as priorities by municipalities, provinces and territories. In addition, $3 billion of the funding under the Gas Tax Fund has been used by municipalities for public transit projects since 2006. All provinces, territories and municipalities can access funding under the New Building Canada Plan for their public transit priority projects.

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This has not only helped build better transit, but has also built strong partnerships among all levels of government. These efforts have meant tangible improvements to public transit all over Canada, such as new and expanded transit systems, larger fleet sizes with more accessible vehicles and the capacity to handle increasing ridership. As a result, more and more Canadians can count on modern and efficient transit systems in their community.

Investing in Public Transit Projects

Since 2006, the Government has provided support for a number of public transit projects across the country, including:

•   $697 million for the Toronto-York Spadina Subway Extension project in Toronto, Ontario. This project is extending the current Spadina line by 8.6 kilometres into the city of Vaughan, providing residents with rapid, reliable connections to GO Train services and six new subway stations, including one at York University.

•   $600 million for the construction of the Confederation Line in Ottawa, Ontario, a 12.5-kilometre electric light rail system that will cross the city. The line is currently under construction, and will help improve comfort and reliability of the city’s transit system, help reduce traffic congestion, and reduce travel times and pollution once fully operational in 2018.

•   $416.7 million for the construction of the Evergreen Line in Metro Vancouver, British Columbia. The new line, which is currently under construction, will be linked directly to the existing Millennium Line, with connections to other transit lines and regional bus networks. The project will generate jobs, connect communities and provide more transportation options for families.

•   $400 million for the construction of the Edmonton Valley Line (Stage 1) Southeast Light Rail Transit in Edmonton, Alberta. Once built, the line will integrate directly into existing light rail transit and other transportation networks, and will help make the city a more mobile, efficient and attractive place to live, learn and work.

•   $265 million for the construction of a new light rail rapid transit system between the Ontario cities of Waterloo and Kitchener as well as a rapid bus transit from Kitchener to Cambridge. The project will provide a frequent, reliable, convenient and environmentally friendly way for local residents to travel around the Region of Waterloo, and support local economic development and job creation.

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In Canada’s largest cities, major public transit improvements are needed to reduce urban congestion and the cost of gridlock for our businesses, in cities and across the country. Building on the Government’s investments in public transit to date, Economic Action Plan 2015 proposes to introduce a new and innovative fund to promote public transit infrastructure investment in a manner that is affordable for taxpayers and efficient for commuters. Economic Action Plan 2015 proposes to provide PPP Canada Inc. with new funding of $750 million over two years, starting in 2017–18, and $1 billion per year ongoing thereafter for a new Public Transit Fund. This new Fund will complement the Government’s existing infrastructure support by providing significant long-term support for public transit projects that can improve the mobility of goods and people and provide broad economic and social benefits to Canadian cities.

In recent years, governments have learned that involving the private sector in the design, building, financing and operation of infrastructure projects can generate better value for money. Under P3 arrangements, governments benefit from the expertise of the private sector in project planning and delivery. The private sector also assumes a share of project risks. This risk transfer, which is anchored by private capital at risk, incents the private partner to deliver projects on time and on budget and to minimize costs over the full life cycle of an asset.

Since 2006, the Government has achieved success in promoting the use of P3s for the delivery of infrastructure projects in Canada where it makes sense to do so, including through targeted investments under the P3 Canada Fund. There are a number of existing projects across the country that are being successfully implemented, such as the Edmonton Valley Line project, that demonstrate that alternative approaches and working with the private sector produce value for taxpayers.

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Innovation in Public Transit

•   The City of Edmonton is employing a public-private partnership to design, build, finance, operate and maintain a 13.2-kilometre new light rail transit line over a 30-year contract. Based on thorough analysis, the City of Edmonton concluded that a P3 will deliver value for money. The design, build, finance, operate and maintain model is an innovative approach to P3 procurement for public transit projects in Canada, and is allowing the City of Edmonton to transfer significant risks over the entire lifecycle of the project to the private sector, allowing the City to realize greater value for taxpayers’ dollars.

The project, currently in procurement, has received significant interest from the private sector and construction is expected to begin this year. The Government of Canada is contributing $400 million to the project through the P3 Canada Fund and the New Building Canada Fund.

•   The Lincoln Station Project in Coquitlam, British Columbia will result in an additional station built as part of TransLink’s new Evergreen Line. In recognition of the private sector development that would arise from the project, the City of Coquitlam and Pensionfund Realty Limited (a privately held real estate company) struck an innovative funding partnership that includes private sector funding to help pay for the construction of the new transit station, including the platform, plaza area, operational facilities and ticketing machines and fare gates.

The construction of Lincoln Station will encourage greater use of public transit, and support economic development in the area. It will bring more rapid transit access to this fast growing area of Coquitlam, improve transit linkages and reduce traffic congestion. The Government of Canada is providing $7 million to the project through the P3 Canada Fund.

Other alternative approaches involving private sector financing and funding for infrastructure have been used internationally, and are now being explored in Canada, which could offer significant benefits in terms of affordability and efficiency. Public transit projects that include a commercial perspective can result in more effective project execution and outcomes, such as the optimization of transit routes and stations based on the needs of riders, and the maximization of ancillary revenues from the project, which can serve to offset project costs.

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Under the new Public Transit Fund, federal support will be allocated based on merit to projects that will be delivered through alternative financing and funding mechanisms involving the private sector that demonstrate value for money for taxpayers, including P3s. The Government will continue to explore innovative financing and funding mechanisms, and flexible payment arrangements, for infrastructure assets through targeted consultations with key stakeholders so that Canadians continue to benefit from quality, high-performing infrastructure. For example, the Government will consider providing a stream of predictable payments over a 20-30 year period rather than upfront contributions. Provinces, territories, municipalities or other partners would be able to borrow against this predictable payment stream. Based on precedence and current market conditions, it is estimated that $1 billion per year in dedicated public transit funding could generate up to $65 billion in capital contribution over the next decade (Chart 3.4.4). The Government will announce further details about program parameters for the Public Transit Fund later this year.

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Building on the over $53 billion investment in provincial, territorial and municipal infrastructure under the New Building Canada Plan, the proposed new Public Transit Fund brings total federal spending on provincial, territorial and municipal infrastructure to around $60 billion over the 10-year period of the New Building Canada Plan.

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Canada 150 Community Infrastructure Program

Economic Action Plan 2015 proposes to create a new dedicated infrastructure fund to support the renovation, expansion and improvement of existing community infrastructure in all regions of the country as part of the Canada 150 celebrations.

Community-based facilities contribute to the quality of life in small communities and large urban centres across Canada. The 150th anniversary of Confederation provides Canadians with an opportunity to celebrate Canada’s history, heritage, values and future by reinvesting in community infrastructure across the country, similar to the important infrastructure investments made as part of our nation’s centennial celebrations in 1967 which can still be seen in communities today.

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Economic Action Plan 2015 proposes to create a new dedicated infrastructure fund to support the renovation, expansion and improvement of existing community infrastructure in all regions of the country. These new investments, which will be cost-shared with municipalities, community organizations and not-for-profit entities, will support projects that celebrate our shared heritage, create jobs and improve the quality of life of Canadians from coast to coast to coast. The Government will announce further details on the Canada 150 Community Infrastructure Program over the coming months.

Continuing to Build and Renew Federal Infrastructure

The Government of Canada is the custodian of a broad range of infrastructure assets that play a critical role in delivering core services to Canadians, improving the safety and security of our borders, enabling the safe and efficient movement of people and goods, supporting science and innovation, and providing access to our national parks.

The Government is committed to maintaining and improving federal infrastructure across the country, ensuring that it continues to support the health, safety, cultural heritage and economic prosperity of all Canadians.

Renewing Infrastructure Across the Country

The Government is providing $5.8 billion on a cash basis over six years, starting in 2014–15, to build and renew infrastructure assets and on-reserve schools across the country.

In November 2014, the Government announced $5.8 billion on a cash basis over six years, starting in 2014–15, in new investments to build and renew infrastructure assets and on-reserve schools across the country. These investments will modernize and repair important federal infrastructure assets, provide employment opportunities in communities across Canada and support services to Canadians that in turn contribute to Canada’s long-term economic prosperity.

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Investments include:

•

$2.8 billion to support infrastructure improvements to heritage, tourism, waterway and highway assets located within national historic sites, national parks and national marine conservation areas across Canada.

•	$500 million for the repair and construction of on-reserve schools.

•	$452 million to repair and upgrade Canadian Armed Forces facilities.

•	$440 million to expedite the replacement of border infrastructure.

•	Approximately $400 million to maintain, upgrade and construct federally owned buildings and other assets across Canada.

•	$380 million for major repairs and upgrading of federal laboratories and research facilities.

•	$288 million for repair and maintenance of small craft harbours.

•	$204 million to support enhancements to federally owned and operated airports as well as improvements to VIA Rail Canada Inc.’s rail infrastructure.

•	$191 million to undertake renewal and repairs of heritage and museum sites.

•

$183 million for the repair and procurement of vessels and small craft for the Canadian Coast Guard and Fisheries and Oceans Canada to support activities including search and rescue, science and conservation.

This federal investment is a long-term commitment to building and maintaining a world-class infrastructure advantage in Canada. A large number of projects will be underway in the 2015 construction season, creating jobs and improving the quality of life of all Canadians.

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Investing in Federal Infrastructure

The Government of Canada is investing in important federal infrastructure assets across the country. Notable investments include:

•    $110.5 million on a cash basis to the National Arts Centre for the architectural renewal of the Centre, which will transform this important national cultural institution into a world-class facility that is welcoming and inviting, and that proudly symbolizes the excellence of the performing arts in Canada.

•    $80.5 million on a cash basis to the Canada Science and Technology Museum to repair, retrofit and renovate the museum, which will result in a modernized institution that will highlight Canada’s long history of scientific and technological achievement and inspire our youth to become future innovators.

•    $45.7 million on a cash basis to improve and expand critical infrastructure for the Canadian Armed Forces at 4 Wing Cold Lake, including construction of a new health services centre, modernizing and repairing military housing, and repairing the airfield. These investments will enable Canadian Armed Forces personnel to train and operate successfully as they defend the safety and security of Canadians.

•    New resources through the Parks Canada Agency to undertake the restoration of three important historic landmarks in Québec City: the walls around Old Québec, the Dauphine Redoubt military fortifications and elements of the Maillou House National Historic Site. Restoration activities will help ensure that the history, culture and beauty of Québec City are respected and preserved for the enjoyment of Canadians and international visitors for years to come.

Moving Forward on the New Bridge for the St. Lawrence

On April 15, 2015, the Government of Canada announced that Signature on the Saint- Lawrence Group had been selected as the preferred proponent for the construction of the New Bridge for the St. Lawrence, under a P3 arrangement. This step marks a major milestone towards having the new bridge in service by 2018. Within a few months, Signature on the Saint-Lawrence Group will begin construction on one of the largest infrastructure projects in North America. The New Bridge over the St. Lawrence is expected to create 30,000 high-quality jobs and promote economic growth in the Montreal area and across Canada.

Simplifying Federal Pension Fund Investment in Canada

Canada is home to some of the world’s largest and most experienced private sector infrastructure investors. These investors include pension funds. To reduce red tape and improve the investment climate in Canada, the Government will undertake a public consultation on the usefulness of the rule that restricts federal pension funds from holding more than 30 per cent of the voting shares of a company.

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Table 3.4.1

Investing in Infrastructure

millions of dollars

	2014–2015	2015–2016	2016–2017	2017–2018	2018–2019	2019–2020	Total

Investing in Infrastructure
Supporting Major Public Transit Projects				250	500	1,000	1,750
Subtotal—Investing in Infrastructure				250	500	1,000	1,750

Continuing to Build and Renew Federal Infrastructure
Renewing Infrastructure Across the Country	5	393	428	235	256	276	1,593
Subtotal—Continuing to Build and Renew Federal Infrastructure	5	393	428	235	256	276	1,593

Total—Investing in Infrastructure	5	393	428	485	756	1,276	3,343

Net Fiscal Cost	5	393	428	485	756	1,276	3,343

Note:	Totals may not add due to rounding.

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Chapter 3.5

Growing Trade and Expanding Markets

Highlights

Fostering Trade

✓	Providing $50 million over five years for a program to share the cost of exploring new export opportunities with small and medium-sized enterprises.

✓	Providing $42 million over five years to expand the footprint and resources of the Trade Commissioner Service.

✓	Securing agriculture market access by providing $18.1 million over two years, starting in 2016–17, to promote competitiveness and trade opportunities for the agriculture and agri-food sector.

✓	Providing an additional $12 million over two years, starting in 2016–17, to market Canadian agricultural and agri-food products around the world.

✓	Providing $5.7 million over five years, starting in 2015–16, to help secure new market access for Canadian seal products.

✓	Providing $3 million over three years, starting in 2015–16, for the International Maritime Centre to attract foreign shipping companies to establish their headquarters in Vancouver.

✓	Supporting a new tourism marketing campaign in the United States.

✓	Ensuring that Canada’s trade remedy system operates in an effective, accessible and transparent manner.

✓	Continuing to implement the Beyond the Border and Regulatory Cooperation Council Action Plans with the United States to strengthen our long-term security and trade relationship.

✓	Creating an Internal Trade Promotion Office within Industry Canada to support efforts to renew the Agreement on Internal Trade.

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Responsible Resource Development

✓	Providing accelerated capital cost allowance treatment for assets used in facilities that liquefy natural gas.

✓	Extending the Mineral Exploration Tax Credit until March 31, 2016.

✓	Continuing to support effective project approvals through the Major Projects Management Office Initiative, with $135 million over five years, starting in 2015–16.

✓	Providing $34 million over five years, starting in 2015–16, to continue consultations with Canadians related to projects assessed under the Canadian Environmental Assessment Act.

✓

Dedicating $80 million over five years, starting in 2015–16, to the National Energy Board for safety and environmental protection and greater engagement with Canadians. This funding will be fully cost-recovered from industry.

✓

Providing $30.8 million over five years, starting in 2015–16, for measures to enhance the safety of marine transportation in the Arctic and further strengthen marine incident prevention, preparedness and response in waters south of the 60th parallel.

✓	Providing $22 million over five years, starting in 2015–16, to Natural Resources Canada to renew the Targeted Geoscience Initiative.

✓	Dedicating $23 million over five years, starting in 2015–16, from Natural Resources Canada to stimulate the technological innovation needed to separate and develop rare earth elements and chromite.

✓

Continuing to support the transformation of the forest sector by providing $86 million over two years, starting in 2016–17, to extend the Forest Innovation Program and the Expanding Market Opportunities Program.

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Introduction

Since 2006, the Government has, as part of its long-term economic plan, focused on creating the right conditions and opportunities in international trade and investment and responsibly developing Canada’s natural resources. These areas are vital to the continued growth of the Canadian economy and contribute to the prosperity of people and businesses across Canada.

The Government is focused on ensuring Canadian businesses have preferential terms of trade and investment with other nations. Since 2006, the Government has concluded free trade agreements with 38 countries, bringing Canada’s total to 43. The past year was particularly successful, with the conclusion of the Canada-European Union trade negotiations, the entry into force of the Canada-Korea Free Trade Agreement and the Canada-China Foreign Investment Promotion and Protection Agreement, and significant progress towards concluding the Trans-Pacific Partnership Agreement with 11 other Asia-Pacific nations. With new trade agreements complete and more soon to be in place, the Government is now focusing on helping Canadian businesses fully capitalize on global opportunities.

Canada has the potential to be a major player in the global energy economy because of its abundant natural resources. With the third largest known oil reserves in the world, a commitment to environmentally responsible development and the ability to provide a stable and secure supply, Canada’s natural resources are well placed to meet growing global demand. Responsible Resource Development is an important part of the Government’s economic plan to create jobs, growth and long-term prosperity. The Government has implemented system-wide improvements to achieve the goal of “one project, one review” in a clearly defined time period. The approach features predictable and timely reviews for major natural resource projects, reduced regulatory duplication, strengthened environmental protection and enhanced consultations with Aboriginal peoples.

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Fostering Trade

With the increasing importance of global value chains, Canadian exporters benefit from preferential access to foreign markets and the reduction of trade barriers. Trade growth also benefits Canadians here at home, through increased job creation and increased competition, which can lead to lower prices and higher standards of living.

A Strong Year of Trade Achievements

This Government has placed a priority on securing preferential terms of trade and investment with other nations for Canadian business. Since 2006, the Government has concluded free trade agreements with 38 countries, bringing Canada’s total to 43. The past year has been particularly successful:

•    In September 2014, the Government of Canada and the European Union released the complete text of the Canada-European Union Comprehensive Economic and Trade Agreement. The agreement opens the way to vastly increased trade, job creation and greater prosperity, providing preferred access to the world’s largest and most lucrative market, with more than 500 million consumers in 28 countries.

•    On January 1, 2015, the Canada-Korea Free Trade Agreement, Canada’s first trade agreement in Asia, came into force. Nearly 90 per cent of Canada’s current exports to South Korea are now duty-free, and Canadian businesses will be able to benefit from South Korea’s position as a gateway to the dynamic Asian region and tap into its global value chains.

•    On October 1, 2014, Canada’s trade agreement with Honduras entered into force— Canada’s seventh free trade agreement in the Americas.

•    Also on October 1, 2014, Canada’s foreign investment promotion and protection agreement with China came into force, helping to ensure that Canadian companies investing in China are treated fairly and benefit from a more predictable, secure and transparent business environment. This brings to 28 the number of investment agreements Canada has with countries around the world.

•    On November 27, 2014, Canada and other World Trade Organization (WTO) members adopted a protocol to implement the WTO Trade Facilitation Agreement. The Agreement will introduce binding rules to expedite the movement and clearance of goods at borders in order to reduce red tape and delays. This will reduce border transaction costs for Canadian exporters, directly benefitting small and medium-sized businesses, for which border delays can be particularly burdensome. Canada will undertake procedures necessary to ratify and implement the Agreement.

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With new trade agreements with the European Union and South Korea, Canadian businesses will soon benefit from preferential access to more than half of the entire global marketplace (Chart 3.5.1). In addition to these agreements, Canada continues to work towards concluding the Trans-Pacific Partnership, a trade agreement between 12 Asia-Pacific nations, including Canada’s North American Free Trade Agreement partners, with a combined population of nearly 800 million and gross domestic product (GDP) of over $27 trillion. Such an agreement will help to strengthen North American production linkages and further increase Canada’s trade growth with Asia.

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With new trade agreements now complete and more soon to be in place, the Government is focusing on helping Canadian businesses fully capitalize on global opportunities. Economic Action Plan 2015 proposes significant new investments to support trade. These investments build on the Government’s commitment to encourage and support entrepreneurship by connecting small and medium-sized firms with the tools and resources they need to succeed both at home and abroad.

Export Market Development Program

Economic Action Plan 2015 proposes to provide $50 million over five years, starting in 2015–16, to create an export market development program to share the financial costs with small and medium-sized enterprises as they explore and pursue new export opportunities.

Small and medium-sized enterprises (SMEs) represent 99 per cent of all businesses in Canada. This Government’s pro-jobs and pro-export plan recognizes the importance of supporting SMEs to take advantage of Canada’s new trade agreements in Europe and Asia, which, in combination with Canada’s existing trade agreements, will provide SMEs with preferential access to more than half of the global marketplace.

To this end, Economic Action Plan 2015 proposes a new export market development program that will help SMEs develop export opportunities by providing direct financial assistance to entrepreneurs seeking to develop new markets, especially in high-growth emerging markets. This initiative will be particularly helpful in supporting SMEs finance activities such as market research, participation in trade fairs and missions, shipping prototypes and pilot projects to create new business opportunities. The program is targeting between 500 and 1,000 Canadian exporters per year across the country. The program will also ensure coordination with other Canadian partners (governments, agencies and private sector organizations) in order to maximize the support for new exporters. Details of the program will be announced in the coming months.

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Enhancing the Trade Commissioner Service

Economic Action Plan 2015 proposes to provide increased funding of $42 million over five years, starting in 2015–16, and $9.3 million per year thereafter to expand the footprint and resources of the Canadian Trade Commissioner Service, to support Canadian firms with on-the-ground intelligence and practical advice on foreign markets to help them achieve their goals.

The Canadian Trade Commissioner Service has more than 160 trade offices and almost 1,000 staff in Canada and around the world to help provide export advice and guidance to entrepreneurs, such as information on local regulations, customs and business practices. In 2013–14, the Canadian Trade Commissioner Service provided direct services to almost 12,000 Canadian firms to help them enter foreign markets.

Additional investments in the Canadian Trade Commissioner Service will help Canadian exporters take advantage of the market access gains achieved through Canada’s new trade and investment agreements. 20 new trade commissioner positions and new programming resources will be focused on recently announced free trade partners, such as South Korea and the European Union, as well as in high-growth emerging markets and commercially important established markets that are home to large numbers of global value chain leaders and are major sources of foreign investment and innovation.

Securing Agriculture Market Access

Economic Action Plan 2015 proposes to provide $18.1 million over two years, starting in 2016–17, to promote competitiveness and trade opportunities for the agriculture and agri-food sector.

Canada has achieved considerable success in opening up new markets and creating opportunities for the agriculture and agri-food sector through new free trade agreements. With export sales of $46 billion in 2013, Canada is the fifth largest exporter of agricultural and agri-food products globally.

In 2009, the Government created the Market Access Secretariat to help maintain access to new and existing markets. The Market Access Secretariat is the Government’s single window to assist industry in addressing trade-related concerns by reopening, maintaining and expanding market access for Canadian agricultural and agri-food exports.

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To build on the achievements to date, Economic Action Plan 2015 proposes to provide $18.1 million over two years, starting in 2016–17, to expand the activities of the Market Access Secretariat, to introduce new agriculture trade commissioners abroad and to play a more active role in setting international science-based standards. This will support the agriculture sector in continuing to expand and diversify into new markets and in continuing to capitalize on opportunities created by new trade agreements.

Canadian Wheat Board—Final Steps in Marketing Freedom

On April 15, 2015, the Minister of Agriculture and Agri-Food, the Honourable Gerry Ritz, announced Government of Canada approval of a deal reached between CWB (formerly the Canadian Wheat Board) and G3 Global Grain Group, which ensures that CWB becomes a fully private and global competitor in the Canadian grain sector. With this deal, the Government has fully delivered on its commitment to marketing freedom by increasing marketing choice for Western Canadian grain farmers.

Expanding the AgriMarketing Program

Economic Action Plan 2015 proposes to provide $12 million over two years, starting in 2016–17, to the AgriMarketing Program to promote Canadian agricultural and agri-food products around the world.

Agricultural and agri-food products produced in Canada are among the safest and highest quality in the world. Economic Action Plan 2015 proposes to provide $12 million over two years, starting in 2016–17, to expand Agriculture and Agri-Food Canada’s AgriMarketing Program to promote and differentiate Canadian products in a highly competitive global and domestic marketplace. This builds on the $341 million in funding over five years currently available through the AgriMarketing Program under Growing Forward 2. Funding will enable farmers to further enhance marketing capacity at home and abroad, and to enhance Canada’s international presence in priority markets and build strong relationships with trade partners.

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AgriMarketing Program

The AgriMarketing program helps farmers and food processors compete in markets at home and abroad. Under this program, not-for-profit industry organizations and small and medium-sized enterprises in the agriculture, agri-food, and fish and seafood sectors receive support for promotional activities. Specific activities supported include:

•   Development and implementation of long-term market development strategies.

•   Industry-wide branding, promotion and advertising, including in-store and food service promotions and product demonstrations for buyers both domestically and internationally.

•   Technical training for buyers about Canadian products and product handling.

•   Trade seminars designed to inform industry representatives of specific attributes of Canadian agriculture, agri-food, fish and seafood products.

Funding through the AgriMarketing program supports a wide range of agricultural products including Canadian pork, beef, grains and fish and seafood products, including lobster.

Supporting the Canadian Sealing Industry

Economic Action Plan 2015 proposes to provide $5.7 million over five years, starting in 2015–16, to help secure new market access for Canadian seal products.

Sealing is a way of life and a valuable source of food in many Aboriginal and coastal communities. Seal products also generate income in some communities that have limited job opportunities. The Government will establish a system to certify seal products resulting from hunts traditionally conducted by Aboriginal communities in order to meet the requirement set by the European Union so that seal products can enter that market. Actions will also be taken to help Aboriginal sealers develop effective sealing businesses by providing business advice and training. The Government will continue to support efforts by the broader sealing industry to increase export market opportunities.

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Promoting Canada as a Global Maritime Centre

Economic Action Plan 2015 proposes to provide $3 million over three years, starting in 2015–16, for the International Maritime Centre in Vancouver.

Canada’s shipping industry is critical for ensuring goods get safely to market. The International Maritime Centre aims to attract targeted foreign investment into Canada, facilitate foreign shipping companies and support businesses in establishing their headquarters in Vancouver. Port Metro Vancouver is Canada’s largest port and links Canadian businesses with over 150 trading economies in the world. The Centre will further promote British Columbia as a maritime centre and best-in-class transportation and logistics hub, and help create jobs and promote regional economic growth.

This announcement follows amendments made in December 2014 to the Income Tax Act to modernize Canada’s international shipping tax regime by introducing more flexible rules for international shipping corporations in order to reflect the structures of modern shipping organizations.

Economic Action Plan 2015 proposes to provide $3 million over three years, cost-matched by the province of British Columbia, starting in 2015–16, to support the International Maritime Centre in Vancouver.

Promoting Canadian Tourism

Economic Action Plan 2015 proposes to provide additional support to the Canadian Tourism Commission to embark on a new marketing campaign in the United States, in partnership with the tourism industry. Details will be announced in the coming months.

Canada’s tourism sector is an important contributor to our economy, comprising 178,000 businesses across Canada in industries such as transportation, accommodation, food and beverage services, recreation and entertainment, and travel services.

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Building on the Canadian Tourism Commission’s strong track record of marketing Canada to visitors from all over the world, Economic Action Plan 2015 proposes to provide additional support for the Commission to lead a new initiative, in partnership with the tourism industry, to promote Canada to travellers from the United States. This targeted campaign is expected to attract a larger number of American visitors to destinations across Canada, helping to promote economic activity and job creation in the tourism sector. Details will be provided in the coming months after the Government consults with important stakeholders in the tourism sector.

Economic Action Plan 2015 also proposes to expand the Electronic Travel Authorization eligibility to low-risk travellers from four countries, including Brazil and Mexico, which are two of the Commission’s priority markets where a visa is required for citizens travelling to Canada. This will help make Canada a more attractive destination for tourism and business, while allowing the Government to focus resources where it matters most—on higher-risk travellers (see Chapter 4.3, “Facilitating Legitimate Travel to Canada”).

Ensuring an Effective Trade Remedy System

The Government’s expanded trade agenda is critical for the growth of the Canadian economy. To support Canadian jobs and investment, trade must not only be free, it must also be fair. Therefore, Canada’s commitment to open markets includes a trade remedy system that ensures that goods are not unfairly priced or subsidized when coming into the Canadian market. These rules support conditions for Canadian manufacturers to thrive, in both domestic and international markets. To maintain a level playing field for Canadian producers, the Government will ensure that the trade remedy system operates in an effective, accessible, and transparent manner, in consultation with stakeholders such as the Canadian Steel Producers Association.

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Canada-U.S. Beyond the Border Action Plan and Regulatory Cooperation Council Action Plan

Prime Minister Stephen Harper and United States President Barack Obama announced the Beyond the Border Action Plan and the Regulatory Cooperation Council Action Plan in December 2011. These Plans outlined concrete measures to speed up legitimate trade and travel, improve security and economic competitiveness, and align regulatory approaches between the two countries. The Government will continue to implement these initiatives, with a renewed emphasis through new Forward Plans, to strengthen our long-term security and trade relationship—where nearly $2 billion worth of goods and services and over 300,000 people cross our shared border every day.

Beyond the Border Action Plan

Since the Beyond the Border Action Plan was announced over three years ago, Canada and the U.S. have taken great strides to enhance security, transform border management and facilitate the flow of legitimate travellers and cargo. These important efforts and investments have begun to pay off for businesses and travellers through an increasingly efficient, modernized and secure border. Examples of key achievements over the past year include:

•

Signing on March 16 a historic, comprehensive pre-clearance agreement with the U.S. that will facilitate travel by allowing pre-inspection by U.S. or Canadian officials at approved land, rail and marine ports of entry and by enhancing the existing air pre-clearance arrangements.

•	Implementing major new investments in priority border infrastructure in Canada and the U.S. in line with Canada-U.S. Joint Border Infrastructure Investment Plans.

•

Enrolling over 1 million members in the NEXUS trusted traveller program—an 80 per cent increase since 2011—and adding new NEXUS benefits, resulting in greater time savings at the land border, airports and marine ports of entry.

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Regulatory Cooperation Council Joint Forward Plan

Building on the momentum generated through the first year’s work of the Canada-U.S. Regulatory Cooperation Council and incorporating ongoing stakeholder input, work will continue through the next phase of regulatory cooperation as outlined in the Canada-U.S. Joint Forward Plan, which was developed through the first half of 2014 and released in August 2014. The Plan, which sets out new binational partnerships between Canadian and U.S. departments and agencies, represents a pivot point for the regulatory relationship between the two countries.

Reducing Barriers to Internal Trade

Economic Action Plan 2015 announces the creation of an Internal Trade Promotion Office within Industry Canada to support federal-provincial-territorial negotiations to strengthen the domestic economy by comprehensively renewing the Agreement on Internal Trade.

Canada has made significant progress towards improving trade relations around the world. However, improvements to trade within Canada are not keeping pace. Persistent barriers to internal trade fragment our economy. They restrict opportunities for Canadian firms to grow and compete, limit access to jobs for workers and increase costs to consumers. The willingness of provinces and territories expressed at the 2014 Council of the Federation meeting to modernize the Agreement on Internal Trade represents a key opportunity to address internal trade barriers that weaken the Canadian economic union.

To maintain momentum and support this ongoing work with provinces, territories and businesses to eliminate barriers to internal trade, the Government will establish a federal Internal Trade Promotion Office within Industry Canada. The Office will act as the federal hub for research and analysis to enhance our collective understanding of the impact of barriers to internal trade, building on the Government’s Internal Trade Barriers Index announced in Economic Action Plan 2014. The Office will also engage with provinces and territories, businesses, workers, consumers and academia to explore opportunities to address internal trade barriers, including through regulatory cooperation activities.

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Responsible Resource Development

Responsible Resource Development is an important part of the Government’s economic plan to create jobs, growth and long-term prosperity. Canada’s natural resource sector represents 19 per cent of the economy, over half our merchandise exports and supports 1.8 million jobs directly and indirectly. Canada’s natural resources sector is one of the leading private employers of Aboriginal people. On average, natural resource firms have contributed about $30 billion per year in revenue for governments in Canada (2008–12).

The Government’s plan for Responsible Resource Development has improved the review process for major resource projects while strengthening environmental protection and enhancing consultations with Aboriginal peoples. As a result, the review process for major projects is efficient and effective.

Additional actions have also been taken to ensure the safety of federally regulated pipelines and to strengthen Canada’s marine oil spill prevention, preparedness, and response regime:

•

The Government has enshrined the principle of “polluter pays” in legislation. The absolute liability for oil and gas companies operating in the offshore has been raised to $1 billion. Operator liability remains unlimited in cases of fault or negligence. Through the Pipeline Safety Act (Bill C-46), the Government is currently proposing to hold polluters financially responsible for the costs and damages they cause. Companies operating major oil pipelines will be required to have a minimum financial capability of $1 billion to respond to incidents and remedy damage. The Government has also introduced legislative amendments to make an unlimited amount of compensation from Canada’s domestic ship-source compensation fund (which is financed through a levy on industry) available in response to a specific marine oil spill incident.

•

Since 2012, the Government has provided funding to strengthen Canada’s marine spill prevention, preparedness and response regime. Measures in support of a world-class tanker safety regime have included: extending the National Aerial Surveillance Program, to prevent and detect discharges of pollutants; a new Incident Command System, to more effectively manage oil spill response operations; increasing inspection of foreign tankers on their first visit to Canada; and engaging community partnerships in Aboriginal and Northern communities to foster engagement in planning processes for an oil spill response operation.

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•

The Government has introduced additional measures to improve and strengthen the tanker safety system in waters south of the 60th parallel, such as modernizing Canada’s marine navigation system; supporting leading-edge scientific research on petroleum products and response measures; and piloting Area Response Planning in four areas across Canada.

Canada is a world leader in the production of major minerals and metals: first in potash; second in uranium and cobalt; third in aluminum and tungsten; fourth in platinum group metals, sulphur and titanium; and, fifth in nickel and diamonds. Canada has one of the largest mining supply sectors globally with more than 3,400 companies supplying engineering, geotechnical, environmental, financial and other services to mining operations. According to the Mining Association of Canada, 57 per cent of the world’s public mining companies are listed on the TSX and TSX Venture exchanges. Together, the two exchanges handled 48 per cent of global mining equity transactions, and accounted for 46 per cent of global mining equity capital in 2013.

The measures proposed in Economic Action Plan 2015 will continue to encourage responsible resource development, further enhance marine safety, sustain Canada’s global leadership in the mining sector, and support Canada’s forest sector to create jobs across Canada.

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Supporting the Creation of an LNG Industry in Canada

Economic Action Plan 2015 affirms the Government’s intent to provide accelerated capital cost allowance (CCA) treatment for assets used in facilities that liquefy natural gas.

Canada benefits from large reserves of natural gas but has a limited capacity to supply it to emerging international and domestic markets where demand is growing. Natural gas can be cooled to a liquid state (liquefied natural gas, known as LNG), thereby reducing its volume and facilitating its transportation and storage. The liquefaction of natural gas is a capital-intensive activity that requires large upfront investments.

On February 19, 2015, the Prime Minister announced the Government’s intention to provide accelerated capital cost allowance (CCA) treatment for assets used in facilities that liquefy natural gas. This will build on Canada’s existing advantages and encourage investment in facilities that supply LNG to new markets.

The accelerated CCA treatment will allow businesses to more quickly recover the cost of their initial capital investment.

•

Equipment used for natural gas liquefaction is generally included in CCA Class 47 with a CCA rate of 8 per cent. The accelerated CCA will take the form of an additional 22 per cent allowance that will bring the CCA rate up to 30 per cent for Class 47 property used in Canada in connection with natural gas liquefaction.

•

Non-residential buildings at a facility that liquefies natural gas are currently eligible for a CCA rate of 6 per cent. A second additional allowance will bring the CCA rate up to 10 per cent for non-residential buildings that are part of a liquefaction facility.

The deferral of tax associated with this measure is expected to reduce federal taxes by $45 million over the 2015–16 to 2019–20 period.

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[ACCA for LNG] is great news for the creation of LNG jobs in British Columbia, and great news for Canada …. We have been working with the federal government and industry for some time to achieve this outcome, and I am pleased they have delivered...

—Christy Clark, Premier of British Columbia

February 19, 2015

We view this as a positive step by the Government of Canada and this will help increase the fiscal certainty that we’ve been looking for.

—David Keane, President

BC LNG Alliance

February 19, 2015

The faster tax write-off will provide companies a very competitive incentive to invest in LNG liquefaction facilities in Canada… We have seen the very positive impact that accelerated depreciation has had on manufacturing investments.

—Jayson Myers, President and CEO

Canadian Manufacturers & Exporters

February 20, 2015

Supporting Junior Mineral Exploration

Economic Action Plan 2015 affirms the Government’s intent to extend the 15 per cent Mineral Exploration Tax Credit for flow-through share investors for an additional year.

Canada is one of the world’s leading mining nations and has had the largest global share of spending on exploration for non-ferrous minerals every year since 2002. About 380,000 Canadian jobs are in the mining and mineral processing industries.

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Promoting the exploration of Canada’s mineral resources by junior exploration companies helps create jobs and economic development across the country. The 15 per cent Mineral Exploration Tax Credit helps these companies raise capital by providing an incentive to investors in flow-through shares issued to finance mineral exploration. This credit is in addition to the deduction provided to the investor for the exploration expenses “flowed through” by the company that issues the shares. Since 2006, the Mineral Exploration Tax Credit has helped junior mining companies raise over $5.5 billion for exploration. In 2013, more than 250 companies issued flow-through shares with the benefit of the credit to more than 19,000 individual investors.

On March 1, 2015, the Government announced its intention to extend the Mineral Exploration Tax Credit for an additional year, until March 31, 2016.

It is estimated that this measure will result in a net reduction in federal revenues of $35 million over the 2015–16 to 2016–17 period.

Facilitating Responsible Resource Development

Economic Action Plan 2015 affirms the Government’s intent to ensure that the costs associated with undertaking environmental studies and community consultations that are required in order to obtain an exploration permit will be eligible for Canadian Exploration Expense treatment.

On March 1, 2015, the Government also announced its intention to modify the tax rules to ensure that the costs of environmental studies and community consultations that are required in order to obtain an exploration permit will be eligible for treatment as Canadian Exploration Expenses (CEE).

Canadians pride themselves on our country’s strong environmental protections, and meaningful consultation with local residents remains a key plank in the Government’s Responsible Resource Development plan. But in the past, environmental studies and community consultations required to pursue an exploration project were not always eligible for CEE treatment. The Government recognizes that the associated cost of these requirements is part of doing business in Canada, and these changes aim to make Canada an even better place to do business.

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CEE treatment recognizes the enormous challenges facing mining and oil and gas companies as they explore for resources: a low probability of success; large capital requirements; and long timeframes before reporting positive cash flow. With CEE treatment, the costs of environmental studies and community consultations will be immediately deductible, eligible to be renounced to investors using flow-through shares, and for eligible projects could qualify for the 15 per cent Mineral Exploration Tax Credit.

To ensure the proposed changes meet the needs of communities and companies, the Government will consult with stakeholders in drafting the implementing legislation.

It is estimated that this measure will result in a reduction of federal revenues on the order of $21 million over the years 2015–16 to 2019–20.

Mining is key for Canada’s prosperity. About 380,000 Canadian jobs are in the mining and mineral processing industries, with the highest wages and salaries of all of Canada’s industrial sectors. When we strengthen this industry, we create jobs, growth and long-term prosperity from coast to coast to coast.

—The Honourable Joe Oliver, Minister of Finance

March 1, 2015

Major Projects Management Office Initiative

Economic Action Plan 2015 proposes to provide $135 million over five years, starting in 2015–16, to continue to improve the efficiency and effectiveness of project approvals through the Major Projects Management Office Initiative.

Created in 2007 to provide a single window on the federal regulatory process for industry, the Major Projects Management Office Initiative has helped to transform the approvals process for major natural resource projects by shortening timelines, streamlining reviews and improving accountability by monitoring and reporting on the performance of federal regulatory departments. Numerous projects are currently benefitting from the system-wide improvements implemented by the Initiative. More than 35 projects have completed the review process since the Initiative was established.

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Economic Action Plan 2015 proposes to provide $135 million over five years, starting in 2015–16, to the Major Projects Management Office Initiative. The Office will continue to provide a single window into the federal regulatory process and improve accountability to support the effective approval of major resource projects.

Supporting Consultations and Public Engagement in Federal Environmental Assessment Processes

Economic Action Plan 2015 proposes to provide $34 million over five years, starting in 2015–16, to the Canadian Environmental Assessment Agency to continue to support consultations related to projects assessed under the Canadian Environmental Assessment Act, 2012.

Consultation and public engagement are fundamental elements of the environmental assessment process. The Government is committed to consulting with Aboriginal peoples in the review of projects to ensure that their rights are respected and interests are taken into consideration. Meaningful engagement can also facilitate discussions on how Aboriginal peoples can benefit from the economic development opportunities associated with these projects.

Economic Action Plan 2015 proposes to provide $34 million over five years, starting in 2015–16, to the Canadian Environmental Assessment Agency. This will allow the Agency to consult with Canadians, including Aboriginal peoples, enabling them to participate in the environmental assessment of projects assessed under the Canadian Environmental Assessment Act 2012.

Contributing to the Safety of Energy Transportation Infrastructure

Economic Action Plan 2015 proposes to provide $80 million over five years, starting in 2015–16, to the National Energy Board for safety and environmental protection and greater engagement with Canadians.

The National Energy Board is an independent federal agency that regulates international and interprovincial aspects of the oil, gas and electric utility industries, including international and interprovincial pipelines. In 2013, the National Energy Board conducted about 300 compliance activities to ensure that the infrastructure under its purview met rigorous safety, security and environmental requirements.

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Economic Action Plan 2015 proposes to provide $80 million over five years, starting in 2015–16, to the National Energy Board. These resources will contribute to safety and environmental protection, and enhance engagement with Canadians related to energy transportation infrastructure. This funding will be fully cost-recovered from industry.

Extending Natural Gas Export Licences

Economic Action Plan 2015 proposes to extend the maximum length of natural gas export licences from 25 years to 40 years to improve regulatory certainty for natural gas exporters.

The National Energy Board is responsible for issuing oil and gas export licences. Under the National Energy Board Act, the maximum length of natural gas export licences is currently limited to 25 years. Taking into consideration the significant investments required for liquefied natural gas (LNG) projects, and their significant anticipated economic benefits, the Government is taking additional steps to support the LNG industry and other natural gas exporters by extending the maximum limit of natural gas export licences from 25 to 40 years, to improve regulatory certainty. This measure builds on Canada’s existing advantages, in addition to the recently announced accelerated capital cost treatment for assets used in facilities that liquefy natural gas, to encourage investment in facilities that supply LNG to new markets.

Economic Action Plan 2015 proposes to introduce legislative amendments to the National Energy Board Act that would extend the maximum length of natural gas export licences from 25 years to 40 years.

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Safe and Secure Shipping

Economic Action Plan 2015 proposes to provide $30.8 million over five years, starting in 2015–16, for measures to enhance the safety of marine transportation in the Arctic and further strengthen marine incident prevention, preparedness and response in waters south of the 60th parallel.

As a trading nation, Canada relies on a safe marine transportation network to bring products and resources to markets. Marine shipping in Canada is evolving, most notably in the North, with changing ice conditions, resource development and a growing population. At the same time, marine shipping on Canada’s east and west coasts continues to grow. The report of the Tanker Safety Expert Panel, A Review of Canada’s Ship-Source Spill Preparedness and Response: Setting the Course for the Future, Phase II – Requirements for the Arctic and for Hazardous and Noxious Substances Nationally, released on April 8, 2015, made a number of recommendations on ship-source spill prevention, preparedness and response requirements in the Arctic, for ship-source releases of hazardous and noxious substances in Canadian waters, and on the management of marine incidents.

Economic Action Plan 2015 proposes to provide $30.8 million over five years to enhance the safety of marine transportation in the Arctic and further strengthen environmental protection and marine incident prevention, preparedness and response south of the 60th parallel. Measures related to the Arctic include targeted investments of $17.0 million over five years to strengthen marine navigation safety by improving charting of the seafloor, designing navigation aids, engaging local and Aboriginal communities, as well as strengthening prevention, preparedness and response capacity. Measures in waters south of the 60th parallel include targeted investments of $13.8 million over five years to fund scientific research on the behaviour of oil in freshwater in order to contribute to the knowledge base to effectively respond to oil spills in some of the highest risk areas in Canada, and to increase marine oil spill response capacity in the St. Lawrence River. Through these investments, the Government is taking steps to ensure Canadian goods can be safely transported to market.

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Supporting Jobs in Mining Through Geoscience Investments

Economic Action Plan 2015 proposes to provide $22 million over five years, starting in 2015–16, to Natural Resources Canada to renew the Targeted Geoscience Initiative, with a focus on developing new in-depth geoscience knowledge to inform the exploration of deeper mineral deposits.

Through the Targeted Geoscience Initiative, the Government works in partnership with provinces, territories, industry and universities to provide integrated geoscience knowledge pertaining to areas with mineral potential, and to help stimulate private sector resource investment and exploration.

Economic Action Plan 2015 proposes to provide $22 million over five years, starting in 2015–16, to Natural Resources Canada to renew the Targeted Geoscience Initiative. This initiative will support mining industries by developing knowledge and expertise to increase their competitiveness. The initiative contributes to increased private sector exploration and successful discovery rates for base metals; grows the pool of highly qualified people available to industry; and extends the life of existing mines and communities.

Unlocking Rare Earth Elements and Chromite Production in Canada

Economic Action Plan 2015 proposes to allocate $23 million over five years, starting in 2015–16, from Natural Resources Canada to stimulate the technological innovation needed to separate and develop rare earth elements and chromite.

The commercial production of rare earth elements and chromite in Canada represents a significant economic opportunity. Realizing this opportunity will require advances in science and technology.

Rare earth elements have specific properties that make them critical inputs to the defence, aerospace, automotive, energy and consumer electronics industries. Canada also has significant unexploited deposits of chromite, which is used to manufacture steel and other alloys.

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Chromite and Rare Earth Elements in Canada

There is considerable resource potential for chromite and rare earth element production in Canada.

Chromite deposits located in Ontario’s Ring of Fire have production potential that could make Canada a significant global producer, processor and supplier of products that contain the critical metal chromium. Over 90 per cent of global chromite production is used to manufacture stainless steel and other alloys. There is no substitute for this mineral in the production of stainless steel, which has unique corrosion resistance properties. Chromium-based alloys are also used in gas turbines, aircraft engines and other high temperature applications. There are currently six chromite projects at the exploration phase in Canada, which are estimated to have about 105 million tons of chromite. Global demand for stainless steel is forecast to grow at 4-5 per cent annually to 2020. Although major steel mills exist in North America, there is currently no chromite production in North America. This presents an opportunity for Canada to develop its abundant deposits and become a global supplier. To date, the Government has invested more than $35 million towards the development of the Ring of Fire, including Aboriginal capacity building, support to small business and skills development and training.

Rare earth elements are critical minerals that represent an opportunity for Canada to enter an emerging and globally strategic market. The metallurgy for Canadian ores containing rare earth elements involves a complex sequence of individual separation, refinement, alloying and formation stages before they can be used in the production of permanent magnets, consumer electronics and other high value-added high-tech products. Canada does not currently produce any rare earth elements, but has deposits with significant potential. According to the Technology Metal Research Group, there are currently 51 advanced rare earth elements exploration projects in the world; 21 are located across Canada. Canada has the possibility to play a leading role in supplying rare earth elements by potentially fulfilling 20 per cent of global demand.

Economic Action Plan 2015 proposes to allocate $23 million over five years, starting in 2015–16, from Natural Resource Canada to address the technical challenges of separating and processing rare earth elements for use in advanced manufacturing applications and products. Funding will also support the development of efficient and green processing technologies to reduce the environmental impacts of chromite production.

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Supporting Forest Sector Innovation and Marketing

Economic Action Plan 2015 proposes to provide $86 million over two years, starting in 2016–17, to extend the Forest Innovation Program and the Expanding Market Opportunities Program.

The forest industry directly employed an estimated 216,500 workers and contributed over $20.9 billion to Canada’s gross domestic product in 2013.

The Government has provided significant support to the forest sector to facilitate its transformation. In Economic Action Plans 2012 and 2013, the Government announced $197 million over four years, starting in 2012–13, in support for the Forest Innovation Program and the Expanding Market Opportunities Program.

•	The Forest Innovation Program supports research, development and technology transfer, including the work of FPInnovations and the Canadian Wood Fibre Centre.

•

The Expanding Market Opportunities Program helps the forest sector expand and diversify export opportunities in North America, as well as emerging offshore markets such as Europe, Japan, China, South Korea, India and the Middle East.

Recently, Economic Action Plan 2014 provided $90.4 million over four years to renew the Investments in Forest Industry Transformation program, which enables Canadian forestry companies to lead the world in demonstrating the viability of new technologies that improve efficiency, reduce environmental impacts, and create high-value products from Canada’s world-class forest resources.

Economic Action Plan 2015 proposes to provide $86 million over two years, starting in 2016–17, to continue to support the transformation of the forest sector by extending the Forest Innovation Program and the Expanding Market Opportunities Program. These programs will help forestry companies adopt emerging technologies and develop new markets for Canadian wood products.

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Supporting Innovation and Expanding Markets in Canada’s Forest Sector

The Government of Canada provides significant support to the Canadian forest sector to become more economically competitive and sustainable. Announced in Economic Action Plan 2012 and extended in Economic Action Plan 2013, the Forest Innovation Program and the Expanding Market Opportunities Program have helped companies adopt emerging technologies, as well as expand market opportunities in North America and internationally.

Projects funded under the Forest Innovation Program include:

•   $6.1 million for research by FPInnovations on the development and market acceptance of Cross-laminated Timber. Cross-laminated Timber is a large wood panel product made of multiple layers of timber stacked and glued together resulting in a strength-enhanced product, which results in a smaller environmental footprint and faster construction.

•   $4.25 million for research by Canadian Wood Fibre Centre on airborne laser scanning technology and high resolution imagery, as well as advanced measuring techniques, to enable forest companies and provincial agencies to obtain more precise information on their forest inventory to improve forest management planning and business decisions, while lessening environmental impacts.

Through the Expanding Market Opportunities Program, the Government of Canada, in partnership with the provinces and wood product associations, has made significant efforts to diversify wood export markets, including to China, a key market for Canadian wood products. For example, the Government of Canada has supported a number of market development activities in China, including:

•  Increasing the knowledge of architects and builders of the use of wood in construction.

•   Addressing issues that could limit the access of Canadian forest products, such as product standards and building codes, training, and quality assurance.

•  Participating in outreach activities like trade missions and trade fairs.

Between 2007 and 2014, these activities have led to the value of wood product exports to China increasing by more than 10 times to $1.92 billion. Similar activities are being pursued in other markets, including India.

Other initiatives funded under the Expanding Market Opportunities Program include:

•   $2.3 million to support research that would permit the construction of larger and taller buildings made of wood and foster greater use of wood in mid-rise public and private buildings in Canada, which would help improve the overall competitiveness of the forest sector.

•   $2.2 million for the construction of public structures in Japan using Canadian wood products. The project aims to expand the use of wood in Japan and promote Canadian forest products as an environmentally responsible choice.

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The Canadian forest products industry has overcome significant challenges and is now unleashing its enormous potential as a global leader in transformation and breakthrough innovation—a revolution that will result in significant economic opportunities and jobs. More and more surprising uses are being discovered for wood fibre—everything from clothing to car parts, from cosmetics to chemicals to advanced construction systems and more.

The Canadian forest products sector is poised to lead the global revolution in developing game changing technology from wood fibre by leveraging our unique innovation system of strategic partnership alignment, pooled resources, and targeted research which involves governments, industry, research bodies, academia and others.

—Forest Products Association of Canada

Forest Innovation: Expect Us in the Unexpected, 2014

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Table 3.5.1

Growing Trade and Expanding Markets

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total
Fostering Trade
Export Market Development Program		10	10	10	10	10	50
Enhancing the Trade Commissioner Service		5	9	9	9	9	42
Securing Agriculture Market Access			6	12			18
Expanding the AgriMarketing Program			6	6			12
Supporting the Canadian Sealing Industry		1	2	1	1	1	6
Promoting Canada as a Global Maritime Centre		1	1	1			3
Subtotal—Fostering Trade		17	34	39	20	20	131

Responsible Resource Development
Supporting the Creation of an LNG Industry in Canada			10	15	10	10	45
Supporting Junior Mineral Exploration		45	-10				35
Facilitating Responsible Resource Development		4	4	4	4	5	21
Major Projects Management Office Initiative		27	27	27	27	27	135
Supporting Consultations and Public Engagement in Federal Environmental Assessment Processes		7	7	7	7	7	34
Contributing to the Safety of Energy Transportation Infrastructure		18	19	15	14	14	80
Safe and Secure Shipping		5	8	7	6	4	31
Supporting Jobs in Mining Through Geoscience Investments		1	4	7	7	4	22
Unlocking Rare Earth Elements and Chromite Production in Canada		2	5	5	6	5	23
Supporting Forest Sector Innovation and Marketing			43	43			86
Subtotal—Responsible Resource Development		110	117	130	80	76	513

Total—Growing Trade and Expanding Markets		127	151	169	100	96	644
Less anticipated cost recovery		18	19	15	14	14	80
Less funds existing in the fiscal framework		39	39	82	39	39	237
Less funds sourced from internal reallocations		3	49	6	6	5	69

Net Fiscal Cost		67	45	66	41	38	257

Note:	Totals may not add due to rounding.

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Chapter 4

Prosperous Families and Strong,

Secure Communities

Introduction

The Government is continuing to take action to improve the lives of Canadians and their families so that they have opportunities to work, live and prosper in safe and vibrant communities. Economic Action Plan 2015 builds on previous actions taken by the Government to support families and communities, improving the quality of life for hard-working Canadian families by:

•	Helping families make ends meet by continuing to provide tax relief, supporting seniors and caregivers, protecting consumers and limiting taxpayer exposure in the financial sector.

•

Building strong communities by helping the charitable and non-profit sector, ensuring that veterans and their families receive the benefits and services they need, supporting affordable housing, further assisting persons with disabilities, increasing economic opportunities for Aboriginal peoples, and ensuring international development initiatives are effective and aligned with the priorities of Canadians.

•

Celebrating and protecting Canada’s heritage and environment by supporting the upcoming Canada 150 celebrations, protecting species at risk, maintaining meteorological and navigational warning services in the Arctic, and addressing toxic substances and contaminated sites.

•

Better protecting Canadians from the threat of terrorism and cyber attacks, maintaining the integrity of our borders and supporting the Canadian Armed Forces as they continue to uphold Canadian interests and values. In addition, the Government will introduce new legislative and regulatory amendments to improve the effectiveness of Canada’s economic sanctions regime.

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Table 4.0

Prosperous Families and Strong, Secure Communities

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total
Low-Tax Plan to Help Families Make Ends Meet
Helping Families Make Ends Meet	3,100	4,791	4,954	5,084	5,210	5,330	28,469
Supporting Seniors		150	160	170	180	190	850
Protecting Consumers and Enhancing Canada’s Financial Sector		4	5	5	5	5	23
Subtotal—Low-Tax Plan to Help Families Make Ends Meet	3,100	4,945	5,118	5,259	5,395	5,525	29,342

Strong Communities
Supporting the Charitable and Non-Profit Sector			5	75	95	90	265
Taking Action for Veterans	1,619	200	215	215	225	237	2,711
Supporting the Most Vulnerable in Communities			50	50	25	25	150
Helping Canadians With Disabilities		2					2
Investing in the Health of Canadians		10	14	10	12	10	56
Investing in Aboriginal Communities		44	61	63	56	59	283
Assisting International Communities		2	24	2	1	1	29
Celebrating Our Heritage		26	98	111	15	13	263
Protecting Canada’s Environment		34	170	166	138	126	634
Subtotal—Strong Communities	1,619	318	638	692	567	560	4,394

Protecting Canadians
Defending Canada		368	1	185	378	581	1,513
Enhancing National Security		57	93	79	98	112	439
Protecting the Integrity of Our Borders		4	4	3	2	3	16
Strengthening Community Safety		8	9	9	8	8	41
Subtotal—Protecting Canadians		437	106	276	486	704	2,009

Total—Prosperous Families and Strong, Secure Communities	4,719	5,699	5,863	6,227	6,447	6,789	35,745

Less funds existing in the fiscal framework		76	249	225	199	149	897
Less funds sourced from internal reallocations		11	15	20	19	6	71
Announced in or prior to the 2014 Update	3,090	4,655	4,715	4,770	4,835	4,890	26,955

Net Fiscal Cost	1,629	957	884	1,212	1,395	1,744	7,822

Note:	Totals may not add due to rounding.

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Chapter 4.1

Low-Tax Plan to Help Families Make

Ends Meet

Highlights

Helping Families Make Ends Meet

✓	Increasing the Tax-Free Savings Account annual contribution limit to $10,000.

✓	Reaffirming the Government’s commitment to reduce Employment Insurance premiums for over 16 million Canadians in 2017.

✓	Extending Employment Insurance Compassionate Care Benefits from six weeks to six months to better support Canadians caring for gravely ill family members.

Supporting Seniors

✓	Reducing the minimum withdrawal factors for Registered Retirement Income Funds to permit seniors to preserve more of their retirement savings to better support their retirement income needs.

✓	Introducing a new Home Accessibility Tax Credit for seniors and persons with disabilities to help with the costs of ensuring their homes remain safe, secure and accessible.

Protecting Consumers and Enhancing Canada’s Financial Sector

✓	Delivering a new and exclusive financial consumer protection framework for federally regulated banks.

✓	Expanding the voluntary mortgage prepayment disclosure commitment to non-federally regulated mortgage lenders.

✓	Launching a National Strategy to support improved financial literacy.

✓	Implementing the Taxpayer Protection and Bank Recapitalization regime for Canada’s systemically important banks.

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Introduction

Parents work hard to provide for their children, and all Canadians strive to save for a secure retirement. Since 2006, the Government has introduced several measures to make life more affordable for Canadian families, while recognizing that individuals are better placed than governments to determine their own spending and saving priorities.

Economic Action Plan 2015 builds on the Government’s record of support for Canadian families by keeping taxes low and introducing new measures that will further encourage individual savings, ensure that the Employment Insurance program continues to help Canadians when they need it most, and make it easier for seniors to preserve more of their retirement savings for future needs.

Economic Action Plan 2015 also proposes tax relief for seniors, persons with disabilities and those who support them to make their homes more accessible.

Economic Action Plan 2014 announced the Government’s intention to take action to address consumer issues, reduce taxpayer exposure to housing risks, move forward with the Cooperative Capital Markets Regulatory System to address systemic risk, encourage the provision of competitive financial services, improve the governance of the payments system, and enhance the framework for combatting money laundering and terrorist financing. All of these commitments have been met.

Economic Action Plan 2015 provides updates on these measures and announces a number of initiatives that will better protect Canadian consumers and enhance Canada’s financial sector.

Helping Families Make Ends Meet

The Government has taken actions since 2006 to help Canadian families succeed and prosper. These actions include introducing the Universal Child Care Benefit (UCCB), reducing the Goods and Services Tax (GST) rate to 5 per cent from 7 per cent, introducing the Tax-Free Savings Account, and introducing the Children’s Fitness Tax Credit to help promote physical fitness among children.

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In October 2014, the Prime Minister announced further tax relief and benefit increases for all families with children. These proposed measures include enhancing the UCCB, increasing the maximum dollar amounts claimable under the Child Care Expense Deduction, and introducing the Family Tax Cut. The Government also doubled the Children’s Fitness Tax Credit amount and made it refundable.

Economic Action Plan 2015 builds on this record of support for Canadian families by proposing to increase the Tax-Free Savings Account annual contribution limit to $10,000. Economic Action Plan 2015 also proposes to extend Employment Insurance Compassionate Care Benefits from six weeks to six months.

Tax Relief and Enhanced Benefits for Canadian Families and Individuals

The Government’s long-term commitment to keeping taxes low is making life more affordable for all Canadians. By reducing taxes year after year and enhancing direct benefits to Canadians, the Government has given families and individuals greater flexibility to make the choices that are right for them.

Canadian families and individuals will receive $37 billion in tax relief and increased benefits in 2015–16 as a result of actions taken since 2006—including measures announced by the Prime Minister on October 30, 2014. On their own, the measures announced on October 30 will provide more than $4.6 billion in annual tax relief and increased benefits to all families with children under age 18. These proposed measures include:

•

An enhanced UCCB that would provide an increased benefit of $160 per month for children under the age of 6, and a new benefit of $60 per month for children aged 6 through 17, effective January 1, 2015. The enhanced UCCB would replace the existing Child Tax Credit for 2015 and subsequent taxation years.

•	A $1,000 increase in each of the maximum dollar amounts that can be claimed under the Child Care Expense Deduction, effective for the 2015 taxation year.

•	The Family Tax Cut, a federal non-refundable tax credit of up to $2,000 for couples with children under the age of 18, effective for the 2014 taxation year.

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Child Tax Credit vs. Canada Child Tax Benefit

The Child Tax Credit, announced in Budget 2007, is a non-refundable tax credit that provides a credit amount of $2,255 in 2014 for each child under the age of 18. The Child Tax Credit reduces the amount of tax owing and is calculated by multiplying the credit amount by the lowest personal income tax rate. For the 2014 taxation year, this results in personal income tax relief of up to $338 per child.

The Canada Child Tax Benefit is a non-taxable monthly payment that provides federal support to families with children under the age of 18 through two primary components: the Canada Child Tax Benefit base benefit, which is targeted to low- and middle-income families and the National Child Benefit supplement, which provides additional assistance to low-income families.

Only the Child Tax Credit is being replaced by the enhanced UCCB for the 2015 and subsequent taxation years. By replacing the Child Tax Credit with an expanded UCCB, all families will benefit, including families with income too low to be taxable and who could not have previously benefited from the Child Tax Credit.

The Canada Child Tax Benefit is being maintained, and eligible families will continue to receive monthly benefit payments.

In addition, as announced on October 9, 2014, the Government doubled the maximum amount of expenses that may be claimed under the Children’s Fitness Tax Credit to $1,000 as of 2014, and made the credit refundable, effective for the 2015 and subsequent taxation years. Parents are already taking advantage of the new $1,000 maximum limit as they file their tax returns for 2014.

The Government recognizes that Canadians of all ages are interested in increasing their physical fitness. To this end, the Government intends to establish an expert panel to study the potential scope of an Adult Fitness Tax Credit, to support Canadians in making healthy choices. This panel’s work will inform further Government action in this area.

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The new measures announced in October 2014, in combination with others introduced by the Government since 2006, will provide tax relief and increased benefits of up to $6,600 in 2015 for a typical two-earner family of four (Chart 4.1.1).

Tax Relief for a Family of Four—Example

Henry and Cathy are a couple with two children, Grace and Elizabeth. Henry earns $84,000 and Cathy earns $36,000. As a result of actions taken by the Government since 2006, their family will receive $6,640 in tax relief and enhanced benefits in 2015, allowing Henry and Cathy to invest their hard-earned money where they see fit.

As shown below in Chart 4.1.1, this tax relief and these enhanced benefits include:

•     $3,293 in income tax relief, of which $1,865 is due to measures announced in the 2014 Family Package;

•     $2,329 in enhanced benefits, including $1,224 as a result of the enhanced Universal Child Care Benefit announced in the 2014 Family Package; and

•     $1,018 from the Government’s reduction of the GST rate from 7 per cent to 5 per cent.

The Impact of the Government’s Low-Tax Plan

Chart 4.1.1

Total Federal Tax Relief and Increased Benefits for a Typical Two-Earner Family of Four, 2015

Total Federal Tax Relief and Increased Benefits = $6,640

Source:Department of Finance.

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The October 2014 measures build on significant action since 2006 to cut taxes and enhance benefits for Canadians. For instance, the Government has:

•

Reduced the GST from 7 per cent to 5 per cent, which benefits all Canadians—even those who do not earn enough to pay personal income tax. The Government also maintained the GST Credit level, translating into about $1.2 billion in GST Credit benefits annually for low- and modest-income Canadians.

•

Implemented increases to the basic personal amount—the amount of income that an individual can earn without paying federal personal income tax. As a result of these increases and adjustments for inflation, the basic personal amount is $11,327 in 2015.

•

Reduced the lowest personal income tax rate to 15 per cent from 16 per cent, and increased the amount of income that individuals can earn before facing higher tax rates by increasing the upper limit of the two lowest personal income tax brackets.

•	Introduced and enhanced the Working Income Tax Benefit to lower the “welfare wall” by strengthening work incentives for low-income Canadians.

•

Increased the amount of income that families can earn before the National Child Benefit supplement is fully phased out and before the Canada Child Tax Benefit base benefit begins to be phased out, meaning more families are eligible to receive the Canada Child Tax Benefit.

•	Created a Guaranteed Income Supplement top-up benefit for Canada’s most vulnerable seniors.

•

Introduced the Tax-Free Savings Account (TFSA)—a flexible, registered, general-purpose savings vehicle—which allows Canadians to earn tax-free investment income to more easily meet their lifetime savings needs. As of the end of 2013, nearly 11 million Canadians had opened a TFSA.

The Government has also introduced a number of targeted tax reduction measures. For example, the Government has:

•	Helped families with children by introducing the Children’s Fitness Tax Credit and the Children’s Arts Tax Credit.

•	Introduced the Registered Disability Savings Plan, a tax-assisted savings plan that helps individuals with severe disabilities—and their families—save for their long-term financial security.

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•

Enhanced support to caregivers of infirm dependent family members by introducing the Family Caregiver Tax Credit, and by removing the $10,000 limit on eligible expenses that caregivers can claim under the Medical Expense Tax Credit in respect of a dependent relative.

•	Provided additional support to adoptive parents by enhancing and increasing the Adoption Expense Tax Credit to better recognize the costs of adopting a child.

•	Enhanced support for workers by introducing the Canada Employment Credit, which recognizes employees’ work expenses for things such as safety gear, uniforms and supplies.

•

Provided further support to students and their families by exempting scholarship income from taxation, introducing the Textbook Tax Credit, making Registered Education Savings Plans more responsive to changing needs, and lowering the program duration requirements of the Tuition, Education and Textbook Tax Credits applying to foreign university programs.

•	Enhanced support for students and apprentices by extending the Tuition Tax Credit to all occupational, trade and professional examination fees.

•	Introduced the Public Transit Tax Credit to encourage public transit use, as well as tax credits for volunteer firefighters and search and rescue volunteers to better support communities.

•	Assisted first-time home buyers by introducing the First-Time Home Buyers’ Tax Credit and increasing the Registered Retirement Savings Plan withdrawal limit under the Home Buyers’ Plan.

•

Provided about $3 billion in additional annual targeted tax relief for seniors and pensioners by increasing the Age Credit amount by $2,000, doubling the Pension Income Credit amount to $2,000, raising from 69 to 71 the age limit for maturing savings in Registered Pension Plans and Registered Retirement Savings Plans, and introducing pension income splitting (benefitting over 2.2 million Canadians per year).

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Canadians at all income levels are benefitting from the tax relief introduced by the Government, with low- and middle-income Canadians receiving proportionately greater relief (Chart 4.1.2). More than 1 million low-income Canadians have been removed from the tax rolls altogether.

Increasing the Tax-Free Savings Account Annual Contribution Limit

Economic Action Plan 2015 proposes to increase the Tax-Free Savings Account annual contribution limit to $10,000, effective for the 2015 taxation year.

Canadians have many reasons to save at every stage of life. These can include saving for retirement, to start a business, to purchase a home or car, or for a vacation. Reducing taxes on savings can help Canadians achieve their goals, while also promoting investment, economic growth and jobs.

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In Budget 2008 the Government introduced the Tax-Free Savings Account (TFSA). Available since January 1, 2009, the TFSA is a flexible, registered general-purpose savings vehicle that allows Canadian residents aged 18 or older to earn tax-free investment income, including interest, dividends and capital gains. TFSAs can include a wide range of investment options such as mutual funds, Guaranteed Investment Certificates, publicly traded shares and bonds. Contributions to a TFSA are not tax-deductible, but investment income earned in a TFSA and withdrawals from it are tax-free. Unused TFSA contribution room is carried forward and the amount of withdrawals from a TFSA can be re-contributed in future years.

The TFSA provides greater savings incentives for low- and modest-income individuals because, in addition to the tax savings, neither the income earned in a TFSA nor withdrawals from it affect eligibility for federal income-tested benefits and credits, such as the Canada Child Tax Benefit, the Goods and Services Tax/Harmonized Sales Tax Credit, the Age Credit, and Old Age Security and Guaranteed Income Supplement benefits.

Canadians have embraced the TFSA for their savings needs. As of the end of 2013, nearly 11 million individuals had opened a TFSA and the total value of assets held in TFSAs was nearly $120 billion (Table 4.1.1).

Table 4.1.1

Tax-Free Savings Account Statistics, 2013

2013
Number of account holders[1] (millions)	10.7
Proportion of adult tax filers with a TFSA (participation rate)	40%
Total annual contributions ($ billions)	40.2
Total annual withdrawals ($ billions)	14.6
Total end-of-year fair market value of assets ($ billions)	118.3
Number of individuals contributing the maximum amount (millions)	1.9
[1]	There were about 13.9 million TFSAs at the end of 2013 (an individual may hold more than one TFSA).
Source:	Department of Finance.

The TFSA is a popular means of saving for Canadians at all income levels. Individuals with annual incomes of less than $80,000 accounted for more than 80 per cent of all TFSA holders and about 75 per cent of TFSA assets as of the end of 2013. About half of TFSA holders had annual incomes of less than $42,000.

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At the end of 2013, about 1.9 million individuals had contributed the maximum amount to their TFSAs. About 46 per cent of these individuals were seniors and over 70 per cent were aged 55 or over (Chart 4.1.3).

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Furthermore, about 60 per cent of the individuals contributing the maximum amount to their TFSAs had incomes of less than $60,000 in 2013 (Chart 4.1.4).

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The TFSA was introduced with an annual contribution limit of $5,000, indexed to inflation in $500 increments. Due to indexation, on January 1, 2013, the TFSA annual contribution limit increased to $5,500.

Economic Action Plan 2015 proposes to increase the TFSA annual contribution limit to $10,000, effective for the 2015 and subsequent taxation years.

In combination with other registered savings plans, a $10,000 TFSA annual contribution limit will allow most Canadians to save a significant proportion of their annual incomes in a tax-efficient manner. In this context, the annual limit will not be indexed to inflation. It is estimated that this measure will reduce federal revenues by about $1.1 billion over the 2015–16 to 2019–20 period.

In 20 years, it is estimated that, relative to the size of today’s economy, the annual federal revenue cost of increasing the TFSA limit to $10,000 and not indexing the new limit to inflation will be in the range of $650 million, or 0.03 per cent of gross domestic product (GDP). This federal revenue cost would represent about 0.3 per cent of total federal tax revenues, under the current tax revenue-to-GDP ratio.

The TFSA and Seniors

The TFSA provides seniors with a tax-assisted savings vehicle to help meet any ongoing savings needs, thereby complementing existing retirement savings plans, which are designed to allow individuals to contribute during their working years and receive income in retirement.

In a low interest rate environment, the TFSA can help to boost after-tax returns as these returns are not subject to taxation. For example, an individual earning a 2-per-cent rate of return on a fixed income investment would realize an after-tax rate of return of about 1.4 per cent in a taxable savings vehicle (assuming a combined federal-provincial tax rate of 31.2 per cent on interest income) compared to the full tax-free 2-per-cent rate of return in a TFSA, representing a 45 per cent increase in the after-tax rate of return.

Close to 2.7 million seniors had a TFSA as of the end of 2013. Nearly 60 per cent of seniors with a TFSA had annual incomes of less than $40,000.

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Based on current savings patterns, it is estimated that individuals aged 65 or over will receive about 60 per cent of the benefits in 2019 from increasing the TFSA annual contribution limit to $10,000 (Chart 4.1.5).

CARP members would welcome the additional help in saving [in TFSAs] for their retirement needs but more so for those of their children and grandchildren. —Susan Eng, Vice President, Advocacy for CARP

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Tax savings from increasing the TFSA annual contribution limit to $10,000

Chart 4.1.6

Returns From Saving $10,000 Annually in a TFSA Compared to the Returns From Saving the Same Amount Under the Existing TFSA Annual Contribution Limit With the Remainder in a Taxable Savings Vehicle Over a 10-Year Period

Notes: The after-tax investment income from saving $10,000 in a TFSA at the beginning of each year for 10 years with a $10,000 TFSA annual contribution limit compared to the after-tax investment income from saving the same amount at the beginning of each year for 10 years under the existing $5,500 indexed TFSA annual contribution limit, (assuming a 2 per cent rate of inflation) with the remainder in a taxable savings vehicle. A 5.5 per cent nominal rate of return is assumed on all savings, and, for the taxable savings, a combined federal-provincial average tax rate of 21.6 per cent is assumed (based on 40 per cent interest, 30 per cent dividends and 30 per cent capital gains, and a middle-income saver).

1.     Giselle is a small business owner who saves in her TFSA. She now has the flexibility to contribute $10,000 per year to her TFSA. By earning tax-free investment income on $10,000 of annual savings for 10 years, Giselle could accumulate about $3,700 more in after-tax savings than if she had saved the same amount for 10 years under the existing TFSA annual contribution limit, with the remainder in a taxable savings vehicle (Chart 4.1.6).

2.     Barry, a retired 72-year-old who does part-time consulting work, is required to withdraw a minimum amount of $18,000 from his Registered Retirement Income Fund (RRIF). Taking into account his other pension income, his income from part-time consulting work and his income taxes, Barry’s RRIF withdrawal exceeds his current needs by $7,000. With a $10,000 TFSA annual contribution limit, Barry can now save the entire $7,000 remaining from his RRIF withdrawal in his TFSA.

3.     Sofia, a 70-year-old widow, decides to sell her mortgage-free home for proceeds of $200,000 and to rent an apartment. In anticipation of this sale, Sofia had recently opened a TFSA with the intention to gradually transfer to it portions of the proceeds from the sale. With a $10,000 TFSA limit, Sofia may contribute every year a greater portion of the proceeds from the sale of her home to her TFSA, sheltering more of her savings from tax. In 2015, she will have accumulated $41,000 of TFSA contribution room, and, with the $10,000 annual limit, in six years she will have accumulated sufficient contribution room to contribute to a TFSA about half of the proceeds from the sale of her home.

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Lowering the EI Premium Rate in 2017

Economic Action Plan 2015 reaffirms the Government’s commitment to reducing Employment Insurance premiums for over 16 million Canadians in 2017.

Employment Insurance (EI) provides temporary financial assistance to unemployed Canadians who have lost their job through no fault of their own, while they look for work or upgrade their skills.

Canadians want stable and predictable EI premium rates, and a transparent rate-setting process.

In 2017, the Government will implement the seven-year break-even EI premium rate-setting mechanism, which will ensure that EI premiums are no higher than needed to pay for the EI program over time. Any cumulative surplus recorded in the EI Operating Account will be returned to employers and employees through lower EI premium rates once the new mechanism takes effect.

This is expected to result in a substantial reduction in the EI premium rate, from $1.88 in 2016 to an estimated $1.49 in 2017, a reduction of 21 per cent. It is estimated that the savings from this rate reduction will benefit over 16 million Canadians, including about 2.6 million Canadians who pay no federal income tax.

Example: Employment Insurance Premiums—Additional Relief for Families

Damien and Taylor live in Winnipeg, Manitoba and are married. They each earn $50,000, for a combined household income of $100,000. At a rate of $1.88 per $100 of insurable earnings in 2015 and 2016, Damien and Taylor will each pay $931 in Employment Insurance (EI) premiums in those years. At an estimated rate of $1.49 in 2017, Damien and Taylor will see their EI premiums drop to $738 each, resulting in a combined savings of $386 that will stay in their family’s pocket.

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Extending Compassionate Care Benefits

Economic Action Plan 2015 proposes to provide up to $37 million annually to extend Employment Insurance Compassionate Care Benefits from six weeks to six months.

One of the most difficult times for anyone is when a loved one is dying or at risk of death. The demands of caring for a gravely ill family member can strain the job security of workers and the financial security of their families. The Government believes that during such times, Canadians should not have to choose between keeping their job and caring for their family. Through the Employment Insurance program, Compassionate Care Benefits provide financial assistance to people who have to be away from work temporarily to care for a family member who is gravely ill with a significant risk of death. According to the Parliamentary Committee on Palliative and Compassionate Care 2011 report, Not to be Forgotten: Care of Vulnerable Canadians, family caregivers provide a substantial amount of care—some 70 per cent to 80 per cent of care given in Canadian homes and communities, worth an estimated $25 billion per year.

Family and friends have been described as the invisible backbone of the Canadian healthcare system. Care giving can often place people in grave financial hardship, especially when forced to quit their job while caring for a loved one.

The Parliamentary Committee on Palliative and Compassionate Care,

including M.P. Harold Albrecht

The Government has heard from health stakeholders, such as the Health Charities Coalition of Canada, that the existing program parameters do not reflect the financial realities and hardships associated with caring for a dying family member. That is why the Government proposes to invest up to $37 million annually to extend the duration of Compassionate Care Benefits from the current six weeks to six months, as of January 2016. Through this enhancement, the Government is ensuring that the Employment Insurance program continues to help Canadians when they need it most.

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Extended Compassionate Care Benefits

Elizabeth works full time, earning an annual salary of $49,500, and is eligible for Employment Insurance (EI). Elizabeth’s mother is terminally ill with significant risk of death in the next six months. As a result, Elizabeth is eligible for EI Compassionate Care Benefits.

With the extension of EI Compassionate Care Benefits proposed in Economic Action Plan 2015, Elizabeth would be eligible to receive benefits of $524 per week for up to six months, providing a total benefit amount of $13,624. In comparison, under the current policy, Elizabeth would only receive up to six weeks of benefits, totalling $3,144. This represents a four-fold increase in support for Elizabeth and her family during this difficult time. The enhanced benefit will allow Elizabeth to care for her terminally ill mother when she needs it most.

Supporting Seniors

The Government of Canada is committed to supporting seniors, whose efforts have helped make Canada the strong and prosperous country that it is today. As a result of actions taken to date by the Government, seniors and pensioners are receiving about $3 billion in additional annual targeted tax relief. In particular, since 2006 the Government has:

•

Increased the Age Credit amount by $2,000—$1,000 in 2006 and $1,000 in 2009. Based on these increases and adjustments for inflation, the Age Credit amount for 2015 is $7,033, providing tax relief of up to $1,055 for eligible seniors.

•	Doubled, to $2,000, the maximum amount of income eligible for the Pension Income Credit, which provides annual tax relief of up to $300 to individuals receiving qualifying pension income.

•

Introduced pension income splitting, which allows Canadians receiving income that qualifies for the Pension Income Credit to allocate up to one-half of that income to their spouse or common-law partner for tax purposes. By splitting pension income, senior and pensioner couples can significantly reduce their income tax liability. Annually, over 2.2 million Canadians take advantage of pension income splitting.

•

Increased—from 69 to 71—the age limit for commencing pension payments from a Registered Pension Plan and converting a Registered Retirement Savings Plan to a Registered Retirement Income Fund to significantly improve saving opportunities for seniors.

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Overall, actions taken by this Government have substantially increased the income seniors can earn before they are required to pay income tax. In 2015, a single senior can earn at least $20,360 and a senior couple at least $40,720 before paying federal income tax (assuming at least $2,000 per person in income eligible for the Pension Income Credit). As a result of actions taken since 2006, about 400,000 seniors have been removed from the tax rolls altogether.

The Government has also strengthened the retirement income system, increased direct support to seniors and introduced a financial literacy strategy for seniors.

Economic Action Plan 2015 builds on previous actions by the Government to support seniors by proposing to reduce the minimum withdrawal factors for Registered Retirement Income Funds. This measure, in conjunction with the proposed increase in the TFSA limit to $10,000, will support the retirement income needs of seniors by providing them with increased flexibility to manage their savings in a tax-efficient manner.

Economic Action Plan 2015 also builds on the Government’s support for seniors through the introduction of a new Home Accessibility Tax Credit for seniors and persons with disabilities.

Reducing the Minimum Withdrawal Factors for Registered Retirement Income Funds

Economic Action Plan 2015 proposes to reduce the minimum withdrawal factors for Registered Retirement Income Funds to permit seniors to preserve more of their retirement savings to better support their retirement income needs.

Canada has a strong, diversified retirement income system that is based on a balanced mix of public and private responsibility. Canada’s retirement income system is recognized internationally as a model that succeeds in providing high levels of replacement income to seniors overall. The Old Age Security/Guaranteed Income Supplement programs and the Canada Pension Plan/Québec Pension Plan form the first two pillars of Canada’s three-pillar retirement income system. In order to supplement income provided by the first two pillars, many Canadians also rely on their own savings for income in their senior years. Canadians’ retirement savings are typically held in tax-assisted registered plans such as Registered Pension Plans (RPPs), Registered Retirement Savings Plans (RRSPs), Registered Retirement Income Funds (RRIFs) and Tax-Free Savings Accounts, which form the third pillar of Canada’s retirement income system and are key to helping Canadians save to achieve their

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retirement income objectives (Chart 4.1.7). According to a recent study by McKinsey & Company, 83 per cent of Canadians are on track for a comfortable retirement.

The basic purpose of the tax deferral provided on savings in RPPs and RRSPs is to encourage and assist Canadians to accumulate savings over their working careers in order to meet their retirement income needs. Consistent with this purpose, savings in RPPs and RRSPs must be converted into a retirement income vehicle by age 71. In particular, an RRSP must be converted to a RRIF by the end of the year in which the RRSP holder reaches 71 years of age, and a minimum amount must be withdrawn from the RRIF annually beginning the year after it is established (alternatively, the RRSP savings may be used to purchase an annuity). This treatment ensures that the tax-deferred RRSP/RRIF savings serve their intended retirement income purpose.

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A formula is used to determine the required minimum amount a person must withdraw each year from a RRIF. The formula is based on a percentage factor multiplied by the value of the assets in the RRIF. The percentage factors (the RRIF factors) are based on a particular rate of return and indexing assumption. Currently, a senior is required to withdraw 7.38 per cent of their RRIF in the year they are age 71 at the start of the year. The RRIF factor increases each year until age 94 when the percentage that seniors are required to withdraw annually is capped at 20 per cent.

The existing RRIF factors have been in place since 1992. Economic Action Plan 2015 proposes to adjust the RRIF minimum withdrawal factors that apply in respect of ages 71 to 94 to better reflect more recent long-term historical real rates of return and expected inflation. As a result, the new RRIF factors will be substantially lower than the existing factors. The new RRIF factors will range from 5.28 per cent at age 71 to 18.79 per cent at age 94. The percentage that seniors will be required to withdraw from their RRIF will remain capped at 20 per cent at age 95 and above. Table A5.2 in Annex 5 shows the existing and proposed new RRIF factors.

By permitting more capital preservation, the new factors will help reduce the risk of outliving one’s savings, while ensuring that the tax deferral provided on RRSP/RRIF savings continues to serve a retirement income purpose. For example, the new RRIF factors will permit close to 50 per cent more capital to be preserved to age 90, compared to the existing factors (Table 4.1.2).

Table 4.1.2

Capital Preserved Under the RRIF Factors

Age 71 Capital Preserved ($)1,2

Age (at start of Year)	Under existing RRIF factors	Under new RRIF factors	Difference (% more remaining)
71	100,000	100,000	–
80	64,000	77,000	20
85	47,000	62,000	32
90	30,000	44,000	47
95	15,000	24,000	60
100	6,000	10,000	67
[1]	For an individual 71 years of age at the start of 2015 with $100,000 in RRIF capital making the required minimum RRIF withdrawal each year.
[2]

Age 71 capital preserved at older ages is expressed in terms of the real (or constant) dollar value of the capital (i.e., the value of the capital adjusted for inflation after age 71). The calculations assume a 5 per cent nominal rate of return on RRIF assets and 2 per cent inflation.

This measure will apply for the 2015 and subsequent taxation years.

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It is estimated that this measure will provide about $670 million in federal tax relief to Canadian seniors over the 2015–16 to 2019–20 period.

How RRIF Holders Will Benefit

Helen turned 71 in 2014 and converted her RRSP to a RRIF at the end of that year. At the beginning of 2015, Helen’s RRIF assets amounted to $100,000. Under the existing RRIF factors, Helen would have been required to withdraw a minimum amount of $7,380 from her RRIF in 2015. Under the new RRIF factors, the minimum amount Helen is required to withdraw from her RRIF in 2015 is reduced to $5,280.

Raymond was 75 at the start of 2015, at which time his RRIF assets amounted to $250,000. Under the existing RRIF factors, Raymond would have been required to withdraw a minimum amount of $19,625 from his RRIF in 2015. Under the new RRIF factors, the minimum amount Raymond is required to withdraw from his RRIF in 2015 is reduced to $14,550.

Similarly, the new RRIF factors will reduce the percentage of RRIF assets that Helen and Raymond are required to withdraw in subsequent years, until after they turn 95. By reducing their RRIF withdrawals, Helen and Raymond can retain more assets in their RRIFs—assets that will continue to accumulate on a tax-deferred basis to support their future retirement income needs should they live to an advanced age. In addition, if Helen and Raymond do not need their minimum RRIF withdrawal for income purposes, they can save the after-tax amount for future needs—for example, in a TFSA if they have available TFSA contribution room.

A Home Accessibility Tax Credit for Seniors and Persons With Disabilities

Economic Action Plan 2015 proposes to introduce a new, permanent, non-refundable Home Accessibility Tax Credit for seniors and persons with disabilities.

Seniors and persons with disabilities may face special challenges related to gaining access to their home, or being mobile or functional within it. Making improvements to improve safety, access and functionality of a dwelling can be costly.

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In recognition of the particular impact that such costs can have, and the additional benefits of independent living, Economic Action Plan 2015 proposes a new, permanent Home Accessibility Tax Credit. The proposed 15 per cent non-refundable income tax credit would apply on up to $10,000 of eligible home renovation expenditures per year, providing up to $1,500 in tax relief. Eligible expenditures will be for improvements that allow a senior or a person who is eligible for the Disability Tax Credit to be more mobile, safe and functional within their home. These improvements could help to ensure that seniors and persons with disabilities can live healthy, independent lives in the comfort of their home or family’s home.

Examples of eligible expenditures include costs associated with the purchase and installation of wheelchair ramps, walk-in bathtubs, wheel-in showers and grab bars. The Home Accessibility Tax Credit will apply in respect of eligible expenditures for work performed and paid for and/or goods acquired on or after January 1, 2016.

It is estimated that this measure will reduce federal revenues by about $180 million over the 2015–16 to 2019–20 period.

Example: Home Accessibility Tax Credit—Renovation in Respect of a Senior

Hélène and her husband François are seniors who live in a house that they own. As they age, Hélène and François are increasingly worried about falling. To reduce the risk of falling, the couple undertakes a number of renovations to their house in the spring of 2016. They have work done to install a walk-in bathtub and a grab bar in their bathroom. They also have non-slip flooring installed.

These renovations, including the cost of the goods purchased and work performed, amount to $12,500. Hélène is able to claim $10,000, the maximum amount of eligible expenditures under the Home Accessibility Tax Credit, which results in federal tax relief of $1,500 for the 2016 taxation year.

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Example: Home Accessibility Tax Credit—Renovation in Respect of a Person With a Disability

Gary is 35 years old and has used a wheelchair since he was a child. He is eligible for the Disability Tax Credit. He lives independently, but relies on his brother Steve for some support.

Gary enjoys living independently and would like to continue to do so, but in a neighbourhood closer to his brother’s home. He sells his house and buys another one within a few minutes of Steve’s house. Before Gary moves in the summer of 2016, he has a number of renovations done to his new house, including having a ramp installed, widening the entrance to the house and all the doorways inside and installing a wheel-in shower. The renovations, including the cost of the goods purchased and work performed, amount to $9,500. Gary has no taxable income, but since he is dependent on Steve for support, Steve is able to claim $9,500 in respect of the renovations under the Home Accessibility Tax Credit. This results in federal tax relief of $1,425 for the 2016 taxation year.

Protecting Consumers and Enhancing Canada’s Financial Sector

The Government is committed to ensuring a sound and stable financial sector that protects consumers in their dealings with financial institutions and limits risks to taxpayers. Important progress has been achieved, including higher regulatory standards for federally regulated financial institutions, reforms to the government-backed system of housing finance and support for enhancing the financial literacy of Canadians.

Consumer Protection Framework for Banks

Economic Action Plan 2015 proposes a new financial consumer protection framework for banks.

When Canadians do business with banks, whether by opening a bank account or taking out a mortgage or credit product, they should be supported by a strong financial consumer protection framework.

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Economic Action Plan 2015 proposes to amend the Bank Act to strengthen and modernize Canada’s financial consumer protection framework to respond to the diverse needs of Canadians. The new financial consumer framework will consolidate existing financial consumer provisions of the Bank Act. It will make the consumer protection provisions of the Act more transparent and consistent with regard to banks’ dealings with their consumers. The revised set of provisions will result in a financial consumer framework that provides:

•	Broadened general requirements for clear and simple disclosure of information, and expanded use of summary information boxes for banking products and services.

•	Improved access to basic banking services by allowing a broader range of personal identification to open an account.

•	Expanded prohibitions on certain business practices, including high pressure sales situations, and cooling-off periods for a greater range of products.

•	Expanded corporate governance requirements so that boards of directors’ duties relate to all consumer protection measures.

•	Improved transparency and accountability, for example through enhanced public reporting on complaints and on measures taken to address the challenges faced by vulnerable Canadians.

•	A requirement that advertising be clear and accurate.

These measures will benefit all Canadians, including the most vulnerable consumers. In creating the framework, the Government is delivering on its commitment in Economic Action Plan 2013 to implement a comprehensive financial consumer code, building on comments received as a result of extensive national public consultations undertaken in 2013 and 2014.

We support the establishment of a financial consumer code which would be binding upon financial institutions subject to federal Government authority. —Public Interest Advocacy Centre

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We support a framework of consumer protection principles that can adapt to change. —Canadian Bankers Association

A set of principles, enshrined in the Bank Act, will anchor the framework by setting out expectations to guide the conduct of banks. As part of their public reporting requirements, banks will report annually on how their business activities meet the spirit of these principles.

The Government of Canada intends that the Bank Act provide the exclusive set of rules governing consumer protection for banks. One comprehensive set of rules will allow banks to efficiently deliver national products and services and provide consumers with the benefit of knowing they have the same uniform protection when they deal with their bank anywhere across the country. The Financial Consumer Agency of Canada will ensure compliance.

The Government of Canada will build on this framework and continue to engage with stakeholders, including the provinces and territories, to reflect the evolving needs of consumers.

Cooling-off Periods for Financial Products

Charlie is in his first year at university and has a part-time job. He opens a savings account to help him save money for tuition and living expenses. When he reviews the paperwork, he finds that there are number of fees associated with using the account for features he does not need.

Under the new financial consumer framework, Charlie would have a specific period of time to cancel the account without being subject to a cancellation fee. This will allow Charlie to consider whether there are other options that better suit his circumstances.

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Enhancements to Access Basic Banking Services

Claire is a senior who no longer drives or travels, so she has not kept her driver’s license or passport up to date. To open a bank account under the new financial consumer framework, Claire could use identification documents from a broader range of options. For instance, she could use her birth certificate and electricity bill because together, they indicate her date of birth and address.

Investigating Cross-Border Price Discrimination

Economic Action Plan 2015 provides $5 million over five years to the Competition Bureau for investigating alleged cases of unjustified cross-border price discrimination.

The unexplained and often significant gap between Canadian and U.S. prices for the same products is a frustrating and all-too-familiar reality for any Canadian who has ever shopped online or travelled to the United States.

On December 9, 2014, the Government tabled the Price Transparency Act which will help tackle the practice of geographic price discrimination, one of the key contributors to the Canada–U.S. price gap. This legislation provides the Commissioner of Competition with the tools necessary to investigate alleged cases of price discrimination and to publicly report situations where consumers are unfairly targeted with higher prices. To help ensure Canadians are not charged higher prices than Americans simply because of where they live, Economic Action Plan 2015 provides the Competition Bureau with funding of $5.0 million over five years for this initiative.

Expanding the Voluntary Mortgage Prepayment Disclosure Commitment

The Government will work with mortgage lenders to increase consumer awareness and understanding of mortgage prepayment penalty fees. To better protect consumers, the Government will invite all mortgage lenders to agree to provide enhanced information about prepaying mortgages, similar to the voluntary commitment to that effect made by Canada’s banks.

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Financial Literacy Strategy

In 2015–16, the Government will release a National Strategy to strengthen the financial literacy of Canadians.

In addition to strengthening rules to protect consumers, the Government is moving forward to further support the financial literacy of Canadians. In the fall of 2014, under the guidance of the new Financial Literacy Leader, the Government released a strategy to enhance the financial literacy of seniors. Its aim is to help seniors and near-seniors plan for and manage their finances during their later years.

A National Strategy, for Canadians of all ages, will be released shortly that builds on this initial step. This Strategy will set out goals and priorities to strengthen the financial literacy of Canadians throughout their lives.

Another key role for the Financial Literacy Leader will be to coordinate and engage the private, public and not-for-profit sectors to work towards common financial literacy goals. As an early example of collaboration, the Government has secured a commitment from Canada’s banks to establish a five-year Financial Literacy Partnership Fund of $10 million to provide grants to eligible community organizations for projects that work to improve the financial literacy capabilities of Canadians.

When hard-working Canadians have the skills, knowledge and confidence to make informed financial choices, their personal economic circumstances will benefit, and the economy as a whole will benefit as well.

— The Honourable Kevin Sorenson, Minister of State (Finance)

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Taxpayer Protection and Bank Recapitalization Regime

The Government proposes to implement its commitment from Economic Action Plan 2013 to adopt a Taxpayer Protection and Bank Recapitalization regime for Canada’s systemically important banks.

The Canadian financial system remained resilient throughout the 2008 global financial crisis. The experience in other countries, however, highlighted that due to their size and interconnectedness with many areas of the financial system, certain major banks can be considered “systemically important”. During the financial crisis and its aftermath, authorities in many other countries used large amounts of depositor or public money to rescue systemically important banks in order to avoid the detrimental impacts of their failure on the financial system and economy. The Government is committed to making sure this never happens in Canada. The Government is proposing to adopt a Taxpayer Protection and Bank Recapitalization regime that will allow a failing bank to be restructured so that it can keep operating, without depositor or taxpayer bail-outs. This regime will be consistent with international standards and best practices developed by the Financial Stability Board and endorsed by the G-20 in response to the financial crisis.

The proposed regime is aimed at ensuring:

•	That financial stability is preserved and taxpayers and depositors are protected from having to bail out a systemically important bank in the highly unlikely event of such an institution’s failure.

•

That Canada’s financial system remains strong by clarifying that systemically important banks’ shareholders and creditors are responsible for bearing losses, thereby giving them stronger incentives to monitor banks’ risk-taking activities.

Key Features of the Taxpayer Protection and Bank Recapitalization Regime

•    A statutory conversion power which would allow for the permanent conversion of eligible liabilities of a non-viable bank into common shares.

•    A scope of application which ensures that deposits will not be subject to the regime. Only unsecured debt that is tradable and transferable, has an original term to maturity of 400 days or more, and is issued or renegotiated after an implementation date set by the Government would be subject to conversion.

•    A minimum loss absorbency requirement to ensure systemically important banks can withstand significant losses and emerge from a conversion well capitalized.

•    Comprehensive disclosure and reporting requirements.

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The Government intends to introduce legislative amendments to enhance the resolution toolkit for Canada’s systemically important banks, including implementation of the framework for the Taxpayer Protection and Bank Recapitalization regime, with associated regulations and guidelines to follow. Systemically important banks will have a period of time to transition to the new regime. This transition will allow for a smooth adjustment by affected banks, investors and other market participants.

The Government will ask Canada’s systemically important banks to be responsible for preparing resolution plans that set out how each bank could be resolved in the unlikely event that recovery actions fail. Adoption of a holding company structure for systemically important banks will not be required to accommodate the new regime.

Reinforcing the Housing Finance Framework

The Government will continue to ensure the housing finance framework reduces taxpayer exposure and supports the long-term stability of the housing market and financial system.

The Government has recently made improvements to the housing finance framework to restrain the growth of taxpayer-backed mortgage insurance and securitization and enhance stability. These include increasing fees on National Housing Act Mortgage-Backed Securities and Canada Mortgage Bonds, and capping annual issuance on new guarantees under these programs.

The Government will implement regulatory measures that limit the extension of portfolio insurance through the substitution of mortgages in insured pools, tie the use of portfolio insurance to CMHC securitization vehicles, and prohibit the use of government-backed insured mortgages as collateral in securitization vehicles that are not sponsored by CMHC.

The Government continues to closely monitor the housing market and assess measures to further reduce taxpayer exposure and risks to the long-term stability of the sector.

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Actions to Reinforce the Housing Finance Framework

•    The Government has adjusted the rules for government-backed mortgage insurance four times since 2008, including requiring a minimum down payment of 5 per cent and establishing a maximum amortization period of 25 years for mortgages with a down payment of less than 20 per cent.

•    Private mortgage insurers and Canada Mortgage and Housing Corporation (CMHC) pay guarantee fees to the Receiver General to compensate the Government for mortgage insurance risks.

•    CMHC annually reviews its mortgage insurance premiums, with the most recent premium increase announced on April 2, 2015.

•    CMHC continues to review its mortgage insurance product offerings in line with Government objectives and implemented changes in 2014.

•    CMHC reduced its annual issuance of portfolio insurance from $11 billion to $9 billion in 2014 and maintained that level for 2015.

•    Fees for CMHC securitization programs have been increased to narrow the cost differential with other funding sources and encourage development of private market funding instruments.

•    The Minister of Finance set the amount of new guarantees that CMHC is authorized to provide under its 2015 securitization programs at $80 billion for market National Housing Act Mortgage-Backed Securities and $40 billion for Canada Mortgage Bonds.

•    A new legislative framework for covered bonds is in effect, which has created a fully private source of funding using only uninsured mortgages as collateral. Outstanding issuance was over $60 billion as of February 2015.

Cooperative Capital Markets Regulatory System

The Government is moving forward to implement the Cooperative Capital Markets Regulatory System, in partnership with provinces and territories.

Following additional public consultations, the Government intends to take legislative actions to strengthen Canada’s capital markets framework and better protect investors. In addition, the Government intends to make legislative amendments to fight white-collar crime that will allow the Financial Transactions and Reports Analysis Centre of Canada to disclose relevant information to provincial securities regulators.

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British Columbia, Ontario, Saskatchewan, New Brunswick, Prince Edward Island, Yukon and Canada are jointly engaged in the creation of the Cooperative Capital Markets Regulatory System. The Cooperative System is designed to preserve local perspectives while streamlining the capital markets regulatory framework to enhance Canada’s financial services sector, support efficient capital markets and manage systemic risk.

Participating jurisdictions are making progress on refining a federal-provincial legislative framework and developing a harmonized regulatory rulebook. Participating jurisdictions will release this summer updated consultation draft capital markets legislation, along with draft initial regulations, for public comment. The responsible Ministers of the participating jurisdictions will appoint in the coming months an initial board of directors for the new Capital Markets Regulatory Authority.

Along with its provincial and territorial partners, the Government continues to invite all provinces and territories to participate in the implementation of the Cooperative System. If jurisdictions choose to operate outside the Cooperative System, they will have a constructive partner in the new Authority, with the ultimate goal of providing efficient access to capital markets.

The Benefits of the Cooperative System

•   Uniform provincial capital markets legislation to deal with provincial aspects of securities regulation.

•   Complementary federal capital markets legislation to address criminal matters and systemic risk related to capital markets.

•   A jointly established Capital Markets Regulatory Authority to administer both the provincial and federal legislation.

•   A single set of regulations designed to protect investors, while supporting responsive, efficient and innovative capital markets.

•   Priorities set on a national basis based on a single executive team, organized throughout the country, and accountable to an expert board of directors.

•   Single filing of prospectus with review conducted by the local office of the capital markets regulatory authority.

•   Fees established to fund the regulatory system, not to raise general revenue for participating governments.

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Financial Sector Oversight

Economic Action Plan 2015 proposes to support effective oversight of the financial sector and government entities.

The Government will propose legislative amendments that will modernize, clarify and enhance the protection of prescribed supervisory information that relates to federally regulated financial institutions. This measure will enhance confidence in the supervisory process and the stability of the financial system. The Government will also review Part IV of the Financial Administration Act to ensure that it continues to reflect and accommodate modern market practices for the prudent management of Canada’s finances, as well as statutes relating to federal financial sector oversight and governing certain Crown corporations to ensure effective governance and operations.

Financial Sector Oversight Organizations

Canada’s institutional framework for oversight of the financial sector involves the Department of Finance, the Bank of Canada, the Office of the Superintendent of Financial Institutions, the Canada Deposit Insurance Corporation, and the Financial Consumer Agency of Canada. Each organization has a different and clearly defined mandate, and there is active collaboration and information sharing among them.

They all participate in two senior committees that meet regularly:

•    The Financial Institutions Supervisory Committee, chaired by the Superintendent of Financial Institutions, which provides advice on prudential oversight of institutions; and

•    The Senior Advisory Committee (SAC), chaired by the Deputy Minister of Finance, which supports the provision of advice on a broad range of issues related to the stability of the Canadian financial system and legislative, regulatory, and policy issues affecting the sector.

It is expected that the Capital Markets Regulatory Authority will contribute to SAC deliberations after it has begun operating.

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National Counterfeit Enforcement Strategy

Economic Action Plan 2015 proposes to provide $15 million over five years, starting in 2015–16, to continue the National Counterfeit Enforcement Strategy.

Canada’s polymer bank notes employ leading-edge security features that make them difficult to counterfeit, which in turn helps ensure that Canadians can be confident in the value of their bank notes.

To further ensure the confidence of Canadians, Economic Action Plan 2015 provides $15 million over five years to the Royal Canadian Mounted Police and Public Safety Canada to continue the National Counterfeit Enforcement Strategy. The National Counterfeit Enforcement Strategy provides dedicated resources for the enforcement, prosecution and prevention of currency counterfeiting. This highly successful program has resulted in a 94 per cent decrease in counterfeit activity in Canada since its inception.

Credit Unions

The Government is supporting the growth and competitiveness of credit unions.

Credit unions are an important part of the Canadian economy and contribute to competition in financial services. They are key suppliers of financing to small and medium-sized businesses and serve Canadians across the country, especially in smaller communities and rural areas.

The Government has taken a series of concrete measures to support the growth and competitiveness of the credit union sector since 2010. For example, a federal credit union framework has been legislated, which provides a choice to individual credit unions and their members seeking to grow regionally or nationally. Regulatory responsibility for provincial credit union centrals has also been clarified and there will be a transition towards implementation.

Looking ahead, the Government will continue to engage stakeholders and work collaboratively with the credit union sector on its future development and on ways to meet the needs of the evolving sector.

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Retail Payment Systems

Action is being taken to support the development of efficient, innovative and sound payment systems.

To address the high cost of credit card acceptance, in November 2014 the Minister of Finance accepted separate and individual voluntary undertakings from Visa and MasterCard to lower their average effective interchange rates to 1.50 per cent for the next five years. This represents a reduction of close to 10 per cent, with specific emphasis on small and medium-sized enterprises and charities, which have the least amount of bargaining power. This meaningful long-term reduction in credit card acceptance costs will provide relief to merchants and help keep prices low for consumers.

In addition, the Government released on April 13, 2015 an enhanced Code of Conduct for the Credit and Debit Card Industry in Canada to extend its provisions to mobile payments and introduce new fee disclosure, dispute resolution mechanism, and branding requirements. The enhanced Code of Conduct will strengthen merchant choice, transparency and disclosure, and fairness in the payment card market. For example, merchants now have added flexibility to cancel their contracts without penalty and limit the automatic renewal of contracts that no longer meet their needs. Consumers also benefit from the Code, for example by having full and unrestricted control over default settings on mobile devices and mobile wallets to allow them to choose which payment method they want to use.

Payment innovations offer benefits to consumers, such as greater convenience and speed, but they must be operated in a responsible manner so that Canadians continue to have confidence in the payment system. The Government is currently consulting on the oversight of retail payment systems to support competitive and innovative ways to meet the payment needs of Canadians while ensuring that the payment system remains safe.

[The Code of Conduct for the Credit and Debit Card Industry] has served merchants extremely well…[It] has done an excellent job in ensuring some fair ground rules and maintaining Canada’s low-cost debit system.

—Canadian Federation of Independent Business

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I am delighted that merchants will have full choice in which networks and payment methods to accept. —Diane J. Brisebois, President, Retail Council of Canada

The reduction in interchange fees for charities is a significant victory. —Imagine Canada

Federal Pension Framework

The Government is supporting greater availability of pension savings vehicles.

The Government has developed and implemented a framework for Pooled Registered Pension Plans (PRPPs), which will provide a low-cost and large-scale retirement savings option for the more than 60 per cent of Canadians who do not have access to a workplace pension plan. Federal PRPPs are now available to employers and employees in federally regulated industries as well as individuals living in the Northwest Territories, Nunavut and Yukon. The federal PRPP framework has served as a model for provinces as they continue to develop their own PRPP legislation. Quebec’s version of PRPPs, the Voluntary Retirement Savings Plan is fully in force and available to Quebec residents, while several other provinces have passed PRPP legislation and are developing regulations. The Government is leading an initiative with the provinces to harmonize the supervision of PRPPs across Canada to achieve lower costs through a multilateral agreement.

The Government also continues to assess a voluntary Target Benefit Plan option for Crown corporations and federally regulated private sector pension plans. The Government understands the importance of ensuring that any changes to the federal pension regime protect benefits that have already been earned by requiring that plan members and retirees consent to the treatment of accrued benefits at the time of plan conversion. In addition, given that a number of provinces are moving ahead with the development and implementation of Target Benefit Plan frameworks for their jurisdictions, the Government will consider modifications to the income tax rules to appropriately accommodate Target Benefit Plans within the system of rules and limits for Registered Pension Plans.

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Renminbi Hub

The Government has laid the foundation for increased Canada-China trade and investment.

In November 2014, Canada and China agreed to a set of measures to support the increased use of China’s currency, the renminbi, in trade, commerce and investment between the two countries. These measures included the designation of a renminbi clearing bank in Canada, the establishment of a reciprocal currency swap line between the two countries’ central banks and the granting of a quota to Canadian financial institutions for investment in China’s capital markets. The clearing of renminbi-denominated transactions between Canada and China commenced on March 23, 2015, and is expected to result in lower transaction costs and more favourable credit terms for companies trading with or investing in China, thereby encouraging additional bilateral trade activity.

This initiative [will] help facilitate increased investment and trade and strengthen Canada’s broader economic relationship with China

—Janet Ecker, President and Chief Executive Officer,

Toronto Financial Services Alliance

The potential benefits of an RMB settlement/service centre, like increasing Canada-China international trade, are seen as being very significant—not only in terms of reducing currency transaction costs but also increasing the overall convenience and efficiency of international CAD-RMB payment transactions.

—Colin Hansen, President and Chief Executive Officer, AdvantageBC

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Table 4.1.3 Low-Tax Plan to Help Families Make Ends Meet millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Helping Families Make Ends Meet
Tax Relief and Enhanced Benefits for Canadian Families
Family Tax Cut	2,395	1,935	1,995	2,050	2,110	2,165	12,650
Enhanced Universal Child Care Benefit	1,090	4,370	4,395	4,420	4,445	4,470	23,190
Elimination of the Child Tax Credit	-435	-1,750	-1,780	-1,810	-1,835	-1,870	-9,480
Increased Child Care Expense Deduction	15	65	70	75	80	90	395
Doubling of the Children’s Fitness Tax Credit	25	35	35	35	35	35	200
Children’s Special Allowance Increase	10	41	42	42	43	43	222
Increasing the Tax-Free Savings Account Annual Contribution Limit		85	160	235	295	360	1,135
Extending Compassionate Care Benefits		9	37	37	37	37	157
Subtotal—Helping Families Make Ends Meet	3,100	4,791	4,954	5,084	5,210	5,330	28,469

Supporting Seniors
Reducing the Minimum Withdrawal Factors for Registered Retirement Income Funds		140	120	130	135	145	670
A Home Accessibility Tax Credit for Seniors and Persons With Disabilities		10	40	40	45	45	180
Subtotal—Supporting Seniors		150	160	170	180	190	850

Protecting Consumers and Enhancing Canada’s Financial Sector
Investigating Cross-Border Price Discrimination		1	1	1	1	1	5
Cooperative Capital Markets Regulatory System			1	1	1	1	3
National Counterfeit Enforcement Strategy		3	3	3	3	3	15
Subtotal—Protecting Consumers and Enhancing Canada’s Financial Sector		4	5	5	5	5	23

Total—Low-Tax Plan to Help Families Make Ends Meet	3,100	4,945	5,118	5,259	5,395	5,525	29,342
Less funds existing in the fiscal framework		3	3	3	3	3	16
Less funds sourced from internal reallocations		2	2	2	2	2	10
Announced in or prior to the Fall Update	3,090	4,655	4,715	4,770	4,835	4,890	26,955

Net Fiscal Cost	10	285	398	484	554	630	2,362
Note: Totals may not add due to rounding.

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Chapter 4.2

Strong Communities

Highlights

Supporting the Charitable and Non-Profit Sector

✓	Exempting donations involving private shares and real estate from capital gains tax.

✓	Providing charities with more flexibility to diversify their investments.

Taking Action for Veterans

✓	Introducing a new Retirement Income Security Benefit to provide additional financial security after the age of 65 for moderately to severely disabled veterans.

✓	Expanding access to the Permanent Impairment Allowance to help compensate disabled veterans for the loss of career opportunities associated with their disabilities.

✓	Modifying the Earnings Loss Benefit to ensure that part-time Reserve Force veterans have access to the same level of income support as Regular and full-time Reserve Force veterans.

✓	Creating a new tax-free Family Caregiver Relief Benefit to recognize the vital contributions of informal caregivers to the health and well-being of veterans.

✓	Increasing the level of individualized care to veterans requiring regular support by improving the ratio of veterans to case managers.

Supporting the Most Vulnerable in Communities

✓

Providing $150 million over four years, starting in 2016–17, to allow cooperative and non-profit social housing providers to prepay long-term, non-renewable mortgages held with Canada Mortgage and Housing Corporation without penalty.

✓	Enhancing support for Child Advocacy Centres across Canada.

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Helping Canadians With Disabilities

✓	Introducing a new Home Accessibility Tax Credit for persons with disabilities and seniors to help with the costs of ensuring their homes remain safe, secure and accessible.

✓	$2.0 million in 2015–16 to support stakeholder consultations on a Canadian Autism Partnership.

✓	Extending the temporary measure that allows a qualifying family member to become the plan holder of a Registered Disability Savings Plan.

✓

Introducing amendments to the Copyright Act that will enable Canada to implement and accede to the Marrakesh Treaty to Facilitate Access to Published Works for Persons Who Are Blind, Visually Impaired or Otherwise Print Disabled.

Investing in the Health of Canadians

✓	Increasing transfers for health care by a projected $27 billion over the next five years.

✓	Providing $14 million over two years for the Canadian Foundation for Healthcare Improvement to help identify efficiencies in the health system.

✓	Renewing the mandate of the Mental Health Commission of Canada for another 10 years, beginning in 2017–18.

✓	Providing up to $42 million over five years, starting in 2015–16, to help improve seniors’ health through innovation by establishing the Canadian Centre for Aging and Brain Health Innovation.

Investing in Aboriginal Communities

✓	Investing $30.3 million over five years for the expansion of the First Nations Land Management Regime to create further opportunities for economic development on reserve.

✓	Providing $200 million over five years, starting in 2015–16, to improve First Nations education.

✓	Providing $12 million over three years to Indspire to provide post-secondary scholarships and bursaries for First Nations and Inuit students.

✓	Investing $2 million per year ongoing for mental wellness teams in First Nations Communities.

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Assisting International Communities

✓	$6 million over five years, starting in 2015–16, to introduce measures that will help ensure Canadians have access to safe, reliable and lower-cost remittance services.

✓	$22.8 million in 2016–17 for Grand Challenges Canada to continue its promising work towards solving global health challenges through innovation.

✓

Establishing the Development Finance Initiative to support effective international development by providing financing, technical assistance and business advisory services to firms operating in developing countries.

Celebrating Our Heritage

✓	Supporting activities and events to celebrate Canada’s 150th anniversary in 2017, with $210 million over four years, starting in 2015–16.

✓	Providing $13.4 million over five years, starting in 2015–16, and $2.8 million ongoing to support and modernize the Canadian Honours System and bring it closer to all Canadians.

✓	Investing up to $20 million over four years, beginning in 2016–17, to support the next generation of Canadian Olympic and Paralympic athletes.

✓	Promoting arts and culture at Toronto’s waterfront by providing $25 million over five years, beginning in 2016–17, to renew the Harbourfront Centre Funding Program.

✓	Proposing changes to the Copyright Act to extend the term of protection of sound recordings and performances.

Protecting Canada’s Environment

✓

Continuing to support, with $75 million over five years, starting in 2015–16, the implementation of the Species at Risk Act to protect Canada’s diverse species and secure the necessary actions for their recovery.

✓	Providing $2.0 million in 2015–16 to the Pacific Salmon Foundation to support the Salish Sea Marine Survival Project.

✓

Extending the Recreational Fisheries Conservation Program by providing $10 million per year for three years, starting in 2016–17, to support the conservation of recreational fisheries across the country.

✓	Dedicating $34 million over five years, starting in 2015–16, to continue to support meteorological and navigational warning services in the Arctic.

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✓

Renewing the Chemicals Management Plan, with $491.8 million over five years, starting in 2016–17, to continue to assess and manage the risks to human health and the environment from new and existing chemical substances.

✓	Renewing support for the Federal Contaminated Sites Action Plan with $99.6 million over four years ($1.35 billion on a cash basis), starting in 2016–17.

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Introduction

Economic Action Plan 2015 advances the Government’s ongoing commitment to improve the quality of life for all Canadians by promoting safe and healthy communities, celebrating our cultural heritage and protecting the environment with initiatives that will:

•	Encourage charitable donations and provide greater investment flexibility to registered charities.

•	Help the most vulnerable in our communities through support for social housing providers.

•	Enhance support for Canadians with disabilities and their families.

•	Help Aboriginal communities reach their economic potential, including through achieving better education outcomes for First Nations and Inuit youth.

•	Ensure that Canada’s international assistance efforts are aligned with broader priorities and lead to concrete results for the world’s poorest.

•	Build stronger communities by bringing people together through shared artistic and cultural experiences.

•	Recognize our natural heritage by promoting a safe and clean environment.

The Government also recognizes the important role major transfers play within the federation in helping to fund health care, education and social programs, an important part of building and maintaining strong families and communities. The four major transfers to provinces and territories will amount to almost $68 billion2 in 2015–16, an all-time high. This is an increase of more than $3 billion over 2014–15 and an increase of almost 63 per cent since 2005–06.

Equalization and Territorial Formula Financing ensure that all Canadians, wherever they live, have access to reasonably comparable services at reasonably comparable levels of taxation. Equalization will continue to grow in line with the economy, and Territorial Formula Financing will continue to grow based on its current formula.

2	This amount only includes payments for Equalization, Territorial Formula Financing, the Canada Health Transfer and the Canada Social Transfer. It does not match the total for major transfers to other levels of government shown in Table 5.2.6, which also includes amounts for the Youth Allowances Recovery, recoveries of Alternative Payments for Standing Programs, statutory subsidies and payments under the 2005 Offshore Accords.

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The Government remains committed to a publicly funded, universally accessible health care system for Canadian families. As legislated in 2012, the Canada Health Transfer will continue to grow by 6 per cent annually until 2016–17. Starting in 2017–18, the Canada Health Transfer will grow in line with the economy, with funding guaranteed to increase by at least 3 per cent per year.

The Canada Social Transfer provides significant funding to provinces and territories in support of programs that touch the lives of every Canadian. The Canada Social Transfer supports the delivery of social assistance and social services that reduce poverty and protect vulnerable Canadians in our communities. It also supports the delivery of post-secondary education to Canadians preparing to enter the labour market and supports provinces and territories with early childhood development programs and the creation of child care spaces that are responsive to the needs of parents. Recognizing the importance of this funding, the Canada Social Transfer will continue to grow at 3 per cent per year.

Supporting the Charitable and Non-Profit Sector

The Government of Canada recognizes that the charitable and non-profit sector makes an enormous social and economic contribution to Canada. Organizations working in areas as diverse as health care and research, education, the arts, overseas development, environmental conservation and stewardship, amateur sport, and religious observation help to create the communities in which Canadians want to live. The charitable and non-profit sector is also an engine of economic activity, employing some two million Canadians across the country. Economic Action Plan 2015 proposes measures that build on existing support for Canada’s charitable sector by permitting charities to invest in limited partnerships and by providing a capital gains tax exemption for individual and corporate donors on the disposition of private shares or real estate.

Economic Action Plan 2015 also confirms the Government’s commitment to support social entrepreneurs through the social finance accelerator initiative.

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Supporting the Charitable Sector

Charities receive significant assistance through the tax system. In particular, registered charities are exempt from tax on their income and may issue official donation receipts for gifts received. Individual donors can claim a tax credit, and corporations a deduction, for their charitable donations.

Since 2006, the Government has introduced a number of measures to encourage charitable giving and to reduce administrative complexity for the charitable sector. For instance:

•	Donations of publicly listed securities and ecological gifts have been fully exempted from capital gains tax.

•	A temporary First-Time Donor’s Super Credit is available on cash donations of up to $1,000 made before 2018, to encourage young Canadians and first-time donors to give to charity.

•

To reduce the administrative burden on charities, the Government eliminated a number of disbursement quota requirements, allowing charities to focus more of their time and resources on charitable activities.

•	The credit card fee reductions that the Government accepted from Visa and MasterCard in the fall of 2014 were targeted to help small businesses and charities.

We are delighted that Canada’s charities are meant to benefit from a reduction in interchange fees, thereby ensuring that a higher percentage of donated funds, intended to support community initiatives, will assist a wide range of causes. This landmark agreement will both satisfy the intentions of donors and provide an injection of much needed funds to charitable organizations.

—Bruce Macdonald, President and Chief Executive Officer

Imagine Canada

Building on these actions, Economic Action Plan 2015 proposes additional measures to support the charitable sector. The two measures described below respond further to the 2013 report of the House of Commons Standing Committee on Finance on charitable donation tax incentives. The Government looks forward to continuing to work with Imagine Canada and charities across Canada to find ways to help the sector thrive.

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Exempting Donations Involving Private Shares and Real Estate From Capital Gains Tax

Economic Action Plan 2015 proposes a capital gains exemption in respect of private shares or real estate when sold and the proceeds donated to charity.

At present, donations of private shares and real estate to registered charities and other qualified donees can give rise to taxable capital gains. To help Canadians provide more gifts, Economic Action Plan 2015 proposes to exempt individual and corporate donors from tax on the sale of private shares or real estate to an arm’s length party if the proceeds are donated within 30 days. If a portion of the proceeds is donated, the exemption from capital gains tax would apply to that portion. This measure will apply to donations in respect of dispositions occurring after 2016.

[Broadening the tax exemption on capital gains] would benefit charitable organizations of all types – everything from hospitals, universities and cultural groups to the vast network of social service agencies funded by the United Way across the country. It’s a cost-effective way of unlocking more private wealth for the public good.

—Editorial

Toronto Star, January 2, 2015

This new measure will build on previous measures by providing a significant new incentive to donate. It is estimated that this measure will reduce federal revenues by about $265 million over the 2016–17 to 2019–20 period.

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Providing Charities With More Flexibility to Diversify Their Investments

Economic Action Plan 2015 proposes to permit charities to invest in limited partnerships.

Canadian charities, especially foundations, often invest a portion of their resources in long-term investments. Economic Action Plan 2015 proposes to permit charities to invest in limited partnerships. This would allow charities to diversify their investment portfolios to better support their charitable purposes. In addition, since limited partnerships are also used to structure some social impact investments, allowing investments in limited partnerships would give charities the flexibility to use more innovative approaches to address pressing social and economic needs in Canada. This proposal will also apply to registered Canadian amateur athletic associations.

It is estimated that this measure will reduce federal revenues by a small amount each year.

Social Finance Accelerator Initiative

Economic Action Plan 2015 confirms the Government’s commitment to support social entrepreneurs with innovative solutions and announces the implementation of a social finance accelerator initiative to help develop promising social finance proposals.

The Government recognizes that social entrepreneurs can be instrumental in addressing complex societal issues. Social finance is an innovative approach to mobilizing multiple sources of capital that delivers both a social value and an economic return. Facilitating new partnerships through social finance initiatives can help leverage expertise and innovation for the achievement of sustainable, long-term results in improving social and economic outcomes for Canadians.

Employment and Social Development Canada will implement a social finance accelerator initiative to help promising social finance proposals become investment- ready, attract private investment and turn social entrepreneurs’ proposals into action. Through this initiative, workshops, advisory services, mentorship, networking opportunities and investor introductions will help to fast-track promising social finance ventures to a greater stage of investment readiness.

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Taking Action for Veterans

The Government of Canada is dedicated to ensuring that veterans and their families receive the support they need. With the implementation of the New Veterans Charter in 2006, the Government significantly increased the range of benefits and services it provides to ensure that disabled veterans not only receive compensation for the pain and suffering related to their disabilities, but that they also receive support aimed at restoring their ability to function at home, in their community and in the workplace.

Since implementing the Charter, the Government has made important improvements to the New Veterans Charter to adapt it to the needs of veterans, allocating close to $5 billion in additional resources to enhance veterans’ benefits, programs and services. This includes:

•	Establishing a minimum pre-tax income of $42,426 for veterans receiving the Earnings Loss Benefit, which provides income replacement for disabled veterans.

•	Introducing a new monthly supplement to help severely injured veterans who are permanently impaired and unable to return to gainful employment.

•	Increasing the overall level of benefits provided to Disability Pension recipients by having the pension no longer offset other Veterans Affairs Canada and National Defence benefits.

•	Expanding access to the Funeral and Burial Program for younger veterans.

•	Improving online services.

•	Enhancing employment opportunities in the federal public service for veterans and Canadian Armed Forces personnel.

•	Expanding Veterans Affairs Canada’s network of Operational Stress Injuries clinics to better serve veterans suffering from mental health conditions.

Building on progress to date, the Government recently announced additional investments to significantly expand benefits and services for veterans and their families. These changes reaffirm the Government’s ongoing commitment to veterans and will help ensure that the New Veterans Charter continues to meet the increasingly complex and diverse needs of Canada’s veterans and their families.

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Taking Action for Veterans

Beginning in March 2015, the Government has announced a series of complementary improvements to the spectrum of benefits and supports available to veterans and their families. As a result of these actions:

•    Moderately to severely disabled veterans—those who need it most—will be provided with continued assistance in the form of a new monthly Retirement Income Security Benefit beginning at age 65.

•    More disabled veterans will receive lifetime support under the Permanent Impairment Allowance.

•    Part-time Reserve Force veterans will receive the same level of income support under the Earnings Loss Benefit as Regular and full-time Reserve Force veterans.

•    Family members taking care of seriously disabled veterans will have their contribution recognized through the new tax-free Family Caregiver Relief Benefit.

•    Eligible veterans and Canadian Armed Forces members will receive a $70,000 tax-free benefit to recognize and compensate for the most severe and traumatic injuries or diseases.

•    Veterans suffering from severe and complex disabilities will have greater access to Veterans Affairs Canada’s case managers, who will have more time to provide dedicated one-on-one support.

•    Veterans will receive faster decisions on their Disability Benefit applications.

Enhancing the New Veterans Charter

Economic Action Plan 2015 confirms significant new investments to enhance benefits for severely disabled veterans, provide fair treatment to part-time Reserve Force veterans and increase support for family caregivers.

Economic Action Plan 2015 confirms funding to create a new Retirement Income Security Benefit for moderately to severely disabled veterans who receive income replacement under the Earnings Loss Benefit or the Service Income Security Insurance Plan. This new benefit will provide additional financial security by guaranteeing that the income of eligible recipients after age 65 does not fall below 70 per cent of pre-65 income provided through National Defence’s Service Income Security Insurance Plan and through Veterans Affairs Canada’s Earnings Loss Benefit, Permanent Impairment Allowance and Permanent Impairment Allowance Supplement. This will ensure that moderately to severely disabled veterans have the necessary financial resources to maintain their quality of life in their retirement years.

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Economic Action Plan 2015 also confirms an expansion of the Permanent Impairment Allowance. The Permanent Impairment Allowance is a financial benefit which is paid to veterans for life to compensate for the loss of employment potential and career advancement opportunities caused by disabilities suffered while serving in the Canadian Armed Forces. By expanding access to the program, the Government is ensuring that veterans who suffer from severe impairments receive compensation for the economic disadvantages associated with their disabilities.

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Expanded Permanent Impairment Allowance

John was medically released from the Canadian Armed Forces due to a severe service-related back condition. Despite severe and constant pain, he is able to perform his daily self-care activities himself without the aid of a caregiver, but very slowly and with the aid of medications.

John has received a Disability Award, receives an annual income from the Earnings Loss Benefit (at least $42,426), and is in Veterans Affairs Canada’s Rehabilitation Program.

Previously, John was not eligible for the Permanent Impairment Allowance, as he did not require assistance from a caregiver to perform activities like dressing, feeding and mobility.

As of April 1, 2015, the Permanent Impairment Allowance is now available to all Canadian Armed Forces veterans who have a permanent and severe disability even if they do not require assistance to perform daily activities. Because of this change, John will now be entitled to receive additional income of at least $7,016 per year from the Permanent Impairment Allowance.

In addition, Economic Action Plan 2015 confirms funding to create a Critical Injury Benefit. This new benefit would provide a tax-free lump-sum amount of $70,000 to compensate eligible Canadian Armed Forces members and veterans for the immediate consequences of very severe and traumatic injuries sustained in the line of duty.

The Government also wishes to recognize the important contribution made by Canadian Armed Forces Reserve Force members. As such, Economic Action Plan 2015 confirms modifications to the Earnings Loss Benefit to ensure that part-time Reserve Force veterans have access to the same level of income support as Regular and full-time Reserve Force veterans while they rehabilitate and transition to civilian life. This improvement will also increase the value of the Retirement Income Security Benefit that a disabled Reservist could be eligible for at age 65.

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Increased Benefits for Part-Time Reservists

Greg was a part-time Reservist who was injured in a training exercise. As a result of his injuries, he was medically released and was deemed eligible for the Earnings Loss Benefit.

Previously, Greg was receiving an Earnings Loss Benefit of $24,300 annually. Starting April 1, 2015, Greg’s income support will be calculated in the same way as any other Regular or full-time Reserve Force veteran. As a result, his annual Earnings Loss Benefit would increase to a minimum of $42,426, almost double what he was receiving before. This is in addition to other benefits he may receive under the improved New Veterans Charter.

To further support rehabilitation of our veterans, the Government has expanded vocational training in order to provide eligible veterans with the flexibility to pursue new career directions that are not directly linked to skills developed during their military service.

The Government also recognizes that families, and in particular informal caregivers, provide significant and often underappreciated support to Canadian Armed Forces members and veterans. To better recognize this important contribution, Economic Action Plan 2015 confirms funding to create a new tax-free Family Caregiver Relief Benefit to seriously disabled veterans requiring daily assistance from an informal caregiver. The new benefit would provide annual financial support of $7,238 to eligible veterans so that they can purchase services to allow respite for their informal caregiver. The Government is proposing to create an interactive online workshop for caregivers of veterans with a physical or mental health condition.

The budgetary projection reflects the costs associated with amendments to veterans benefit plans. These costs incorporate the accrued value of future benefit payments to eligible veterans, which must be recognized up-front, consistent with public sector accounting standards. The value of the overall commitment that the Government is making to veterans through these measures is estimated at $2.5 billion over six years, starting in 2014–15. These amounts have been incorporated into the Government’s budgetary projection. By recording $2.5 billion at this stage, the Government is setting aside funding to ensure that enhanced benefits will be available to veterans and their families in the years ahead.

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Of this amount, the Government expects—based on current projections of demand from veterans—that $85.5 million over five years, starting in 2015–16, will flow to veterans in the form of increased benefits and services. The cash value of benefits provided to veterans will significantly increase over time. For example, as more modern-day veterans reach 65 they will become eligible for financial support under the Retirement Income Security Benefit.

Improving Services to Veterans

Economic Action Plan 2015 confirms additional resources of $193.4 million over five years, starting in 2015–16, to Veterans Affairs Canada to continue to improve its service delivery to veterans and their families.

The Government of Canada places the highest priority on service excellence by making sure veterans and their families have the support and services they need, when they need them. Recognizing that increasing numbers of veterans are coming forward with complex disabilities that require a higher level of care, Economic Action Plan 2015 confirms additional investments to ensure that Veterans Affairs Canada can continue to improve its services.

Specifically, Economic Action Plan 2015 confirms funding to increase the level of dedicated one-on-one support provided by Veterans Affairs Canada’s case managers to veterans suffering from severe and complex disabilities. The Government will deliver on this commitment by reducing caseloads to an average of 30 veterans for each case manager and by hiring more than 100 permanent case managers. This will allow case managers to dedicate more time and attention to meeting the individual needs of veterans.

Economic Action Plan 2015 also confirms funding to hire more than 100 new disability benefits staff, both temporary and permanent, to ensure veterans receive faster decisions on Disability Benefit applications. Faster decisions on Disability Benefit applications will in turn expedite access to other financial benefits, health care and mental health treatment.

To implement these commitments, Economic Action Plan 2015 proposes to invest up to $193.4 million over the next five years.

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Supporting the Most Vulnerable in Communities

Economic Action Plan 2015 builds on previous actions by the Government to support the most vulnerable members of our communities through targeted investments to support social housing and youth who are victims of crime.

Cooperative and Non-Profit Social Housing

Economic Action Plan 2015 proposes to provide $150 million over four years, starting in 2016–17, to support social housing in Canada by allowing social housing providers to prepay their long-term, non-renewable mortgages without penalty.

The Government recognizes the need for low-income families and other vulnerable Canadians to have access to quality and affordable housing options, including co-operative and non-profit housing units. However, many co-operative and non-profit social housing providers hold long-term, non-renewable loans at interest rates well above the current national average, making it difficult for them to refinance their outstanding mortgage balance and access additional funds for capital repairs without incurring significant penalties.

Building upon the prepayment flexibilities for co-operative and non-profit social housing providers announced in 2013, Economic Action Plan 2015 proposes to provide further support to social housing providers by eliminating the mortgage prepayment penalty on long-term, non-renewable loans held with Canada Mortgage and Housing Corporation. This initiative will enable eligible co-operative and non- profit social housing providers to access private sector loans with more favourable interest rates, significantly reducing their mortgage expenses. For example, a social housing provider with an outstanding mortgage balance of $450,000 with an interest rate of 9 per cent that is able to refinance at an interest rate of 5 per cent will see a reduction in their annual mortgage expenses of over $11,000 in the first year without incurring a prepayment penalty. Lower mortgage expenses will assist social housing providers to undertake capital repairs and renovations to help improve the condition and quality of affordable housing units.

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Federal Support for Affordable Housing

Economic Action Plan 2015 reaffirms the Government’s commitment to ensuring low-income families and vulnerable Canadians in need have access to affordable housing options.

The Government is committed to ensuring that the housing needs of low-income and vulnerable Canadians are met. Through targeted investments, the Government works with provincial and territorial governments, First Nations, not-for-profit organizations and other stakeholders at the community level to increase the supply, quality, accessibility and affordability of housing across Canada.

Overall, the Government will spend more than $2.3 billion per year over the next four years to help ensure Canadians in need have access to affordable, sound and suitable housing. Of this amount, Canada Mortgage and Housing Corporation will invest $1.7 billion annually to support 570,000 households that depend on social housing support, both off and on reserve. In addition, about $170 million per year will be provided to First Nations to support the construction, rehabilitation, and renovation of affordable housing on reserves and to enhance the management of the housing stock through Canada Mortgage and Housing Corporation and Aboriginal Affairs and Northern Development Canada.

Further, Economic Action Plan 2013 announced $253 million per year, beginning in April 2014, to extend the Investment in Affordable Housing to March 31, 2019. Under this initiative, provinces and territories match federal investments and have the flexibility to design and deliver programs that are tailored to address their local housing needs and pressures. Since the introduction of the Investment in Affordable Housing in 2011, over 205,000 households have benefitted from the initiative.

Economic Action Plan 2013 also provided $119 million per year over five years to renew the Homelessness Partnering Strategy until 2018–19. Using a Housing First approach, support is provided to assist homeless individuals transition from shelters and the streets into stable housing.

In addition to the federal investment in affordable housing, Canada Mortgage and Housing Corporation’s Direct Lending activities offer low-cost loans to federally assisted social housing projects, including to First Nations on reserves. In 2013, over $1.126 billion was provided in direct loans.

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Child Advocacy Centres

Economic Action Plan 2015 proposes to enhance support to Child Advocacy Centres across Canada.

The Government is taking further steps to ensure that victims of crime are at the heart of Canada’s judicial system.

Economic Action Plan 2015 proposes to build on the Government’s investments by providing additional support for Child Advocacy Centres through the Victims Fund. Child Advocacy Centres deliver community-based programs that address the needs of young victims of or witnesses to crime. This would help establish new centres, and expand existing centres, to ensure that more children and families receive the care and help they need to recover from victimization and navigate the justice system.

Helping Canadians With Disabilities

The Government of Canada has a strong record of supporting individuals with disabilities and their families through a number of tax measures and programs. Canada is recognized globally for its innovative supports, including the landmark Registered Disability Savings Plan (RDSP), along with the Canada Disability Savings Grant (CDSG) and Canada Disability Savings Bond (CDSB) programs. The RDSP was introduced in Budget 2007 under the strong leadership of the late Honourable Jim Flaherty, who left a lasting legacy of support for the disabilities community.

The RDSP allows individuals with disabilities—and their families—to better save for their future. Contributions to an RDSP are permitted to a lifetime maximum of $200,000. Annual RDSP contributions attract CDSGs at matching rates of 100, 200 or 300 per cent, depending on the beneficiary’s family income and the amount contributed, up to a lifetime maximum of $70,000. The Government of Canada also provides up to $1,000 in CDSBs annually to RDSPs established by low- and modest- income families, up to a lifetime maximum of $20,000. This important policy innovation is helping to give individuals with disabilities, and their families, peace of mind about their long-term financial security.

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Beyond the RDSP, support for individuals with disabilities introduced by the Government since 2006 has included:

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Helping individuals with disabilities enter the workforce through funding for the Labour Market Agreements for Persons with Disabilities, the Opportunities Fund, and innovative programs like the Ready, Willing, & Able initiative of the Canadian Association for Community Living.

•	Providing additional tax relief through an expanded Medical Expense Tax Credit and the new Family Caregiver Tax Credit, amongst others.

•

Tackling growing trends in the disabilities community, such as Autism Spectrum Disorders, by investing in research and partnering with community organizations to develop targeted programs like the CommunityWorks vocational training program for individuals with Autism Spectrum Disorder.

Economic Action Plan 2015 builds on the Government’s support for persons with disabilities through new initiatives, including the introduction of a new Home Accessibility Tax Credit for persons with disabilities and seniors. This credit will provide tax relief for the cost of improvements to a home that allow a person who is eligible for the Disability Tax Credit, or a senior, to be more mobile, safe and functional within their home (see Chapter 4.1 for additional information).

Economic Action Plan 2015 proposes to provide $2.0 million in 2015–16 to support a working group tasked with the development of a Canadian Autism Partnership.

Economic Action Plan 2015 also proposes an extension of the temporary measure that allows a qualifying family member to become the plan holder of an RDSP for an adult individual who might not be able to enter into a contract.

In addition, Economic Action Plan 2015 proposes amendments to the Copyright Act to implement and accede to the Marrakesh Treaty to Facilitate Access to Published Works for Persons Who Are Blind, Visually Impaired or Otherwise Print Disabled.

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A Strong Record of Support for Individuals With Disabilities

The Government of Canada recognizes the challenges facing individuals with disabilities and their families.

The Government also recognizes the contributions that persons with disabilities can and do make to the economy, and that employment provides all individuals with a sense of dignity and independence.

Under the strong leadership of the late Minister of Finance, the Honourable Jim Flaherty, the Government of Canada has built a strong record of support for individuals with disabilities. This support includes:

•   Introducing the landmark Registered Disability Savings Plan, which allows individuals with disabilities—and their families—to better save for their long-term financial security.

•    Investing $222 million per year for Labour Market Agreements for Persons with Disabilities to assist provinces and territories in improving the employment situation of Canadians with disabilities.

•    Investing $40 million annually in the Opportunities Fund to help persons with disabilities prepare for, obtain and maintain employment.

•    Supporting caregivers and recognizing their enormous contribution through tax measures.

•    Providing $15 million over three years to the Ready, Willing & Able initiative of the Canadian Association for Community Living to connect persons with development disabilities with jobs, as announced in Economic Action Plan 2014.

•    Removing the Goods and Services Tax/Harmonized Sales Tax on more health care products and services, including acupuncture and naturopathic services, eyewear specially designed to electronically enhance the vision of individuals with vision impairment, and special training to help individuals cope with the effects of a disorder or disability.

•    Expanding tax relief under the Medical Expense Tax Credit, including costs associated with service animals trained to help people with diabetes (i.e., diabetes alert dogs) and the design of specialized therapy plans to help individuals with the effects of a disorder or disability.

Going forward, the Government remains committed to providing support to Canadians of all abilities.

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Taking Action on Autism Spectrum Disorder

Economic Action Plan 2015 proposes to provide $2.0 million in 2015–16 to support the development of a Canadian Autism Partnership.

Autism Spectrum Disorder (“autism”) is widely considered the fastest growing neurological disorder in Canada, impacting an estimated 1 in 68 children. It is a lifelong diagnosis that manifests itself in a wide-range of symptoms, including difficulty communicating, social impairments, and restricted and repetitive behaviour. Individuals with autism and their families face unique challenges over their lifespan, often leading to families in crisis situations. The Government recognizes these challenges and recognizes that Autism Spectrum Disorder is not just a health issue—it has overarching implications for Canadian society as a whole.

Economic Action Plan 2015 proposes to provide $2.0 million in 2015–16 to create a working group, led by the Minister of Health, to consult with stakeholders including the Canadian Autism Spectrum Disorder Alliance, on the development of a Canadian Autism Partnership. Of the $2.0 million in funding, $1.5 million would be used to support stakeholder participation in the working group. This working group will be tasked with the development of a plan for the Canadian Autism Partnership that would address key issues such as information sharing and research, early detection, diagnosis and treatment, and supporting families.

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Federal Support for Individuals With Autism

The Government of Canada recognizes that Canadians with Autism Spectrum Disorders (ASDs) and their families face unique challenges. ASDs are widely considered the fastest growing neurological disorders in Canada, and the Government has taken action to support autism research, coordination, and support for employment opportunities.

The Government’s record of support for individuals with autism includes:

•    Providing $100 million in Economic Action Plan 2011 for the Canada Brain Research Fund, administered by Brain Canada, to support world-leading neuroscience research, foster collaborative research initiatives, and accelerate the pace of discovery in order to improve the health and quality of life of Canadians who suffer from brain disorders, including ASDs.

•    Announcing the establishment of a National Surveillance System to establish reliable data to determine how common ASDs are and how rates differ across Canada, describe the population of Canadians living with ASDs, and understand changes in the number of children being diagnosed over time.

•    Launching a Research Chair in Autism Spectrum Disorders Treatment and Care Research Program, in partnership with the Canadian Institutes of Health Research Institute of Neurosciences, Autism Speaks Canada, the Canadian Autism Spectrum Disorders Alliance, and NeuroDevNet.

•    Announcing in Economic Action Plan 2014 that the Government would provide $11.4 million over four years to support the expansion of vocational training programs for individuals with ASDs.

Registered Disability Savings Plans—Legal Representation

Economic Action Plan 2015 proposes to extend, until the end of 2018, the temporary federal measure that allows a qualifying family member to become the plan holder of a Registered Disability Savings Plan for an adult individual who might not be able to enter into a contract.

The Registered Disability Savings Plan (RDSP)—a tax-assisted savings vehicle introduced in Budget 2007—is widely regarded as a major policy innovation in helping to ensure the long-term financial security of Canadians with severe disabilities. Since becoming available in 2008, over 100,000 RDSPs have been opened.

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However, some adults with disabilities have experienced difficulties in establishing an RDSP because their capacity to enter into a contract is in doubt. In some provinces and territories, the only way an RDSP can be opened in such cases is for the individual to be declared legally incompetent and to have someone named as their legal guardian—a potentially lengthy and expensive process that could have significant repercussions for the individual.

To address this issue, Economic Action Plan 2012 allowed—on a temporary basis until the end of 2016—a qualifying family member (i.e., a beneficiary’s parent, spouse or common-law partner) to become the plan holder of the RDSP for an adult individual who may lack the capacity to enter into a contract.

While the temporary measure has facilitated greater access to RDSPs, it does not represent a complete solution because only those potential RDSP beneficiaries who have parents, spouses or common-law partners can benefit. In addition, under provincial and territorial trust law, withdrawals from RDSPs must be paid to the beneficiary of the plan or his or her legal representative.

Some provinces and territories have already instituted streamlined processes that allow for the appointment of a trusted person to manage resources on behalf of an adult who lacks contractual capacity, or have indicated that their system already provides sufficient flexibility to address this concern. In this regard, the Government of Canada recognizes the leadership shown by the governments of British Columbia, Alberta, Saskatchewan, Manitoba, Newfoundland and Labrador, Yukon and the Northwest Territories.

The Government of Canada also appreciates the work that the Government of Ontario has undertaken with the Law Commission of Ontario to develop a streamlined process for establishing a legal representative for RDSP beneficiaries.

The Government of Canada continues to encourage the governments of other jurisdictions to take prompt action to facilitate and simplify the process of establishing RDSPs for adults who might not be able to open a plan due to concerns about their ability to enter into a contract.

In recognition of the need for time to develop a solution that is suitable for a jurisdiction’s needs, Economic Action Plan 2015 proposes to extend the temporary measure introduced in Economic Action Plan 2012 by two years, to apply to the end of 2018.

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Improving Access to Print Materials for the Visually Impaired

The Government will propose amendments to the Copyright Act to implement and accede to the Marrakesh Treaty to Facilitate Access to Published Works for Persons Who Are Blind, Visually Impaired or Otherwise Print Disabled.

The ability to access printed information is essential to prepare for and participate in Canada’s economy, society and job market. According to Statistics Canada, approximately 1 million Canadians live with blindness or partial sight. The Government will propose amendments to the Copyright Act to implement and accede to the Marrakesh Treaty to Facilitate Access to Published Works for Persons Who Are Blind, Visually Impaired or Otherwise Print Disabled (the Marrakesh Treaty). Aligning Canada’s copyright limitations and exceptions with the international standard established by the Marrakesh Treaty would enable Canada to accede to this international agreement. Once the treaty is in force, as a member country, Canadians would benefit from greater access to adapted materials.

Investing in the Health of Canadians

The Government is committed to improving the health of Canadians and has supported innovation in the health care system by funding health innovation research.

Most recently, the Minister of Health created the Advisory Panel on Healthcare Innovation in June 2014 to look at innovation in health care and how the Government can support efforts to improve the delivery of high-quality health care at an affordable and sustainable cost to Canadians. The Advisory Panel’s recommendations and the final report are expected no later than the end of May 2015.

Economic Action Plan 2015 proposes to provide funding to support health system innovation and research to address specific health issues affecting many Canadians and their families, particularly mental health.

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Supporting Health Care in Canada

The Government will increase the Canada Health Transfer by a projected total of $27 billion over the next five years, from $32.1 billion in 2014–15 to $40.9 billion in 2019-20.

The Government of Canada is committed to a publicly funded, universally accessible health care system that is strong and sustainable. The Canada Health Transfer is the largest major transfer to the provinces and territories. It provides long-term predictable funding for health care, and supports the principles of the Canada Health Act—universality, comprehensiveness, portability, accessibility and public administration, as well as the prohibition of extra-billing and user charges.

Provincial and territorial governments are working to ensure that health care systems are on sustainable spending paths. Recent data from the Canadian Institute for Health Information shows that growth in provincial and territorial health expenditures is projected to average just under 3 per cent per year over the 2010 to 2014 period.

The Government remains committed to growing the Canada Health Transfer on a sustainable and predictable path going forward. Funding for health care is legislated to continue to grow from 2017–18 in line with the growth of the economy with a guaranteed increase of at least 3 per cent each year. As a result, the Canada Health Transfer is projected to grow from $32.1 billion in 2014–15 to $40.9 billion in 2019–20. This represents a projected total additional investment of $27 billion over the next five years. This will ensure that the Government’s long-term fiscal position is sustainable, while also providing certainty and stability to the provinces and territories.

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In addition to the cash transfer support provided to provinces and territories in support of health care, the Government will continue to provide health-related tax credits and direct spending initiatives. In 2014–15, the Government provided almost $9 billion for these measures, which includes support for First Nations’ and veterans’ health care, health protection, disease prevention and health-related research.

Health System Innovation: Canadian Foundation for Healthcare Improvement

Economic Action Plan 2015 proposes to provide $14 million over two years, starting in 2015–16, to provide targeted support for innovations in health systems.

Health spending across Canadian jurisdictions has stabilized in recent years after an extended period of growth. In order to ensure the health system is affordable, innovation is critical to the continued delivery of high quality care.

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Economic Action Plan 2015 proposes to provide $14 million over two years, starting in 2015–16, for the Canadian Foundation for Healthcare Improvement to support applied health services research and to support the Foundation’s work to identify savings and efficiencies in the health system. One of its priorities will be evaluating and disseminating data about best practices with respect to palliative care services.

As outlined in Chapter 3.1, Economic Action Plan 2015 also proposes to provide $15 million per year ongoing, starting in 2016–17, for the Canadian Institutes of Health Research to continue to expand the Strategy for Patient-Oriented Research and support additional research to better understand and address the health challenges posed by anti-microbial resistant infections.

Improving Canadians’ Quality of Life Through World-Class Health Research

The Government supports health research primarily through the Canadian Institutes of Health Research (CIHR). With an annual budget of $1 billion, the CIHR is the single largest investor in health research and innovation in Canada. The organization works in collaboration with a wide range of Canadian and international partners and supports more than 13,700 health researchers and trainees across Canada. Work funded by the CIHR advances the understanding of human health and disease and enhances the capacity to provide accessible, affordable and reliable health care services.

In 2013–14, the CIHR awarded more than 3,600 operating grants that fuelled the ideas and supported the research teams of 6,844 investigators. This includes significant funding to support priority research areas to improve the health and well-being of Canadians:

•    $161 million in cancer research funding to prevent and combat this devastating disease.

•    $97 million in research focusing on children’s health issues.

•    $71 million in cardiovascular and stroke research.

•    $55 million to support research related to mental health and behavioural conditions as well as traumatic brain injuries.

•    $53.3 million in stem cell research, recognizing the unique capacity of these cells to renew themselves and their potential to provide treatments for a number of conditions and injuries.

•    $43.2 million in diabetes-related research.

•    $37.8 million in research on Alzheimer’s disease and related dementias.

•    $30.7 million in Aboriginal health research to improve and promote the health of First Nations, Inuit and Métis peoples in Canada.

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Mental Health Commission of Canada

Economic Action Plan 2015 announces the Government’s intention to renew the mandate of the Mental Health Commission of Canada for another 10 years, beginning in 2017–18.

The Mental Health Commission of Canada, established in 2007, is an arm’s length not-for-profit corporation that supports improvements in the mental health system in Canada. The Commission has achieved a number of important milestones since 2007, including creating a national mental health strategy, developing a national anti-stigma initiative to help reduce discrimination faced by Canadians living with a mental illness, and establishing a knowledge exchange centre as a source of information for governments, stakeholders and the public. The Commission has also been involved in training Canadians on how to respond to mental health crises, and developing best practices to help Canadians facing mental health and homelessness challenges.

Economic Action Plan 2008 provided one-time funding of $110 million for the Commission to support innovative research demonstration projects to develop best practices to help Canadians facing mental health and homelessness challenges.

Economic Action Plan 2015 announces the Government’s intention to renew the mandate of the Mental Health Commission of Canada for another 10 years, beginning in 2017–18 so that the Commission can continue its important work to promote mental health in Canada and foster change in the delivery of mental health services, including suicide prevention. Following consultations with stakeholders, including Partners for Mental Health, the Minister of Health will be outlining the new mandate and direction of the Commission in the coming months.

Mental illness does not discriminate, anyone can be affected. Approximately one in five Canadians are affected by mental illness.

—Michelle Campbell, President and CEO

of St. Joseph’s Health Care Foundation

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Improving Seniors’ Health Through Innovation

Economic Action Plan 2015 proposes to provide up to $42 million over five years, starting in 2015–16, to help establish the Canadian Centre for Aging and Brain Health Innovation.

As Canada’s population ages, age-related cognitive impairment and chronic conditions are becoming more prevalent; the burden on families is vast and continues to grow. Research on aging and brain health issues such as dementia can lead to better diagnostic tools and more effective treatments that improve Canadians’ quality of life.

Economic Action Plan 2015 proposes to provide up to $42 million over five years, starting in 2015–16, to Baycrest Health Sciences, based in Toronto, to support the establishment of the Canadian Centre for Aging and Brain Health Innovation. This funding includes $32 million in support from the Federal Economic Development Agency for Southern Ontario. In addition to providing world-class geriatric health care, Baycrest is home to a leading academic health sciences centre, affiliated with the University of Toronto and collaborating with research institutions across North America. Researchers at Baycrest have developed a free online tool to test memory function and help detect changes in cognition. The Cogniciti test is a “thermometer for the mind” and can help people with concerns about memory loss to evaluate whether or not to discuss the issue with a doctor. Working in collaboration with important stakeholders, this funding will support new research and the development of products and services to support brain health and aging.

This investment builds upon the government’s strong record of investments in research and support for Canadians suffering from dementia and other neurodegenerative diseases.

The Canadian Centre for Aging & Brain Health Innovation will be a specialized R&D organization that provides unparalleled access to communities of users in key elder-care settings.

—Donald Stuss, Ph.D, President & Scientific Director, Ontario Brain Institute

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Improving the Lives of Canadians Living with Alzheimer’s Disease and Dementia

The Government of Canada recognizes the importance of improving the quality of life of individuals living with Alzheimer’s disease and dementia, their families and caregivers. The Government continues to show leadership at national and international levels with the ambition of finding a cure to dementia by 2025.

The Government’s record of support for Canadians with Alzheimer’s disease and dementia includes:

•    Announcing in Economic Action Plan 2014 the creation of the Canadian Consortium on Neurodegeneration in Aging (CCNA). The CCNA has brought together some of the brightest minds in Canadian research to make a difference in the quality of life and treatment for those suffering from neurodegenerative diseases.

•    Hosting the Canada-France Global Dementia Legacy Event, one of four such events stemming from the 2013 Summit on Dementia held in London, U.K. The Legacy Event brought together global dementia experts, as well as people living with dementia and family members to further action on translating research into solutions that will lead to prevention, treatment, research and better care for individuals living with dementia.

•    Launching the National Dementia Research and Prevention Plan to continue the momentum on making vital discoveries to improve the standards of care and reduce the burden on families caring for a loved one suffering from dementia. The Plan outlines the Government of Canada’s investments, partnerships and key initiatives related to dementia research and prevention.

•    Working with the Alzheimer Society of Canada to bring Dementia Friends, a community-based program successfully implemented in Japan and the United Kingdom to make daily life better for those living with dementia, to Canada this year. Dementia Friends will help Canadians become better informed about how they can support people living with dementia in their communities.

•    Releasing Mapping Connections: An Understanding of Neurological Conditions in Canada, which presents the findings from the most comprehensive study of neurological conditions ever to be conducted in Canada. The National Population Health Study of Neurological Conditions is a four-year, $15 million undertaking led by the Public Health Agency of Canada in partnership with Neurological Health Charities of Canada, a collaborative of 24 charities representing individuals and families impacted by neurological conditions across the country.

•    Continuing to work with provincial and territorial Health Ministers and stakeholders to develop a national dementia plan. As a first step, Ministers will bring research and best practices together and present them at the next Health Ministers Meeting.

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We must continue to work together to stem the tide and improve our understanding of these conditions, to alleviate the suffering it causes. I applaud organizations like the Alzheimer Society of Canada for the work they are doing and look forward to bringing initiatives like Dementia Friends to Canada.

—Rona Ambrose, Minister of Health

Canada-France Global Dementia Legacy Event, September 2014

We see great opportunity to partner with (the) Canadian Centre for Aging & Brain Health Innovation to co-develop education assets, translate knowledge, and disseminate expertise to our stakeholders.

—Mimi Lowi-Young, Chief Executive Officer,

Alzheimer Society of Canada

Investing in Aboriginal Communities

The Government recognizes that in order to reach their full potential, Aboriginal peoples need support to build strong communities. Economic Action Plan 2015 proposes to provide funding for additional First Nations communities on reserve to be able to enact their own land management laws that can help unlock economic development potential. To help Aboriginal peoples achieve increased economic opportunity and greater self-reliance, Economic Action Plan 2015 proposes funding to help First Nations to achieve better education outcomes and for post-secondary scholarships for First Nations and Inuit students delivered by Indspire. These proposals would complement the $500 million investment to construct and renovate schools on reserve announced in November 2014.

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First Nations Land Management

Economic Action Plan 2015 proposes to provide $30.3 million over five years for the expansion of the First Nations Land Management Regime to create further opportunities for economic development on reserve.

Enabling First Nations communities to enact their own land management laws can help unlock the significant economic development potential of reserve lands. Economic Action Plan 2013 invested $9 million over two years for the expansion of the First Nations Land Management Regime to provide additional First Nations with the opportunity to manage the development, conservation, use and possession of reserve lands. This has added 36 First Nations to the regime, bringing the total number of First Nations to 94 across the country that are taking advantage of this opportunity. Building on this investment, Economic Action Plan 2015 proposes to provide $30.3 million over five years, which is expected to lead to an additional 25 First Nations joining the First Nations Land Management Regime.

To further increase economic opportunities for First Nations on reserve, the Government will also be moving forward with amendments to the First Nations Fiscal Management Act.

Improving First Nations Education

Economic Action Plan 2015 proposes to provide $200 million over five years, starting in 2015–16, to improve First Nations education.

Earning a high school diploma is an important achievement that opens the door to a range of education, training and work opportunities. Economic Action Plan 2015 proposes to provide $200 million over five years, starting in 2015–16, to help support First Nations to achieve better education outcomes, including building partnerships with provincial school systems. The proposed investment in the Strong Schools, Successful Students Initiative will support the First Nation Student Success Program and the Education Partnerships Program.

This builds on the Government’s investment of $500 million for the construction and renovation of schools on reserve, which was announced in November 2014.

The Government remains committed to working with willing First Nations partners and provinces to improve First Nations educational outcomes so that students living on reserve are better placed to reach their potential.

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Indspire

Economic Action Plan 2015 proposes to provide $12 million over three years to Indspire to provide post-secondary scholarships and bursaries for First Nations and Inuit students.

Indspire has a proven record of success, providing scholarships and bursaries to thousands of Aboriginal students each year and raising significant support from a range of corporate donors to help support student success.

Building on a similar investment as part of Economic Action Plan 2013, Economic Action Plan 2015 proposes to provide $12 million over three years to Indspire for post-secondary scholarships and bursaries for First Nations and Inuit students. At least $1 million of this amount will be devoted to supporting students pursuing an education in the skilled trades.

With this new investment, Indspire will be able to provide scholarships to thousands more Aboriginal youth, helping them reach their potential and strengthen Aboriginal communities across the country.

Sustained Support for Mental Health Services in First Nations Communities

Economic Action Plan 2015 proposes to provide $2 million per year ongoing, beginning in 2016–17, for mental wellness teams serving First Nations communities.

Good mental health helps people realize their full potential, contributes to strong communities and helps support a more productive economy.

Economic Action Plan 2015 proposes to provide ongoing funding of $2 million per year, beginning in 2016–17, to support specialized mental health services in First Nations communities. The proposed investment will continue support for four multidisciplinary mental wellness teams, ensuring the presence of a team in each region served by Health Canada. The teams provide specialized and culturally appropriate treatment to individuals living in First Nations communities who are facing mental health issues. The proposed investment complements the Government’s annual investment of approximately $235 million per year for community-based mental health and addiction programs for First Nations and Inuit.

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Surveys on Aboriginal People

Economic Action Plan 2015 proposes to provide $33.2 million over four years starting in 2016–17 to support the Surveys on Aboriginal People.

The Surveys on Aboriginal People collect socio-economic and demographic information on the Aboriginal population both on and off reserve. Economic Action Plan 2015 proposes to provide $33.2 million over four years starting in 2016–17 to continue the surveys. Of this amount, $22.3 million will be provided from the existing resources of Aboriginal Affairs and Northern Development Canada, Employment and Social Development Canada and Health Canada. The proposed investment will allow the collection of information on Aboriginal participation in the economy, the focus of the next surveys, which will cover the period 2016–17 to 2020–21. The next surveys will also provide other key socio-economic information including income, mobility and health. Federal, provincial and municipal governments, as well as Aboriginal communities and organizations, will be able to use the results of the surveys to help design their programming.

Assisting International Communities

The Government of Canada is focused on addressing key international development challenges, and ensuring that Canada’s international assistance efforts are aligned with broader priorities and lead to concrete results for the world’s poorest. The Government also continues to take steps to improve, including through relevant legislative amendments, the effectiveness, coherence and accountability of Canada’s assistance.

Economic Action Plan 2015 proposes to make targeted investments to help reduce the cost of sending remittances from Canada and to support the innovative work of Grand Challenges Canada. Economic Action Plan 2015 also proposes to expand Canada’s development finance capability by creating the Development Finance Initiative.

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Ensuring That Canadians Have Access to Safe, Reliable and Lower-Cost Remittance Services

Economic Action Plan 2015 proposes to provide $6 million over five years, starting in 2015–16, to introduce measures that will help ensure Canadians have access to safe, reliable and lower-cost remittance services.

Remittances represent an important source of income for families in the developing world and can help pay for essential needs such as nutrition, education and health care. Economic Action Plan 2015 proposes to provide $6 million over five years, starting in 2015–16, to introduce measures that help ensure Canadians have access to safe, reliable and lower-cost remittance services when sending money to family and friends living in developing countries. This includes establishing a remittance price comparison website that will increase transparency by providing information on fees charged across service providers, allowing users to make informed decisions. In addition, through Statistics Canada and the Department of Foreign Affairs, Trade and Development, the Government will take steps to gather data on remittance flows from Canada to better understand the needs of Canadian remitters. The Government will also work with financial institutions to evaluate possible collaboration opportunities to expand access to lower-cost remittance services.

Remittance Flows to Countries That Benefit From Canada’s International Assistance

Corridor	Volume from Canada ($US millions)	Corridor	Volume from Canada ($US millions)

Philippines	2,075	Ukraine	103
Vietnam	843	Guatemala	98
Sri Lanka	482	Kenya	98
Nigeria	410	Bangladesh	91
Pakistan	437	Colombia	86
Jamaica	286	South Africa	61
Egypt	264	Peru	50
El Salvador	133	Jordan	42
Haiti	119	Indonesia	32
Morocco	109	Honduras	30
Source:	World Bank bilateral remittance data , 2014 (most recent available data).

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Grand Challenges Canada

The Government of Canada proposes to provide $22.8 million in 2016–17 in continued support for Grand Challenges Canada.

In Budget 2008, the Government created the Development Innovation Fund, through which a contribution of $225 million was provided to Grand Challenges Canada (GCC). Under the leadership of the late Joseph Rotman, this organization has become an important partner to the Government of Canada, and is well aligned with Canada’s top development priority of maternal, newborn and child health. The Government’s initial strategic investment in this organization has contributed to stimulating breakthrough solutions in global health with the potential to significantly impact the lives of millions in the developing world. Economic Action Plan 2015 proposes to provide $22.8 million in 2016–17 in order to continue supporting GCC’s innovative and promising work in a variety of areas.

Grand Challenges Canada’s Alignment With the Government’s Maternal, Newborn and Child Health International Assistance Priority

With strategic investments from the Government of Canada, Grand Challenges Canada (GCC) continues to stimulate innovative ideas in global health, many of which are aligned with Canada’s Muskoka Initiative on Maternal, Newborn and Child Health. This includes $2.4 million in grants announced by GCC in September 2014 in support of 22 new ideas, which will contribute to assist with childbirth in remote areas via mobile telecommunications, stabilizing vaccines without refrigeration, producing snacks from rice bran waste to fight children’s iron deficiency, and helping Bangladesh garment workers express and store breast milk. GCC currently supports over 170 innovators that work toward developing innovative solutions to support women’s and children’s health.

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The Development Finance Initiative

Economic Action Plan 2015 announces the Government’s intention to establish the Development Finance Initiative, with a capitalization growing to $300 million over the first five years. This initiative, to be housed within Export Development Canada, will support effective international development by providing financing, technical assistance and business advisory services to the private sector to facilitate and encourage investments in developing countries. This initiative will enhance Canada’s development finance toolkit and increase Canada’s efforts to reduce poverty globally.

The Government is committed to improving the coherence and effectiveness of its international assistance, with an emphasis on enhanced private sector involvement. As the driving force behind economic growth, private sector investment is essential to meet resource needs and achieve meaningful development outcomes that raise people out of poverty and put them on the road to prosperity. However, private sector firms, including Canadian companies, often face numerous challenges impeding them from investing in frontier markets. To promote alternative sources of private finance for development, Economic Action Plan 2015 announces the Government’s intent to leverage development-focused private investments in these challenging markets. With this initiative, Canada joins other nations, including every G-7 country, that have put in place development finance tools to contribute to economic growth in developing countries through further private sector investment. Through the Development Finance Initiative, supported by a capital base that will grow to $300 million over five years, the Government will provide financing to firms operating in low- and middle-income countries whose activities complement the Government’s existing international assistance priorities. This initiative will enhance Canada’s ability to advance its international assistance objectives by partnering with the private sector to address critical financing gaps in developing countries. The expansion of Canada’s development finance capability will also deliver benefits for Canada beyond supporting the Government’s international development objectives, including laying the groundwork for future trade and investment in emerging and frontier markets.

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Private sector investment is the key driver of economic growth: it’s essential to creating new businesses that provide jobs, earn profits and generate tax revenue, as well as other benefits to society. But some promising enterprises in many low- and middle-income countries—and Canadian companies that work in these regions—can’t access the long-term financing they need to grow and reduce poverty.

—Engineers Without Borders Canada

Business and economic development go hand-in-hand. Over the past two decades, private sector-led growth has driven 90 per cent of job creation in developing countries and pulled hundreds of millions out of poverty. [...] Accelerating these private capital flows will be difficult, but instrumental to the next wave of poverty reduction.

—Canadian Chamber of Commerce

Celebrating Our Heritage

The Government is continuing to make investments which will ensure that Canadians have opportunities to celebrate and commemorate Canada’s heritage and values. Economic Action Plan 2015 proposes to provide funding to support activities and events to celebrate Canada’s 150th anniversary in 2017.

Economic Action Plan 2015 also proposes to provide funding to support and modernize the Canadian Honours System, to help Canada’s future Olympians and Paralympians, and to support the Harbourfront Centre in Toronto. Economic Action Plan 2015 also proposes to amend the Copyright Act to protect sound recordings and performances for an additional 20 years.

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Support for Arts and Culture

The Government has consistently shown a commitment to provide strong support to Canadian arts and culture to help ensure that all Canadians have the opportunity to participate in shared artistic and cultural experiences. Examples include:

•    In November 2014, the Government announced funding of $80.5 million to repair, retrofit and renovate the Canada Science and Technology Museum. In December 2014, the Government announced an investment of $110.5 million for the architectural renewal of the National Arts Centre to transform it into a world-class facility.

•    Economic Action Plan 2014 provided ongoing funding of $105 million per year in support of culture-related programs, in addition to $9 million per year for the Canada Book Fund and $8.8 million per year for the Canada Music Fund.

•    Economic Action Plan 2013 increased the Endowment Incentive component of the Canada Cultural Investment Fund to a maximum benefit of $15 million over the life of the program to help promote corporate philanthropy and private investment in the arts. In addition, funding of $8 million was provided to help support the restoration and revitalization of Massey Hall to support Canada’s current and future artists.

•    Economic Action Plan 2012 announced support for major exhibitions at Canadian museums and galleries by modernizing the Canada Travelling Exhibitions Indemnification Program to help attract new exhibitions.

•    Economic Action Plan 2011 provided $15 million per year to the Canada Periodical Fund to support a broad range of publications and ensure a diversity of Canadian content. In addition, to mark the 100th anniversary of the Grey Cup and the Calgary Stampede, $5 million was provided to each of these anniversary celebrations.

•    Economic Action Plan 2009 provided targeted two-year funding of $60 million to support infrastructure-related costs for local and community cultural and heritage institutions such as local theatres, libraries and small museums.

Moving forward, Economic Action Plan 2015 proposes to provide $210 million over four years to support activities and events, including festivals and concerts, to celebrate Canada’s 150th anniversary in 2017. Economic Action Plan 2015 also proposes to provide $25 million over five years, beginning in 2016–17, to renew support for the Harbourfront Centre, which delivers arts, culture and recreation programming. Economic Action Plan 2015 also proposes to amend the Copyright Act to extend the term of protection of sound recordings and performances from 50 to 70 years following the first release of the sound recording, so that performers and record labels are fairly compensated for the use of their music for an additional 20 years.

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Road to 2017

Through the Road to 2017, the Government has been highlighting nation-building historic milestone anniversaries toward the celebration of Canada’s 150th anniversary in 2017. The Government has successfully delivered commemorative initiatives recognizing the Bicentennial of the War of 1812 and The Queen’s Diamond Jubilee. In 2014, the commemorations of the 100th anniversary of the First World War and the 75th anniversary of the Second World War were launched.

The Government will continue to commemorate important milestone anniversaries through the Road to 2017, including the 100th anniversary of Canadian women’s suffrage in 2016 and the 50th anniversary of the Canada Games and 125th anniversary of the Stanley Cup in 2017.

Canada 150

Economic Action Plan 2015 proposes to provide $210 million over four years, starting in 2015–16, to support activities and events to celebrate Canada’s 150th anniversary in 2017.

In 2017, Canada will mark the 150th anniversary of Confederation. This milestone will provide an opportunity to celebrate Canada’s history, heritage, values and future. To mark this event, Economic Action Plan 2015 proposes to provide $210 million over four years, starting in 2015–16, to support activities, events and celebrations across Canada.

Funding will be used to support local community events such as festivals and concerts, enhanced Canada Day celebrations in the National Capital Region and other major Canadian cities, and other national initiatives, such as Rendez-vous naval 2017, that will unite Canadians from coast to coast to coast.

Canada 150 will be a historic opportunity for Canadians to connect with our past, celebrate our achievements and create a lasting legacy for our future.

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Our 150th anniversary can be a nation-building event on par with 1967, a year that gave us the Order of Canada and our Canadian Honours System, Expo 67 and multicultural celebrations across the country, to name just a few legacies of that year.

Canada is nothing if not a bold experiment in diversity, and a community-based approach to our 150th anniversary is entirely in keeping with this fact.

—The Governor General of Canada

His Excellency the Right Honourable David Johnston

[Canada’s 150th anniversary] will be an opportunity to strengthen the ties that unite us and to work towards our country’s future. On the road to 2017, let us continue to celebrate everything that has helped make Canada a country that is strong, proud and free.

—Shelly Glover, Minister of Canadian Heritage and Official Languages

Renewal and Enhancement of Canada’s Honours System

Economic Action Plan 2015 proposes to provide additional funding of $13.4 million over five years, starting in 2015–16, and $2.8 million ongoing to support and modernize the Canadian Honours System and bring it closer to all Canadians.

Canada’s Honours System enables us to commemorate great Canadians and strengthens the culture of excellence in our country by highlighting role models who inspire others to contribute and foster unity and inclusion. Economic Action Plan 2015 proposes to provide additional funding of $13.4 million over five years, starting in 2015–16, and $2.8 million ongoing to implement enhancements to the Canadian Honours System.

These enhancements include increasing the number of nominations to the Order of Canada from under-represented sectors and modernizing eligibility and selection criteria for a number of other honours and awards.

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Economic Action Plan 2015 also proposes to bring the Canadian honours and honourees closer to all Canadians through additional events and ceremonies, as well as the creation of an online portal.

Supporting Canada’s Olympic and Paralympic Athletes

Economic Action Plan 2015 proposes to provide up to $20 million over four years, beginning in 2016–17, to support the next generation of Canadian Olympic and Paralympic athletes.

On October 16, 2014, His Excellency the Right Honourable David Johnston, Governor General of Canada, proclaimed 2015 the “Year of Sport” in Canada. During 2015, Canadians are being encouraged to celebrate the role that sport plays in the country and to participate in and seek the benefits of sport.

The Government is a proud supporter of amateur sport. Each year, the Government provides over $190 million in grants and contributions to support sport development and sport excellence, and to host the Canada Games and international sport events in Canada. This represents a funding increase of approximately 40 per cent since 2006. In addition, Canada has invested up to $500 million in the 2015 Pan American and Parapan American Games in Toronto, which will provide an exceptional opportunity to showcase Canadian sport excellence and Canadian culture and will create lasting legacies for Canada. All Canadians look forward to cheering on our Canadian athletes and coaches and celebrating their successes at the upcoming Pan American and Parapan American Games.

Economic Action Plan 2015 proposes to provide up to $20 million over four years, beginning in 2016–17, to support Canada’s future Olympians and Paralympians, to be matched by the private sector. This funding would be used to support additional coaches, improve the daily training regimes of athletes, and invest in sport science and sport medicine services for up-and-coming elite athletes. This investment will provide continued support to the next generation of Olympians and Paralympians who are five to eight years away from potentially medalling at an Olympic or Paralympic Games.

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Promoting Arts and Culture at Toronto’s Harbourfront Centre

Economic Action Plan 2015 proposes to provide $25 million over five years, beginning in 2016–17, to renew the Harbourfront Centre Funding Program.

Harbourfront Centre is a not-for-profit organization on the Toronto waterfront that delivers arts, culture and recreation programming. Economic Action Plan 2015 proposes to provide $25 million to renew the Harbourfront Centre Funding Program from 2016–17 to 2020–21. This program supports the Harbourfront Centre’s operating expenses, making it possible for the Centre to provide high-quality programs for residents and visitors to the city.

Programs at Toronto’s Harbourfront Centre

Harbourfront Centre is a national showcase for the contemporary visual arts, crafts, literature, music, dance and theatre for adults and children. Its innovative programs and venues include:

•   The Power Plant Contemporary Art Gallery, a leading public gallery devoted exclusively to contemporary visual art.

•   Harbourfront Centre’s World Stage, which presents theatre, dance and performance art.

•   HarbourKIDS, a series of family-friendly events from skating to circus festivals.

•   Harbourfront Centre’s Artist-in-Residence post-graduate program, which provides creative and business training to assist emerging designers and craftspeople in establishing professional careers.

Protection of Sound Recordings and Performances

Economic Action Plan 2015 proposes to amend the Copyright Act so that the term of protection of performances and sound recordings is extended from 50 years to 70 years following the date of the release of the sound recordings.

The mid-1960s were an exciting time in Canadian music, producing many iconic Canadian performers and recordings. While songwriters enjoy the benefits flowing from their copyright throughout their lives, some performers are starting to lose copyright protection for their early recordings and performances because copyright protection for song recordings and performances following the first release of the sound recording is currently provided for only 50 years.

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Economic Action Plan 2015 proposes to amend the Copyright Act to extend the term of protection of sound recordings and performances from 50 to 70 years following the first release of the sound recording. This will ensure that performers and record labels are fairly compensated for the use of their music for an additional 20 years.

Protecting Canada’s Environment

A safe and clean environment supports a high quality of life and contributes to a strong economy. Since 2006, the Government has taken significant action to create a cleaner, healthier environment and protect our natural areas. Substantial investments have been made in clean energy and energy efficiency, protecting Canadians from toxic substances, cleaning up federal contaminated sites and the Great Lakes, and improving Canada’s weather services.

More recently, the Government launched the National Conservation Plan to further protect Canada’s natural heritage for the benefit of future generations. The Plan will provide a more coordinated approach to conservation efforts across the country with an emphasis on enabling Canadians to conserve and restore lands and waters in and around their communities. It also includes significant investments to secure ecologically sensitive lands, support voluntary conservation and restoration actions, strengthen marine and coastal conservation, and encourage Canadians to connect with nature.

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Investing in Canada’s Natural Heritage

The Government is committed to protecting Canada’s natural environment. Significant action has been taken to protect the environment for future generations. Since 2006, more than $20 billion has been allocated to conserve our landscapes, seascapes and species. Key initiatives have included:

•    Nearly $4.5 billion in clean transportation initiatives to support a cleaner and more efficient transportation system for Canadians.

•    About $2.5 billion in ecoENERGY initiatives targeting renewable energy, energy science and technology, and energy efficiency.

•    More than $1 billion to support the Clean Air Regulatory Agenda, the Government’s regulatory framework for reducing greenhouse gas emissions and improving air quality.

•    A $1.5 billion trust fund to help the provinces and territories invest in major projects that reduce greenhouse gas emissions and air pollution.

•    Nearly $1 billion for the ecoENERGY Retrofit – Homes program to help homeowners make their homes more energy-efficient and reduce the burden of high energy costs.

•    Almost $3 billion to support improvements to Parks Canada Agency’s portfolio of assets in national parks and marine conservation areas, historic canals and heritage places.

•    Close to $1 billion for conservation efforts including:

-       Over $500 million to protect Canada’s endangered and threatened species and the spaces they need to flourish.

-       $345 million for the Nature Conservancy of Canada to protect ecologically sensitive lands under the Natural Areas Conservation Program.

-       $150 million for the National Conservation Plan to support voluntary conservation and restoration actions, strengthen marine and coastal conservation, and connect Canadians to nature.

•    Over $800 million to reduce the risks posed by chemicals to Canadians and the environment.

Economic Action Plan 2015 proposes further investments to protect species at risk, enhance conservation, maintain meteorological and navigational warning services in the Arctic, address toxic substances and clean up contaminated sites.

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National Protected Areas

Canada’s national parks provide outstanding examples of our country’s natural landscapes, generate significant economic activity by attracting visitors from Canada and abroad, and provide Canadians with access to our natural heritage.

Since 2006, the Government has taken steps to add more than 220,000 square kilometres to Canadian federal parks and marine protected areas—an increase of more than 58 per cent. Examples include the Government’s six-fold expansion of Nahanni National Park Reserve, the formal creation of Canada’s 44th national park—Nááts’ihch’oh National Park Reserve—and most recently the official transfer of the lands that will make up Canada’s first-ever national urban park in Rouge Valley in the Greater Toronto Area. Rouge National Urban Park is envisioned to be a place where nature, agriculture and cultural heritage are all protected and experienced by Canadians.

Rouge National Urban Park: Canada’s First National Urban Park

National Parks generate significant economic activity by attracting visitors from Canada and abroad, and provide Canadians with access to our natural heritage.

In Economic Action Plan 2012, the Government provided $143.7 million over 10 years, and $7.6 million annually thereafter, to create Canada’s first national near- urban park in the Rouge Valley near Toronto. The Rouge National Urban Park will be 16 times larger than Central Park in New York, contain stricter environmental protections, and protect an important ecosystem in the heart of Canada’s largest urban centre. The Park will possess an unparalleled combination of natural and cultural features, including more than 10,000 years of rich human history, countless species of flora and fauna, and a vibrant farming community. It will also be easily accessible, with 20 per cent of Canada’s population living within an hour of the site.

The Government remains committed to formally establishing the Park for the benefit and enjoyment of all Canadians.

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The Government is further expanding our protected areas and will be taking the final steps to establish Lake Superior National Marine Conservation Area—the world’s largest freshwater marine conservation area—and the Qausuittuk National Park on Bathurst Island in Nunavut in the near future.

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Protecting Species at Risk

Economic Action Plan 2015 proposes to provide $75 million over three years, starting in 2015–16, to continue to support the implementation of the Species at Risk Act to protect Canada’s diverse species and secure the necessary actions for their recovery.

The Species at Risk Act was created to prevent wildlife species from becoming extinct and to protect their habitats. The Government is committed to protecting wildlife species, maintaining healthy ecosystems and preserving Canada’s natural heritage. Since its introduction, recovery strategies have been developed for 238 species at risk and management plans for 65 species that could become threatened or endangered. An example is the American marten—a small mammal that belongs to the same family as fishers, minks, otters and wolverines—which has benefitted from the protection of the Act. It was listed as endangered under the Act in 2003 and downlisted to threatened in 2009.

Economic Action Plan 2015 proposes to provide $75 million over three years, starting in 2015–16, for the continued protection and recovery efforts for Canada’s species at risk.

Protecting Environmentally Sensitive Areas

Economic Action Plan 2015 proposes to bring forward legislation to re-establish a moratorium on oil and gas activities in Georges Bank, Nova Scotia.

Georges Bank is a large, shallow bank of more than 40,000 square kilometres, including 7,000 square kilometres located in the southwestern part of the Canada-Nova Scotia offshore area. In 2012, Canada and Nova Scotia jointly instituted a moratorium on all petroleum activity in the area which is set to expire at the end of 2015. The Government recognizes the ecological importance and environmental sensitivity of this area, which is one of the world’s most productive fishing grounds.

Economic Action Plan 2015 proposes to amend the Canada-Nova Scotia Offshore Petroleum Resources Accord Implementation Act to re-establish a moratorium on all petroleum activity in the region. By doing so, the Government will ensure that no petroleum development takes place in this environmentally sensitive area.

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Pacific Salmon Foundation

Economic Action Plan 2015 proposes to provide $2.0 million in 2015–16 to the Pacific

Salmon Foundation to support the Salish Sea Marine Survival Project.

The Pacific Salmon Foundation is a not-for-profit organization, which has been operating since 1987 through the dedication of researchers and volunteers, to restore and enhance Pacific salmon habitats for long-term sustainability for both recreational and commercial Pacific salmon fisheries.

Economic Action Plan 2013 provided the Pacific Salmon Foundation with 100 per cent of the revenues collected through the Salmon Conservation Stamp to carry out salmon conservation activities. The Foundation also leverages support from a number of private sector partners.

Building on the Government’s past investment, Economic Action Plan 2015 proposes to provide $2.0 million in 2015–16 to the Pacific Salmon Foundation to investigate the factors affecting the survival of juvenile salmon and steelhead in the Salish Sea in British Columbia. The research into the Salish Sea’s marine environment, including algae, hatcheries, salmon migration and marine mammal impact on salmon, will employ the most up-to-date research techniques and will draw on the expertise of academics and volunteers committed to this project.

Pacific Salmon Foundation: Supporting Salmon Habitat

Committed to broadening awareness and understanding the ecological, economic and cultural values of Pacific salmon, the Pacific Salmon Foundation, founded in 1987, is a not-for-profit organization dedicated to the conservation of wild Pacific salmon and their natural habitats in British Columbia. The Foundation undertakes research in support of Pacific salmon restoration, stewardship and enhancement projects, while working in partnership with volunteers and community organizations to leverage the benefits of every dollar generated to fund its initiatives, including:

•    Salmon-Safe BC Eco-Certification, launched in 2010 through a partnership between the Pacific Salmon Foundation and the Fraser Basin Council, which encourages farmers to use agricultural practices that protect Pacific salmon habitat and water quality. More than 40 farms and vineyards across British Columbia have achieved this status to date.

•    The Community Salmon Program, which supports volunteer-based conservation and restoration projects in British Columbia and the Yukon, has provided grants to over 1,500 projects, engaged more than 30,000 volunteers and rehabilitated 1.1 million square metres of streams.

•    The Skeena Salmon Program, which focuses on the implementation of Fisheries and Oceans Canada’s Wild Salmon Policy in the Skeena Watershed by strategically expanding baseline scientific information made available to governments and industry to enhance the health and abundance of these wild salmon populations.

Source: The Pacific Salmon Foundation.

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Recreational Fisheries Conservation

Partnerships Program

Economic Action Plan 2015 proposes to provide $10 million per year for three years, starting in 2016–17, to the Recreational Fisheries Conservation Program to support the conservation of recreational fisheries across the country.

Canada’s recreational fisheries, which are popular with local communities and international visitors, benefit from community-driven conservation projects across the country.

The Recreational Fisheries Conservation Partnerships Program, established in 2013 to support projects aimed at improving the conservation of recreational fisheries habitat, brings volunteers together to collectively achieve conservation objectives. Now in its third year, this program has provided funding in support of 285 projects. For every contribution dollar provided by the Recreational Fisheries Conservation Partnerships Program, $2.27 has been provided by other sources.

Economic Action Plan 2015 proposes to provide an additional $10 million per year for three years, starting in 2016–17, to extend the Recreational Fisheries Conservation Partnerships Program, to support additional conservation projects.

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Partnerships Enhance Recreational Fisheries Conservation

The conservation activities undertaken by the Recreational Fisheries Conservation Partnerships Program are in keeping with the Government’s commitment to better protect Canada’s fisheries. Since the inception of the program in 2013, funding has been provided to many different conservation projects, including:

•    The Squamish River Watershed Society’s channel re-connection project at Moody’s Slough, British Columbia, has created an important over-wintering, spawning and rearing habitat for Coho salmon and other salmonids.

•    Valleys 2000 Incorporated constructed a fish bypass channel on the Bowmanville Creek to help preserve and restore the recreational fishery in Southern and Central Lake, Ontario. Approximately 31 fish species that spawn and migrate along the Bowmanville and Soper Creek watershed can now traverse through the bypass channel.

•    The Réserve Faunique Rouge-Matawin (Société des établissements de plein air du Québec) undertook a two-year project to develop a habitat for Brook Trout in eight of its watercourses in order to create new spawning sites and clean up watercourses to re-establish the free movement of fish to access spawning grounds.

•    The Canaan River Fish and Game Association in New Brunswick reconstructed the banks of a section of the MacDonald Brook, in the Canaan River watershed, creating a more stable slope and a floodplain along the east bank, to improve the migration and spawning of Brook Trout and Atlantic salmon.

•    The Clean Foundation restored 602 square metres of fish habitat in Dartmouth, Nova Scotia area watersheds, home to a variety of fish species, including Brook Trout and Gaspereau, to create varied habitats for fish spawning and development.

•    The Environmental Resources Management Association of Newfoundland and Labrador removed obstructions and debris at 12 sites on the Exploits River watershed to enable salmonid migration and to restore the natural riverine habitat for spawning and rearing.

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Maintaining Arctic Meteorological and

Navigational Services

Economic Action Plan 2015 proposes to provide $34 million over five years, starting in 2015–16, to continue to support meteorological and navigational warning services in the Arctic.

Marine safety is an important aspect of the Government’s Northern Strategy, which aims to exercise our Arctic sovereignty and promote economic and social development in Canada’s North. Canada has committed to the International Maritime Organization to provide meteorological information and navigational data to facilitate the safe management of marine traffic in two well-defined Arctic areas that are substantially within Canadian territory. These areas include the Northwest Passage, north of Alaska and along Greenland.

Economic Action Plan 2015 proposes to provide $34 million over five years, starting in 2015–16, to continue to provide year-round meteorological and navigational warning services to support northern communities and safe marine navigation in the Arctic.

Addressing Toxic Chemicals

Economic Action Plan 2015 proposes to provide $491.8 million over five years, starting in 2016–17, to renew the Chemicals Management Plan and continue to assess and manage the risks to human health and the environment from new and existing chemical substances.

Chronic and acute exposure to certain chemicals can harm human health and the environment. The Government created the Chemicals Management Plan in 2006 to assess chemicals used in Canada and take action on those found to be harmful. Of the 4,300 substances identified by the Government as a priority for assessment by 2020, approximately 2,700 have been evaluated and risk management strategies developed for 62 deemed harmful to human health and the environment. An additional 3,000 substances were evaluated before their introduction into the Canadian market.

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Economic Action Plan 2015 proposes to provide $491.8 million over five years, starting in 2016–17, to renew the Chemicals Management Plan. With these resources, the Government will complete the assessment of the remaining 1,700 legacy toxic substances and continue to protect Canadian families and the environment from the risks of harmful chemicals.

Cleaning up Federal Contaminated Sites

Economic Action Plan 2015 proposes to provide $99.6 million over four years ($1.35 billion on a cash basis), starting in 2016–17, to renew support for the Federal Contaminated Sites Action Plan.

Federal contaminated sites are a legacy of past practices. Site contamination can pollute soil, air and water, and threaten both the environment and human health. The Federal Contaminated Sites Action Plan systematically assesses, remediates and monitors contaminated sites for which the Government is responsible.

Building on work to date, Economic Action Plan 2015 proposes to provide $99.6 million over four years ($1.35 billion on a cash basis), starting in 2016–17, to renew support for the Federal Contaminated Sites Action Plan. Since the Action Plan began, 750 sites have been remediated and a further 7,100 sites have been assessed to determine whether contamination has occurred.

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Table 4.2.1

Strong Communities

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Supporting the Charitable and Non-Profit Sector
Exempting Donations Involving Private Shares and Real Estate from Capital Gains Tax			5	75	95	90	265
Subtotal—Supporting the Charitable and Non-Profit Sector			5	75	95	90	265

Taking Action for Veterans
Enhancing the New Veterans Charter	1,619	165	171	179	188	197	2,518
Improving Services to Veterans		35	44	36	38	40	193
Subtotal—Taking Action for Veterans	1,619	200	215	215	225	237	2,711

Supporting the Most Vulnerable in Communities
Cooperative and Non-Profit Social Housing			50	50	25	25	150
Subtotal—Supporting the Most Vulnerable in Communities			50	50	25	25	150

Helping Canadians With Disabilities
Taking Action on Autism Spectrum Disorder		2					2
Subtotal—Helping Canadians with Disabilities		2					2

Investing in the Health of Canadians
Health System Innovation: Canadian Foundation for Healthcare Improvement		6	8				14
Improving Seniors’ Health Through Innovation		4	6	10	12	10	42
Subtotal—Investing in the Health of Canadians		10	14	10	12	10	56

Investing in Aboriginal Communities
First Nations Land Management		2	4	5	8	11	30
Improving First Nations Education		40	40	40	40	40	200
Indspire		2	5	5			12
Sustained Support for Mental Health Services in First Nations Communities			2	2	2	2	8
Surveys on Aboriginal People			10	11	7	6	33
Subtotal—Investing in Aboriginal Communities		44	61	63	56	59	283

Assisting International Communities
Ensuring That Canadians Have Access to Safe, Reliable and Lower-Cost Remittances Services		2	2	2	1	1	6
Grand Challenges Canada			23				23
Subtotal—Assisting International Communities		2	24	2	1	1	29

316

Table 4.2.1

Strong Communities

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Celebrating Our Heritage
Canada 150		24	85	99	2		210
Renewal and Enhancement of Canada’s Honours System		2	3	3	3	3	13
Supporting Canada’s Olympic and Paralympic Athletes			5	5	5	5	20
Promoting Arts and Culture at Toronto’s Harbourfront Centre			5	5	5	5	20
Subtotal—Celebrating Our Heritage		26	98	111	15	13	263

Protecting Canada’s Environment
Protecting Species at Risk		25	25	25			75
Pacific Salmon Foundation		2					2
Recreational Fisheries Conservation Partnerships Program			10	10	10		30
Maintaining Arctic Meteorological and Navigational Services		7	7	7	7	7	34
Addressing Toxic Chemicals			98	98	98	98	393
Cleaning up Federal Contaminated Sites			30	26	23	21	100
Subtotal—Protecting the Environment		34	170	166	138	126	634

Total—Strong Communities	1,619	318	638	692	567	560	4,394
Less funds existing in the fiscal framework		73	245	222	195	145	881
Less funds sourced from internal reallocations		5	13	18	17	4	57

Net Fiscal Cost	1,619	240	380	452	355	411	3,456
Note:	Totals may not add due to rounding.

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Chapter 4.3

Protecting Canadians

Highlights

Defending Canada

✓	Strengthening the Canadian Armed Forces by providing $11.8 billion over 10 years through an increase to the annual escalator for National Defence’s budget to 3 per cent, starting in 2017–18.

✓	Providing up to $360.3 million in 2015–16 for the Canadian Armed Forces to extend its mission to counter the Islamic State of Iraq and the Levant (ISIL).

✓	Providing $7.1 million in 2015–16 for the Canadian Armed Forces to deliver training assistance to the Ukrainian Security Forces.

✓	Providing $23 million over four years on a cash basis, starting in 2015–16, to upgrade the physical security of Canadian Armed Forces bases.

Enhancing National Security

✓	Investing $292.6 million over five years in intelligence and law enforcement agencies for additional investigative resources to counter terrorism.

✓

Providing $12.5 million over five years, starting in 2015–16, and $2.5 million ongoing thereafter, in additional funding to the Security Intelligence Review Committee to enhance its review of the Canadian Security Intelligence Service.

✓	Providing $58 million over five years, starting in 2015–16, to further protect the Government of Canada’s essential cyber systems and critical infrastructure against cyber attacks.

✓	Investing $36.4 million over five years to support the operators of Canada’s vital cyber systems in addressing cyber security threats, as required by new legislation.

✓	Providing $60.4 million over three years on a cash basis to support an enhanced security model on Parliament Hill.

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Protecting the Integrity of Our Borders

✓

Providing $15.7 million over five years to expand eligibility for the Electronic Travel Authorization to low-risk travellers from Brazil, Bulgaria, Mexico and Romania to make it easier and faster for legitimate travellers from these countries to come to Canada.

Strengthening Community Safety

✓	Investing $27 million over five years, starting in 2015–16, to enhance security measures at Canada’s federal courts and registry offices and the Supreme Court of Canada.

✓	Providing $10 million over five years to the City of Ottawa to support policing services in the Nation’s Capital.

✓	Providing $3 million over two years, starting in 2016–17, to take initial steps to establish a Public Safety Broadband Network, a high-speed mobile network dedicated to emergency management.

✓	Supporting a memorial for the three Royal Canadian Mounted Police officers killed in Moncton in June 2014.

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Introduction

The Government’s foremost responsibility is to ensure the safety and security of Canadians and defend our sovereignty. Canadians want to feel safe and secure in their homes, online and in their communities.

In the past year, Canada has again demonstrated its resolve to stand with our allies. Canada has been at the forefront of the international community’s fight against the Islamic State of Iraq and the Levant and in providing support to Ukraine. Tragically, Canadians were also reminded by recent events at home that the world can be a dangerous place and that Canada is not immune to the threat of terrorism, cyber attacks and other evils.

Violent Jihadist terrorism is not just a threat elsewhere in the world. It seeks to bring harm to Canada, and to destroy our values of freedom and diversity. The Government does not hesitate to confront this evil.

The Anti-Terrorism Act, 2015, introduced in Parliament on January 30, 2015, will help our law enforcement and national security agencies stop those who promote terrorism, prevent terrorist travel, thwart efforts to use Canada as a recruiting ground for terror and prevent attacks on our soil.

Economic Action Plan 2015 builds on these efforts and proposes further action to better protect Canadians from the threat of terrorism and cyber attacks, maintain the integrity of our borders and the safety of our communities, and support the Canadian Armed Forces as they continue to uphold Canadian interests and values. In addition, the Government will introduce new legislative and regulatory amendments to improve the effectiveness of Canada’s economic sanctions regime.

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Defending Canada

The Government is steadfast in its commitment to ensure the safety and security of Canadians and defend our sovereignty. The Government has taken action to rebuild the Canadian Armed Forces into a modern, combat-capable military ready to respond in the defence of Canada both at home and abroad.

The Government will continue the major recapitalization of the Canadian Armed Forces, which has increased Canada’s capacity to participate in overseas missions. Major purchases have included new fleets of C-17 Globemaster III aircraft for strategic airlift, C-130J Hercules aircraft for transporting equipment and troops, and medium-to-heavy lift Chinook helicopters. Modernized Light Armoured Vehicles and replacement Leopard 2 tanks have also been acquired.

The Government continues to advance the $35 billion National Shipbuilding Procurement Strategy, a long-term commitment to generate high-value jobs through the construction of new vessels for the Royal Canadian Navy at Canadian shipyards on both coasts. This year, construction will begin on the Harry DeWolf, the first of the Arctic Offshore Patrol Ships, a fleet which will enable the Royal Canadian Navy to better exercise sovereignty in Canadian waters including in the Arctic.

In November 2014, the Government announced an investment of an additional $452 million over two years to maintain and improve infrastructure that supports military operations and addresses the needs of military personnel and their families, including the Reserve Force.

Increasing National Defence Funding

Economic Action Plan 2015 proposes to increase the annual escalator for National Defence’s budget to 3 per cent starting in 2017–18, which will increase National Defence’s budget by $11.8 billion over 10 years.

In order to achieve the long-term objectives for the Canadian Armed Forces set out in the Canada First Defence Strategy, the Government has made significant investments since 2006, increasing the budget for National Defence from $14.5 billion in 2005–06 to $20.1 billion in 2014–15, on a cash basis. This includes an increase to the automatic annual escalator for National Defence’s budget from 1.5 per cent to 2 per cent that took effect in 2011–12.

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The Government’s commitment to renew and strengthen the Canadian Armed Forces reflects their critical role in protecting Canada’s borders, maintaining sovereignty over our lands including the Arctic, standing with our allies to deter threats to global peace and security, and responding to emergencies within Canada and around the world. The Canadian Armed Forces face multiple demands to protect our interests in the current global environment. It is a priority for the Government to provide our men and women in uniform with the equipment and training that they require.

In order to provide ongoing support for the significant operating and capital requirements of National Defence, Economic Action Plan 2015 proposes to further increase the annual escalator to 3 per cent starting in 2017–18. Over 10 years this will provide National Defence with an additional $11.8 billion, and will help ensure that Canada can continue to field a combat-capable military ready to serve at home and abroad.

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Supporting the Deployment of the Canadian Armed Forces to Combat ISIL

Economic Action Plan 2015 proposes to provide National Defence with up to $360.3 million in 2015–16 in order to counter the Islamic State of Iraq and the Levant.

From Afghanistan to Libya to Iraq, Canada has effectively contributed to allied operations to deter terrorism and help bring stability to troubled countries and regions. Canada is resolved to stand with our allies against the threat of the Islamic State of Iraq and the Levant (ISIL). The ongoing deployment of the Canadian Armed Forces as part of the international coalition’s effort to combat ISIL is a measure of the Government’s commitment to counter the terrorist threat that ISIL poses. Canada’s rapid response demonstrates the high degree of flexibility and readiness of the Canadian Armed Forces to respond to threats around the world.

The Government has announced that it will extend the Canadian Armed Forces mission to combat ISIL by 12 months as part of the international coalition’s ongoing efforts. Economic Action Plan 2015 proposes to provide National Defence with up to $360.3 million in new funding for the extension of this mission.

Supporting Our Allies Through Military Training

Economic Action Plan 2015 proposes to provide $7.1 million in 2015–16 for the Canadian Armed Forces to deliver enhanced training assistance to the Ukrainian Security Forces.

Canada also remains at the forefront of the international community’s support to Ukraine. NATO allies and other partners continue to reinforce collective defence and demonstrate solidarity in Eastern Europe. Canada has contributed significant military capabilities to the effort, including CF-18 fighters to help patrol allied air space and a Halifax-class frigate to police the maritime region. Economic Action Plan 2015 proposes to provide $7.1 million in 2015–16 in new funding for the Canadian Armed Forces to deliver enhanced training assistance to the Ukrainian Security Forces.

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Increasing Security at Canadian Armed Forces Bases

Economic Action Plan 2015 proposes to provide $23 million over four years on a cash basis, starting in 2015–16, to upgrade the physical security of Canadian Armed Forces bases.

Recent events have demonstrated that Canada must be vigilant in ensuring the safety and security of Canadians, and particularly Canada’s men and women who proudly serve in uniform. Economic Action Plan 2015 proposes to provide $23 million over four years on a cash basis to upgrade the physical security of Canadian Armed Forces bases. This investment will help protect Canadian Armed Forces personnel and military assets.

Enhancing National Security

Economic Action Plan 2015 proposes initiatives to combat the threat of terrorism and better secure government institutions and the vital cyber systems that Canadians rely upon on a daily basis.

Countering Terrorism

Economic Action Plan 2015 proposes to provide $292.6 million over five years, starting in 2015–16, to counter terrorism.

Canada is not immune to the threat of terrorism. This was tragically demonstrated by last October’s attacks in Saint-Jean-sur-Richelieu and Ottawa. Economic Action Plan 2015 proposes to provide additional resources to counter terrorism to the Royal Canadian Mounted Police, the Canadian Security Intelligence Service and the Canada Border Services Agency. These funds will provide additional investigative resources to our law enforcement and national security agencies to allow them to keep pace with the evolving threat of terrorism and terrorist financing, in order to continue to protect Canadians.

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Enhancing the Review of National Security Agencies

Economic Action Plan 2015 proposes to provide up to $12.5 million over five years, starting in 2015–16, and $2.5 million ongoing thereafter, in additional funding to the Security Intelligence Review Committee to enhance its review of the Canadian Security Intelligence Service.

As we empower our law enforcement and national security agencies with the tools they need to better protect Canadians from the threat of terrorism, we must also ensure that these practices are governed by an effective and transparent framework that protects the rights of individual Canadians. For this reason, Economic Action Plan 2015 proposes to provide the Security Intelligence Review Committee with up to $12.5 million over five years, starting in 2015–16, and $2.5 million ongoing thereafter, in additional funding so that it can continue to provide a robust and independent review of the Canadian Security Intelligence Service.

Enhancing the Security of Government of Canada Networks and Cyber Systems

Economic Action Plan 2015 proposes to provide $58 million over the next five years, starting in 2015–16, to further protect the Government of Canada’s essential cyber systems and critical infrastructure against cyber attacks.

Since 2010, the Government has shown a strong commitment to cyber security, having released and invested in Canada’s Cyber Security Strategy. A core priority has been protecting the Government’s cyber systems and infrastructure, to defend against significant security breach attempts by cyber attackers who present ongoing threats to Canada and our allies abroad.

To better defend and protect these systems, the Government is taking action by upgrading critical cyber systems, such as Internet network paths and connections that are used on a regular basis to provide services to Canadians. Taking these measures will ensure that the Government is able to continue to detect and repel infiltration attempts on the Government’s cyber systems and identify malicious actors that seek unauthorized access.

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Canada’s Cyber Security Strategy

Canada’s Cyber Security Strategy was announced in 2010 and outlines the Government’s plan for protecting Canadians from cyber security threats. The Strategy is built on three pillars:

•    Securing Government systems—Canadians trust the Government with their personal and corporate information, to deliver services and to protect and advance Canada’s national security and economic interests. The Government will put in place the necessary structures, tools and personnel to meet its obligations for cyber security within its own systems.

•    Partnering to secure vital cyber systems outside the federal government—Canada’s economic prosperity and Canadians’ security depend on the smooth functioning of systems outside the Government. In cooperation with provincial and territorial governments and the private sector, the Government will support initiatives and take steps to strengthen the resiliency of Canadian cyber systems, including critical infrastructure.

•    Helping Canadians to be secure online—The Government will assist Canadians in getting the information they need to protect themselves and their families online, and strengthen the ability of law enforcement agencies to combat cybercrime.

Economic Action Plan 2015 proposes to take further action in support of Canada’s Cyber Security Strategy.

Protecting Vital Cyber Systems

Economic Action Plan 2015 proposes to provide $36.4 million over five years, starting in 2015–16, to support the Government’s efforts to ensure Canada’s vital cyber systems remain safe and reliable.

Canadians are embracing the many advantages that the Internet offers, but our increasing reliance on cyber technologies makes us more vulnerable to those who would seek to attack and undermine our digital infrastructure and threaten our national security, economic prosperity and way of life.

The Government is taking action to protect the vital cyber systems that Canadians rely on daily and that are critical to national security. Following consultations, new legislation will require operators of vital cyber systems to implement cyber security plans, meet robust security outcomes for their systems and report cyber security incidents to the Government of Canada.

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Building on the efforts of individual operators of vital cyber systems to secure their own systems, Economic Action Plan 2015 funding will provide enhanced support to operators through the development and dissemination of cyber security tools, security information and expertise to implement the new legislation.

Improving Security on Parliament Hill

Economic Action Plan 2015 proposes to provide $60.4 million over three years on a cash basis, starting in 2015–16, in support of security on Parliament Hill.

The October 22, 2014 event on Parliament Hill was an attack on the heart of Canadian democracy and the freedom it represents. It highlighted the need for an integrated security force to ensure seamless responses to threats. The Government will bring forward legislative amendments to implement this integrated security force. Economic Action Plan 2015 proposes to provide the necessary resources to support security on Parliament Hill as an enhanced security model is put in place. The new model will provide protection for visitors, parliamentarians and staff, while seeking to maintain access to Parliament for all Canadians.

Improving Canada’s Economic Sanctions

Economic Action Plan 2015 reaffirms the Government’s intention to introduce new legislative and regulatory amendments to improve the effectiveness of Canada’s economic sanctions regime.

In fulfilling its foreign policy objectives and meeting its international obligations, Canada has implemented various economic sanctions measures. These include financial sanctions targeting countries, entities and individuals designated by the United Nations Security Council, as well as sanctions that Canada has unilaterally imposed against entities identified as posing a threat to its citizens and interests. The obligations related to targeted financial sanctions, for example the seizure or freezing of assets, are set out in regulations and apply to all Canadians.

In keeping with a commitment made in Economic Action Plan 2014, the Government will introduce new legislative and regulatory amendments to improve the effectiveness of Canada’s economic sanctions regime, consistent with Canada’s objectives of safeguarding the integrity of the international financial system, as well as the safety and security of Canadians.

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Protecting the Privacy of Personal Information

Economic Action Plan 2015 proposes to amend the Personal Information Protection and Electronic Documents Act to provide that the World Anti-Doping Agency is subject to Canada’s federal privacy law.

The Personal Information Protection and Electronic Documents Act (PIPEDA) establishes basic legal requirements that private sector organizations must respect so that Canadians trust that their privacy will be protected when personal information is in the hands of businesses. While PIPEDA provides clear rules for organizations in the context of commercial activity, it does not currently apply to organizations such as the World Anti-Doping Agency, an international, independent organization headquartered in Montreal.

Economic Action Plan 2015 proposes to clarify through legislative and regulatory amendments that Canada’s privacy protection laws extend to organizations such as the World Anti-Doping Agency, thereby helping to ensure that all personal information they hold in Canada is adequately protected.

Protecting the Integrity of Our Borders

Protecting the integrity of our borders is essential to keeping Canadians safe and secure, while facilitating economic activity. Economic Action Plan 2013 announced a number of initiatives under the Beyond the Border Action Plan to address threats as early as possible and expedite the flow of legitimate goods and people. Through Economic Action Plan 2015, the Government is continuing to take steps to achieve that balance while facilitating genuine travel to Canada.

Economic Action Plan 2014 highlighted the importance of biometric immigration screening as an effective means to combat identity fraud and abuse of Canada’s immigration system, including helping to identify known criminals before they enter Canada. This type of screening is now the norm worldwide, with over 70 countries using this method to screen travellers. To further improve the security and integrity of Canada’s immigration system, Economic Action Plan 2015 proposes to expand the use of biometric screening to verify the identity of all visa-required travellers seeking entry to Canada. Legislative amendments will be introduced to support this proposal. By helping to prevent inadmissible individuals from entering the country, expanding biometric screening will help facilitate legitimate travel to Canada while protecting the safety and security of Canadians.

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Facilitating Legitimate Travel to Canada

Economic Action Plan 2015 proposes to provide $15.7 million over five years, starting in 2015–16, to expand eligibility for the Electronic Travel Authorization to low-risk travellers from Brazil, Bulgaria, Mexico and Romania to make it easier and faster for legitimate travellers from these countries to come to Canada.

Facilitating legitimate travel to Canada supports the Government’s economic agenda by boosting trade and supporting economic growth. The Government is committed to attracting an increasing number of genuine visitors, students and business people to Canada, while ensuring the safety and security of Canadians. That is why the Government is proposing to expand eligibility for the Electronic Travel Authorization announced under the Beyond the Border Action Plan to low-risk travellers from Brazil, Bulgaria, Mexico and Romania. The Government will introduce legislative amendments to support this proposal. This approach will allow the Government of Canada to better tailor screening requirements to the risks posed by individual travellers, making it easier and faster for low-risk travellers to come to Canada. This will help make Canada a more attractive destination for tourism and business, while allowing the Government to focus resources where it matters most— on higher-risk travellers.

Strengthening Community Safety

Economic Action Plan 2015 reinforces the Government’s commitment to ensure that Canadian communities are safe. All Canadians—including the victims of crime, their families and those who serve Canada’s justice system—need to be assured that Canada’s courts are safe and functioning efficiently. To this end, Economic Action Plan 2015 proposes new funding for enhanced security measures at federal courts and courts administration buildings across Canada. Economic Action Plan 2015 also proposes new funding to support the safety of Canadians by investing in the development of a high-speed mobile public safety network to enhance Canada’s emergency management system. The Government will also bring forward legislative amendments to ensure it has fully delivered on the commitment to end the Long-gun registry.

Economic Action Plan 2015 also proposes to support policing services in the Nation’s Capital. Finally, Economic Action Plan 2015 recognizes the sacrifices of the three Royal Canadian Mounted Police Constables who gave their lives to protect the community of Moncton, New Brunswick.

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Enhancing Court Security

Economic Action Plan 2015 proposes to provide $19 million over five years, starting in 2015–16, to enhance security measures at Canada’s federal courts and registry offices. Economic Action Plan 2015 also proposes to provide $8 million over five years, starting in 2015–16, to enhance physical and IT security at the Supreme Court of Canada.

To ensure Canada’s judicial system continues to function optimally, judges, litigants, lawyers and the public must be safe and secure. That is why the Government is proposing to invest in key enhancements in physical and IT security at federal courts, including the Supreme Court of Canada, registry offices and administrative buildings across Canada.

Physical security enhancements such as additional cameras, security personnel and screening tools will help ensure federal courts remain secure and function properly. IT enhancements will help guard against security breaches and allow the courts to continue to protect judicial confidentiality, personal privacy or sensitive commercial information in its possession.

Improving Public Safety Communications

Economic Action Plan 2015 proposes to provide $3 million over two years, starting in 2016–17, to take initial steps to establish a Public Safety Broadband Network, a high-speed mobile network dedicated to emergency management.

Communication tools used by fire, police and ambulance services in Canada limit their ability to exchange information with one another and communicate across jurisdictions during an emergency. The Government is committed to working with provinces, territories, municipalities and the public safety community so that first responders have access to the latest communication technologies.

The Government has already allocated 10 megahertz (MHz) of the highly valued 700 MHz broadband spectrum for public safety communications. The Government will allocate another 10 MHz of the 700 MHz spectrum to enable the creation of a Public Safety Broadband Network, a high-speed mobile network dedicated to emergency management. The Government will also provide $3 million over two years, starting in 2016–17, to take initial steps to establish the network. This investment will improve collaboration among public safety agencies to help save lives and keep our communities safe.

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Supporting the Ottawa Police Service

Economic Action Plan 2015 proposes to provide $10 million over five years, starting in 2015–16, to the City of Ottawa to support policing services in the Nation’s Capital.

The unique policing environment created by the presence of federal landmarks and institutions of national significance in the Nation’s Capital lead to increased security costs for the Ottawa Police Service. In recognition of these exceptional circumstances, Economic Action Plan 2015 proposes to provide $10 million over five years to the City of Ottawa in support of policing services.

Memorial for Three Moncton Royal Canadian Mounted Police Officers

Economic Action Plan 2015 proposes to reallocate up to $1 million to fund the federal share of a memorial for the three Royal Canadian Mounted Police officers killed in Moncton in June 2014.

The Government will continue to work with the Province of New Brunswick and the City of Moncton to fund a memorial that recognizes the sacrifices of Royal Canadian Mounted Police Constables David Ross, Fabrice Gevaudan and Douglas Larche, who gave their lives to protect their community.

Enhancing the Motor Vehicle Safety Act

Economic Action Plan 2015 proposes to amend the Motor Vehicle Safety Act to support the safety of Canadian vehicles on the road.

The Government is committed to the safety of Canadian vehicles on our roads. The Motor Vehicle Safety Act establishes minimum safety performance standards for vehicles on Canadian roads. While the Act provides the Minister of Transport with enforcement tools to ensure compliance with its provisions, the Minister currently does not have the authority to order a recall when a manufacturer does not voluntarily initiate one in the event of a safety defect.

To that end, the Government will introduce amendments to the Motor Vehicle Safety Act. Amendments will provide the Minister of Transport with the power to order a recall, and to levy monetary penalties in the event of non-compliance with the Act. Additional amendments will be made to strengthen the current legislative and regulatory vehicle safety regime.

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Table 4.3.1

Protecting Canadians

millions of dollars

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Defending Canada
Increasing National Defence Funding				184	377	580	1,142
Supporting the Deployment of the Canadian Armed Forces to Combat ISIL		360					360
Supporting Our Allies Through Military Training		7					7
Increasing Security at Canadian Armed Forces Bases		1	1	1		1	4
Subtotal—Defending Canada		368	1	185	378	581	1,513

Enhancing National Security
Countering Terrorism		18	44	61	79	92	293
Enhancing the Review of National Security Agencies		2	2	2	2	2	12
Enhancing the Security of Government of Canada Networks and Cyber Systems		16	21	8	6	7	58
Protecting Vital Cyber Systems		3	7	8	10	10	36
Improving Security on Parliament Hill		18	18	1	1	1	39
Subtotal—Enhancing National Security		57	93	79	98	112	439

Protecting the Integrity of Our Borders
Facilitating Legitimate Travel to Canada		4	4	3	2	3	16
Subtotal—Protecting the Integrity of Our Borders		4	4	3	2	3	16

Strengthening Community Safety
Enhancing Court Security		5	5	6	6	6	27
Improving Public Safety Communications			2	2			3
Supporting the Ottawa Police Service		2	2	2	2	2	10
Memorial for Three Moncton Royal Canadian Mounted Police Officers		1					1
Subtotal—Strengthening Community Safety		8	9	9	8	8	41

Total—Protecting Canadians		437	106	276	486	704	2,009
Less funds sourced from internal reallocations		5					5

Net Fiscal Cost		432	106	276	486	704	2,004
Note:	Totals may not add due to rounding.

333

Chapter 5

Balancing the Budget

Highlights

✓	The Government is fulfilling its promise to balance the budget in 2015.

✓	Balanced budgets keep taxes low and ensure that taxpayer dollars are used to support the programs that Canadians depend on rather than paying interest costs.

✓	The deficit has been reduced from $55.6 billion at the height of the global economic and financial crisis to a projected surplus of $1.4 billion in 2015–16.

✓

The federal debt-to-GDP (gross domestic product) ratio is expected to fall to 27.9 per cent in 2017–18, below its pre-recession low, putting the Government on track to meeting its target of 25 per cent by 2021.

✓	Canada’s total government net debt burden is the lowest of any Group of Seven (G-7) country and among the lowest of the advanced G-20 countries.

✓	The Government will introduce balanced budget legislation to enshrine in law its prudent approach to fiscal planning.

✓	To support debt reduction, the Government is planning on dedicating the amounts set aside for contingencies, if not required, to reduce the federal debt.

✓	To ensure that the Government continues to do business with ethical suppliers in Canada and abroad, a new government-wide procurement integrity framework will be introduced.

✓

The Government is also proposing new measures as part of its ongoing effort to strengthen tax compliance, and improve the fairness and integrity of the tax system, to ensure everyone pays their fair share.

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Chapter 5.1

Balancing the Budget and Reducing the Debt Burden

Balancing the Budget

The Government is fulfilling its promise to balance the budget in 2015.

Our Government is fulfilling its promise to balance the federal budget. We are now in a position to fulfill our promise to help Canadian families balance theirs. —Prime Minister Stephen Harper

Under the Government’s Economic Action Plan, the deficit has been reduced from $55.6 billion at the height of the global economic and financial crisis to a projected surplus of $1.4 billion for 2015–16.

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Small business owners know that carrying a deficit for a prolonged period of time means they may be out of business…as such, small businesses are very supportive of the government’s effort to eliminate the deficit in 2015 and return to a balanced budget.

—Canadian Federation of Independent Businesses

In the wake of one of the largest economic and financial crises of the past century, the Government initiated a plan to return to balanced budgets as the economy recovered. In keeping with commitments made at the beginning of the economic recovery, the Government’s plan to return to balanced budgets has focused on controlling operating expenses by federal departments rather than raising taxes that are harmful to job creation and economic growth or reducing transfers to individuals and other levels of government for social programs and health care. Departmental spending has been restrained through government-wide reviews of spending and operating budget freezes, which have improved the efficiency of government departments without compromising the delivery of priority services to Canadians.

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In addition, the Government has undertaken a number of targeted measures to ensure that overall federal public service employee compensation is reasonable and aligned with that offered by other public and private sector employers. This has included increased pension plan contributions from federal public servants to 50 per cent of plan costs, an increase in the normal age of retirement for new federal public servants to 65, a move to equal cost-sharing for retired federal employees who choose to participate in the public service health care plan, and elimination of the severance benefit for voluntary resignation and retirement.

These efforts have resulted in direct program spending declining for four consecutive years, a trend that has not been observed in decades.

The Government’s actions since Budget 2010 have constrained growth in discretionary spending. In addition, the Government has introduced over 90 measures to close tax loopholes and make other improvements to the tax system since 2006, including measures introduced in Economic Action Plan 2015. These actions have allowed the Government to achieve a balanced budget.

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The Government’s prudent fiscal plan has achieved a balanced budget in the face of headwinds, such as the third-largest decline in world oil prices in the last 40 years. All the while, the Government has maintained its priority: to put money back in the pockets of hard-working Canadian families and businesses. Initiatives such as the Family Tax Cut and the Small Business Job Credit are examples of the Government giving back to Canadians. Indeed, the Government balances the budget while maintaining the lowest federal tax burden in half a century.

The Government’s long-standing commitment to responsible fiscal management is founded on the recognition that a sound fiscal position is key to ensuring ongoing economic growth and job creation over the longer term. Indeed, the commitment to balanced budgets, and the significant progress made towards achieving this goal, has made Canada a recognized leader on the world economic stage for sound fiscal management.

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As a result of the Government’s responsible fiscal management, Canada’s total government net debt-to-GDP ratio (which includes that of the federal, provincial, territorial and local governments as well as the net assets of the Canada Pension Plan and the Québec Pension Plan) remains the lowest of any G-7 country and among the lowest of the advanced G-20 countries.

It should be noted that debt statistics published by international institutions such as the International Monetary Fund and the Organisation for Economic Co-operation and Development (OECD) currently overstate Canadian government debt levels relative to those of most other countries. This relative overstatement is largely the result of Canada’s international leadership in reporting its public sector employee pension liabilities and the steps that the federal and provincial governments have taken to fund their public sector pension obligations. These issues are further described in Annex 2.

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Balanced Budget Legislation

The Government will introduce balanced budget legislation to enshrine in law its prudent approach to fiscal planning.

Balancing the budget takes hard work and tough choices. A balanced budget:

•	Ensures taxpayer dollars are used to support the programs Canadians depend on—rather than paying interest costs.

•	Preserves Canada’s low-tax plan and allows for further tax reductions, fostering growth and the creation of jobs for the benefit of all Canadians.

•	Helps to instill confidence in consumers and investors, whose dollars spur economic growth and job creation.

•	Strengthens the country’s ability to respond to longer-term challenges, such as population aging and unexpected global economic shocks.

•	Signals that public services are sustainable, ensuring fairness for future generations by avoiding future tax increases or reductions in services.

It is legitimate for a government to run deficits to respond to a severe downturn in the economy. In 2009, the Government implemented the largest stimulus program in Canadian history to respond to the global financial crisis. In these situations, governments face tremendous pressure to introduce permanent new spending programs to respond to a temporary recession. The results are the structural deficits that Canada experienced in the 1970s, 1980s and 1990s. Structural deficits lead to higher taxes, increased debt and painful spending cuts to important social programs such as health care and education.

Balanced budget legislation will ensure that the only acceptable deficit would be one that responds to a recession or an extraordinary circumstance—such as a war or natural disaster. Within 30 days of a deficit published for any reason, the Finance Minister will be required to appear before the House of Commons Standing Committee on Finance and present a plan with concrete timelines to return to balanced budgets. If that deficit was due to a recession, that plan would include a freeze on operating spending and a wage freeze for Ministers and Deputy Ministers that would take effect as the recovery begins.

The Government’s approach to balanced budget legislation would ensure that any increase in Government spending to respond to a recession, war or natural disaster would be temporary, targeted and timely.

342

Deficits outside of a recession or an extraordinary circumstance are unacceptable and the need to return to balanced budgets is immediate. Reflecting this, if a Finance Minister posts a deficit outside of a recession or extraordinary circumstance, operating budgets would be automatically frozen, and the salaries of Ministers and Deputy Ministers would be reduced by 5 per cent soon after the reported deficit.

Balanced budget legislation will make it clear to Ministers and Deputy Ministers that there will be consequences for running a deficit in normal economic times.

Debt Reduction

The set-aside for contingencies will be used, if not required, to reduce the debt.

Balanced budgets lead to a declining debt burden, which helps to instill confidence in consumers and investors, keeps taxes low, strengthens the country’s ability to respond to longer-term fiscal and economic challenges, and preserves the sustainability of public services.

Since 2006, the Government’s approach to fiscal policy and its debt reduction strategy have been successful. The Government recorded balanced budgets between 2005–06 and 2007–08, reducing Canada’s debt by more than $37 billion and the federal debt-to-GDP ratio to 28.2 per cent.

As the global economy fell into recession, the reductions in the debt-to-GDP ratio allowed the Government to take action to reduce the impact of the global crisis, and positioned Canada to emerge from the recession faster and stronger than virtually any other major advanced economy.

In successive budgets, beginning with Budget 2010, the Government gradually wound down fiscal stimulus and controlled spending to engineer a return to balanced budgets. A key element of the Government’s fiscal planning has been the inclusion of an annual set-aside for contingencies, which has helped the Government fulfill its promise of balancing the budget by 2015.

Having balanced the budget, the set-aside for contingencies will continue to protect the fiscal outlook from global economic uncertainty, and will be used to reduce the level of federal debt, if it is not required. This responsible use of taxpayers’ money will help ensure that the Government meets its debt reduction commitments, while continuing to provide tax relief to hard-working Canadian families.

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At the G-20 Leaders’ Summit in 2013, Prime Minister Stephen Harper announced Canada’s commitment to achieve a federal debt-to-GDP ratio of 25 per cent by 2021. In the 2013 Speech from the Throne, the Government committed to reduce the debt-to-GDP ratio to pre-recession levels by 2017. The Government remains on target to meet both commitments.

344

Modernizing Government

The Government remains committed to ensuring that it is delivering the policies, programs and services that Canadians want and need efficiently and effectively. The Government will introduce legislation as needed to streamline its operations and optimize the governance of Canada’s federal agencies, boards, commissions and Crown corporations.

For example, the Government will propose minor legislative amendments to:

•

Allow taxpayer information to be shared between tax and non-tax debt collectors within the Canada Revenue Agency, in order to facilitate the collection of certain non-tax debts that are owed to the federal or provincial governments.

•

Transition the Canada Border Services Agency, the Canada Revenue Agency and the Parks Canada Agency to standard one-year appropriations in 2016–17 in order to create a unified appropriations framework for federal departments and agencies.

•	Clarify recent changes to the Parliamentarians’ pension plan.

•

Provide the Minister responsible for Shared Services Canada with new procurement authorities to further facilitate the Economic Action Plan 2013 commitment to standardize and consolidate the procurement of end-user devices.

•	Update outdated references in federal Acts and make technical changes to previously announced initiatives as required to ensure they function as intended.

Improving the Integrity of Federal Procurement

Economic Action Plan 2015 proposes to implement a new procurement integrity framework.

The Government is committed to an open, fair and transparent procurement process, while obtaining the best possible value for Canadian taxpayers. The Government will take action by introducing a new government-wide integrity regime for its procurement and real property transactions to ensure that it does business with ethical suppliers in Canada and abroad. The new regime will be transparent, rigorous and consistent with best practices in Canada and abroad. It will ensure that all suppliers are given due process and a whole-of-government perspective, which supports transparent competition and an ethical Canadian marketplace. It will also foster ethical business practices, ensure due process and uphold the public trust.

345

Strengthening Tax Compliance

The Canada Revenue Agency (CRA) has taken actions to strengthen tax compliance, including the following recent initiatives:

•

Introducing an enhanced strategy to combat the underground economy, which entails the increased use of information and advanced analytics to better identify and detect areas of significant risk, expanded information sharing with third parties, including provincial and territorial partners, and enhanced underground economy audit efforts.

•	Establishing a Ministerial Advisory Committee for key external stakeholders to collaborate with the Government and help inform the Government’s strategy for tackling the underground economy.

•	Supporting the Canadian Home Builders’ Association’s Get it in Writing! campaign to raise awareness of the safety and financial risks of participating in the underground economy.

The Government is also committed to working with its international partners to improve compliance and address cross-border tax evasion. Thus, Canada is one of more than 90 jurisdictions that intend to implement the OECD/G-20 common reporting standard for the automatic exchange of financial account information. It is proposed that the standard be implemented in Canada as of July 1, 2017, allowing for a first exchange of information in 2018.

To support the CRA’s efforts to ensure taxpayer compliance, Economic Action Plan 2015 proposes to expand and enhance programs that target the underground economy, offshore non-compliance and aggressive tax avoidance by large complex entities.

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Efforts to Combat the Underground Economy

Economic Action Plan 2015 proposes $118.2 million over five years for the Canada Revenue Agency to expand its Underground Economy Specialist Teams.

The underground economy results in a loss of federal and provincial tax revenue and diminishes the fairness and integrity of the tax system. Economic Action Plan 2015 proposes $118.2 million over five years for the CRA for enhanced underground economy audit efforts through the creation of additional Underground Economy Specialist Teams. These additional teams will adopt new approaches to identify and combat the underground economy, including advanced analytics and working with provincial colleagues to address local sectors participating in the underground economy.

Combatting International Tax Evasion and Aggressive Tax Avoidance

Economic Action Plan 2015 proposes $25.3 million over five years for the Canada Revenue Agency to expand its activities to combat international tax evasion and aggressive tax avoidance.

Economic Action Plan 2013 announced a number of measures to address international tax evasion and aggressive tax avoidance. These measures are proving successful and are producing a significant volume of high-quality information for the CRA. To make full use of this additional information, Economic Action Plan 2015 proposes $25.3 million over five years for the CRA. This will lead to an expansion of the CRA’s offshore compliance activities through the use of improved risk assessment systems and business intelligence as well as the hiring of additional auditors.

347

Combatting Tax Avoidance by the Largest and Most Complex Business Entities

Economic Action Plan 2015 proposes $58.2 million over five years for the Canada Revenue Agency to combat aggressive tax avoidance in Canada by the largest and most complex business entities.

Aggressive tax planning and tax avoidance by the largest and most complex business entities entails a fiscal cost to governments and taxpayers, and reduces the fairness and integrity of the tax system for businesses and individuals who pay their fair share.

The Canada Revenue Agency has, in recent years, implemented transformational changes to its compliance programs that have led to enhanced risk assessment and improved effectiveness through the targeting of non-compliance in the highest-risk areas.

Economic Action Plan 2015 proposes $58.2 million over five years for the CRA to address additional cases that have been identified through the enhanced risk assessment systems to further combat aggressive tax avoidance—domestically and internationally.

Economic Action Plan 2015 accounts for the expected revenue impact of these measures, including $68 million in 2015–16, rising to $191 million in 2019–20, for a total of $831 million over five years (Table 5.1.1). These amounts do not reflect the gain that will be realized by provinces and territories, which will receive additional tax revenues as a result of these initiatives.

Table 5.1.1

Strengthening Tax Compliance

millions of dollars

	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	5-Year Total

Expected revenues	68	191	191	191	191	831
Funding for increased Canada Revenue Agency compliance activities	-26	-45	-44	-44	-44	-202

Revenue Impact	42	146	147	147	147	629

348

Improving the Fairness and Integrity of the Tax System

An efficient tax system that provides fair outcomes is essential to keep Canada positioned as an attractive place to work, invest and do business. Ensuring that everyone pays their fair share also helps to keep taxes low for Canadian families and businesses, and helps maintain public confidence in the tax system.

The Government is committed to closing tax loopholes that allow a few businesses and individuals to avoid paying their fair share. Efforts to broaden and protect the tax base support the Government’s commitment to responsible fiscal management, and respond to provincial governments’ concerns about protecting provincial revenues from our shared tax bases.

Since 2006, including measures introduced in Economic Action Plan 2015, the Government has introduced over 90 measures to close tax loopholes, clarify tax rules, reduce aggressive international tax avoidance and improve the integrity of the tax system.

Internationally, Canada continues to participate in the OECD/G-20 project on Base Erosion and Profit Shifting, which aims to develop coordinated multilateral solutions to address international tax planning strategies used by multinational enterprises to inappropriately minimize their taxes.

Economic Action Plan 2015 proposes a number of measures to improve the fairness and integrity of the tax system:

•	Ensuring that corporations do not realize unintended tax benefits on synthetic equity arrangements.

•	Improving an existing anti-avoidance rule that is meant to prevent corporations from converting their taxable capital gains into tax-free dividends.

•

Improving an existing anti-avoidance rule in Canada’s foreign accrual property income regime regarding captive insurance to help ensure that income of foreign affiliates of Canadian taxpayers from the ceding of insured Canadian risks remains taxable in Canada.

•

Clarifying that the Canada Revenue Agency or the courts may increase or adjust an amount included in an assessment that is under objection or appeal, as long as the overall tax amount assessed does not increase.

349

Economic Action Plan 2015’s integrity measures are expected to generate tax revenues of $1.2 billion over four years (Table 5.1.2).

Table 5.1.2

Improving the Fairness and Integrity of the Tax System

millions of dollars

	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	5-Year Total

Improving the Fairness and Integrity of the Tax System	—	365	310	280	280	1,235

Revenue Impact	—	365	310	280	280	1,235

Table 5.1.3 Savings Measures Since Budget 2010 millions of dollars
					Projection
	2010– 2011	2011– 2012	2012– 2013	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Economic Action Plan 2010
Spending restraint	452	1,586	3,481	4,425	5,130	5,130	5,130	5,130	5,130	5,130	40,724
Closing tax loopholes	260	350	420	455	475	505	515	530	535	555	4,600

Total for Economic Action Plan 2010	712	1,936	3,901	4,880	5,605	5,635	5,645	5,660	5,665	5,685	45,324

Economic Action Plan 2011
Spending restraint		194	271	569	525	534	534	534	534	534	4,229
Closing tax loopholes		255	900	1,395	1,460	1,130	1,520	870	395	400	8,325

Total for Economic Action Plan 2011		449	1,171	1,964	1,985	1,664	2,054	1,404	929	934	12,554

Economic Action Plan 2012
Spending restraint		-900	1,762	3,481	5,332	5,175	5,219	5,222	5,222	5,222	35,734
Closing tax loopholes			100	281	376	426	476	551	661	786	3,657
Total for Economic Action Plan 2012		-900	1,862	3,762	5,708	5,601	5,695	5,773	5,883	6,008	39,391

2012 Update of Economic and Fiscal Projections			341	572	791	999	1,231	1,436	1,436	1,436	8,241

Economic Action Plan 2013
Spending restraint			0	68	114	145	145	145	145	145	907
Closing tax loopholes and strengthening compliance[1]			32	461	1,436	1,575	1,707	1,857	1,935	2,022	11,025

350

Table 5.1.3

Savings Measures Since Budget 2010

millions of dollars

					Projection
	2010– 2011	2011– 2012	2012– 2013	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Total for Economic Action Plan 2013			32	529	1,550	1,720	1,857	2,002	2,080	2,167	11,932

2013 Update of Economic and Fiscal Projections					550	1,100	1,130	1,160	1,190	1,190	6,320

Economic Action Plan 2014
Managing compensation costs				1,109	1,537	1,390	1,221	1,113	1,005	1,005	8,380
Closing tax loopholes and strengthening compliance[2]				10	44	384	439	424	449	474	2,224

Total for Economic Action Plan 2014				1,119	1,581	1,774	1,660	1,537	1,454	1,479	10,604

Economic Action Plan 2015
Strengthening tax compliance						42	146	147	147	147	629
Closing tax loopholes							365	310	280	280	1,235

Total for Economic Action Plan 2015						42	511	457	427	427	1,864

Grand Total	712	1,485	7,307	12,826	17,770	18,535	19,778	19,428	19,063	19,325	136,230
Of which:
Total spending restraint	452	880	5,855	10,224	13,979	14,473	14,610	14,739	14,661	14,661	104,535
Total revenue measures	260	605	1,452	2,602	3,791	4,062	5,168	4,689	4,402	4,664	31,695
Per cent of GDP	0.0%	0.1%	0.4%	0.7%	0.9%	0.9%	0.9%	0.9%	0.8%	0.8%

Note: Totals may not add due to rounding.

[1]	Includes measures to improve the fairness and neutrality of the tax system, and to modernize Canada’s tariff regime.
[2]	Includes measures to improve the fairness and integrity of the tax system.

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Chapter 5.2

Fiscal Outlook

The Government is committed to a transparent and objective budget planning process. To achieve this, the economic forecast underlying the Government’s fiscal projections is based on an average of private sector economic forecasts. This process has been followed for over two decades and has been endorsed by the International Monetary Fund. Economic Action Plan 2015 maintains that approach.

As described in Chapter 2, although the March 2015 private sector survey is considered to be a reasonable basis for fiscal planning purposes, the global economic outlook remains uncertain. As a result, the Government has judged it appropriate to maintain a downward adjustment for risk to the private sector forecast for nominal gross domestic product (GDP) over the 2015–16 to 2019–20 period. This downward adjustment for risk translates to a set-aside for contingencies of $1.0 billion per year between 2015–16 and 2017–18, $2.0 billion in 2018–19 and $3.0 billion in 2019–20, which, for fiscal planning purposes, is applied proportionally against projected revenues.

As discussed in Chapter 5.1, the set-aside for contingencies will be used, if not required, to reduce the federal debt. This will help ensure that the federal debt-to-GDP ratio remains on a downward path.

Table 5.2.1

Planning Assumptions for Economic Action Plan 2015

billions of dollars

	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020

Set-aside for contingencies	1.0	1.0	1.0	2.0	3.0

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Fiscal Outlook Before the Measures Announced in Economic Action Plan 2015

More than five years after the global recession, the Government’s track record of sound fiscal management has paid off for Canadians, resulting in budgetary surpluses starting this year.

However, Canada is not immune to external developments. As described in Chapter 2, projections for nominal GDP—the broadest single measure of the tax base—have been revised down compared to the November 2014 Update of Economic and Fiscal Projections (Fall Update), largely reflecting the economic impact of lower crude oil prices.

These economic developments, together with fiscal developments since the Fall Update, have led to a downward adjustment to the fiscal outlook, as lower projected budgetary revenues have not been fully offset by lower projected program expenses and public debt charges in most years.

A summary of the changes in the fiscal projections between the Fall Update and Economic Action Plan 2015 is provided in Table 5.2.2.

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Table 5.2.2

Summary of Economic and Fiscal Developments Since the 2014 Fall Update

billions of dollars

		Projection
	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020

2014 Fall Update budgetary balance	-5.2	-2.9	1.9	4.3	5.1	6.8	13.1
Add: Set-aside for contingencies in Fall Update		3.0	3.0	3.0	3.0	3.0	3.0

2014 Fall Update budgetary balance before set-aside for contingencies	-5.2	0.1	4.9	7.3	8.1	9.8	16.1

Impact of economic and fiscal developments[1]
Budgetary revenues		-1.3	-6.0	-7.1	-6.4	-6.4	-6.5
Program expenses
Major transfers to persons		0.3	0.8	0.9	1.1	1.2	1.4
Major transfers to other levels of government		-0.2	-0.1	0.1	0.5	0.3	0.3
Direct program expenses		-0.4	0.2	-1.4	-1.5	-0.2	-1.8
Total		-0.3	0.9	-0.3	0.0	1.3	-0.1
Public debt charges		1.0	3.0	4.0	4.2	3.4	3.1

Total economic and fiscal developments		-0.5	-2.1	-3.4	-2.1	-1.8	-3.6

Less: Set-aside for contingencies in Economic Action Plan 2015			-1.0	-1.0	-1.0	-2.0	-3.0

Revised status quo budgetary balance (before budget measures)	-5.2	-0.4	1.8	2.9	5.0	6.0	9.5

Note: Totals may not add due to rounding.

[1]

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies an improvement in the budgetary balance (higher revenues or lower spending).

Compared to the Fall Update, projected budgetary revenues are lower over the forecast horizon. This decline is primarily due to lower projections for tax revenues driven by weaker-than-expected year-to-date results and the lower forecast for nominal GDP. Budgetary revenues are also negatively affected by a lower expected rate of return on interest-bearing assets—recorded as part of other revenues—as a result of a lower forecast for interest rates.

The projected decrease in budgetary revenues is offset to a small extent by the proceeds from asset sales and increases in projected flow-through revenues, such as consolidated Crown corporation revenues, over the forecast horizon. Flow-through revenues, however, give rise to an equal and offsetting reduction in total expenses with no impact on the budgetary balance.

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Asset Sales

Impact of Proceeds From Asset Sales on the Budgetary Balance billions of dollars
	Projection
	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20

Proceeds from asset sales since the Fall Update	0.9	2.2	0.1	0.1	0.1	0.1
Provision for asset sales in the Fall Update	0.2	1.2

Impact on budgetary balance	0.6	1.0	0.1	0.1	0.1	0.1

Note: Totals may not add due to rounding.

A provision of $0.2 billion in 2014–15 and $1.2 billion in 2015–16 was included in the 2014 Fall Update to account for projected asset sales, consistent with transparent accounting and fiscal planning.

Three sales of government assets have occurred since:

•    A fiscal gain of $0.9 billion was realized on the transfer to Ontario of the Province’s one-third portion of the Government’s holdings of General Motors (GM) common shares, following a request by the Province for transfer of the shares.

•    The Government completed an auction of AWS-3 spectrum licences in March 2015, which raised a total of $2.1 billion. Consistent with public sector accounting standards, the revenues from this auction will be recognized evenly over the 20-year term of the licences.

•    The Government divested its remaining GM shares on April 6, 2015, for gross sale proceeds of C$3.3 billion. After deducting the book value of the shares, the net gain is C$2.1 billion.

In total, net of the asset sale provision, proceeds from asset sales since the Fall Update contribute $0.6 billion to the budgetary balance in 2014–15, $1.0 billion in 2015–16 and $0.1 billion per year between 2016–17 and 2019–20. This contribution is recorded as an increase in budgetary revenues since the Fall Update.

Overall, expenses are expected to be lower than the level projected in the Fall Update over the forecast horizon, with an increase in direct program spending being more than offset by lower projected major transfers to persons and public debt charges.

Major transfers to persons are projected to be lower due to lower expected inflation and year-to-date results, as well as revised estimates of the projected number of recipients for elderly benefits.

Major transfers to other levels of government are broadly unchanged from the Fall Update in the near term. However, they are expected to be lower in the outer years due to a lower forecast for nominal GDP.

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Direct program expenses are expected to be higher than projected in the Fall Update in most years, as a result of:

•

Higher projected public service pension and benefit expenses, reflecting lower projected long-term interest rates since the Fall Update, as long-term interest rates are used in the valuations of the Government’s liabilities for employee pensions and other future benefits. While the total pension and benefit obligation of the Government has not changed, lower projected interest rates result in relatively more of these costs being recognized in the near term rather than the future.

•

Higher projected expenses for the Canadian Commercial Corporation, reflecting new contracts signed with respect to Canadian defence exports. However, as the corporation is fully consolidated in the Government’s financial statements, expenses for the corporation are flow-through expenses, which give rise to an equal and offsetting increase in total revenues with no impact on the budgetary balance.

The outlook for direct program expenses has also been revised to reflect the Government’s actions to improve fiscal management and planning. Based on recent departmental spending trends, the estimated lapse of departmental spending included in the fiscal projection has been revised upwards though it is still lower than the average lapse over the last decade.

The lapse included in the fiscal projections reflects an estimate of planned spending that does not proceed in any given year. Lapses in departmental spending are to be expected, as they result from factors such as lower-than-expected costs for programming and revised schedules for implementation of initiatives. Lapses reflect the Government’s commitment to the responsible use of public funds—funds are only spent when necessary.

357

Year-to-date results for 2014–15 indicate that lapses in departmental spending will be higher than anticipated in the Fall Update. Year-to-date spending for the April 2014 to February 2015 period is significantly lower than spending during this same period in previous years. In fact, the proportion of spending incurred over this period for 2014–15 is well below the historical average of 84.3 per cent (Chart 5.2.1). Moreover, year-to-date spending results for 2014–15 are at the lowest level in a decade.

358

In recognition of the low year-to-date spending results, the forecasted lapse has been revised upwards by $1.0 billion in 2014–15. To be prudent, gradually smaller upward revisions have been made for 2015–16, 2016–17 and 2017–18. No upward revision is made in 2018–19, when the lapse amount is projected to be about $4.8 billion (Chart 5.2.2). As a proportion of appropriations, the lapse is projected to be about 5 per cent by 2018–19, which is close to post-2000 historical lows. The assumption that the lapse trends towards post-2000 historical lows introduces an element of prudence into the fiscal projections.

Public debt charges are expected to be lower than projected in the Fall Update over the forecast horizon. In 2014–15, this is largely due to lower-than-expected Consumer Price Index adjustments on Real Return Bonds. In 2015–16 and future years, public debt charges are lower than previously projected due to lower forecast interest rates.

359

Fiscal Impact of the Measures in Economic Action Plan 2015

Table 5.2.3 sets out the impact of the measures introduced in Economic Action Plan 2015.

Table 5.2.3

Fiscal Outlook With Measures

billions of dollars

	Projection
	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020

Revised status quo budgetary balance (before budget measures)	-0.4	1.8	2.9	5.0	6.0	9.5

Budget measures[1,2]
Creating Jobs and Economic Growth	0.0	-0.4	-1.0	-1.8	-2.5	-3.4
Ensuring a Healthier and More Productive Public Service		0.9	0.2	0.2	0.1	0.1
Prosperous Families and Strong, Secure Communities	-1.6	-1.0	-0.9	-1.2	-1.4	-1.7
Improving the Fairness and Integrity of the Tax System and Strengthening Tax Compliance		0.0	0.5	0.5	0.4	0.4
Total budget measures	-1.6	-0.5	-1.2	-2.4	-3.4	-4.7

Budgetary balance (after budget measures)	-2.0	1.4	1.7	2.6	2.6	4.8
Note:	Totals may not add due to rounding.
[1]

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies an improvement in the budgetary balance (higher revenues or lower spending).

[2]	Fiscal impact on the budgetary balance net of funding existing in the fiscal framework, sourced from internal reallocations or announced in or prior to the Fall Update, and anticipated cost recovery.

As discussed in Chapter 3, Economic Action Plan 2015 is investing $9.2 billion over six years to support job creation and promote economic growth. These investments build on the Government’s plan for jobs and growth by supporting the manufacturing sector and advanced research, helping small businesses and entrepreneurs create jobs, helping train a highly skilled workforce, investing in infrastructure, and growing trade and expanding markets.

360

The expenditure outlook presented in this budget incorporates the estimated fiscal impact of the modernization of the disability and sick leave management system, based on the Government’s latest proposal to federal public service bargaining agents. As required under public sector accounting standards, the Government’s liability associated with accumulated sick leave entitlements will be re-evaluated in light of final improvements to the system.

In addition, Economic Action Plan 2015 builds on the Government’s record of support for Canadian families and communities. As discussed in Chapter 4, the Government is continuing to provide tax relief for Canadian families, providing support to seniors and caregivers, and taking action to help build strong communities, celebrate and protect Canada’s natural and cultural heritage and better protect Canadians. The Government is also taking action for veterans to enhance benefits for severely disabled veterans, provide fair treatment to part-time Reserve Force veterans and increase support for family caregivers. All told, actions to ensure prosperous families and strong, secure communities, including support for veterans, will deliver $7.8 billion in tax relief, benefits and new investments over six years.

Lastly, as discussed in Chapter 5.1, Economic Action Plan 2015 proposes a number of new measures as part of the Government’s ongoing effort to improve the fairness and integrity of the tax system and strengthen tax compliance. These proposed measures will improve the budgetary balance by $1.9 billion over five years.

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Summary Statement of Transactions

Table 5.2.4 summarizes the Government’s financial position over the forecast horizon. These projections are based on the average private sector forecast for the economy described in Chapter 2, and the set-aside for contingencies discussed previously.

Table 5.2.4

Summary Statement of Transactions

billions of dollars

		Projection
	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020

Budgetary revenues	271.7	279.3	290.3	302.4	313.3	326.1	339.6
Program expenses	248.6	254.6	263.2	274.3	282.7	293.0	302.6
Public debt charges	28.2	26.7	25.7	26.4	28.0	30.5	32.1

Total expenses	276.9	281.3	288.9	300.7	310.7	323.5	334.7

Budgetary balance	-5.2	-2.0	1.4	1.7	2.6	2.6	4.8

Financial position
Total liabilities	1,000.8	1,015.5	1,030.3	1,041.8	1,055.0	1,064.5	1,073.9
Total financial assets[1]	318.5	326.9	338.3	348.4	362.2	372.6	385.2
Net debt	682.3	688.6	692.0	693.4	692.7	691.9	688.7
Non-financial assets	70.4	72.6	75.0	78.1	80.1	81.8	83.5
Federal debt	611.9	616.0	617.0	615.3	612.6	610.1	605.2

Per cent of GDP
Budgetary revenues	14.3	14.1	14.5	14.4	14.3	14.3	14.3
Program expenses	13.1	12.9	13.2	13.1	12.9	12.8	12.7
Public debt charges	1.5	1.4	1.3	1.3	1.3	1.3	1.4
Budgetary balance	-0.3	-0.1	0.1	0.1	0.1	0.1	0.2
Federal debt	32.3	31.2	30.8	29.3	27.9	26.7	25.5
Note:	Totals may not add due to rounding.
[1]	The projected level of financial assets for 2014–15 and 2015–16 includes an estimate of other comprehensive income.

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As a result of the Government’s responsible management of public finances and after accounting for the measures announced in Economic Action Plan 2015, a surplus of $1.4 billion is projected for 2015–16. The surplus is projected to grow to $4.8 billion in 2019–20.

The federal debt-to-GDP ratio (accumulated deficit) fell to 32.3 per cent in 2013–14. The debt-to-GDP ratio is expected to fall to 25.5 per cent by 2019–20, putting the Government well on its way to meeting its commitments to reduce the debt-to-GDP ratio to pre-recession levels by 2017 and to 25 per cent of GDP by 2021. Lower debt levels also mean lower debt-servicing costs, which results in lower taxes for Canadians and a strong investment climate that supports job creation and economic growth.

The expected reduction in federal debt will help to ensure that Canada’s total government net debt (which includes that of the federal, provincial/territorial and local governments as well as the net assets of the Canada Pension Plan and the Québec Pension Plan) will remain the lowest, by far, of any Group of Seven (G-7) country and among the lowest of the advanced G-20 countries.

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Outlook for Budgetary Revenues

Table 5.2.5

Revenue Outlook

billions of dollars

		Projection
	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020

Income taxes
Personal income tax	130.8	134.2	143.4	151.8	159.3	165.9	172.9
Corporate income tax	36.6	37.9	36.8	39.5	40.4	40.9	42.5
Non-resident income tax	6.4	6.4	6.2	6.5	6.9	7.3	7.7
Total income tax	173.8	178.5	186.4	197.8	206.6	214.1	223.0

Excise taxes/duties
Goods and Services Tax	31.0	31.5	32.7	34.6	36.5	38.0	39.5
Customs import duties	4.2	4.5	4.9	5.0	4.7	4.9	5.1
Other excise taxes/duties	10.9	11.4	11.4	11.4	11.4	11.4	11.3
Total excise taxes/duties	46.1	47.4	49.0	50.9	52.6	54.3	55.9

Total tax revenues	219.9	225.9	235.4	248.8	259.2	268.4	279.0
Employment Insurance premium revenues	21.8	22.6	23.1	22.5	19.8	20.6	21.4
Other revenues	30.0	30.9	31.7	31.2	34.4	37.2	39.2

Total budgetary revenues	271.7	279.3	290.3	302.4	313.3	326.1	339.6

Per cent of GDP
Personal income tax	6.9	6.8	7.2	7.2	7.2	7.3	7.3
Corporate income tax	1.9	1.9	1.8	1.9	1.8	1.8	1.8
Goods and Services Tax	1.6	1.6	1.6	1.6	1.7	1.7	1.7
Total tax revenues	11.6	11.4	11.8	11.9	11.8	11.7	11.7
Employment Insurance premium revenues	1.1	1.1	1.2	1.1	0.9	0.9	0.9
Other revenues	1.6	1.6	1.6	1.5	1.6	1.6	1.7
Total budgetary revenues	14.3	14.1	14.5	14.4	14.3	14.3	14.3
Note:	Totals may not add due to rounding.

Table 5.2.5 sets out the Government’s projection for budgetary revenues after factoring in the set-aside for contingencies, and reflecting Economic Action Plan 2015 measures. For planning purposes, the set-aside for contingencies is applied proportionally to tax revenues and other revenues, excluding flow-through revenues.

Overall, budgetary revenues are expected to increase by 2.8 per cent in 2014–15 based on year-to-date fiscal results and recent economic developments. Over the remainder of the forecast horizon, revenues are projected to grow at an average annual rate of 4.0 per cent, roughly in line with growth in nominal GDP.

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Personal income tax revenues—the largest component of budgetary revenues—are projected to increase by $3.4 billion, or 2.6 per cent, to $134.2 billion in 2014–15. This reflects the tax relief measures for families announced in the fall of 2014, notably the Family Tax Cut. Over the remainder of the projection period, personal income tax revenues are forecast to increase somewhat faster than growth in nominal GDP, averaging 5.2 per cent annual growth, reflecting the progressive nature of the income tax system combined with projected real income gains.

Corporate income tax revenues are projected to increase by $1.3 billion, or 3.7 per cent, to $37.9 billion in 2014–15. In 2015–16, corporate income tax revenues are projected to decline by 2.9 per cent, reflecting the expected impact of lower oil prices. Over the remainder of the projection period (in 2016–17 and beyond), corporate income tax revenues are forecast to grow at an average annual rate of 3.6 per cent, reflecting the projected recovery in oil prices and growth in corporate profits.

Non-resident income tax revenues are income taxes paid by non-residents of Canada on Canadian-sourced income, notably dividends and interest payments. For 2014–15, non-resident income tax revenues are projected to remain at the same level as in 2013–14 ($6.4 billion), as they were temporarily increased by one-time factors in 2013–14. Over the remainder of the forecast horizon, non-resident income tax revenues are projected to increase at an average annual rate of 3.9 per cent.

Goods and Services Tax (GST) revenues are forecast to grow by 1.5 per cent in 2014–15 based on projected growth in taxable consumption and year-to-date results. Over the remainder of the projection period, GST revenues are forecast to grow by 4.7 per cent per year on average, based on projected growth in taxable consumption and in the GST/HST Credit.

Customs import duties are projected to increase by 5.9 per cent in 2014–15, reflecting year-to-date results and projected growth in imports. Over the remainder of the projection period, there is some volatility in the annual growth in customs import duties, reflecting, in part, the expected impacts of the Canada-European Union Comprehensive Economic and Trade Agreement and the Canada-Korea Free Trade Agreement.

Other excise taxes and duties are projected to increase by 4.7 per cent in 2014–15, reflecting year-to-date results, and are expected to remain stable over the remainder of the projection period.

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Employment Insurance (EI) premium revenues are projected to grow by 3.6 per cent in 2014–15 and by 2.5 per cent in 2015–16, reflecting the growth in insurable earnings, as well as the offsetting impact of the Small Business Job Credit. Following the introduction of the seven-year break-even rate mechanism in 2017, EI premium rates are expected to decrease from $1.88 in 2016 to an estimated $1.49 in 2017, a reduction of 21 per cent, which has the effect of significantly reducing projected premium revenues in 2016–17 and 2017–18. EI premium revenues are expected to return to an upward trend in 2018–19 onwards.

Employment Insurance Operating Account

Employment Insurance Operating Account Projections
billions of dollars
	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	(…)	2023– 2024

EI premium revenues	22.6	23.1	22.5	19.8	20.6	21.4
EI benefits[1]	17.8	18.4	19.0	19.5	20.2	20.9

	2014	2015	2016	2017	2018	2019		2023
EI Operating Account annual balance[2]	3.6	3.4	3.8	-1.1	-1.0	-0.8		-0.4
EI Operating Account cumulative balance[2]	-1.6	1.8	5.5	4.4	3.4	2.6		0.2	[3]
Reference:
Projected premium rate (per $100 of insurable earnings)	1.88	1.88	1.88	1.49	1.49	1.49

[1]

EI benefits include regular EI benefits, sickness, maternity, parental, compassionate care, fishing and work-sharing benefits, and employment benefits and support measures. These represent 90 per cent of total EI program expenses. The remaining EI costs relate mainly to administration and are included in direct program expenses.

[2]

The EI Operating Account annual and cumulative balances are net of EI premium revenues and EI expenses, including administration costs. The balances are presented on a calendar-year basis since the EI premium rate is set on a calendar-year basis.

[3]

The EI Operating Account cumulative balance does not reach exactly zero at the end of the seven-year period as projected EI rates are rounded to the nearest whole cent per $100 of insurable earnings, in accordance with the Employment Insurance Act.

The EI Operating Account reached a cumulative deficit of $9.2 billion in 2011, due to the impact of the global recession. Since then, the EI Operating Account has been recording annual surpluses which will eventually eliminate the cumulative deficit, consistent with the principle of breaking even over time. With continued growth in EI premium revenues, annual surpluses are also expected for 2014 and 2015. As a result, the EI Operating Account is expected to return to cumulative balance in 2015.

The accumulated surplus will be gradually eliminated after the introduction of the seven-year break-even rate mechanism in 2017, resulting in a significant reduction in the premium rate that year. This new rate-setting mechanism will ensure that EI premiums are no higher than needed to pay for the EI program over time. The seven-year break-even rate will be set by the Canada Employment Insurance Commission, based on the projections of the EI Chief Actuary.

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Other revenues include revenues from consolidated Crown corporations, net income from enterprise Crown corporations, returns on investments, foreign exchange revenues and proceeds from the sales of goods and services. These revenues are generally volatile, owing principally to the impact of interest rates on returns on investments and the assets in the Exchange Fund Account, and the net gains or losses from enterprise Crown corporations. These revenues are also affected by the impact of exchange rate movements on the Canadian-dollar value of foreign-denominated assets as well as flow-through items that give rise to an offsetting expense and therefore do not impact the budgetary balance.

For 2014–15, other revenues are projected to increase by 3.0 per cent based on year-to-date results. Growth in other revenues is expected to average 4.9 per cent over the remainder of the forecast horizon, primarily based on the projected profiles of interest rates and nominal GDP.

The revenue-to-GDP ratio is now at its lowest level in half a century, averaging just over 14 per cent since 2008–09 (Chart 5.2.3). This decline is due primarily to tax reduction measures. Over the forecast horizon, the revenue-to-GDP ratio is projected to remain relatively stable around its 2013–14 level.

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Outlook for Program Expenses

Table 5.2.6

Program Expenses Outlook

billions of dollars

		Projection
	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020

Major transfers to persons
Elderly benefits	41.8	43.7	45.7	48.1	50.8	53.6	56.5
Employment Insurance benefits[1]	17.3	17.8	18.4	19.0	19.5	20.2	20.9
Children’s benefits	13.1	14.2	18.0	18.0	18.3	18.5	18.7
Total	72.2	75.7	82.0	85.2	88.6	92.3	96.1

Major transfers to other levels of government

Canada Health Transfer	30.3	32.1	34.0	36.1	37.4	39.1	40.9
Canada Social Transfer	12.2	12.6	13.0	13.3	13.7	14.2	14.6
Equalization	16.1	16.7	17.3	18.0	18.6	19.5	20.4
Territorial Formula Financing	3.3	3.5	3.6	3.6	3.7	3.8	3.9
Gas Tax Fund[2]	2.1	2.0	2.0	2.1	2.1	2.2	2.2
Other fiscal arrangements[3]	-3.5	-4.0	-4.5	-4.8	-5.1	-5.3	-5.6
Total	60.5	62.8	65.4	68.3	70.5	73.5	76.3

Direct program expenses
Operating expenses	74.7	74.9	76.1	78.3	80.2	82.5	84.3
Transfer payments	36.7	36.0	34.0	36.7	37.3	38.3	39.1
Capital amortization	4.5	5.2	5.7	5.8	6.0	6.4	6.7
Total	115.9	116.1	115.8	120.8	123.5	127.2	130.1

Total program expenses	248.6	254.6	263.2	274.3	282.7	293.0	302.6

Per cent of GDP
Major transfers to persons	3.8	3.8	4.1	4.1	4.0	4.0	4.0
Major transfers to other levels of government	3.2	3.2	3.3	3.3	3.2	3.2	3.2
Direct program expenses	6.1	5.9	5.8	5.8	5.6	5.6	5.5
Total program expenses	13.1	12.9	13.2	13.1	12.9	12.8	12.7
Note:	Totals may not add due to rounding.
[1]

EI benefits include regular EI benefits, sickness, maternity, parental, compassionate care, fishing and work-sharing benefits, and employment benefits and support measures. These represent 90 per cent of total EI program expenses. The remaining EI costs relate mainly to administration and are part of operating expenses.

[2]	The Gas Tax Fund is a component of the Community Improvement Fund.
[3]

Other fiscal arrangements include the Youth Allowances Recovery; Alternative Payments for Standing Programs, which represent a recovery from Quebec of a tax point transfer; statutory subsidies; transitional payments; transfer protection payments in 2013–14; payments under the 2005 Offshore Accords; assistance regarding sales tax harmonization; the Wait Times Reduction Transfer; and other health-related transfers.

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Table 5.2.6 provides an overview of the projections for program expenses by major component, including the measures announced in Economic Action Plan 2015. Program expenses consist of major transfers to persons, major transfers to other levels of government and direct program expenses.

Major transfers to persons increase steadily over the forecast horizon, with spending expected to increase from $75.7 billion in 2014–15 to $96.1 billion in 2019–20. Major transfers to persons consist of elderly, EI and children’s benefits.

Elderly benefits are comprised of Old Age Security, Guaranteed Income Supplement and Allowance payments to qualifying seniors, with Old Age Security payments representing approximately 75 per cent of these expenditures. The Government will spend an extra $36.5 billion on benefits for seniors over the next five years. Elderly benefits are projected to grow from $43.7 billion in 2014–15 to $56.5 billion in 2019–20, or approximately 5.3 per cent per year—faster than nominal GDP, which is projected to grow on average by 3.9 per cent per year. This increase is due to consumer price inflation, to which benefits are fully indexed, and a projected increase in the seniors’ population from 5.6 million in 2014–15 to 6.6 million in 2019–20, an average increase of 3.5 per cent per year.

The Government will spend an additional $9.0 billion on EI benefits over the next five years. EI benefits are projected to increase by 2.9 per cent to $17.8 billion in 2014–15 based on year-to-date results. Over the remainder of the projection period, EI benefits are projected to grow moderately, averaging 3.3 per cent annually, despite the projected reduction in the number of unemployed. This reflects the expectation that the share of unemployed who receive EI benefits will trend upwards and that average benefits paid to EI recipients will continue to increase based on growth in average earnings.

Children’s benefits, which consist of the Canada Child Tax Benefit and the Universal Child Care Benefit, are projected to increase over the forecast horizon, with increased spending of $20.3 billion over the next five years. This reflects growth in the eligible population, adjustments for inflation and, most importantly, the enhanced Universal Child Care Benefit (UCCB). As announced by the Government on October 30, 2014, the enhanced UCCB will provide an increased benefit of $160 per month for children under the age of 6, and a new benefit of $60 per month for children aged 6 through 17, effective January 1, 2015.

Major transfers to other levels of government are expected to increase over the forecast horizon, from $62.8 billion in 2014–15 to $76.3 billion in 2019–20.

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Major transfers to other levels of government include transfers in support of health and social programs, Equalization and Territorial Formula Financing, and the Gas Tax Fund, among others.

The Government will spend an additional $26.9 billion over the next five years on the Canada Health Transfer (CHT), which is projected to grow from $32.1 billion in 2014–15 to $40.9 billion in 2019–20. Starting in 2017–18, the CHT will grow in line with a three-year moving average of nominal GDP growth, with funding guaranteed to increase by at least 3 per cent per year.

The Canada Social Transfer will continue to grow at 3 per cent per year, meaning additional spending of $5.9 billion over the next five years. The Gas Tax Fund is projected to grow from $2.0 billion in 2014–15 to $2.2 billion in 2019–20 as, starting in 2014–15, these payments are indexed at 2 per cent per year, with increases applied in $100 million increments.

The Government is committed to controlling the spending of federal departments. In fact, direct program expenses have fallen over the last four years, decreasing from $122.8 billion in 2009–10 to $115.9 billion in 2013–14. Moreover, direct program expenses for 2017–18 are expected to remain broadly in line with expenses in 2009–10. Over the forecast horizon, direct program expenses are expected to decrease as a percentage of GDP, reaching a low of 5.5 per cent of GDP in 2019–20, well below pre-recession levels.

Direct program expenses include operating expenses, transfer payments administered by departments and capital amortization.

Operating expenses reflect the cost of doing business for more than 100 government departments and agencies. The current projection reflects savings from the operating budget freeze, which is in place for 2014–15 and 2015–16. Operating expenses are growing modestly over the forecast horizon, with spending increasing from $74.7 billion in 2013–14 to $84.3 billion in 2019–20. However, as a share of GDP, operating expenses decline over the projection period from 3.9 per cent in 2013–14 to 3.5 per cent in 2019–20.

Transfer payments administered by departments are broadly stable over the forecast horizon, decreasing from $36.7 billion in 2013–14 to $34.0 billion in 2015–16, then increasing to $39.1 billion in 2019–20. The decrease in the early years of the forecast is largely the result of temporary, one-time costs in 2013–14 associated with federal disaster assistance for the flooding in Alberta.

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Amounts for capital expenses are presented on an accrual basis. The amount of capital amortization is expected to increase modestly from $4.5 billion in 2013–14 to $6.7 billion in 2019–20 as a result of new investments and upgrades to existing capital.

As a share of GDP, program expenses are projected to decline from 13.1 per cent in 2013–14 to 12.7 per cent in 2019–20, which is below its pre-recession level (Chart 5.2.4).

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Financial Source/Requirement

The budgetary balance is presented on a full accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid.

In contrast, the financial source/requirement measures the difference between cash coming in to the Government and cash going out. This measure is affected not only by the budgetary balance but also by the Government’s non-budgetary transactions. These include changes in federal employee pension accounts; changes in non-financial assets; investing activities through loans, investments and advances; and changes in other financial assets and liabilities, including foreign exchange activities.

Table 5.2.7

The Budgetary Balance, Non-Budgetary Transactions and Financial

Source/Requirement

billions of dollars

		Projection
	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020

Budgetary balance	-5.2	-2.0	1.4	1.7	2.6	2.6	4.8

Non-budgetary transactions
Pensions and other accounts	5.4	4.0	0.2	-0.6	-1.9	-1.4	-1.4
Non-financial assets	-1.5	-2.2	-2.4	-3.1	-2.0	-1.7	-1.6
Loans, investments and advances
Enterprise Crown corporations	-2.4	-5.2	-4.7	-5.0	-5.7	-6.0	-6.0
Insured Mortgage Purchase Program	42.0	9.9	0.0	0.0	0.0	0.0	0.0
Other	0.3	-1.0	-2.8	-0.6	-1.0	-1.0	-0.8
Total	39.9	3.8	-7.5	-5.7	-6.7	-7.0	-6.8
Other transactions	-21.2	-10.3	-6.0	-5.2	-7.9	-4.1	-6.2

Total	22.7	-4.7	-15.8	-14.6	-18.5	-14.2	-16.0

Financial source/requirement	17.5	-6.7	-14.4	-12.8	-15.9	-11.6	-11.2
Note:	Totals may not add due to rounding.

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As shown in Table 5.2.7, a financial requirement is projected over the entire forecast period. The projected financial requirements for 2015–16 to 2019–20 largely reflect requirements associated with the acquisition of non-financial assets, increases in retained earnings of enterprise Crown corporations and growth in other assets, including financing of the Exchange Fund Account.

A financial source is projected for pensions and other accounts for 2015–16, changing to a financial requirement for 2016–17 to 2019–20. Pensions and other accounts include the activities of the Government of Canada’s employee pension plans, as well as those of federally appointed judges and Members of Parliament, as well as a variety of future benefit plans, such as health care and dental plans and disability and other benefits for war veterans and others. The financial source and requirements for pensions and other accounts reflect adjustments for pension expenses not funded in the period, as well as cash outlays for benefit payments and investments in pension assets.

Financial requirements for non-financial assets mainly reflect the difference between cash outlays for the acquisition of new tangible capital assets and the amortization of capital assets included in the budgetary balance. They also include disposals of tangible capital assets and changes in inventories and prepaid expenses. A net cash requirement of $2.4 billion is estimated for 2015–16.

Loans, investments and advances include the Government’s investments in enterprise Crown corporations, such as Canada Mortgage and Housing Corporation (CMHC), Export Development Canada, the Business Development Bank of Canada (BDC) and Farm Credit Canada (FCC). They also include loans, investments and advances to national and provincial governments and international organizations, and for government programs. The requirements for enterprise Crown corporations projected from 2015–16 to 2019–20 reflect retained earnings of enterprise Crown corporations as well as the Government’s decision in Budget 2007 to meet all the borrowing needs of CMHC, BDC and FCC through its own domestic debt issuance. The financial source in 2014–15 under the Insured Mortgage Purchase Program is due to the winding down in March 2010 of purchases of insured mortgage pools under the plan and the subsequent repayments of principal as the assets under the plan mature. In general, loans, investments and advances are expected to generate additional revenues for the Government in the form of interest or additional net profits of enterprise Crown corporations, which largely offset debt charges associated with these borrowing requirements. These revenues are reflected in projections of the budgetary balance.

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Other transactions include the payment of tax refunds and other accounts payable, the collection of taxes and other accounts receivable, the conversion of other accrual adjustments included in the budgetary balance into cash, as well as foreign exchange activities. Projected cash requirements associated with other transactions reflect forecast increases in the Government’s official international reserves held in the Exchange Fund Account, as per the prudential liquidity plan, as well as expected growth in the Government’s balance of taxes receivable, net of amounts owing to taxpayers, in line with the historical trend.

Risks to the Fiscal Projections

Risks associated with the economic outlook are the greatest source of uncertainty to the fiscal projections. To help quantify these risks in respect of their impact on the fiscal outlook, tables illustrating the sensitivity of the budgetary balance to a number of economic shocks are provided below.

Besides the economic outlook, there are other unique sources of upside or downside risks to the fiscal projections, such as the volatility in the relationships between fiscal variables and the underlying activities to which they relate. For example, relationships between personal income taxes and personal income or the extent to which departments and agencies do not fully use all of the resources appropriated by Parliament can fluctuate for reasons not directly linked to economic variables. These fluctuations introduce an additional level of uncertainty to the fiscal projections.

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Sensitivity of the Budgetary Balance to Economic Shocks

Changes in economic assumptions affect the projections for revenues and expenses. The following tables illustrate the sensitivity of the budgetary balance to a number of economic shocks:

•	A one-year, 1-percentage-point decrease in real GDP growth driven equally by lower productivity and employment growth.

•	A decrease in nominal GDP growth resulting solely from a one-year, 1-percentage-point decrease in the rate of GDP inflation (assuming that the Consumer Price Index moves in line with GDP inflation).

•	A sustained 100-basis-point increase in all interest rates.

These sensitivities are generalized rules of thumb that assume any decrease in economic activity is proportional across income and expenditure components, and are meant to provide a broad illustration of the impact of economic shocks on the outlook for the budgetary balance. Actual economic shocks may have different fiscal impacts. For example, they may be concentrated in specific sectors of the economy or cause different responses in key economic variables (e.g. GDP inflation and Consumer Price Index inflation may have different responses to a given shock).

Table 5.2.8

Estimated Impact of a One-Year, 1-Percentage-Point Decrease in Real GDP Growth on Federal Revenues, Expenses and Budgetary Balance

billions of dollars

	Year 1	Year 2	Year 5

Federal revenues
Tax revenues
Personal income tax	-2.6	-2.7	-3.1
Corporate income tax	-0.3	-0.4	-0.4
Goods and Services Tax	-0.3	-0.3	-0.3
Other	0.0	-0.2	-0.2
Total tax revenues	-3.2	-3.6	-4.1
Employment Insurance premiums	-0.2	-0.2	-0.2
Other revenues	-0.1	-0.1	-0.1
Total budgetary revenues	-3.4	-3.9	-4.4

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Table 5.2.8

Estimated Impact of a One-Year, 1-Percentage-Point Decrease in Real GDP Growth on Federal Revenues, Expenses and Budgetary Balance

billions of dollars

	Year 1	Year 2	Year 5

Federal expenses
Major transfers to persons
Elderly benefits	0.0	0.0	0.0
Employment Insurance benefits	0.9	0.9	0.5
Children’s benefits	0.0	0.0	0.1
Total	0.9	0.9	0.5
Other program expenses	-0.2	-0.1	-0.3
Public debt charges	0.0	0.1	0.6
Total expenses	0.7	0.8	0.8

Budgetary balance	-4.1	-4.7	-5.2
Note: Totals may not add due to rounding.

A 1-percentage-point decrease in real GDP growth proportional across income and expenditure components reduces the budgetary balance by $4.1 billion in the first year, $4.7 billion in the second year and $5.2 billion in the fifth year (Table 5.2.8).

•

Tax revenues from all sources fall by a total of $3.2 billion in the first year and by $3.6 billion in the second year. Personal income tax revenues decrease as employment and wages and salaries fall. Corporate income tax revenues fall as output and profits decrease. GST revenues decrease as a result of lower consumer spending associated with the fall in employment and personal income.

•

EI premium revenues decrease as employment and wages and salaries fall. In order to isolate the direct impact of the economic shock and provide a general overview of the fiscal impacts, the EI premium revenue impacts do not include changes in the premium rate.

•

Expenses rise, mainly reflecting higher EI benefits (due to an increase in the number of unemployed) and higher public debt charges (reflecting a higher stock of debt due to the lower budgetary balance). This rise is partially offset by lower other program expenses (as certain programs are tied directly to growth in nominal GDP).

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Table 5.2.9

Estimated Impact of a One-Year, 1-Percentage-Point Decrease in GDP Inflation on Federal Revenues, Expenses and Budgetary Balance

billions of dollars

	Year 1	Year 2	Year 5

Federal revenues
Tax revenues
Personal income tax	-2.3	-1.6	-1.5
Corporate income tax	-0.3	-0.4	-0.4
Goods and Services Tax	-0.3	-0.3	-0.3
Other	-0.2	-0.2	-0.2
Total tax revenues	-3.1	-2.4	-2.5
Employment Insurance premiums	-0.1	-0.2	-0.2
Other revenues	-0.1	-0.1	-0.1
Total budgetary revenues	-3.3	-2.7	-2.8

Federal expenses
Major transfers to persons
Elderly benefits	-0.4	-0.5	-0.6
Employment Insurance benefits	-0.1	-0.1	-0.1
Children’s benefits	0.0	-0.1	-0.1
Total	-0.5	-0.6	-0.8
Other program expenses	-0.4	-0.4	-1.0
Public debt charges	-0.5	0.1	0.4
Total expenses	-1.4	-1.0	-1.3

Budgetary balance	-1.9	-1.7	-1.5
Note: Totals may not add due to rounding.

A 1-percentage-point decrease in nominal GDP growth proportional across income and expenditure components resulting solely from lower GDP inflation (assuming that the Consumer Price Index moves in line with GDP inflation) lowers the budgetary balance by $1.9 billion in the first year, $1.7 billion in the second year and $1.5 billion in the fifth year (Table 5.2.9).

•

Lower prices result in lower nominal income and, as a result, personal income tax revenues decrease, reflecting declines in the underlying nominal tax base. As the parameters of the personal income tax system are indexed to inflation and automatically adjust in response to the shock, the fiscal impact is smaller than under the real shock. For the other sources of tax revenue, the negative impacts are similar under the real and nominal GDP shocks.

•

EI premium revenues decrease in response to lower earnings. In order to isolate the direct impact of the economic shock and provide a general overview of the fiscal impacts, the EI premium revenue impacts do not include changes in the premium rate.

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•	Other revenues decline slightly as lower prices lead to lower revenues from the sales of goods and services.

•

Partly offsetting lower revenues are the declines in the cost of statutory programs that are indexed to inflation, such as elderly benefit payments and the Canada Child Tax Benefit, and downward pressure on federal program expenses. Payments under these programs are smaller if inflation is lower. In addition, other program expenses are also lower as certain programs are tied directly to growth in nominal GDP.

•	Public debt charges decline in the first year due to lower costs associated with Real Return Bonds, then rise due to the higher stock of debt.

Table 5.2.10

Estimated Impact of a Sustained 100-Basis-Point Increase in All Interest Rates on Federal Revenues, Expenses and Budgetary Balance

billions of dollars

	Year 1	Year 2	Year 5

Federal revenues	1.2	1.6	2.4
Federal expenses	1.7	2.8	4.4

Budgetary balance	-0.5	-1.2	-2.0
Note: Totals may not add due to rounding.

An increase in interest rates decreases the budgetary balance by $0.5 billion in the first year, $1.2 billion in the second year and $2.0 billion in the fifth year (Table 5.2.10). The decline stems entirely from increased expenses associated with public debt charges. The impact on debt charges rises through time as longer-term debt matures and is refinanced at higher rates. Moderating the overall impact is an increase in revenues associated with the increase in the rate of return on the Government’s interest-bearing assets, which are recorded as part of other revenues. The impacts of changes in interest rates on public sector pension and benefit expenses are excluded from the sensitivity analysis.

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Annex 1

Maintaining Fiscal Balance in the Federation

Highlights

✓	There is no fiscal imbalance in Canada.

✓	All governments have the capacity to balance their budgets.

✓

Since 2006, the Government has pursued a low-tax plan that has significantly reduced the tax burden on Canadians through broad-based tax cuts and targeted relief for individuals, families and businesses.

✓	At the same time, the Government has placed major transfers to the provinces and territories on a sustainable, predictable growth track.

✓

The four major transfers to provinces and territories will amount to almost $68 billion in 2015–16, an increase of more than $3 billion over 2014–15 and an increase of almost 63 per cent since 2005–06.

✓	The federal government has worked to eliminate its deficit while continuing to increase support to provinces, territories and individuals.

✓

Over the next five years, the federal government will make projected total additional investments of $27 billion in the Canada Health Transfer, $6 billion in the Canada Social Transfer, $10 billion in Equalization and $1 billion in Territorial Formula Financing.

✓	The federal government continues to make significant investments in areas that will benefit provincial and territorial economies, including unprecedented support for infrastructure.

✓	All levels of government are responsible for responding to their own fiscal pressures and ensuring spending does not exceed revenues.

379

Maintaining Fiscal Balance in the Federation

There is no fiscal imbalance between the federal government and the provinces. A fiscal imbalance could be created when federal transfers to provinces and territories are significantly cut and the federal tax burden is increased at the same time. The federal government has adopted the exact opposite approach. Since 2006, the Government has pursued a low-tax plan to support job creation and economic growth. As part of this plan, the Government has increased major transfers to provinces and territories, reduced taxes on individuals, families and businesses, and balanced the budget. Budgetary pressures faced by provinces and territories are due to their own spending plans.

Federal, provincial and territorial governments in Canada each have access to all of the tools necessary to deliver the public services under their respective areas of responsibility and manage their public finances responsibly. Each level of government is accountable to their residents for taxing and spending decisions.

380

All levels of government must be responsible stewards of taxpayer dollars and control public spending to achieve balanced budgets. Provincial and territorial governments have access to virtually all of the same sources of revenue as the federal government. In addition, provincial and territorial governments have other significant revenue streams such as royalties from natural resources and profits from lotteries and gaming that, with limited exceptions, do not generally benefit the federal government (see below).

Provincial and territorial governments have access to virtually all of the same sources of revenue as the federal government

	Federal	Provincial

Common revenue sources
Personal income taxes	✓	✓
Corporate income taxes	✓	✓
Sales taxes	✓	✓
Payroll taxes	✓	✓

Unique provincial revenue sources
Resource royalties within provincial jurisdiction		✓
Gaming, liquor profits		✓
Property taxes		✓

Unique federal revenue sources
Custom import duties	✓
Witholding taxes on non-residents	✓
Source: Department of Finance.

381

In 2012, according to the Organisation for Economic Co-operation and Development (OECD), nearly 50 per cent of all tax revenues in Canada were collected by provincial, territorial and local governments—a share that is higher than in other federations (Chart A1.1).

382

The Government Has Cut Taxes Significantly

Lower taxes drive economic growth. That is why the Government of Canada has consistently cut taxes since 2006. Federal revenues as a proportion of gross domestic product (GDP) have declined substantially since 2006–07 and are at their lowest level in over 50 years (Chart A1.2). This is due primarily to broad-based federal tax cuts and targeted relief for individuals, families and businesses, which is also good for the economy. A lower tax burden at the federal level gives the provinces and territories more flexibility to address their own economic challenges.

The broad-based federal tax cuts and targeted relief for individuals, families and businesses introduced since 2006 include:

•	Reducing the Goods and Services Tax rate to 5 per cent from 7 per cent.

•	Increasing the amount of income that all Canadians can earn without paying federal income tax.

383

•	Reducing the lowest personal income tax rate to 15 per cent from 16 per cent.

•	Increasing the upper limit of the two lowest personal income tax brackets so that individuals can earn more income before being subject to higher federal tax rates.

•	Reducing the federal general corporate income tax rate to 15 per cent from 22.12 per cent.

•

Reducing the small business corporate income tax rate to 11 per cent and increasing the amount of annual income eligible for this lower rate to $500,000. Economic Action Plan 2015 proposes to further reduce the small business tax rate by 2 percentage points.

At the same time, the Government of Canada has maintained vital public services and continued to invest in infrastructure across Canada. In order to see growth in jobs and the economy, all levels of government must ensure their fiscal houses are in order. Running deficits will only increase the debt burden on taxpayers. Higher debt will result in higher debt servicing costs, putting vital services at risk. Furthermore, ongoing deficits prevent governments from taking steps to make their economic environments competitive. That is why the federal government has consistently acted to responsibly reduce spending without compromising services to Canadians.

The Government Has Increased Financial Support to the Provinces and Territories

The Government of Canada has taken responsible steps to achieve a balanced budget without reducing transfers to individuals or provinces and territories. All levels of government are responsible for responding to their own fiscal pressures. In order to return to balanced budgets, governments must take steps to ensure spending does not exceed revenues.

Upon taking office in 2006, the Government committed to respond to concerns about the fiscal imbalance and to work to ensure that fiscal arrangements provide all governments with access to the resources they need to meet their responsibilities.

384

Subsequently, the Government invested more than $39 billion over seven years for shared priorities and placed all major fiscal transfers on a long-term, principle-based growth track. Investments to support provinces and territories include:

•	Enriching the Equalization program and introducing new Equalization and Territorial Formula Financing formulas based on the recommendations of an expert panel.

•	Enriching the Canada Social Transfer and moving to an equal per capita cash allocation for both the Canada Social Transfer and the Canada Health Transfer.

•	Ensuring that transfers grow in a sustainable and predictable manner.

In addition to the growth in major transfers, the Government has made significant investments in areas that will benefit provincial and territorial economies, including actions taken in Economic Action Plan 2013 to provide over $53 billion for infrastructure over the next decade to support investments in areas such as roads, bridges, public transit, drinking water and community infrastructure. Furthermore, in Economic Action Plan 2015, the Government is proposing to provide an additional $750 million over two years, starting in 2017–18, and $1 billion per year ongoing thereafter, for a new and innovative Public Transit Fund to promote public transit infrastructure investment in a manner that is affordable for taxpayers and efficient for commuters.

385

Major Transfers Are at an All-Time High and Will Continue to Grow

Today, transfers to the provinces and territories are at an all-time high and will continue to grow moving forward. In 2015–16, the four major transfers to provinces and territories will amount to almost $68 billion3, an increase of more than $3 billion over 2014–15 and an increase of almost 63 per cent since 2005–06 (Chart A1.3). Over this period, the Equalization program has grown by 59 per cent, the Territorial Formula Financing program by 73 per cent, the Canada Health Transfer by 68 per cent and the Canada Social Transfer by 54 per cent.

[3]

This amount only includes payments for Equalization, Territorial Formula Financing, the Canada Health Transfer and the Canada Social Transfer. It does not match the total for major transfers to other levels of government shown in Table 5.2.6, which also includes amounts for the Youth Allowances Recovery, recoveries of Alternative Payments for Standing Programs, statutory subsidies and payments under the 2005 Offshore Accords.

386

Ensuring a strong, publicly funded health care system remains a top priority for the Government. This is why the Canada Health Transfer will continue to grow to record levels over the coming years. Specifically, it will grow at an annual rate of 6 per cent for two more years and, beginning in 2017–18, it will grow in line with nominal GDP, with a guaranteed minimum funding growth rate of 3 per cent per year. This growth path demonstrates the Government’s commitment to a publicly funded, universally accessible health care system that respects the principles of the Canada Health Act and recognizes that health care is an area of provincial jurisdiction. On this path, the Canada Health Transfer is projected to grow from $34 billion in 2015–16 to $40.9 billion by 2019–20. This funding will provide certainty and stability to the provinces and territories as they take action to put their respective health care systems on sustainable spending paths. The Canada Health Transfer will be reviewed in 2024.

The Canada Social Transfer provides financial support to provinces and territories for post-secondary education, social assistance and social services, as well as programs for children. The Canada Social Transfer will continue to grow at its current rate of 3 per cent per year in 2015–16 and beyond. It will also be reviewed in 2024.

Programs to reduce fiscal disparities among provinces and territories are important components of Canada’s system of fiscal federalism. This is why the Government continues to provide significant and growing support through both the Equalization and Territorial Formula Financing programs. Going forward, Equalization will continue to grow in line with nominal GDP, and Territorial Formula Financing will continue to grow based on its current formula.

387

Federal revenues as a percentage of GDP are at the lowest level in over 50 years and federal support for provinces and territories has increased significantly since 2005–06. In fact, major transfers as a proportion of provincial and territorial revenues are now at the highest level in over 20 years. Furthermore, major transfers as a proportion of federal revenues are at the highest level in almost 30 years and as a percentage of federal expenditures are at the highest level in over 35 years (Chart A1.4).

388

The Government’s actions have provided provinces and territories with a strong base of federal support. Even during the global recession and throughout the subsequent recovery, the Government has not reduced transfers to provinces and territories. Instead, it has worked to eliminate its deficit through reductions in direct program spending without compromising the delivery of priority services to Canadians (Chart A1.5). As a result, direct program spending has declined for four consecutive years, a trend that has not been achieved in decades. The Government has also cut taxes and freed up tax room, supporting economic growth in all provinces and territories.

389

Provinces and territories must make responsible decisions to achieve balanced budgets and reduce the debt burden on taxpayers, just as the federal government has done. It is their responsibility to implement prudent spending plans rather than demand the federal government fix their budgetary problems. Eliminating deficits will increase economic competitiveness and ensure government funds flow to vital services, not to service the debt. The Government is encouraged that provinces in deficit situations have stated that they are committed to returning to balanced budgets.

390

Annex 2

International Debt Comparisons

Highlights

✓

According to official statistics published by the International Monetary Fund (IMF) and the Organisation for Economic Co-operation and Development (OECD), Canada’s total government net debt is the lowest in the Group of Seven (G-7) and less than half the average of G-7 countries.

✓	Official statistics published by the IMF and the OECD, however, overstate Canadian government debt levels relative to those of most other countries—including most G-7 countries.

✓

The relative overstatement of Canadian government debt levels is largely the result of the slow adoption by many countries of international accounting standards, which call for the recognition of unfunded public sector employee pension plan liabilities.

✓

Including the limited data estimates available for unfunded pension liabilities in debt statistics shows that Canada’s net debt-to-GDP (gross domestic product) ratio would be by far the lowest in the G-7, with the U.S. and Germany being the next closest with debt at nearly double that of Canada’s.

✓

It is important that international investors and credit rating agencies recognize that Canadian government public sector pension plans are well funded, and that, as a result, Canadian government debt statistics appear inappropriately high relative to those of many other countries.

✓	This is true of the federal government and many of Canada’s provinces.

391

According to official statistics published by the IMF and the OECD, Canada’s total government net debt (defined as the total liabilities less the financial assets of the federal, provincial/territorial and local governments, as well as the Canada Pension Plan and the Québec Pension Plan) is the lowest in the G-7 and less than half the average of G-7 countries (Chart A2.1).

392

Official statistics published by the IMF and the OECD, however, overstate Canadian government debt levels relative to those of most other countries—including most G-7 countries.

Many Countries Have Been Slow to Adopt International Accounting Standards

The relative overstatement of Canadian government debt levels is largely the result of the slow adoption by many countries of international accounting standards, which call for the recognition of unfunded public sector employee pension plan liabilities in gross and net debt statistics.4

Canada has always been a world leader in this regard: Statistics Canada first began including unfunded public sector employee pension liabilities in Canada’s debt statistics in the Canadian System of National Accounts in 2002. As of 2015, Canada remains one of only six advanced economies (the others being Australia, Iceland, New Zealand, Sweden and the United States) that recognizes these obligations when measuring government liabilities.5

Many countries, including some G-7 countries, do not regularly estimate the size of their unfunded pension liabilities. Most recent estimates for Germany, France and the United Kingdom indicate unfunded public sector employee pension liabilities in the range of 30 to 60 per cent of GDP for Germany, as high as 90 per cent of GDP for France and 58 per cent of GDP for the U.K.6 Estimates of unfunded public sector employee pension liabilities are not available for Italy and Japan. Canada’s unfunded public sector pension liabilities are low by international standards, at 13 per cent of GDP in 2013 (Table A2.1). This is largely because Canadian governments have taken an additional step beyond simply recognizing unfunded liabilities—by moving to fund them. Indeed Canada’s overall obligation is funded by pension plan assets amounting to 45 per cent of GDP in 2013. It is important to note that these pension plan assets are for public sector employees and are distinct from those held in the Canada Pension Plan and the Québec Pension Plan.

[4]

Government debt estimates used for international comparisons are reported on a National Accounts basis, as opposed to a Public Accounts basis, on which the audited financial statements and budget documents published by the federal and most provincial governments are reported.

[5]	See OECD Economic Outlook No. 95, May 2014, Box 4.7, pp. 236-237.
[6]	Estimates for the U.K. include public sector pension reforms undertaken as of 2010.

393

Table A2.1

Recent Estimates of Unfunded Public Sector Employee Pension Plan Liabilities in G-7 Economies

per cent of GDP

	Unfunded Liability	Recognized	Pension Assets

Canada	13.3	13.3	45.1
United States	17.9	17.9	35.3
Germany	31 to 58	No	0.3
France	48 to 91	No	0.6
United Kingdom	58.0	No	13.7

Notes: Estimates vary widely due to methodological differences in measuring unfunded liabilities, such as the discount rate assumed. As a result, estimates may not be directly comparable across countries.

Sources: Unfunded pension liabilities data for the U.K. are from “Pensions in the National Accounts—A Fuller Picture of the UK’s Funded and Unfunded Pension Obligations,” Pension Analysis Unit, Office of National Statistics, April 2012 (2010 data); data for France and Germany are from OECD Working Papers on Finance, Insurance and Private Pensions No. 8, “Funding in Public Sector Pension Plans: International Evidence,” 2011, and OECD, “The Measurement of International Pension Obligations—Have We Harmonised Enough?”, October 2013 (2006 and 2008 data); France public sector pension asset data are from the 2013 Public Report, Établissement de la retraite additionnelle de la fonction publique (2012 data), and GDP data are from the IMF; U.S. pension data are from tables L.119 and L.120 (see Memo: Funded status of defined benefit plans) and tables L.119.c and L.120.c, Financial Accounts of the United States, March 2015 (2013 data), and GDP data are from the Bureau of Economic Analysis; pension asset data for Germany and the U.K. are from OECD Economic Outlook No. 95, May 2014, Box 4.7 (2012 data); Canadian data are from Statistics Canada (2013 data).

Currently, the IMF and the OECD remove the unfunded public sector pension plan liabilities from debt estimates of countries that recognize such liabilities, in an attempt to render these debt statistics more comparable to those of other countries that do not recognize them. This adjustment lowered Canada’s gross and net debt estimates by 13.3 per cent of GDP in 2013. This adjustment, however, does not go nearly far enough towards putting Canada on a comparable basis, as it only recognizes a portion of the impact of Canada’s public sector pension plans on its debt statistics.

394

Impact of Funding Public Sector Employee Pension Plans on Government Debt Statistics

As described above, in addition to recognizing its pension liabilities, Canada (at both the federal and provincial level) has taken significant steps to fund them. As Canadian governments invest pension plan contributions in financial assets (as opposed to using the contributions to pay down market debt), Canada’s market debt rises each year relative to that of countries that do not recognize or fund their public sector pension liabilities (instead choosing to use pension contributions to reduce their market debt). Indeed, with the exception of the U.S., G-7 economies have accumulated only limited pension plan assets (Table A2.2). As a result, Canada’s gross debt is significantly overstated relative to countries with large unfunded liabilities—even after the unfunded portions have been removed. Further, since Canada’s public sector pension fund assets are not included in the financial assets of the government sector in the Canadian System of National Accounts (they are instead contained in a subsector of the corporate sector known as the trusteed pension plan sector), Canada’s net debt is also overstated relative to the vast majority of other countries.

Table A2.2

Recent Estimates of Public Sector Pension Plan Assets in G-7 Economies

per cent of GDP

Assets

Canada	45.1
United States	35.3
Germany	0.3
France	0.6
United Kingdom	13.7
Japan	9.8

Sources: France pension data are from the 2013 Public Report, Établissement de la retraite additionnelle de la fonction publique (2012 data), and GDP data are from the IMF; U.S. pension data are from tables L.119, L.119.c, L.120 and L.120.c, Financial Accounts of the United States, March 2015 (2013 data), and GDP data are from the Bureau of Economic Analysis; data for Germany, Japan and the U.K. are from OECD Economic Outlook No. 95, May 2014, Box 4.7 (2012 data); Canadian data are from Statistics Canada (2013 data).

395

Improving the Comparability of International Debt Statistics

The most direct method to resolve this issue would be for all countries to recognize their public sector employee pension plan obligations in their debt statistics. This would put all countries on an equivalent basis, whether or not they choose to fund their obligations; that is, countries that use pension contributions to reduce market debt would see their overall debt increase as the actual obligations associated with those contributions are recognized in their debt data.

Revisions to the UN System of National Accounts (known as SNA08)—the most recent international statistical reporting standard—have helped to improve the coverage of public sector pension obligations with a new “supplementary table on pensions.” Countries abiding by SNA08 reporting standards, such as Canada, will provide additional detail on workplace pension schemes, including public sector employee pension and general social security pension schemes.7 When this data is available, the comparability of international debt statistics should improve considerably. However, it still may take several years for all countries to adhere to these reporting standards (European Union members, for example, are not required to publish this supplementary table before 2017).

In early 2014, the OECD surveyed the national statistics agencies and central banks of all OECD member countries to ascertain the extent of each member country’s unfunded, partially funded and funded pension liabilities and assets, and whether the associated assets were held within the government sector. However, few countries provided additional information about unfunded public sector pension liabilities in their responses.

[7]	European Union member countries adhere to the European System of Accounts 2010 reporting standards, which are broadly consistent with the SNA08 definitions, accounting rules and classifications.

396

Using the limited data estimates available for unfunded pension liabilities in G-7 economies suggests that net debt ratios would increase by roughly 75 to 80 per cent for France, Germany and the U.K. if this data were included in their debt statistics. At 50 per cent of GDP, Canada’s net debt-to-GDP ratio would be by far the lowest in the G-7, with the U.S. and Germany being the next closest with debt at nearly double that of Canada’s (Chart A2.2). However, estimates of the unfunded liabilities of Japan and Italy are not available, meaning that an estimate of the true G-7 average (i.e. including liabilities for pension obligations) cannot be calculated.

397

Until reliable data for public sector pension obligations are readily available for all countries, an alternative option for improving the international comparability of Canada’s debt statistics would be to remove the entire pension obligation from debt statistics—both the unfunded and funded portions.

This would essentially be equivalent to recognizing financial assets owned by public sector pension plans as government financial assets, rather than corporate sector assets, when calculating debt statistics. Adjusting G-7 net debt-to-GDP ratios for these assets for international comparison would put Canada in a net asset position (Chart A2.3). The U.S. and the U.K. would also see significant reductions in their more-comparable net debt-to-GDP ratios.

398

Canadian Government Public Sector Pension Plans Are Well Funded

Given the above, it may not be until 2017 before truly comparable international debt statistics become available. In the interim, however, it is important that international investors and credit rating agencies recognize that Canadian government public sector pension plans are well funded, and that, as a result, Canadian government debt statistics appear inappropriately high relative to those of many other countries. This is true of the federal government and many of Canada’s provinces, including Ontario, Prince Edward Island, New Brunswick and British Columbia, all of which have employee pension obligations that are over 90 per cent funded (Table A2.3).

The Government of Canada began funding the pension plans it sponsors in April 2000.8 Since that time, contributions by plan members and the federal government to public service pension plans, for service after March 2000, are tracked by pension fund accounts but are invested and managed by the independently run Public Sector Pension Investment Board. Prior to April 2000, federal pension plans were unfunded. Therefore, the federal government carries obligations for this earned service but no corresponding asset.

[8]

The federal government currently sponsors defined benefit pension plans for all of its employees, including members of the public service, certain public service corporations and territorial governments, the Canadian Forces (including the Reserve Force) and the Royal Canadian Mounted Police. It also has obligations for other plans, including for Members of Parliament and federally appointed judges, as well as for its Retirement Compensation Arrangements.

399

Table A2.3

Canadian Government Pension Plan Obligations, Assets and Funding Ratios

	Pension Benefit Obligations	Pension Plan Assets	Unfunded Pension Liability[1]	Funding Ratio (Assets/Obligations)

	(per cent of GDP)[2]			(per cent)
Federal government	13.1	4.5	8.6	34.3
Newfoundland and Labrador	39.8	26.0	13.8	65.3
Prince Edward Island	44.4	43.6	0.8	98.2
Nova Scotia	9.3	6.8	2.6	72.6
New Brunswick	38.7	36.1	2.6	93.4
Quebec	25.3	13.8	11.5	54.6
Ontario	15.6	17.0	-1.4	108.7
Manitoba	13.1	8.8	4.2	67.5
Saskatchewan	9.8	0.8	9.1	7.7
Alberta	20.6	15.4	3.7	74.9
British Columbia	24.9	23.8	1.1	95.6
Yukon	7.6	6.5	1.2	84.9
Northwest Territories	2.0	1.3	0.7	66.4
Nunavut	0.6	0.3	0.4	41.8
Total	33.0	20.7	12.2	62.9

[1]

Prior to adjustments for unamortized actuarial gains and losses, which represent year-over-year increases or decreases in the estimated value of a government’s pension obligations and the value of related assets caused by changes in actuarial assumptions or actual experience relative to previous estimates. These gains and losses are amortized to expense over the expected average remaining service life of the related employee group.

[2]	Federal and total government percentages calculated as a per cent of national GDP, while provincial percentages are calculated as a percentage of GDP of the respective provinces.

Sources: Provincial, territorial and federal 2013–14 Public Accounts documents.

400

Annex 3

Supporting a Strong

Manufacturing Sector

Overview

Canada’s manufacturing sector is a cornerstone of the economy. It employs close to 1.7 million Canadians and drives a high-tech, high-skill economic engine. Manufacturing sales have rebounded and are up by about 20 per cent since 2009.

Since 2006, the Government has introduced a number of broad-based and targeted measures to:

•	Create a low-tax environment for manufacturers.

•	Expand access to foreign markets.

•	Support business innovation and world-class research.

•	Train a highly skilled workforce.

•	Create business opportunities through government procurement.

Actions to advance these priorities, together with new initiatives in Economic Action Plan 2015 and unprecedented levels of investment in Canada’s public infrastructure, will help manufacturers to succeed in the global economy and continue to create jobs, growth and long-term prosperity across Canada.

In recent years, the federal government has introduced a number of important fiscal measures that are already making a significant positive contribution to business investment, innovation, and job growth. Reductions in the business tax rate, the extension of the two-year write-off for investments in manufacturing and processing machinery and equipment, the elimination of import duties on materials and equipment used in manufacturing, and the signing of key international trade agreements will set the framework for growth in the future.

—Jayson Myers, President and Chief Executive Officer,
Canadian Manufacturers & Exporters
Chair, Canadian Manufacturing Coalition

Excerpt from the 2015 Federal Budget Submission to the House of
Commons Standing Committee on Finance

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Context

The manufacturing sector is a significant part of Canada’s economy, accounting for more than 10 per cent of Canada’s gross domestic product (GDP) and 61 per cent of total merchandise exports, and employing 1.7 million people across the country. Its performance is central to the overall health of the economy.

The sector has responded to the structural challenges of the last decade by keeping costs low and improving productivity. Unit labour costs have remained stable over the past five years following steady growth over the 2000s. Manufacturing sector productivity grew steadily over the 2000s and has accelerated over the past five years (Chart A3.1).

402

Manufacturers have long been leaders in investing in research and development, accounting for almost half of all business sector expenditure in research and development in 2014 (Chart A3.2). Continued investment by manufacturers in innovation and other drivers of productivity, such as investment in advanced machinery and equipment and skilled labour, is crucial to the sector’s long-term success. This continued investment is also necessary to improve Canada’s overall business productivity performance, a critical determinant of our long-term prosperity.

403

Economic Action Plan 2015 builds on the Government’s strong record of support for manufacturers and other businesses with new initiatives in key areas to help them innovate and compete in the global economy.

Creating a Low-Tax Environment for Manufacturers

Improving business tax competitiveness has been a key element of the Government’s approach to establishing a framework in which businesses can thrive and compete in the global economy.

Since 2006, the Government has taken significant action to reduce taxes for businesses in all sectors, including manufacturing. The federal general corporate income tax rate has been reduced to 15 per cent as of 2012 from 22.12 per cent in 2007. The Government also eliminated the federal capital tax and helped to secure the elimination of provincial general capital taxes through a financial incentive.

The Government has also introduced tax measures that support the competitiveness of the manufacturing sector by encouraging productivity-enhancing investment in machinery and equipment. Economic Action Plan 2015 proposes to provide manufacturers with an accelerated capital cost allowance at a rate of 50 per cent on a declining-balance basis for assets acquired after 2015 and before 2026 (see Chapter 3.1).

By allowing a substantially faster write-off of eligible investments than the usual 30-per-cent declining-balance rate, this measure will defer taxes and allow businesses to recover the cost of capital investments more quickly. This incentive will provide concrete, long-term support, enabling Canadian manufacturers to plan the investments that are needed to compete in a global economy. New investment will help position them to meet both present and future economic challenges, while creating jobs and growth.

404

Small businesses are critical to the health of the Canadian economy, and many firms in the manufacturing sector are small businesses. To help small businesses grow and create jobs, the Government has reduced taxes substantially for small businesses and their owners. This includes both a reduction in the corporate income tax rate for small businesses to 11 per cent and increases in the amount of annual income eligible for this lower rate to $500,000. Small business owners are also benefitting from increases to the Lifetime Capital Gains Exemption.

Economic Action Plan 2015 builds on this strong foundation by proposing to further reduce the small business tax rate to 9 per cent by 2019 (see Chapter 3.2). This significant tax reduction will further encourage job creation and economic growth.

405

For example, as a result of actions taken by the Government to reduce the small business tax rate (including this new proposed measure) and increase the amount of income eligible for that rate, the amount of federal corporate income tax paid by a small business with $500,000 of taxable income will be 46 per cent lower in 2019 than in 2006. This represents an annual tax reduction of up to $38,600 that can be reinvested in the business to fuel its growth.

406

Small Business Job Credit

In recognition of the important contribution that small businesses across the country make to job creation and economic growth, in September 2014 the Government announced the Small Business Job Credit:

•   The credit will provide relief to small businesses for Employment Insurance (EI) premiums paid in 2015 and 2016. The credit will be available to any firm paying employer EI premiums equal to or less than $15,000 in those years.

•   The credit will effectively reduce small businesses’ EI premium rate by 28 cents from the legislated $1.88 rate to $1.60 per $100 of insurable earnings. The credit is calculated as the difference between premiums paid at the legislated rate and the reduced small business rate.

•   The credit is expected to provide savings of more than $550 million over the next two years for small businesses. Almost 90 per cent of all EI premium-paying businesses in Canada will receive the credit, reducing their EI payroll taxes by nearly 15 per cent.

Expanding Access to Foreign Markets

Access to foreign markets is crucial for Canada’s manufacturing sector, which accounts for 61 per cent of Canada’s total merchandise exports. Since 2006, the Government has concluded free trade agreements with 38 countries, bringing Canada’s total to 43. The past year has been particularly successful with a number of new trade agreements completed, including the Canada-European Union Comprehensive Economic and Trade Agreement and the entry into force of the landmark Canada-Korea Free Trade Agreement (see Chapter 3.5).

The Government is taking steps to speed up legitimate trade and travel and align regulatory approaches between Canada and the U.S., which accounts for nearly 80 per cent of all domestic manufacturing exports, by launching the Canada-U.S. Action Plan on Perimeter Security and Economic Competitiveness and the Action Plan on Regulatory Cooperation in 2011 (see Chapter 3.5).

The Government also recognizes that domestic trade barriers can undermine business productivity and competitiveness. Since 2009, Canada has unilaterally eliminated more than 1,800 tariffs, providing more than $450 million in annual tariff relief to Canadian manufacturers. This includes the elimination of all remaining tariffs on imported machinery and equipment and manufacturing inputs, making Canada a tariff-free zone for industrial manufacturers (see Chapter 3.1).

407

In addition, the Government is providing an unprecedented level of investment in public infrastructure that facilitates trade and supports the competitiveness of Canadian businesses, including through the $33 billion 2007 Building Canada Plan and the $53 billion New Building Canada Plan, as well as projects such as the replacement of the Champlain Bridge in Montreal and the construction of the Detroit River International Crossing (see Chapter 4.4).

Economic Action Plan 2015 proposes new initiatives to help Canadian businesses fully capitalize on emerging global opportunities (see Chapter 3.5), including:

•	Providing $50 million over five years, starting in 2015–16, for a program to share the cost of exploring new export opportunities with small and medium-sized enterprises.

•	Providing $42 million over five years, starting in 2015–16, to expand the footprint and resources of the Trade Commissioner Service.

Supporting Business Innovation and World-Class Research

Innovation is becoming increasingly crucial to the success of manufacturers, and requires a continuous supply of new knowledge and top talent.

The Government has acted to support innovation across the economy by doubling the National Research Council’s Industrial Research Assistance Program, with a further $110 million per year, to better support research and development by small and medium-sized client firms—about half of which are in the manufacturing and information and communications technology sectors. It has also improved assistance through the regional development agencies by refocusing the Atlantic Innovation Fund and launching the Western Innovation Initiative.

The Government has nurtured the strategic interactions between research institutions, researchers and enterprises by enhancing support for business-driven granting council programs focused on industry-academic collaboration. This is in addition to continuing to provide stable, long-term funding for post-secondary research through the granting councils’ core discovery programs, the Canada Foundation for Innovation and leading not-for-profit organizations such as Genome Canada.

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The Government has also taken targeted steps to support business innovation in the manufacturing sector, including:

•	Allocating $1 billion to the Automotive Innovation Fund since its creation in 2008, to support significant new research and development projects and long-term investments.

•

Announcing stable funding of close to $1 billion over five years (starting in 2013–14) for the Strategic Aerospace and Defence Initiative, and launching a new Technology Demonstration Program for the aerospace sector in 2013.

•

Establishing the Pulp and Paper Green Transformation Program in 2009, with $1 billion over three years to support capital projects in the pulp and paper sector that offer demonstrable environmental benefits.

•	Providing over $190 million to the Investments in Forest Industry Transformation program.

•

Establishing a new Advanced Manufacturing Fund, with funding of $200 million over five years, as part of the renewal of the Federal Economic Development Agency for Southern Ontario. The first recipient under the program, announced in March 2015, is Fibracast (Hamilton, Ontario), a manufacturer of advanced membrane technologies used in water and wastewater treatment.

Economic Action Plan 2015 is taking further actions to foster innovation by manufacturers, including in the automotive, aerospace and space, and forest sectors. It also includes support for advanced research and commitments to key international science and technology initiatives that create significant business opportunities for innovative Canadian firms (see Chapter 3.1), including:

•

Providing up to $100 million over five years, starting in 2015–16, to support product development and technology demonstration by Canadian automotive parts suppliers through the new Automotive Supplier Innovation Program.

•	Developing a national aerospace supplier development initiative modelled on the successful MACH program pioneered by Aéro Montréal.

•	Providing an additional $30 million over four years, starting in 2016–17, to support cutting-edge research and technology development in Canada’s satellite communications sector.

•

Continuing to support the transformation of the forest sector by providing $86 million over two years, starting in 2016–17, to extend the Forest Innovation Program and the Expanding Market Opportunities Program (see Chapter 3.5).

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•

Providing $119.2 million over two years, starting in 2015–16, to the National Research Council’s industry-partnered research and development activities, helping Canadian businesses increase their competitiveness and develop new, cutting-edge products.

•

Providing an additional $1.33 billion over six years, starting in 2017–18, to the Canada Foundation for Innovation to support advanced research infrastructure at universities, colleges and research hospitals.

•	Dedicating an additional $46 million per year to the granting councils, starting in 2016–17, focused in areas that will fuel economic growth and respond to important challenges and opportunities.

Addressing Business-Driven Research and Development Challenges Through Industry-Academic Collaboration

The federal granting councils offer a variety of programs that support the development of knowledge and talent at universities and colleges across Canada, which together are vital for a growing economy.

This includes the Natural Sciences and Engineering Research Council’s Strategy for Partnerships and Innovation. Over the 2009–2014 period, the Council funded more than 13,400 projects connecting businesses and researchers, with industry contributions increasing from $108 million to $195 million per year. During this time the number of industry partners doubled from 1,500 to more than 3,000 annually, of which 75 per cent are small and medium-sized enterprises.

The Strategy for Partnerships and Innovation has demonstrated success in helping more businesses extend their research and development capabilities, showing that Canadian businesses and academic institutions can help move Canada ahead in the global innovation race by working together.

Training a Highly Skilled Workforce

In recent years, the Government has taken important steps to reform the skills training system to better help Canadians acquire the skills that will get them hired or help them get better jobs. This includes creating the Canada Job Grant, an innovative, employer-driven approach to help Canadians gain the skills and training they need to fill available jobs, with up to $15,000 per person for training costs in partnership with employers.

The Government has also announced the intention to renegotiate the $1.95-billion-per-year Labour Market Development Agreements with provinces and territories to reorient training towards labour market demand.

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To help more Canadians become apprentices and complete their training, the Government created the Canada Apprentice Loan to provide apprentices registered in Red Seal trades with interest-free loans for training. It is also providing significant financial support to apprentices through the introduction of the Apprenticeship Incentive Grant and the Apprenticeship Completion Grant.

Economic Action Plan 2015 proposes to build on these actions by:

•

Providing a one-time investment of $65 million to business and industry associations to allow them to work with willing post-secondary institutions to better align curricula with the needs of employers (see Chapter 3.3).

•

Helping to develop the next generation of research and development leaders by providing $56.4 million over four years, starting in 2016–17, to Mitacs in support of graduate-level industrial research and development internships (see Chapter 3.1).

Mitacs Interns Are Helping to Solve Real-World Industry Challenges

•    Through its Accelerate program, Mitacs is helping Bombardier Aerospace, Bell Helicopter Textron Canada Limited and Pratt & Whitney Canada with projects on additive manufacturing processes (also known as 3D printing). The objective of the research initiative is to advance the development of selected parts for aircraft and helicopter structures as well as aircraft engines, and pave the way for usage of additive manufacturing techniques in the production of parts for repair, retrofit or new product development.

•    Nuance Communications, a multinational leader in voice and language solutions, collaborated with Mitacs Accelerate interns at McGill University on a long-term research project related to speech recognition technologies for mobile applications. The interns each worked on different aspects of the project, such as adapting applications to a user’s voice in dictation, and natural language understanding.

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Creating Business Opportunities Through Government Procurement

Federal procurement represents a huge market for businesses large and small. The Government is strategically using procurement to contribute to the viability and growth of innovative Canadian businesses.

The Government pursued this approach through its $35 billion National Shipbuilding Procurement Strategy, a long-term commitment to generate high-value jobs through the manufacturing of new vessels for the Royal Canadian Navy and the Canadian Coast Guard at Canadian shipyards in Halifax and Vancouver. More broadly, the Government announced in February 2014 the implementation of the Defence Procurement Strategy to ensure that defence procurement delivers the right equipment to the Canadian Armed Forces and generates economic benefits and jobs for Canadians. In addition, the Government made permanent the Build in Canada Innovation Program and added a military component to provide small and medium-sized businesses an opportunity to showcase their innovative goods and services within federal departments before taking them to market.

Economic Action Plan 2015 proposes to build upon this foundation by:

•

Providing $2.5 million per year, starting in 2016–17, to Industry Canada to increase the analytical capacity needed to support the Defence Procurement Strategy, by providing expert data analysis and research on the key industrial capabilities within Canada’s defence industrial base (see Chapter 3.1).

Creating Jobs Through Major Fleet Procurements

•    In 2015, construction will begin at Irving Shipbuilding Inc. in Halifax, Nova Scotia, on the first of six Arctic Offshore Patrol Ships for the Royal Canadian Navy. Construction of the ships will sustain approximately 1,000 jobs at Irving Shipbuilding Inc. as well as many jobs at suppliers across Canada. For example, the majority of the steel plate for the first ship will be produced at the Essar Steel Algoma rolling mill in Sault Ste. Marie, Ontario.

•    Vancouver Shipyards has completed investments to modernize its shipyard for building non-combat ships under the National Shipbuilding Procurement Strategy, and construction of the two initial blocks for the Canadian Coast Guard’s Offshore Fisheries Science Vessels began in October 2014. Vancouver Shipyards has awarded over $120 million in contracts to Canadian suppliers, and more than 100 companies have been engaged.

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Conclusion

The Government’s commitment to support the competitiveness of Canadian manufacturers is longstanding and strong, reflecting the importance of the manufacturing sector to a vibrant and innovative economy. Actions to date, supplemented by significant new tax relief and investments in Economic Action Plan 2015, will help to fuel the success of manufacturing firms in global markets both today and in the years to come.

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Annex 4

Debt Management

Strategy for 2015–16

Highlights

✓	The debt program for 2015–16 is consistent with the Government’s medium-term debt strategy and maintains the focus on stability and the reduction of financial risk.

✓

Gross bond issuance is expected to be $90 billion in 2015–16 and stabilize around $98 billion over the medium term. At the end of 2015–16, the stock of marketable bonds is projected to be about $507 billion.

✓

The Government will cease issuing 3-year bonds starting in 2015–16. This will allow for the building of larger benchmark sizes in the core 2- and 5-year sectors, which will increase liquidity and support the well-functioning of these important sectors.

✓	The stock of treasury bills is projected to decrease from $136 billion at the start of this fiscal year to $129 billion by the end of 2015–16.

✓

In 2014, the Government issued 50-year bonds for the first time. With a total of $3.5 billion issued through syndication, these bonds were well received by investors and contributed to a reduction in refinancing risk at a low cost. Given the strong demand for long-term bonds and with long-term yields remaining well below their historical average, additional 50-year bonds may be issued in 2015–16, subject to favourable market conditions.

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Introduction

The Debt Management Strategy sets out the Government of Canada’s objectives, strategy and plans for the management of its domestic and foreign debt, other financial liabilities and related assets. Borrowing activities support the ongoing refinancing of government debt coming to maturity, the execution of the budget plan and the financial operations of the Government. This includes investing in financial assets needed to establish a prudent liquidity position and borrowing on behalf of certain Crown corporations.

The Financial Administration Act requires that the Government table in Parliament, prior to the start of the fiscal year, a report on the anticipated borrowing to be undertaken in the year ahead, including the purposes for which the money will be borrowed. As such, the Minister of Finance tabled the Debt Management Strategy for 2015–16 in Parliament on March 30, 2015.

The Debt Management Strategy for 2015–16 is being updated in the context of Economic Action Plan 2015 to reflect the latest fiscal and financial projections. The March 30, 2015 version of the Debt Management Strategy for 2015–16 was based on the previous fiscal and financial projections associated with the Update of Economic and Fiscal Projections released on November 12, 2014. The infrastructure package announced in November 2014 was also included in the baseline.

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Planned Borrowing Activities for 2015–16

Borrowing Authority

The aggregate borrowing limit approved by the Governor in Council to meet projected financial requirements in 2015–16 and provide a margin for prudence is $270 billion, which is unchanged from 2014–15 and $30 billion lower than in 2013–14.

Actual borrowings and uses of funds compared with those forecast will be reported in the 2015–16 Debt Management Report, and detailed information on outcomes will be provided in the 2016 Public Accounts of Canada. Both documents will be tabled in Parliament in the fall of 2016.

Sources of Borrowings

The aggregate principal amount of money to be borrowed by the Government from financial markets in 2015–16 is projected to be $231 billion.

Uses of Borrowings

Refinancing Needs

Refinancing needs, projected to be $212 billion during the year, are mainly comprised of $136 billion for maturing treasury bills and $70 billion for maturing bonds.

Financial Source/Requirement

The other main determinant of borrowing needs is the Government’s financial source/requirement. If the Government has a financial source, it can use the source for some of its refinancing needs. If it has a financial requirement, then it must meet that requirement along with its refinancing needs.

The financial source/requirement measures the difference between cash coming into the Government and cash going out. This measure is affected not only by the budgetary balance but also by the Government’s non-budgetary transactions.

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Non-budgetary transactions include changes in federal employee pension accounts; changes in non-financial assets; investing activities through loans, investments and advances (including loans to three Crown corporations—the Business Development Bank of Canada, Farm Credit Canada and Canada Mortgage and Housing Corporation); and other transactions (e.g., changes in other financial assets and liabilities, and foreign exchange activities).

For 2015–16, a financial requirement of approximately $14 billion is projected. As the amount the Government plans to borrow is higher than borrowing requirements, the year-end cash position is projected to increase by about $5 billion (Table A4.1) to accommodate collateral management in support of cross-currency swap activities that fund assets in the Exchange Fund Account (EFA).

Actual borrowings for the year may differ from the forecast due to uncertainty associated with economic and fiscal projections, the timing of cash transactions and other factors, such as changes in foreign reserve needs and Crown borrowings. Therefore, the aggregate borrowing limit of $270 billion for 2015–16 includes a margin for prudence, enabling debt management operations to respond to changing circumstances without the need for frequent resubmissions to the Governor in Council.

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Table A4.1

Planned Sources and Uses of Borrowings for 2015–16

billions of dollars

Sources of Borrowings
Payable in Canadian currency
Treasury bills[1]	129
Bonds	90
Retail debt	2

Total payable in Canadian currency	221
Payable in foreign currencies	10

Total cash raised through borrowing activities	231

Uses of Borrowings
Refinancing needs
Payable in Canadian currency
Treasury bills	136
Bonds	70
Of which:
Regular bond buybacks	0.4
Cash management bond buybacks	23
Retail debt	2

Total payable in Canadian currency	208

Payable in foreign currencies	4

Total refinancing needs	212

Financial source/requirement
Budgetary balance	-1
Non-budgetary transactions
Pension and other accounts	0
Non-financial assets	2
Loans, investments and advances	8
Of which:
Enterprise Crown corporations	5
Other	3
Other transactions[2]	6

Total non-budgetary transactions	16

Total financial source/requirement	14
Total uses of borrowings	226
Other unmatured debt transaction[3]	0
Net Increase or Decrease (-) in Cash	5

Note: Numbers may not add due to rounding. A negative sign denotes a financial source.

[1]

Treasury bills are rolled over, or refinanced, a number of times during the year. This results in a larger number of new issues per year than the stock outstanding at the end of the fiscal year, which is presented in the table.

[2]

Other transactions primarily comprise the conversion of accrual adjustments into cash, such as tax and other account receivables, provincial and territorial tax collection agreements, tax payables and other liabilities, and changes in foreign exchange accounts.

[3]	These transactions comprise cross-currency swap revaluation, unamortized discounts on debt issues and obligations related to capital leases and other unmatured debt.

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Debt Management Strategy for 2015–16

Objectives

The fundamental objective of debt management is to raise stable and low-cost funding to meet the financial needs of the Government of Canada. An associated objective is to maintain a well-functioning market in Government of Canada securities, which helps to keep debt costs low and stable.

Raising Stable Low-Cost Funding

Achieving stable low-cost funding involves striking a balance between the cost and the risk associated with the debt structure.

Over the medium term, debt management decisions will be taken with a view to keeping debt costs low and maintaining risks at prudent levels, while reserving sufficient flexibility to adapt to changing circumstances.

Maintaining a Well-Functioning Government Securities Market

Having access to a well-functioning government securities market ensures that funding can be raised efficiently to meet the Government’s needs regardless of economic conditions. To support a liquid and well-functioning Government of Canada securities market, the Government strives to maintain transparent, regular and diversified borrowing programs.

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Continued Strong Demand for Government of Canada Debt Securities

Among global investors, Canada has a well-earned reputation for responsible fiscal, economic and financial sector management. The major credit rating agencies have again accorded Canada the highest possible credit rating with a stable outlook, a position shared by very few countries. This position of strength has supported healthy ongoing demand for Government of Canada securities, making them among the world’s most sought-after investments.

Canada Among Select Group of Countries to Receive Top Ratings From All Major Credit Rating Agencies
• Canada • Australia • Denmark • Germany • Luxembourg	• Norway • Singapore • Sweden • Switzerland

Market Consultations

As in previous years, market participants were consulted periodically in 2014–15 as part of the process of developing the debt management strategy. The most recent set of consultations were held in November 2014 and were focused on obtaining feedback on a broad range of topics associated with the functioning of the Government of Canada treasury bill and bond markets as well as the terms of participation governing Government of Canada securities auctions.

Further details on the subjects of discussion and the views expressed during the consultations can be found on the Bank of Canada website (http://www.bankofcanada.ca/press/market-notices/).

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Medium-Term Debt Strategy

The Government’s medium-term debt strategy serves as the fundamental building block for the annual debt management strategy and is informed by modelling analysis that reflects a wide range of economic and interest rate scenarios drawn from historical experience. The medium-term debt strategy is aimed at gradually transitioning the debt structure towards a more even distribution across maturity sectors (Chart A4.1), while improving cost-risk characteristics over time. Specifically, it seeks to strike a balance between keeping funding costs low and mitigating risks to the Government, as measured by metrics such as debt rollover, the variation in annual debt-service charges and the variation in the annual budgetary balance.

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Over the medium term the share of bonds with original terms of 10 years or more is projected to remain around 43 per cent. The level of refinancing risk of domestic market debt is projected to decline over the medium term. The net annual refixing amount of domestic market debt as a percentage of gross domestic product (GDP), which measures the amount of all domestic market debt that matures within one year relative to Canada’s GDP, is projected to decline from about 7 per cent in 2015–16 to approximately 5 per cent over the medium term (Chart A4.2).

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The average term to maturity of domestic market debt, net of financial assets, is projected to remain relatively stable around 7.5 to 8 years over the medium term (Chart A4.3).

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Composition of Market Debt

Total market debt is projected to be $668 billion by the end of 2015–16 (Table A4.2), reflecting higher year-end cash balances, significant cash outlays on federal infrastructure, borrowings of Crown corporations, and the requirements associated with increasing international reserves.

Table A4.2

Change in Composition of Market Debt

billions of dollars, end of fiscal year

	2011–12 Actual	2012–13 Actual	2013–14 Actual	2014–15 Estimated	2015–16 Projected

Marketable bonds	448	469	473	487	507
Treasury bills	163	181	153	136	129
Foreign debt	11	11	16	20	27
Retail debt	9	7	6	6	6

Total market debt	631	668	649	649	668

Note: Numbers may not add due to rounding.

Debt management strategy decisions taken over the past few years have been aimed at gradually transitioning the debt structure towards a more even distribution across maturity sectors, consistent with the medium-term debt strategy.

The projected decline in the stock of treasury bills, from about $136 billion at the start of the fiscal year to approximately $129 billion by the end of 2015–16, continues to be an effective means to improve refinancing and rollover risks.

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Bond Program

In 2015–16, gross bond issuance is expected to be $90 billion, representing a decrease of about $9 billion from 2014–15 levels (Table A4.3).

Table A4.3

Bond Issuance Plan for 2015–16

billions of dollars, end of fiscal year

	2011–12 Actual	2012–13 Actual	2013–14 Actual	2014–15 Estimated	2015–16 Projected

Gross bond issuance	100	96	88	99	90
Buybacks	-5.9	-1.5	-1.0	-0.5	-0.4

Net issuance	94	94	87	98	90
Maturing bonds and adjustments[1]	-62	-73	-82	-84	-70

Change in bond stock	32	21	4	14	20

Note: Numbers may not add due to rounding.

[1]	Includes cash management bond buybacks and the inflation adjustment for Real Return Bonds.

Gross bond issuance net of buybacks and maturities, or the net new supply of bonds, will increase in 2015–16 (Chart A4.4). Over the medium term, annual gross bond issuance is projected to stabilize around $98 billion.

426

Issuance in the 3-year sector was reintroduced in 2009 in light of significantly higher financial requirements associated with the Extraordinary Financing Framework and the stimulus phase of Canada’s Economic Action Plan.

While auctions for 3-year bonds perform well, the 3-year sector is not a core component of the Government’s debt mix (i.e., 2-, 5-, 10- and 30-year nominal bonds). In this regard, market participants have expressed a preference for the cessation of issuance in the 3-year sector in favour of increased issuance in other sectors, specifically 2- and 5-year bonds.

Consistent with the feedback received, there will be no issuance in the 3-year sector in 2015–16. The forgone issuance will be gradually reallocated to the 2- and 5-year sectors. Ceasing issuance in the 3-year sector will allow for the building of larger benchmark sizes in the core 2- and 5-year sectors, which will increase liquidity and support the well-functioning of these important sectors.

Given the strong demand for long-term bonds and with long-term yields remaining well below their historical average, additional 50-year bonds may be issued in 2015–16. Any decision to reopen the ultra-long bond would be subject to favourable market conditions and would be communicated by the Government to market participants during the course of the fiscal year.

Maturity Dates and Benchmark Bond Target Range Sizes

The bond issuance pattern for 2014–15 had a total of eight maturity dates, with the 2- and 3-year sectors sharing two maturity dates: February 1 and August 1 (Table A4.4).

Table A4.4

Size of Maturity Dates and Benchmark Size Ranges (Previous)

billions of dollars

	Feb.	Mar.	May	June	Aug.	Sept.	Nov.	Dec.

2-year	8-12		8-12		8-12		8-12
3-year	8-12				8-12
5-year		10-13				10-13
10-year				10-14
30-year								12-15
Real Return Bond[1]								10-16

Total	16-24	10-13	8-12	10-14	16-24	10-13	8-12	10-16

Note: These amounts do not include coupon payments.

[1]	Includes estimate for inflation adjustment. The 30-year nominal bond and Real Return Bond do not mature in the same year.

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Ceasing issuance in the 3-year sector will not change the number and pattern of maturity dates but will allow for the building of larger bond benchmarks in the 2- and 5-year sectors. The benchmark bond target range size will be $10 billion to $14 billion for the 2-, 5- and 10-year sectors, and it will be $10 billion to $16 billion for the 30-year and Real Return Bond sectors (Table A4.5). Due to the fungibility with outstanding 3-year bonds, issuance in the fungible 2-year August 1, 2017 and February 1, 2018 bonds may be smaller than the non-fungible 2-year November 1, 2017 and May 1, 2018 bonds.

Table A4.5

Size of Maturity Dates and Benchmark Size Ranges (New)

billions of dollars

	Feb.	Mar.	May	June	Aug.	Sept.	Nov.	Dec.

2-year	10-14		10-14		10-14		10-14
5-year		10-14				10-14
10-year				10-14
30-year								10-16
Real Return Bond[1]								10-16

Total	10-14	10-14	10-14	10-14	10-14	10-14	10-14	10-16

Note: These amounts do not include coupon payments.

[1]	Includes estimate for inflation adjustment. The 30-year nominal bond and Real Return Bond do not mature in the same year.

Bond Auction Schedule

In 2015–16, there will be quarterly auctions of 2-, 5- and 10-year bonds and Real Return Bonds. To accommodate the cessation of 3-year bond auctions in 2015–16, the number of auctions for 2- and 5-year bonds will increase. For instance, there will be four auctions for non-fungible 2-year bonds and two auctions per quarter for 5-year bonds. Each quarter will feature one 10-year auction in 2015–16. Two 30-year nominal bond auctions will occur—one in each of the first and third quarters of 2015–16.

The order of bond auctions within each quarter may be adjusted to support the borrowing program, and there may be multiple auctions of the same bonds in some quarters. The dates of each auction will continue to be announced through the Quarterly Bond Schedule that is published on the Bank of Canada website prior to the start of each quarter (http://www.bankofcanada.ca/stats/cars/ results/bd_auction_schedule.html).

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Bond Buyback Programs

Two types of bond buyback operations will be conducted in 2015–16: regular bond buybacks on a switch basis and cash management bond buybacks.

Buyback operations on a switch basis will be continued in the 30-year sector and will be conducted in the second quarter of 2015–16. No regular buyback operations on a cash basis are planned for 2015–16.9

Weekly cash management bond buyback operations will be continued in 2015–16. The cash management bond buyback program helps to manage government cash requirements by reducing the high levels of cash balances needed ahead of large bond maturities.

Treasury Bill Program

Over the course of 2015–16, the share of treasury bills is projected to fall from about 22 per cent to just over 20 per cent of domestic market debt. This decline is consistent with the medium-term debt strategy, which has a treasury bill target share of around 20 per cent, and maintains issuance stability in the bond program.

In accordance with this plan, the stock of treasury bills is projected to decrease from $136 billion at start of this fiscal year to $129 billion by the end of 2015–16.

[9]

Bond buyback operations on a cash basis and on a switch basis involve the purchase of bonds with a remaining term to maturity of 12 months to 25 years. Bond buyback operations on a cash basis involve the exchange of a bond for cash. Bond buyback operations on a switch basis involve the exchange of one bond for another, on a duration-neutral basis (e.g., an off-the-run bond for the building benchmark bond).

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Bi-weekly issuance of 3-, 6- and 12-month maturities will be continued in 2015–16, with bi-weekly auction sizes projected to be largely in the $8 billion to $12 billion range (Chart A4.5). Cash management bills (i.e., short-dated treasury bills) help manage government cash requirements in an efficient manner. These instruments will also continue to be used in 2015–16.

Prudential Liquidity and Cash Management

Prudential Liquidity

The Government holds liquid financial assets in the form of domestic cash deposits and foreign exchange reserves to safeguard its ability to meet payment obligations in situations where normal access to funding markets may be disrupted or delayed. This also supports investor confidence in Canadian government debt.

The Government’s overall liquidity levels cover at least one month of net projected cash flows, including coupon payments and debt refinancing needs.

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Cash Management

The Bank of Canada, as fiscal agent for the Government, manages the Receiver General Consolidated Revenue Fund, from which the balances required for the Government’s day-to-day operations are drawn. The core objective of cash management is to ensure that the Government has sufficient cash available at all times to meet its operating requirements.

Cash consists of moneys on deposit with the Bank of Canada, chartered banks and other financial institutions. Cash with the Bank of Canada includes operational balances and balances held for the prudential liquidity plan. Cash balances are projected to increase to $33 billion at March 31, 2016 to accommodate additional cash balances needed for collateral management in support of cross-currency swap activities that fund assets in the Exchange Fund Account (Table A4.6). Periodic updates on the liquidity position are available in The Fiscal Monitor (http://www.fin.gc.ca/pub/fm-rf-index-eng.asp).

Table A4.6

Cash Position

billions of dollars, end of fiscal year

	2013–14 Actual	2014–15 Estimated	2015–16 Projected

Callable deposits with Bank of Canada	20	20	20
Balances with Bank of Canada	2	1	2
Balances with financial institutions	4	6	4
Cash collateral with financial institutions	–	–	6

Total	26	28	33

Note: Numbers may not add due to rounding.

Retail Debt

Around 2.5 million Canadians hold Canada Savings Bonds (CSBs) or Canada Premium Bonds (CPBs). CSBs are offered exclusively through the Payroll Savings Program while CPBs are available for sale through financial institutions and dealers. Investors repeatedly cite the safety and security of CSBs and CPBs as key attributes, with payroll deduction providing a convenient, simple and free automatic savings option.

Further information on the retail debt program is available on the Canada Savings Bonds website (http://www.csb.gc.ca).

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Foreign Currency Funding

The purpose of the EFA is to aid in the control and protection of the external value of the Canadian dollar. Assets held in the EFA are managed to provide foreign currency liquidity, support market confidence, and promote orderly conditions for the Canadian dollar in the foreign exchange markets, if required. Liquid foreign exchange reserves are maintained at a level at or above 3 per cent of nominal GDP, consistent with the Government’s prudential liquidity plan.

The Government plans to fund the purchase of foreign currency assets through multiple sources. These include a short-term US-dollar paper program (Canada bills), medium-term notes, international bond issues (global bonds), purchases and sales of Canadian dollars in foreign exchange markets, and cross-currency swaps involving the exchange of domestic liabilities for foreign-currency-denominated liabilities. Foreign currency funding requirements for 2015–16 are estimated to be around US$9 billion, but may vary as a result of movements in foreign interest and exchange rates.

The Debt Management Strategy for 2015–16 assumes that all foreign liabilities maturing during the year will be refinanced. The mix of funding sources used to finance the reserves in 2015–16 will depend on a number of considerations, including relative cost, market conditions and the objective of maintaining a prudent foreign-currency-denominated debt maturity structure.

Further information on foreign currency funding and the foreign reserve assets is available in the Report on the Management of Canada’s Official International Reserves (http://www.fin.gc.ca/purl/efa-eng.asp) and in The Fiscal Monitor (http://www.fin.gc.ca/pub/fm-rf-index-eng.asp).

Information on Government of Canada Domestic Debt Securities

Information regarding outstanding Government of Canada domestic marketable debt securities is available on the Bank of Canada website (http://www.bankofcanada.ca/markets/government-securities-auctions/goc-t-bills- and-bonds-outstanding/). The legal terms and conditions for Canada’s domestic marketable debt securities are posted on the Department of Finance website (http://www.fin.gc.ca/invest/dds-tmi-eng.asp).

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Annex 5

Tax Measures:

Supplementary Information and

Notices of Ways and Means Motions

Table of Contents

Tax Measures: Supplementary Information

Overview	439

Personal Income Tax	442

Tax-Free Savings Account	442

Home Accessibility Tax Credit	442

Minimum Withdrawal Factors for Registered Retirement Income Funds	446

Lifetime Capital Gains Exemption for Qualified Farm or Fishing Property	448

Registered Disability Savings Plan – Legal Representation	449

Repeated Failure to Report Income Penalty	450

Alternative Arguments in Support of Assessments	451

Information Sharing for the Collection of Non-Tax Debts	452

Transfer of Education Credits – Effect on the Family Tax Cut	452

Charities	453

Donations Involving Private Corporation Shares or Real Estate	453

Investments by Registered Charities in Limited Partnerships	455

Gifts to Foreign Charitable Foundations	456

Business Income Tax	457

Small Business Tax Rate	457

Manufacturing and Processing Machinery and Equipment: Accelerated Capital Cost Allowance	458

Agricultural Cooperatives: Deferral of Tax on Patronage Dividends Paid in Shares	459

Quarterly Remitter Category for New Employers	460

Synthetic Equity Arrangements	461

Tax Avoidance of Corporate Capital Gains (Section 55)	464

Small Business Deduction: Consultation on Active versus Investment Business	466

Consultation on Eligible Capital Property	467

International Tax	467

Withholding for Non-Resident Employers	467

Streamlining Reporting Requirements for Foreign Assets	469

Captive Insurance	470

Update on Tax Planning by Multinational Enterprises	471

Update on Automatic Exchange of Information for Tax Purposes	472

435

Other Measures	473

Aboriginal Tax Policy	473

Previously Announced Measures	474

Notices of Ways and Means Motions	481

Notice of Ways and Means Motion to amend the Income Tax Act and Other Tax Legislation	483

Notice of Ways and Means Motion to Amend the Excise Tax Act	511

Notice of Ways and Means Motion to Amend the Excise Tax Act, 2001	513

436

Tax Measures:

Supplementary Information

Overview

This annex provides detailed information on each of the tax measures proposed in the Budget.

Table A5.1 lists these measures and provides estimates of their budgetary impact.

The annex also provides the Notices of Ways and Means Motions to amend the Income Tax Act, the Excise Tax Act and the Excise Act, 2001.

Table A5.4 lists integrity and fairness tax measures introduced since Budget 2010 and provides estimates of their budgetary impact.

In this annex, references to “Budget Day” are to be read as references to the day on which this Budget is presented.

439

Table A5.1

Cost of Proposed Tax Measures1

Fiscal Costs (millions of dollars)

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Personal Income Tax
Tax-Free Savings Account	–	85	160	235	295	360	1,135
Home Accessibility Tax Credit	–	10	40	40	45	45	180
Minimum Withdrawal Factors for Registered Retirement Income Funds	–	140	120	130	135	145	670
Lifetime Capital Gains Exemption for Qualified Farm or Fishing Property	–	10	10	10	10	10	50
Registered Disability Savings Plan – Legal Representation	–	–	–	–	–	–	–
Repeated Failure to Report Income Penalty[2]	–	–	10	10	10	15	45
Alternative Arguments in Support of Assessments	–	–	–	–	–	–	–
Information Sharing for the Collection of Non-Tax Debts	–	–	–	–	–	–	–
Transfer of Education Credits – Effect on the Family Tax Cut	–	–	–	–	–	–	–

Charities
Donations Involving Private Corporation Shares or Real Estate	–	–	5	75	95	90	265
Investments by Registered Charities in Limited Partnerships	–	–	–	–	–	–	–
Gifts to Foreign Charitable Foundations	–	–	–	–	–	–	–

Business Income Tax
Small Business Tax Rate (net impact)	–	(43)	180	540	845	1,215	2,737
Impact on Corporate Income Tax	–	2	415	1,010	1,515	2,060	5,002
Adjustment to Dividend Tax Credit	–	(45)	(235)	(470)	(670)	(845)	(2,265)
Manufacturing and Processing Machinery and Equipment:
Accelerated Capital Cost Allowance	–	–	120	310	360	325	1,115
Agricultural Cooperatives: Deferral of Tax on Patronage Dividends Paid in Shares	–	3	10	10	10	10	43
Quarterly Remitter Category for New Employers[3]	–	–	1	1	1	1	4
Synthetic Equity Arrangements	–	–	(365)	(310)	(280)	(280)	(1,235)
Tax Avoidance of Corporate Capital Gains (Section 55)	–	–	–	–	–	–	–
Small Business Deduction: Consultation on Active versus Investment Business	–	–	–	–	–	–	–
Consultation on Eligible Capital Property	–	–	–	–	–	–	–

440

Table A5.1

Cost of Proposed Tax Measures1

Fiscal Costs (millions of dollars)

	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

International Tax
Withholding for Non-Resident Employers	–	–	2	2	2	2	8
Streamlining Reporting Requirements for Foreign Assets	–	–	–	–	–	–	–
Captive Insurance	–	–	–	–	–	–	–
Update on Tax Planning by Multinational Enterprises	–	–	–	–	–	–	–
Update on the Automatic Exchange of Information for Tax Purposes	–	–	–	–	–	–	–

Other Measures
Aboriginal Tax Policy	–	–	–	–	–	–	–

[1]

A “–” indicates a nil amount, a small amount (less than $500,000) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base. The 2014-15 fiscal impacts of proposed tax measures effective January 1, 2015 are accounted for in the 2015-16 fiscal year as the Notice of Ways and Means Motion is being introduced after the end of the 2014-15 fiscal year.

[2]	This measure will not affect the amount of tax revenues, but will affect other revenues.
[3]	This measure will not affect the amount of tax revenues, but the changes in the timing of remittances will have an impact on public debt charges.

441

Personal Income Tax

Tax-Free Savings Account

The Tax-Free Savings Account (TFSA) is a flexible, registered general-purpose account that was introduced in 2009 to improve the taxation of savings. Contributions to a TFSA are not tax-deductible, but investment income earned in a TFSA and withdrawals from it are tax-free. Unused TFSA contribution room is carried forward and withdrawals from a TFSA can be re-contributed to a TFSA in future years.

The TFSA was introduced with an annual contribution limit of $5,000 per individual, indexed to inflation in $500 increments. On January 1, 2013, the TFSA annual contribution limit increased to $5,500 due to indexation.

Budget 2015 proposes to increase the TFSA annual contribution limit to $10,000. This increase will apply as of January 1, 2015, so that a single annual contribution limit of $10,000 applies to the 2015 and subsequent calendar years. The TFSA annual contribution limit will no longer be indexed to inflation.

Home Accessibility Tax Credit

Budget 2015 proposes to introduce a new Home Accessibility Tax Credit. The proposed non-refundable credit will provide tax relief of 15 per cent on up to $10,000 of eligible expenditures per calendar year, per qualifying individual, to a maximum of $10,000 per eligible dwelling.

Qualifying Individuals

Seniors and persons with disabilities will be considered qualifying individuals for the purposes of the Home Accessibility Tax Credit and will be able to claim the credit. For the purposes of this credit:

•	seniors are individuals who are 65 years of age or older at the end of the particular taxation year; and

•	persons with disabilities are individuals who are eligible for the Disability Tax Credit at any time in a particular taxation year.

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Eligible Individuals

Eligible individuals will also be eligible to claim the Home Accessibility Tax Credit. For the purposes of this credit, an eligible individual, in respect of a qualifying individual, will be an individual who has claimed the spouse or common law partner amount, eligible dependant amount, caregiver amount or infirm dependant amount for the qualifying individual for the taxation year. In addition, an eligible individual, in respect of a qualifying individual, will be an individual who could have claimed such an amount for the taxation year if:

•	in the case of the spouse or common-law partner amount, the qualifying individual had no income for the particular taxation year;

•	in the case of the eligible dependant amount, the eligible individual was not married or in a common-law partnership and the qualifying individual had no income in the particular taxation year; and

•	in the case of the infirm dependant and caregiver amounts, if the qualifying individual had been 18 years of age or older and had no income in the particular taxation year.

The Home Accessibility Tax Credit may therefore be claimed by the following individuals (provided that all other conditions are met):

•	the spouse or common-law partner of the qualifying individual;

•	a parent, grandparent, child, grandchild, brother, sister, aunt, uncle, niece or nephew of the qualifying individual; or

•	a parent, grandparent, child, grandchild, brother, sister, aunt, uncle, niece or nephew of the qualifying individual’s spouse or common-law partner.

Where one or more qualifying individuals or eligible individuals make a claim in respect of an eligible dwelling, the total of all amounts claimed by the qualifying individual(s) and eligible individuals for the year in respect of the eligible dwelling must not exceed $10,000.

Eligible Dwellings

An eligible dwelling (which includes the land on which the dwelling is situated) must be the principal residence of the qualifying individual at any time in the taxation year.

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In general, a housing unit will be considered to be a qualifying individual’s principal residence where it is ordinarily inhabited (or is expected to be ordinarily inhabited within that taxation year) by the qualifying individual and it is owned (either jointly or otherwise) by the qualifying individual or the qualifying individual’s spouse or common-law partner. For the purposes of the Home Accessibility Tax Credit, a qualifying individual may have only one principal residence at any time, but may have more than one principal residence in a taxation year (e.g., in a situation where an individual moves in the taxation year). In situations where a qualifying individual has more than one principal residence in a taxation year, the total eligible expenditures in respect of all such principal residences of the qualifying individual will be subject to the $10,000 limit.

In the case of condominiums and co-operative housing corporations, the credit will be available for eligible expenditures incurred to renovate the unit that is the qualifying individual’s principal residence as well as for the qualifying individual’s share of the cost of eligible expenditures incurred in respect of common areas.

In the case where a qualifying individual does not own a principal residence, a dwelling will also be considered to be an eligible dwelling of the qualifying individual if it is the principal residence of an eligible individual in respect of the qualifying individual and the qualifying individual ordinarily inhabits that dwelling with the eligible individual.

Qualifying or eligible individuals who earn business or rental income from part of their principal residence will be allowed to claim the credit for the full amount of eligible expenditures made in respect of the qualifying individual’s personal-use areas of the residence. For expenditures made in respect of common areas or that benefit the housing unit as a whole, the administrative practices ordinarily followed by the Canada Revenue Agency to determine how business or rental income and expenditures are allocated between personal use and income-earning use will apply in establishing the amount qualifying for the credit.

Eligible Expenditures

Expenditures will be eligible for the Home Accessibility Tax Credit if they are made or incurred in relation to a renovation or alteration of an eligible dwelling, provided that the renovation or alteration:

•	allows the qualifying individual to gain access to, or to be more mobile or functional within, the dwelling; or

444

•	reduces the risk of harm to the qualifying individual within the dwelling or in gaining access to the dwelling.

The improvements must be of an enduring nature and be integral to the eligible dwelling. Examples of eligible expenditures include expenditures relating to wheelchair ramps, walk-in bathtubs, wheel-in showers and grab bars. Eligible expenditures will include the cost of labour and professional services, building materials, fixtures, equipment rentals and permits. Items such as furniture, as well as items which retain a value independent of the renovation (such as construction equipment and tools), would not be integral to the dwelling and expenditures for such items will therefore not qualify for the credit.

The following are examples of other expenditures that will not be eligible for the Home Accessibility Tax Credit:

•	expenditures made with the primary intent of improving or maintaining the value of a dwelling;

•	the cost of routine repairs and maintenance normally performed on an annual or more frequent basis;

•	expenditures for household appliances and devices, such as audio-visual electronics;

•	payments for services such as outdoor maintenance and gardening, housekeeping or security; and

•	the costs of financing a renovation (e.g., mortgage interest costs).

The Home Accessibility Tax Credit will not be reduced by any other tax credits or grants to which a qualifying or eligible individual is entitled under other government programs. For instance, in the case of an individual who claims an eligible expenditure that also qualifies for the Medical Expense Tax Credit, the individual will be permitted to claim both the Home Accessibility Tax Credit and the Medical Expense Tax Credit in respect of that expenditure. Expenditures that are reimbursed, or are expected to be reimbursed, other than through a government program, will not be eligible.

Expenditures will not be eligible for the Home Accessibility Tax Credit if they are for goods or services provided by a person not dealing at arm’s length with the qualifying or eligible individual, unless that person is registered for Goods and Services Tax/Harmonized Sales Tax purposes under the Excise Tax Act.

445

The Home Accessibility Tax Credit will apply in respect of eligible expenditures for work performed and paid for and/or goods acquired after 2015. Any eligible expenditure claimed for the Home Accessibility Tax Credit must be supported by a receipt.

Minimum Withdrawal Factors for Registered Retirement Income Funds

A Registered Retirement Savings Plan (RRSP) must be converted to a Registered Retirement Income Fund (RRIF), or the savings used to purchase a qualifying annuity, by the end of the year in which the RRSP holder attains 71 years of age. Contributions to a RRIF are not permitted and a minimum amount must be withdrawn annually beginning the year after it is established (i.e., no later than the year in which the RRIF holder attains 72 years of age). To determine the required minimum withdrawal amount, a percentage factor corresponding to the RRIF holder’s age at the beginning of the year is applied to the value of the RRIF assets at the beginning of the year. At the time of establishing the RRIF, holders also have the option to base the minimum withdrawal amounts on the age of their spouse or common-law partner.

The minimum withdrawal requirements for RRIFs ensure that tax-deferred RRSP/RRIF savings serve their intended purpose, which is to provide retirement income. The RRIF factors are also used to determine the minimum amount that must be withdrawn annually, starting at age 71, from a defined contribution Registered Pension Plan (RPP) and a Pooled Registered Pension Plan (PRPP).

The existing RRIF factors were determined on the basis of providing a regular stream of payments from age 71 to 100 assuming a seven per cent nominal rate of return on RRIF assets and indexing at one per cent annually. The factors are capped at 20 per cent for ages 94 and above to ensure that the RRIF may continue for the life of the holder (or the holder’s spouse or common-law partner).

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Budget 2015 proposes to adjust the RRIF minimum withdrawal factors that apply in respect of ages 71 to 94, on the basis of a five per cent nominal rate of return and two per cent indexing. These assumptions are more consistent with long-term historical real rates of return on a portfolio of investments and expected inflation. The new RRIF factors will permit holders to preserve more of their RRIF savings in order to provide income at older ages, while continuing to ensure that the tax deferral provided on RRSP/RRIF savings serves a retirement income purpose. Table A5.2 shows the existing and proposed new RRIF factors. There will be no change to the minimum withdrawal factors that apply in respect of ages 70 and under, which will continue to be determined by the formula 1/(90 – age).

The new RRIF factors will apply for the 2015 and subsequent taxation years. To provide flexibility, RRIF holders who at any time in 2015 withdraw more than the reduced 2015 minimum amount will be permitted to re-contribute the excess (up to the amount of the reduction in the minimum withdrawal amount provided by this measure) to their RRIFs. Re-contributions will be permitted until February 29, 2016 and will be deductible for the 2015 taxation year. Similar rules will apply to those receiving annual payments from a defined contribution RPP or a PRPP.

447

Table A5.2

Existing and New RRIF Factors

Age (at start of year)	Existing Factor	New Factor
	%	%
71	7.38	5.28
72	7.48	5.40
73	7.59	5.53
74	7.71	5.67
75	7.85	5.82
76	7.99	5.98
77	8.15	6.17
78	8.33	6.36
79	8.53	6.58
80	8.75	6.82
81	8.99	7.08
82	9.27	7.38
83	9.58	7.71
84	9.93	8.08
85	10.33	8.51
86	10.79	8.99
87	11.33	9.55
88	11.96	10.21
89	12.71	10.99
90	13.62	11.92
91	14.73	13.06
92	16.12	14.49
93	17.92	16.34
94	20.00	18.79
95 & over	20.00	20.00

Lifetime Capital Gains Exemption for Qualified Farm or Fishing Property

The income tax system provides an individual with a lifetime tax exemption for capital gains realized on the disposition of qualified small business corporation shares and qualified farm or fishing property. The amount of the Lifetime Capital Gains Exemption is $813,600 in 2015 and is indexed to inflation.

Budget 2015 proposes to increase the Lifetime Capital Gains Exemption to apply to up to $1 million of capital gains realized by an individual on the disposition of qualified farm or fishing property. This measure will apply to dispositions of qualified farm or fishing property that occur on or after Budget Day.

448

The Lifetime Capital Gains Exemption applicable to capital gains realized on the disposition of qualified farm or fishing property will be the greater of (1) $1 million; and (2) the indexed Lifetime Capital Gains Exemption applicable to capital gains realized on the disposition of qualified small business corporation shares.

Registered Disability Savings Plan – Legal Representation

Budget 2012 introduced a temporary measure to allow a qualifying family member (i.e., a beneficiary’s parent, spouse or common-law partner) to become the plan holder of a Registered Disability Savings Plan (RDSP) for an adult individual who may lack the capacity to enter into a contract. Budget 2012 indicated that this measure would apply until the end of 2016.

This measure was introduced in response to concerns that a number of adults with disabilities have experienced difficulties in establishing an RDSP because their capacity to enter into a contract was in doubt. Questions of appropriate legal representation in these cases are a matter of provincial and territorial responsibility. In some provinces and territories, the only way that an RDSP can be opened in these cases is for the individual to be declared legally incompetent and to have someone named as their legal guardian, a potentially lengthy and expensive process that could have significant repercussions for the individual.

Some provinces and territories have instituted streamlined processes that allow for the appointment of a trusted person to manage resources on behalf of an adult who lacks contractual capacity, or have indicated that their system already provides sufficient flexibility to address this concern.

To give the remaining provinces and territories the opportunity to address the RDSP legal representation issue described above, Budget 2015 proposes to extend the temporary measure introduced in Budget 2012 to apply to the end of 2018. The rules implementing the Budget 2012 measure will not otherwise be changed and a qualifying family member who becomes a plan holder before the end of 2018 can remain the plan holder after 2018.

449

Repeated Failure to Report Income Penalty

Penalties may apply when a taxpayer fails to report all of their income on their income tax return. Where a taxpayer fails to report an amount of income in a taxation year and had failed to report an amount of income in any of the three preceding taxation years, the taxpayer is liable to a penalty equal to 10 per cent of the unreported income for that taxation year.

Another penalty (the “gross negligence” penalty) applies if the taxpayer knew or, under circumstances amounting to gross negligence, ought to have known that an amount of income should have been reported. The amount of this penalty is generally equal to 50 per cent of the understatement of tax payable (or the overstatement of tax credits) related to the omission. The penalty for repeated failure to report income does not apply if this penalty applies.

The repeated failure to report income penalty can sometimes be disproportionate to the actual associated tax liability, particularly for lower income individuals. In some cases, it can also result in a greater penalty than would be levied if the gross negligence penalty applied.

Budget 2015 proposes to amend the repeated failure to report income penalty to apply in a taxation year only if a taxpayer fails to report at least $500 of income in the year and in any of the three preceding taxation years. The amount of the penalty will equal the lesser of:

•	10 per cent of the amount of unreported income; and

•

an amount equal to 50 per cent of the difference between the understatement of tax (or the overstatement of tax credits) related to the omission and the amount of any tax paid in respect of the unreported amount (e.g., by an employer as employee withholdings).

No changes are proposed to the gross negligence penalty, which will continue to apply in cases where a taxpayer fails to report income intentionally or in circumstances amounting to gross negligence.

This measure will apply to the 2015 and subsequent taxation years.

450

Alternative Arguments in Support of Assessments

An income tax assessment is a calculation of a taxpayer’s total tax liability for a particular taxation year. Long-standing jurisprudence has held that on appeal from a tax assessment, the question to be answered is, generally, whether the Canada Revenue Agency’s assessment is higher than mandated under the Income Tax Act. The understanding in such an appeal was that, although the total amount from all sources that is assessed cannot increase after the expiration of the normal reassessment period, the basis of the assessment could change. This would allow, for instance, a reduced liability in relation to one item included in the computation of an assessment to be offset by an increased liability in relation to another item.

Consistent with this principle, there is a specific provision in the Income Tax Act which provides that the Minister of National Revenue may advance an alternative argument in support of an assessment at any time after the normal reassessment period. The purpose of this provision is to allow the Minister to advance an alternative argument after the relevant reassessment period has expired. This process of raising arguments and counter-arguments “in the alternative” is a conventional part of the litigation process.

A recent court decision held that, while the basis of an assessment can be changed after the expiration of the normal reassessment period, each source of income is to be considered in isolation and the amount of the assessment in respect of any particular source of income cannot increase.

Budget 2015 proposes that the Income Tax Act be amended to clarify that the Canada Revenue Agency and the courts may increase or adjust an amount included in an assessment that is under objection or appeal at any time, provided the total amount of the assessment does not increase. Similar amendments are proposed to be made to Part IX of the Excise Tax Act (in relation to the Goods and Services Tax/Harmonized Sales Tax) and the Excise Act, 2001 (in relation to excise duties on tobacco and alcohol products) to help ensure consistency in administrative measures in federal tax statutes.

These measures will apply in respect of appeals instituted after Royal Assent to the enacting legislation.

451

Information Sharing for the Collection of Non-Tax Debts

The Canada Revenue Agency collects debts owing to the federal and provincial governments under a number of non-tax programs. Confidential taxpayer information currently cannot be used by Canada Revenue Agency staff to collect debts under many of these programs. As a result, the Canada Revenue Agency must segregate its tax and non-tax collection activities. This means that separate Canada Revenue Agency staff are required to collect the different types of debts and cannot share taxpayer information with each other. This limits the ability of the Government to achieve administrative efficiencies and can be frustrating for taxpayers who owe amounts under both tax and non-tax programs and who may be contacted by more than one Canada Revenue Agency debt collector.

To facilitate efficiency and coordination within the Canada Revenue Agency, Budget 2015 proposes to amend the Income Tax Act, Part IX of the Excise Tax Act (in relation to the Goods and Services Tax/Harmonized Sales Tax) and the Excise Act, 2001 (in relation to excise duties on tobacco and alcohol products) to permit the sharing of taxpayer information within the Agency in respect of non-tax debts under certain federal and provincial government programs. To ensure greater consistency in the information sharing rules in federal tax statutes, Budget 2015 also proposes to amend Part IX of the Excise Tax Act and the Excise Act, 2001 to permit information sharing in respect of certain programs where such information sharing is currently permitted under the Income Tax Act.

This measure will apply on Royal Assent to the enacting legislation.

Transfer of Education Credits – Effect on the Family Tax Cut

The Family Tax Cut is a proposed federal non-refundable tax credit, capped at $2,000, for couples with children under the age of 18. The credit is intended to reduce or eliminate the difference in federal tax payable by a one-earner couple relative to a two-earner couple with a similar family income. The Family Tax Cut allows a higher-income spouse or common-law partner to notionally transfer up to $50,000 of taxable income to a spouse or common-law partner. The credit will apply for the 2014 and subsequent taxation years.

452

Where personal income tax credits have been transferred from one spouse or common-law partner to the other, the Family Tax Cut suppresses the use of those credits in the transferee’s hands. Instead, the personal income tax credits previously transferred are taken into consideration in the calculation of the transferor’s adjusted tax payable. This prevents the double counting of these credits in the calculation of the Family Tax Cut.

The previously-announced Family Tax Cut rules prevent transferred education-related amounts (Tuition, Education and Textbook Tax Credits) from being included in the Family Tax Cut calculation. Due to the rules for calculating these education-related credits, the double-counting issue described above is not present. This may therefore reduce the value of the Family Tax Cut for couples who transfer education-related amounts between themselves. This affects a very small percentage of couples claiming the Family Tax Cut for the 2014 taxation year.

Budget 2015 proposes to revise the calculation of the Family Tax Cut for the 2014 and subsequent taxation years to ensure that couples claiming the Family Tax Cut and transferring education-related credits between themselves receive the appropriate value of the Family Tax Cut. After the enacting legislation receives Royal Assent, the Canada Revenue Agency will automatically reassess affected taxpayers for the 2014 taxation year to ensure that they receive any additional benefits to which they are entitled under the Family Tax Cut.

Charities

Donations Involving Private Corporation Shares or Real Estate

Donations to registered Canadian charities and other qualified donees are eligible for a charitable donation tax credit (if the donor is an individual) or deduction (if the donor is a corporation). In addition, donations of publicly listed securities to qualified donees are exempt from capital gains tax. Donations of ecologically sensitive land and certified cultural property to certain qualified donees are also exempt from capital gains tax. In contrast, taxable capital gains can arise on donations of private corporation shares or other types of real estate.

453

To increase support for charities, Budget 2015 proposes to provide an exemption from capital gains tax in respect of certain dispositions of private corporation shares and real estate. The exemption will be available where:

•	cash proceeds from the disposition of the private corporation shares or real estate are donated to a qualified donee within 30 days after the disposition; and

•	the private corporation shares or real estate are sold to a purchaser that is dealing at arm’s length with both the donor and the qualified donee to which cash proceeds are donated.

The exempt portion of the capital gain will be determined by reference to the proportion that the cash proceeds donated is of the total proceeds from the disposition of the shares or real estate.

Anti-avoidance rules will ensure that the exemption is not available in circumstances where, within five years after the disposition:

•	the donor (or a person not dealing at arm’s length with the donor) directly or indirectly reacquires any property that had been sold;

•	in the case of shares, the donor (or a person not dealing at arm’s length with the donor) acquires shares substituted for the shares that had been sold; or

•	in the case of shares, the shares of a corporation that had been sold are redeemed and the donor does not deal at arm’s length with the corporation at the time of the redemption.

Where the anti-avoidance rules apply, the exemption will be reversed by including the previously exempted amount in the income of the donor in the year of the re-acquisition by the donor (or the non-arm’s length person) or the redemption.

This measure will apply to donations made in respect of dispositions occurring after 2016.

454

Investments by Registered Charities in Limited Partnerships

Charitable organizations and public foundations are permitted to engage in business activities to raise revenues, provided that the activities qualify as a related business. A related business includes a business that is linked to a charity’s purpose and that is subordinate to that purpose, as well as a business that is run substantially by volunteers. Private foundations are not permitted to engage in any business activities.

Under provincial law, a partnership is generally considered to be a relationship among persons carrying on business in common with a view to profit. As a result, a charity which holds an interest in a partnership is considered to be carrying on a business. Charitable organizations and public foundations can only engage in related businesses, with the result that few are in a position to hold interests in a partnership. Private foundations cannot engage in any business activities, meaning that they cannot hold an interest in a partnership.

Partnerships are used extensively as investment vehicles to pool funding received by institutional and other large investors in order to invest in private market opportunities. Allowing registered charities to invest in limited partnerships would permit them to access a wider range of investment opportunities and diversify their investment portfolios. Since limited partnerships can also be used to structure social impact investments, allowing registered charities to invest in limited partnerships would also provide them the flexibility to use more innovative approaches to address pressing social and economic needs in Canada. Budget 2015 therefore proposes to amend the Income Tax Act to provide that a registered charity will not be considered to be carrying on a business solely because it acquires or holds an interest in a limited partnership.

To ensure that a registered charity’s investment in a limited partnership remains a passive investment, the measure will apply only if:

•	the charity – together with all non-arm’s length entities – holds 20 per cent or less of the interests in the limited partnership; and

•	the charity deals at arm’s length with each general partner of the limited partnership.

These rules would not apply where a charitable organization or public foundation carries on a related business through a limited partnership.

455

Registered Canadian amateur athletic associations and charitable organizations are subject to similar tax rules, including restrictions on business activities. Accordingly, the amendments are proposed to also apply in respect of investments in limited partnerships by registered Canadian amateur athletic associations.

The excess corporate holdings rules, which place limits on shareholdings by private foundations, will be amended to “look through” limited partnerships. The non-qualifying security rules and the loanback rules that apply to donations of shares will also apply to donations of interests in limited partnerships.

This measure applies in respect of investments in limited partnerships that are made or acquired on or after Budget Day.

Gifts to Foreign Charitable Foundations

Canadian registered charities are “qualified donees” under the Income Tax Act and donations made to them by Canadian taxpayers are eligible for the charitable donation tax credit or deduction. In addition, Canadian registered charities are permitted to make gifts to other qualified donees.

Budget 2015 proposes to amend the Income Tax Act to allow foreign charitable foundations to be registered as qualified donees if they receive a gift from the Government and if they are pursuing activities related to disaster relief or urgent humanitarian aid or are carrying on activities in the national interest of Canada. The Minister of National Revenue may, in consultation with the Minister of Finance, grant qualified donee status to a foreign charitable foundation that meets these conditions. Qualified donee status will be granted for a 24-month period that begins on the date chosen by the Minister of National Revenue, which normally would be no later than the date of the gift from the Government, and registered foreign charitable foundations will be included on the list of registered foreign charities maintained on the Canada Revenue Agency’s website.

This measure will apply on Royal Assent to the enacting legislation.

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Business Income Tax

Small Business Tax Rate

The small business deduction currently reduces to 11 per cent the federal corporate income tax rate applying to the first $500,000 per year of qualifying active business income of a Canadian-controlled private corporation (CCPC). There is a requirement to allocate the annual eligible income limit of $500,000 among associated corporations. Access to the small business deduction is phased out on a straight-line basis for CCPCs having between $10 million and $15 million of taxable capital employed in Canada.

To compensate a taxable individual receiving dividends for corporate income taxes that are presumed to have been paid on the corporate income that funded those dividends, the tax rules provide a dividend tax credit (DTC). The DTC is generally meant to ensure that income earned by a corporation and paid out to an individual as a dividend will be subject to the same amount of tax as income earned directly by the individual.

To further reduce taxes paid by small businesses, Budget 2015 proposes a two-percentage-point decrease in the 11-per-cent small business tax rate. The reduction will be implemented as follows:

•	effective January 1, 2016, the rate will be reduced to 10.5 per cent;

•	effective January 1, 2017, the rate will be reduced to 10 per cent;

•	effective January 1, 2018, the rate will be reduced to 9.5 per cent; and

•	effective January 1, 2019, the rate will be reduced to 9 per cent.

The reduction in the small business rate will be pro-rated for corporations with taxation years that do not coincide with the calendar year.

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In conjunction with the proposed reduction in the small business tax rate, Budget 2015 also proposes to adjust the gross-up factor and DTC rate applicable to non-eligible dividends (generally dividends distributed from corporate income taxed at the small business tax rate). Specifically, Budget 2015 proposes to adjust the gross-up factor applicable to non-eligible dividends from 18 per cent to 17 per cent effective January 1, 2016, 16 per cent effective January 1, 2018 and 15 per cent effective January 1, 2019. The corresponding DTC rate will also be adjusted, moving from 13/18 to 21/29 of the gross-up amount effective January 1, 2016, 20/29 of the gross-up amount effective January 1, 2017, and 9/13 of the gross-up amount effective January 1, 2019.

Expressed as a percentage of the grossed-up amount of a non-eligible dividend, the effective rate of the DTC in respect of such a dividend will be 10.5 per cent in 2016, 10 per cent in 2017, 9.5 per cent in 2018 and 9 per cent after 2018, in line with the proposed reductions in the small business tax rate.

Table A5.3

Small Business Tax Rate Reduction and DTC Adjustment for Non-Eligible Dividends

	2015	2016	2017	2018	As of 2019

Small business tax rate (%)	11	10.5	10	9.5	9
Gross-up (%)	18	17	17	16	15
DTC (%)	11	10.5	10	9.5	9

Manufacturing and Processing Machinery and Equipment: Accelerated Capital Cost Allowance

Machinery and equipment acquired by a taxpayer, after March 18, 2007 and before 2016 primarily for use in Canada for the manufacturing or processing of goods for sale or lease, qualifies for a temporary accelerated capital cost allowance (CCA) rate of 50 per cent calculated on a straight-line basis under Class 29 of Schedule II to the Income Tax Regulations. These assets would otherwise be included in Class 43 and qualify for a CCA rate of 30 per cent calculated on a declining-balance basis.

Budget 2015 proposes to provide an accelerated CCA rate of 50 per cent on a declining-balance basis for machinery and equipment acquired by a taxpayer after 2015 and before 2026 primarily for use in Canada for the manufacturing and processing of goods for sale or lease. Eligible assets are those that would currently be included in Class 29. These assets will be included in new CCA Class 53.

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The “half-year rule”, which allows half the CCA deduction otherwise available in the taxation year in which an asset is first available for use by a taxpayer, will apply to machinery and equipment eligible for this measure. These assets will be considered “qualified property” for the purpose of the Atlantic Investment Tax Credit.

Eligible assets acquired in 2026 and subsequent years will qualify for the 30-per-cent declining-balance rate under Class 43.

Agricultural Cooperatives: Deferral of Tax on Patronage Dividends Paid in Shares

Agricultural cooperative corporations play an important role in rural communities. To support the capitalization of these cooperatives, Budget 2005 introduced a temporary measure to provide a tax deferral that applies to patronage dividends paid to members by an eligible agricultural cooperative in the form of eligible shares. To be eligible for this tax deferral, a share must be issued after 2005 and before 2016.

Absent the tax deferral, a patronage dividend paid in shares would be taxable to the member in the year received. The cooperative paying the dividend would also be required to withhold an amount from the dividend and remit it to the Canada Revenue Agency on account of the recipient’s tax liability. Prior to the introduction of the deferral, a portion of the dividend was typically paid in cash in order to fund the member’s tax liability. This cash portion could represent a significant outlay of capital for the agricultural cooperative.

The tax deferral measure allows eligible members of eligible agricultural cooperatives to defer the inclusion in income of all or a portion of any patronage dividend received as an eligible share until the disposition (or deemed disposition) of the share. Further, when an eligible agricultural cooperative issues an eligible share as a patronage dividend, there is no withholding obligation in respect of the patronage dividend. Instead, there is a withholding obligation when the share is redeemed. An eligible share must not, except in the case of death, disability or ceasing to be a member, be redeemable or retractable within five years of its issue.

Budget 2015 proposes to extend this measure to apply in respect of eligible shares issued before 2021.

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Quarterly Remitter Category for New Employers

Employers are required to remit source deductions to the Government in respect of employees’ income tax, as well as the employer and employee portions of Canada Pension Plan contributions and Employment Insurance premiums (collectively, “withholdings”). These withholdings must be remitted on a weekly, twice-monthly, monthly or quarterly basis. An employer’s remittance frequency is determined on the basis of its average monthly withholding amount in preceding calendar years. New employers must currently remit on a monthly basis for at least one year, after which time they may be eligible to apply for quarterly remitting if they have an average monthly withholding amount of less than $3,000 and have demonstrated a perfect compliance record over the preceding 12 months.

To reduce the tax compliance burden, Budget 2015 proposes to decrease the required frequency of remittances for the smallest new employers by allowing eligible employers to immediately remit on a quarterly basis.

Eligible employers will be new employers with withholdings of less than $1,000 in respect of each month. This amount corresponds to the withholdings related to one employee at a salary of up to $43,500, depending on the province of residence. Eligibility for quarterly remitting will depend on the employer maintaining a perfect compliance record in respect of its Canadian tax obligations.

Employers will remain eligible for quarterly remitting, as provided under this measure, provided that their required monthly withholding amount remains under $1,000. If withholdings rise above that level, then the Canada Revenue Agency will classify an employer as a weekly, twice-monthly, monthly or quarterly remitter in accordance with the existing remittance rules.

This measure will apply in respect of withholding obligations that arise after 2015.

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Synthetic Equity Arrangements

The Income Tax Act permits a corporation to deduct, subject to certain exceptions, taxable dividends received in computing its taxable income. This inter-corporate dividend deduction is intended to limit the imposition of multiple levels of corporate taxation on earnings distributed from one corporation to another.

The existing dividend rental arrangement rules are intended to deny the inter-corporate dividend deduction to a shareholder where the main reason for an arrangement is to enable the shareholder to receive a dividend on a share and the economic exposure (expressed as a taxpayer’s risk of loss or opportunity for gain or profit) to the share accrues to someone else.

Certain taxpayers, typically financial institutions, enter into particular financial arrangements (synthetic equity arrangements) where the taxpayer retains the legal ownership of an underlying Canadian share, but all or substantially all of the risk of loss and opportunity for gain or profit in respect of the Canadian share is transferred to a counterparty using an equity derivative. Some taxpayers take the position that the existing dividend rental arrangement rules do not apply to these arrangements and claim an inter-corporate dividend deduction on the dividends received on the underlying Canadian share. A taxpayer that enters into a synthetic equity arrangement in respect of a share is generally required to transfer the economic benefit of any dividends received through “dividend-equivalent payments” to the counterparty. On the premise that the dividend rental arrangement rules do not apply, the taxpayer realizes a tax loss on the arrangement by taking advantage of the inter-corporate dividend deduction, resulting in tax-free dividend income, while also deducting the amount of the dividend-equivalent payments.

Synthetic equity arrangements entered into with certain investors that do not pay any Canadian income tax on the dividend-equivalent payments received – namely, tax-exempt Canadian entities and non-resident persons (collectively, “tax-indifferent investors”) – have the potential to significantly erode the Canadian tax base.

Depending on the particular facts, synthetic equity arrangements can be challenged by the Government based on existing rules in the Income Tax Act. However, as any such challenge could be both time-consuming and costly, the Government is introducing specific legislative measures to ensure that the appropriate tax consequences apply to these arrangements.

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To protect the Canadian tax base, Budget 2015 proposes to modify the dividend rental arrangement rules to deny the inter-corporate dividend deduction on dividends received by a taxpayer on a Canadian share in respect of which there is a synthetic equity arrangement. A synthetic equity arrangement, in respect of a share owned by a taxpayer, will be considered to exist where the taxpayer (or a person that does not deal at arm’s length with the taxpayer) enters into one or more agreements that have the effect of providing to a counterparty all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share. Where a person that does not deal at arm’s length with the taxpayer enters into such an agreement, a synthetic equity arrangement will be considered to exist if it is reasonable to conclude that the non-arm’s length person knew, or ought to have known, that the effect described above would result.

In general terms, an exception to the proposed dividend rental arrangement rule will be provided where a taxpayer can establish that no tax-indifferent investor has all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share by virtue of a synthetic equity arrangement or another equity derivative that is entered into in connection with the synthetic equity arrangement. For this purpose, a taxpayer will be presumed to qualify for this exception if it obtains representations from its counterparty to the synthetic equity arrangement that the counterparty is not a tax-indifferent investor and either:

•	does not reasonably expect to eliminate all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share; or

•

has transferred all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share to its own counterparty and has obtained the representations described above from that counterparty.

If the representations are later determined to be inaccurate, the arrangement will be treated as a dividend rental arrangement.

This measure will not apply to agreements that are traded on a recognized derivatives exchange unless it can reasonably be considered that the taxpayer knows, or ought to know, the identity of the counterparty to the agreement.

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To support this measure, an anti-avoidance rule will deem certain agreements that do not meet the definition “synthetic equity arrangement” to be dividend rental arrangements. Specifically, agreements that have the effect of eliminating all or substantially all of the taxpayer’s risk of loss and opportunity for gain or profit in respect of a share will be deemed to be a dividend rental arrangement if one of the purposes of the series of transactions that includes these agreements is to avoid the measure.

This measure will apply to dividends that are paid or become payable after October 2015.

Consultation

From a tax policy perspective, a case can be made that a shareholder should always be required to bear the risk of loss and enjoy the opportunity for gain or profit on a Canadian share in order to take advantage of the inter-corporate dividend deduction on dividends received on that share. Accordingly, an alternative proposal could be supported that would deny the inter-corporate dividend deduction on dividends received by a taxpayer on a Canadian share in respect of which there is a synthetic equity arrangement, regardless of the tax status of the counterparty. Such a proposal would have a broader effect on the concerned taxpayers, but would eliminate some of the complexities of the measure described above.

The Government invites stakeholders to submit comments by August 31, 2015 concerning whether the scope of the measure should be broadened as described above. Such a proposal, if adopted after the consultation, would not apply before the results of the consultation process are announced. Please send your comments to legislation-taxation@fin.gc.ca.

Parties making a submission are asked to indicate whether they consent to have the submission posted on the Department of Finance website and, if so, the name of the individual or the organization which should be identified on the website as having made the submission. Submissions which are to be posted should preferably be provided electronically in PDF format or in plain text. The Department will not post submissions that do not clearly indicate consent to posting.

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Tax Avoidance of Corporate Capital Gains (Section 55)

The Income Tax Act contains an anti-avoidance rule that generally taxes as capital gains certain otherwise tax-deductible inter-corporate dividends. This rule typically applies where a corporation that is about to dispose of shares of another corporation receives from that other corporation tax-deductible dividends that in substance reflect the untaxed appreciation in the value of the other corporation. The tax-deductible dividends decrease the fair market value of the shares, or in some cases increase the cost of the shares, to the point where the unrealized capital gain on the shares is reduced.

The anti-avoidance rule generally applies to a dividend where, among other things, one of the purposes of the dividend was to effect a significant reduction in the portion of the capital gain that, but for the dividend, would have been realized on a disposition of any share at its fair market value. Certain exceptions to the application of the anti-avoidance rule are provided. Notably, an exception is provided where the dividend can reasonably be attributed to after-tax earnings (called “safe income on hand”), enabling a corporation to distribute such earnings as a tax-deductible inter-corporate dividend. Another exception allows for dividends received in certain related-party transactions.

Where the anti-avoidance rule applies to the dividend received on a share, the dividend is treated as proceeds of disposition if a corporation has disposed of the share, or as a gain from a disposition of capital property where a corporation has not disposed of the share.

As noted, the anti-avoidance rule currently applies where a dividend significantly reduces the capital gain on any share. However, the same tax policy concern arises where dividends are paid on a share not to reduce a capital gain on that share but instead to cause the fair market value of the share to fall below its cost or a significant increase in the total cost of properties. In that case, the shareholder could attempt to use the unrealized loss created by the payment of the dividend to shelter an accrued capital gain in respect of other property.

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Example

Corporation A wholly owns Corporation B, which has one class of shares. These shares have a fair market value of $1 million and an adjusted cost base of $1 million.

Corporation A contributes $1 million of cash to Corporation B in return for additional shares of the same class, with the result that Corporation A’s shares of Corporation B have a fair market value of $2 million and an adjusted cost base of $2 million.

If Corporation B uses its $1 million of cash to pay Corporation A a tax-deductible dividend of $1 million, the fair market value of Corporation A’s shares of Corporation B is reduced to $1 million although their adjusted cost base remains at $2 million. At this point, Corporation A has an unrealized capital loss of $1 million on Corporation B’s shares.

If Corporation A transfers an asset having a fair market value and unrealized capital gain of $1 million to Corporation B on a tax-deferred basis, Corporation A could then sell its shares of Corporation B for $2 million and take the position that there is no gain because the adjusted cost base of those shares is also $2 million.

A recent decision of the Tax Court of Canada held that the current anti-avoidance rule did not apply in a case where the effect of a dividend in kind (consisting of shares of another corporation) was to create an unrealized capital loss on shares. The unrealized loss was then used to avoid capital gains tax otherwise payable on the sale of another property. These transactions can have an effect identical to transactions that directly reduce a capital gain. Such transactions may be challenged by the Government under the existing general anti-avoidance rule. However, as any such challenge could be both time-consuming and costly, the Government is introducing specific legislative measures to ensure that the appropriate tax consequences apply.

Budget 2015 proposes an amendment to ensure that the anti-avoidance rule applies where one of the purposes of a dividend is to effect a significant reduction in the fair market value of any share or a significant increase in the total cost of properties of the recipient of the dividend.

Related rules are also proposed to ensure this amendment is not circumvented. For example, if a dividend is paid on a share of a corporation, and the value of the share is or becomes nominal, the dividend will be treated as having reduced the fair market value of the share. As well, changes will address the use of stock dividends (i.e., dividends that consist of additional shares of the same corporation) as a means of impairing the effectiveness of the anti-avoidance rule.

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Budget 2015 proposes an amendment to ensure that any dividend to which the anti-avoidance rule applies is to be treated as a gain from the disposition of capital property.

Budget 2015 also proposes that the exception for dividends received in certain related-party transactions be amended so that the exception will apply only to dividends that are received on shares of the capital stock of a corporation as a result of the corporation having redeemed, acquired or cancelled the shares.

This measure will apply to dividends received by a corporation on or after Budget Day.

Small Business Deduction: Consultation on Active versus Investment Business

The small business deduction is available on up to $500,000 of active business income of a Canadian-controlled private corporation. The deduction is intended to enhance the deferral of income tax on active business income that is retained in a private corporation, therefore encouraging the reinvestment of after-tax income for further growth.

Active business income does not include income from a “specified investment business”, which is generally a business the principal purpose of which is to derive income from property. A “specified investment business” does not include a business that has more than five full-time employees, with the result that income earned from such a business is eligible for the small business deduction even though its principal purpose is to derive income from property.

Stakeholders have expressed concern as to the application of these rules in cases such as self-storage facilities and campgrounds. Budget 2015 announces a review of the circumstances in which income from a business, the principal purpose of which is to earn income from property, should qualify as active business income.

The Government invites interested parties to submit comments by August 31, 2015. Please send your comments to business-entreprise@fin.gc.ca.

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Parties making a submission are asked to indicate whether they consent to have the submission posted on the Department of Finance website and, if so, the name of the individual or the organization which should be identified on the website as having made the submission. Submissions which are to be posted should preferably be provided electronically in PDF format or in plain text. The Department will not post submissions that do not clearly indicate consent to posting.

Consultation on Eligible Capital Property

To reduce the compliance burden for taxpayers, Budget 2014 announced a public consultation on the proposal to repeal the eligible capital property regime and replace it with a new capital cost allowance class.

The Government has heard from a number of stakeholders and continues to receive submissions on the proposal. All representations will be considered in the development of the rules relating to the new capital cost allowance class as well as the transitional rules. It is the intention of the Government to release detailed draft legislative proposals for stakeholder comment before their inclusion in a bill.

International Tax

Withholding for Non-Resident Employers

Canada generally taxes the employment income of non-residents that is earned in Canada. However, a resident of a country that has a tax treaty with Canada is generally exempt from Canadian tax on employment income from a non-resident employer if certain conditions are met. For example, a U.S. resident employee will generally be exempt from Canadian tax if the employee is present in Canada for no more than 183 days in any 12-month period commencing or ending in the relevant calendar year and their employer has no permanent establishment in Canada.

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An employer (including a non-resident employer) is generally required to withhold amounts on account of the income tax liability of an employee working in Canada, even if the employee is a non-resident who is expected to be exempt from Canadian tax because of a tax treaty. It may be possible for the employer to obtain an employee-specific waiver from the Canada Revenue Agency in order to be relieved from its obligation to withhold. However, the existing employee waiver system has been criticized as inefficient because each waiver is granted only in respect of a specific employee and for a specific time period.

In order to reduce the administrative burden of businesses engaged in cross-border trade and commerce, Budget 2015 proposes to provide an exception to the withholding requirements for payments by qualifying non-resident employers to qualifying non-resident employees. An employee will be a qualifying non-resident employee in respect of a payment if the employee:

•	is exempt from Canadian income tax in respect of the payment because of a tax treaty; and

•	is not in Canada for 90 or more days in any 12-month period that includes the time of the payment.

In order to be a qualifying non-resident employer, an employer (other than a partnership) must be resident in a country with which Canada has a tax treaty. In order for an employer that is a partnership to qualify, at least 90% of the partnership’s income for the fiscal period that includes the time of the payment must be allocated to persons that are resident in a treaty country. In all cases, the employer must not carry on business through a Canadian permanent establishment of the employer in its fiscal period that includes the time of the payment and the employer must be certified by the Minister of National Revenue at the time of the payment. Certification may be denied or revoked if the employer does not meet the conditions described above or fails to comply with its Canadian tax obligations.

Although a qualifying non-resident employer will not be obligated to withhold under these circumstances, it will continue to be responsible for its reporting requirements under the Income Tax Act with respect to amounts paid to its employees. Certification will not affect the determination of a non-resident’s Canadian tax liability. Employers will continue to be liable for any withholding in respect of non-resident employees found not to have met the conditions set out above. However, no penalty will apply to a qualifying non-resident employer for failing to withhold in respect of a payment if, after reasonable inquiry, the employer had no reason to believe, at the time of payment, that the employee did not meet the conditions set out above.

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This measure will apply in respect of payments made after 2015.

Streamlining Reporting Requirements for Foreign Assets

A Canadian-resident individual, corporation or trust that, at any time in a taxation year, owns specified foreign property with a total cost of more than $100,000 must file a Foreign Income Verification Statement (Form T1135) with the Canada Revenue Agency. Form T1135 must also be filed by certain partnerships that hold specified foreign property. Specified foreign property generally includes funds and investments held outside of Canada, but excludes property used exclusively in carrying on an active business, real estate and other property that is for personal use, as well as shares and indebtedness of a foreign affiliate of the taxpayer. Property held in registered plans, such as Registered Retirement Savings Plans and Tax-Free Savings Accounts, are excluded from the Form T1135 reporting requirements.

The Canada Revenue Agency introduced a revised Form T1135 in 2013. The revised form requires taxpayers to provide more detailed information regarding each specified foreign property. Stakeholders have commented that this approach has resulted in a compliance burden for some taxpayers that may be disproportionate to the amount of their foreign investments.

To reduce the compliance burden on taxpayers while maintaining the Government’s commitment to combatting international tax evasion and aggressive tax avoidance, Budget 2015 proposes to simplify the foreign asset reporting system for taxation years that begin after 2014. Under the revised form being developed by the Canada Revenue Agency, if the total cost of a taxpayer’s specified foreign property is less than $250,000 throughout the year, the taxpayer will be able to report these assets to the Canada Revenue Agency under a new simplified foreign asset reporting system. The current reporting requirements will continue to apply to taxpayers with specified foreign property that has a total cost at any time during the year of $250,000 or more.

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Captive Insurance

The Canadian tax system contains rules that protect the tax base by preventing taxpayers from shifting certain Canadian-source income to no- or low-tax jurisdictions. Under these rules, such income earned by a controlled foreign affiliate of a taxpayer resident in Canada is considered foreign accrual property income (FAPI) that is taxable in the hands of the Canadian taxpayer on an accrual basis.

A specific anti-avoidance rule in the FAPI regime is intended to prevent Canadian taxpayers from shifting income from the insurance of Canadian risks (i.e., risks in respect of persons resident in Canada, property situated in Canada or businesses carried on in Canada) to a foreign affiliate resident in a lower-tax jurisdiction.

This anti-avoidance rule was amended in 2014 to curtail certain sophisticated tax-planning arrangements (sometimes referred to as “insurance swaps”). These arrangements were designed to circumvent the existing anti-avoidance rule while allowing the affiliate to retain its economic exposure to a pool of Canadian risks.

The Government has become aware of alternative arrangements that are intended to achieve tax benefits similar to those that the 2014 amendment was intended to prevent. Under these alternative arrangements, the affiliate receives consideration with an embedded profit component (based upon the expected return on the pool of Canadian risks) in exchange for ceding its Canadian risks. The Budget 2014 amendment may not apply to these alternative arrangements if the affiliate does not enter into an insurance swap transaction that provides it with economic exposure to the Canadian risks. Although existing anti-avoidance or other rules in the Income Tax Act may apply to such alternative arrangements, such challenges can be time-consuming and costly. Accordingly, specific legislative action is proposed to clarify that these arrangements give rise to FAPI.

Budget 2015 proposes to amend the existing anti-avoidance rule in the FAPI regime that relates to the insurance of Canadian risks. This amendment is intended to ensure that profits of a Canadian taxpayer from the insurance of Canadian risks remain taxable in Canada. In particular, it will be amended so that:

•	a foreign affiliate’s income in respect of the ceding of Canadian risks is included in computing the affiliate’s FAPI; and

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•

for these purposes, when an affiliate cedes Canadian risks and receives as consideration a portfolio of insured foreign risks, the affiliate is considered to have earned FAPI in respect of the ceding of the Canadian risks in an amount equal to the difference between the fair market value of the Canadian risks ceded and the affiliate’s costs in respect of having acquired those Canadian risks.

This measure will apply to taxation years of taxpayers that begin on or after Budget Day.

The Government invites interested stakeholders to submit comments on this measure by June 30, 2015. Please send your comments to legislation-taxation@fin.gc.ca.

Parties making a submission are asked to indicate whether they consent to have the submission posted on the Department of Finance website and, if so, the name of the individual or the organization which should be identified on the website as having made the submission. Submissions which are to be posted should preferably be provided electronically in PDF format or in plain text. The Department will not post submissions that do not clearly indicate consent to posting.

Update on Tax Planning by Multinational Enterprises

Members of the Organisation for Economic Co-operation and Development (OECD) and the G-20 are working together on the issues identified in the OECD’s Action Plan on Base Erosion and Profit Shifting (BEPS), which was released by the OECD in July 2013. BEPS refers to legal tax planning arrangements undertaken by multinational enterprises that exploit the interaction between domestic and international tax rules to shift profits away from the countries where income-producing activities take place. In 2014, Canada and the other members of the G-20 welcomed the first seven deliverables under the BEPS Action Plan. G-20 Finance Ministers also welcomed the three BEPS-related items delivered in February 2015.

In Economic Action Plan 2014, the Government invited input from stakeholders on issues related to international tax planning in order to inform Canada’s participation in these international discussions. The consultations sought to obtain views on how to ensure tax fairness and better protect the Canadian tax base while maintaining an internationally competitive tax system.

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Input from stakeholders on these issues has helped shape Canada’s ongoing participation in the international discussions related to the OECD/G-20 BEPS project. The Government looks forward to the conclusion of the project and to discussions with the international community on the implementation of its recommendations.

The Government will proceed in this area in a manner that balances tax integrity and fairness with the competitiveness of Canada’s tax system. Improving business tax fairness and competiveness has been a central element of the Government’s approach to fostering an environment in which businesses can thrive and compete in a global economy. Taxes are one of the main factors that drive investment decisions and the Government is committed to maintaining Canada’s advantage as an attractive destination for business investment.

Update on the Automatic Exchange of Information for Tax Purposes

The exchange of tax information between countries is an important tool for promoting compliance and combating tax evasion. As such, it helps to protect the revenue base and ensure public confidence in the fairness and equity of the tax system.

G-20 Leaders committed in 2013 to the automatic exchange of tax information in respect of financial accounts as the new global standard. In November 2014, Canada and the other G-20 countries endorsed a new common reporting standard for automatic information exchange developed by the Organisation for Economic Development and Co-operation and committed to a first exchange of information by 2017 or 2018. G-20 Finance Ministers committed in February 2015 to work towards completing the necessary legislative procedures within the agreed timeframe.

Under the new standard, foreign tax authorities will provide information to the Canada Revenue Agency relating to financial accounts in their jurisdictions held by Canadian residents. The Canada Revenue Agency will, on a reciprocal basis, provide corresponding information to the foreign tax authorities on accounts in Canada held by residents of their jurisdictions. In order for the Canada Revenue Agency to obtain the information to be exchanged, the common reporting standard will require financial institutions in Canada to implement due diligence procedures to identify accounts held by non-residents and report certain information relating to these accounts to the Agency. It will not require reporting on accounts held by residents of Canada with foreign citizenship. The standard includes important safeguards to protect taxpayer confidentiality and ensure that the exchanged information is used only by tax authorities and only for tax purposes.

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Canada proposes to implement the common reporting standard starting on July 1, 2017, allowing a first exchange of information in 2018. As of the implementation date, financial institutions will be expected to have procedures in place to identify accounts held by residents of any country other than Canada and to report the required information to the Canada Revenue Agency. As the Canada Revenue Agency formalizes exchange arrangements with other jurisdictions, having been satisfied that each jurisdiction has appropriate capacity and safeguards in place, the information will begin to be exchanged on a reciprocal, bilateral basis. Draft legislative proposals will be released for comments in the coming months.

Implementation of the common reporting standard will further the Government’s commitment to tax fairness and responsible fiscal management.

Other Measures

Aboriginal Tax Policy

Taxation is an integral part of good governance as it promotes greater accountability and self-sufficiency and provides revenues for important public services and investments. Therefore, the Government of Canada supports initiatives that encourage the exercise of direct taxation powers by Aboriginal governments.

To date, the Government of Canada has entered into 35 sales tax arrangements under which Indian Act bands and self-governing Aboriginal groups levy a sales tax within their reserves or their settlement lands. In addition, 14 arrangements respecting personal income taxes are in effect with self-governing Aboriginal groups under which they impose a personal income tax on all residents within their settlement lands. The Government reiterates its willingness to discuss and put into effect direct taxation arrangements with interested Aboriginal governments.

The Government of Canada also supports direct taxation arrangements between interested provinces or territories and Aboriginal governments and has enacted legislation to facilitate such arrangements.

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Previously Announced Measures

Budget 2015 confirms the Government’s intention to proceed with the following previously announced tax and related measures, as modified to take into account consultations and deliberations since their announcement or release:

•

Legislative proposals released on July 12, 2013, providing new rules to ensure an appropriate income inclusion for stub-year foreign accrual property income on dispositions of foreign affiliate shares.

•	Legislative amendments proposed in Economic Action Plan 2014 to ensure that the Office of the Chief Actuary can efficiently and effectively deliver its services to key clients.

•	Measures announced in Economic Action Plan 2014 relating to the Goods and Services Tax/Harmonized Sales Tax joint venture election.

•	A proposed change announced on December 23, 2014 to the limit on the deduction of tax-exempt allowances paid by employers to employees that use their personal vehicle for business purposes.

•

Regulatory proposals released on February 19, 2015, establishing a capital cost allowance rate of 30 per cent for equipment used in natural gas liquefaction and 10 per cent for buildings at a facility that liquefies natural gas.

•	Measures announced on March 1, 2015 to support Canadian mining:

–	Extending the 15% Mineral Exploration Tax Credit for investors in flow-through shares for an additional year, until March 31, 2016; and

–	Ensuring that the costs associated with undertaking environmental studies and community consultations that are required in order to obtain an exploration permit will be eligible for treatment as Canadian Exploration Expenses.

•	Measures to make the new Family Caregiver Relief Benefit and Critical Injury Benefit, announced on March 17, 2015 and March 30, 2015, non-taxable to Veterans.

Budget 2015 also reaffirms the Government’s commitment to move forward as required with technical amendments to improve the certainty of the tax system.

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Table A5.4

Integrity and Fairness Tax Measures since Budget 20101

Fiscal Savings (millions of dollars)

	2010– 2011	2011– 2012	2012– 2013	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total

Budget 2010
Integrity Measures
Medical Expense Tax Credit – Purely Cosmetic Procedures	40	40	40	40	40	45	45	45	45	50	430
Employee Stock Options	175	210	240	245	245	250	250	255	255	260	2,385
Interest on Overpaid Taxes	45	100	140	170	190	210	220	230	235	245	1,785
Scholarship Exemption and Education Tax Credit	–	–	–	–	–	–	–	–	–	–	–
Specified Investment Flow-Through (SIFT) Conversions and Loss Trading	–	–	–	–	–	–	–	–	–	–	–
Foreign Tax Credit Generators	–	–	–	–	–	–	–	–	–	–	–
Foreign Investment Entities and Non-Resident Trusts	–	–	–	–	–	–	–	–	–	–	–
Specified Leasing Property Rules	–	–	–	–	–	–	–	–	–	–	–
Information Reporting of Tax Avoidance Transactions	–	–	–	–	–	–	–	–	–	–	–
GST/HST and Purely Cosmetic Procedures	–	–	–	–	–	–	–	–	–	–	–
Total for Budget 2010	260	350	420	455	475	505	515	530	535	555	4,600

Budget 2011
Integrity Measures
Registered Retirement Savings Plans (RRSPs) – Anti-Avoidance Rules	–	100	100	100	100	100	100	100	105	105	910
Individual Pension Plans	–	15	15	15	15	15	15	15	20	20	145
Tax on Split Income – Capital Gains	–	15	15	15	15	15	15	20	20	20	150
Enhance the Regulatory Regime for Qualified Donees	–	–	–	–	–	–	–	–	–	–	–
Safeguard Charitable Assets through Good Governance	–	–	–	–	–	–	–	–	–	–	–

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Table A5.4

Integrity and Fairness Tax Measures since Budget 20101

Fiscal Savings (millions of dollars)

	2010– 2011	2011– 2012	2012– 2013	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total
Recover Tax Assistance for Returned Gifts	–	–	–	–	–	–	–	–	–	–	–
Gifts of Non-Qualifying Securities	–	–	–	–	–	–	–	–	–	–	–
Granting of Options to Qualified Donees	–	–	–	–	–	–	–	–	–	–	–
Donations of Publicly Listed Flow-Through Shares	–	50	55	55	60	60	65	65	65	70	545
Stop-Loss Rules on the Redemption of a Share	–	75	95	80	80	80	80	80	80	80	730
Partnerships – Deferral of Corporate Tax	–	–	620	1,130	1,190	860	1,245	590	105	105	5,845
Total for Budget 2011	–	255	900	1,395	1,460	1,130	1,520	870	395	400	8,325

Economic Action Plan 2012
Integrity Measures
Retirement Compensation Arrangements	–	–	–	–	–	–	–	–	–	–	–
Employees Profit Sharing Plans	–	–	10	35	40	40	40	45	45	45	300
Tax Avoidance Through the Use of Partnerships	–	–	–	–	–	–	–	–	–	–	–
Thin Capitalization – Partnerships	–	–	–	–	–	–	–	–	–	–	–
Thin Capitalization - Debt-to-Equity Ratio	–	–	–	40	70	50	40	35	35	40	310
Thin Capitalization – Disallowed Interest Treated as a Dividend	–	–	–	1	1	1	1	1	1	1	7
Foreign Affiliate Dumping	–	–	90	205	265	335	395	470	580	700	3,040
Tax Shelter Administrative Changes	–	–	–	–	–	–	–	–	–	–	–

Total for Economic Action Plan 2012	–	–	100	281	376	426	476	551	661	786	3,657

476

Table A5.4

Integrity and Fairness Tax Measures since Budget 20101

Fiscal Savings (millions of dollars)

	2010– 2011	2011– 2012	2012– 2013	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total
Economic Action Plan 2013
Integrity Measures
Thin Capitalization Rules – Non-Resident Corporations and Trusts	–	–	–	–	–	–	–	–	–	–	–
Thin Capitalization Rules – Canadian-Resident Trusts	–	–	–	–	–	–	–	–	–	–	–
Non-Resident Trusts	–	–	–	–	–	–	–	–	–	–	–
Trust Loss Trading	–	–	–	65	65	65	70	70	70	70	475
Corporate Loss Trading	–	–	–	5	10	20	25	35	40	50	185
Restricted Farm Losses – Reinstating Moldowan	–	–	–	–	–	–	–	–	–	–	–
Synthetic Dispositions	–	–	–	–	–	–	–	–	–	–	–
Character Conversion Transactions	–	–	–	15	25	35	45	55	60	65	300
Extended Reassessment Period: Tax Shelters and Reportable Transactions	–	–	–	–	–	–	–	–	–	–	–
Extended Reassessment Period: Form T1135	–	–	–	–	–	–	–	–	–	–	–
Taxes in Dispute and Charitable Donation Tax Shelters	–	–	–	–	–	–	–	–	–	–	–
Information Requirements Regarding Unnamed Persons	–	–	–	–	–	–	–	–	–	–	–
International Electronic Funds Transfers	–	–	–	–	–	–	–	–	–	–	–
Leveraged Life Insurance Arrangements – Leveraged Insured Annuities	–	–	–	5	15	20	25	35	40	45	185
Leveraged Life Insurance Arrangements – 10/8 Arrangements	–	–	–	10	50	60	65	75	85	95	440
Reserve for Future Services	–	–	–	–	–	–	–	–	–	–	–

477

Table A5.4

Integrity and Fairness Tax Measures since Budget 20101

Fiscal Savings (millions of dollars)

	2010– 2011	2011– 2012	2012– 2013	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total
Scientific Research and Experimental Development Program	–	–	–	–	–	–	–	–	–	–	–
GST/HST Business Information Requirement	–	–	–	–	–	–	–	–	–	–	–
GST/HST on Reports and Services for Non-Health Care Purposes	–	–	–	1	1	1	2	2	2	2	11
GST/HST on Paid Parking	–	–	–	–	–	–	–	–	–	–	–
Electronic Suppression of Sales Software Sanctions	–	–	–	–	–	–	–	–	–	–	–
Tax Fairness Measures
Mining Expenses – Pre-Production Mine Development Expenses	–	–	–	–	–	4	10	20	30	30	94
Mining Expenses – Accelerated Capital Cost Allowance for Mining	–	–	–	–	–	–	–	10	20	40	70
Additional Deduction for Credit Unions	–	–	–	10	25	35	50	65	65	65	315
Dividend Tax Credit	–	–	–	145	585	620	655	690	725	765	4,185
Labour-Sponsored Venture Capital Corporations Tax Credit	–	–	–	–	15	65	115	160	160	160	675
Deduction for Safety Deposit Boxes	–	–	–	5	30	40	40	40	40	45	240
Excise Duty Rate on Manufactured Tobacco	–	–	2	75	65	60	55	50	45	40	392

Total for Economic Action Plan 2013	–	–	2	336	886	1,025	1,157	1,307	1,382	1,472	7,567

Economic Action Plan 2014
Integrity Measures
Tax on Split Income	–	–	–	10	35	35	35	35	40	40	230
Donations of Certified Cultural Property	–	–	–	–	4	4	4	4	4	4	24
State Supporters of Terrorism	–	–	–	–	–	–	–	–	–	–	–
Captive Insurance	–	–	–	–	–	275	250	240	250	265	1,280
Offshore Regulated Banks	–	–	–	–	–	25	55	45	45	50	220

478

Table A5.4

Integrity and Fairness Tax Measures since Budget 20101

Fiscal Savings (millions of dollars)

	2010– 2011	2011– 2012	2012– 2013	2013– 2014	2014– 2015	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	Total
Back-to-Back Loans	—	—	—	—	—	—	—	—	—	—	—
Strengthening Compliance with GST/HST Registration	—	—	—	—	—	—	—	—	—	—	—
Standardizing Sanctions Related to False Statements in Excise Tax Returns	—	—	—	—	—	—	—	—	—	—	—
Tax Fairness Measures
Graduated Rate Taxation of Trusts and Estates	—	—	—	—	—	20	70	75	80	85	330
Non-Resident Trusts	—	—	—	—	5	25	25	25	30	30	140

Total for Economic Action Plan 2014	—	—	—	10	44	384	439	424	449	474	2,224

Subtotal: Savings announced prior to Economic Action Plan 2015	260	605	1,422	2,477	3,241	3,470	4,107	3,682	3,422	3,687	26,373

Economic Action Plan 2015
Integrity Measures
Alternative Arguments in Support of Assessments	—	—	—	—	—	—	—	—	—	—	—
Synthetic Equity Arrangements	—	—	—	—	—	—	365	310	280	280	1,235
Tax Avoidance of Corporate Capital Gains (Section 55)	—	—	—	—	—	—	—	—	—	—	—
Captive Insurance	—	—	—	—	—	—	—	—	—	—	—

Total for Economic Action Plan 2015	—	—	—	—	—	—	365	310	280	280	1,235

Total Including Economic Action Plan 2015	260	605	1,422	2,477	3,241	3,470	4,472	3,992	3,702	3,967	27,608

Note: Totals may not add due to rounding. The estimated savings from the measures introduced in Budgets 2010 and 2011 and Economic Action Plans 2012, 2013 and 2014 reflect updated tax data and economic projections.

[1]	A “-” indicates a nil amount, a small amount (less than $1 million) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base.

479

Tax Measures:

Notice of Ways and Means Motions

NOTICE OF WAYS AND MEANS MOTION TO AMEND THE INCOME TAX ACT

AND OTHER TAX LEGISLATION

That it is expedient to amend the Income Tax Act (“the Act”) and other tax legislation as follows:

Tax-Free Savings Account

1. The definition “TFSA dollar limit” in subsection 207.01(1) of the Income Tax Act is replaced by the following:

“TFSA dollar limit” for a calendar year means,

(a) for 2009, $5,000;

(b) for each year after 2009 and before 2015, the amount (rounded to the nearest multiple of $500, or if that amount is equidistant from two such consecutive multiples, to the higher multiple) that is equal to $5,000 adjusted for each year after 2009 in the manner set out in section 117.1; and

(c) for each year after 2014, $10,000.

Home Accessibility Tax Credit

2. (1) Subsection 108(1.1) of the Act is replaced by the following:

(1.1) For the purpose of the definition “testamentary trust” in subsection (1), a contribution to a trust does not include a qualifying expenditure (within the meaning of sections 118.04 or 118.041) of a beneficiary under the trust.

(2) Subsection (1) applies to the 2016 and subsequent taxation years.

3. (1) The Act is amended by adding the following after section 118.04:

118.041. (1) The following definitions apply in this section.

“eligible dwelling” of an individual, at any time in a taxation year, means a housing unit (including the land subjacent to the housing unit and the immediately contiguous land, but not including the portion of that land that exceeds the greater of  1/2 hectare and the portion of that land that the individual establishes is necessary for the use and enjoyment of the housing unit as a residence) located in Canada if

(a) the individual (or a trust under which the individual is a beneficiary) owns — whether jointly with another person or otherwise — at that time, the housing unit or a share of the capital stock of a co-operative housing corporation acquired for the sole purpose of acquiring the right to inhabit the housing unit owned by the corporation; and

(b) the housing unit is ordinarily inhabited, or is reasonably expected to be ordinarily inhabited, at any time in the taxation year

483

(i) by the individual, if the individual is a qualifying individual, or

(ii) by the individual and a qualifying individual, if

(A) the individual is an eligible individual in respect of the qualifying individual, and

(B) the qualifying individual does not, throughout the taxation year, own — whether jointly with another person or otherwise — and ordinarily inhabit another housing unit in Canada.

“eligible individual”, in respect of a qualifying individual for a taxation year, means

(a) an individual who is the qualifying individual’s spouse or common-law partner in the year;

(b) except if paragraph (c) of this definition applies, an individual who is entitled to deduct an amount under subsection 118.3(2) for the year in respect of the qualifying individual or would be if no amount was claimed for the year by the qualifying individual under subsection 118.3(1) or by the qualifying individual’s spouse or common-law partner under section 118.8; or

(c) in the case of a qualifying individual who has attained the age of 65 before the end of the year, an individual who

(i) claimed for the year a deduction under subsection 118(1) in respect of the qualifying individual because of

(A) paragraph (b) of the description of B in that subsection, or

(B) paragraph (c.1) or (d) of that description where the qualifying individual is a parent, grandparent, child, grandchild, brother, sister, aunt, uncle, nephew or niece of the individual, or of the individual’s spouse or common-law partner, or

(ii) could have claimed for the year a deduction referred to in subparagraph (i) in respect of the qualifying individual if

(A) the qualifying individual had no income for the year,

(B) in the case of a deduction referred to in clause (i)(A), the individual were not married and not in a common-law partnership, and

(C) in the case of a deduction under subsection 118(1) because of paragraph (d) of the description of B in that subsection in respect of a qualifying individual who is a dependant (within the meaning of subsection 118(6)) of the individual, the qualifying individual were dependent on the individual because of mental or physical infirmity.

“individual” does not include a trust.

“qualifying expenditure” of an individual means an outlay or expense that is made or incurred, during a taxation year, that is directly attributable to a qualifying renovation — of an eligible dwelling of a qualifying individual or an eligible individual in respect of a qualifying individual — and that is the cost of goods acquired or services received during the year and includes an outlay or expense for permits required for, or for the rental of equipment used in the course of, the qualifying renovation, but does not include an outlay or expense

484

(a) to acquire a property that can be used independently of the qualifying renovation;

(b) that is the cost of annual, recurring or routine repair or maintenance;

(c) to acquire a household appliance;

(d) to acquire an electronic home-entertainment device;

(e) that is the cost of housekeeping, security monitoring, gardening, outdoor maintenance or similar services;

(f) for financing costs in respect of the qualifying renovation;

(g) made or incurred primarily for the purpose of increasing or maintaining the value of the eligible dwelling;

(h) made or incurred for the purpose of gaining or producing income from a business or property;

(i) in respect of goods or services provided by a person not dealing at arm’s length with the qualifying individual or the eligible individual, unless the person is registered for the purposes of Part IX of the Excise Tax Act; or

(j) to the extent that the outlay or expense can reasonably be considered to be have been reimbursed, otherwise than as assistance from the federal or a provincial government including a grant, subsidy, forgivable loan or a deduction from tax.

“qualifying individual”, in respect of a taxation year, means an individual

(a) who has attained the age of 65 years before the end of the taxation year; or

(b) in respect of whom an amount is deductible, or would be deductible if this Act were read without reference to paragraph 118.3(1)(c), under section 118.3 in computing a taxpayer’s tax payable under this Part for the taxation year.

“qualifying renovation” means a renovation or alteration of an eligible dwelling of a qualifying individual or an eligible individual in respect of a qualifying individual that

(a) is of an enduring nature and integral to the eligible dwelling; and

(b) is undertaken to

(i) enable the qualifying individual to gain access to, or to be mobile or functional within, the eligible dwelling, or

(ii) reduce the risk of harm to the qualifying individual within the eligible dwelling or in gaining access to the dwelling.

(2) For the purpose of this section,

(a) a qualifying expenditure in respect of an eligible dwelling of a particular individual — who is a qualifying individual or an eligible individual in respect of a qualifying individual — includes an outlay or expense made or incurred by a co-operative housing

485

corporation, a condominium corporation (or, for civil law, a syndicate of co-owners) or a similar entity (in this paragraph referred to as the “corporation”), in respect of a property that is owned, administered or managed by that corporation and that includes the eligible dwelling, to the extent of the share of that outlay or expense that is reasonably attributable to the eligible dwelling, if

(i) the outlay or expense would be a qualifying expenditure of the corporation if the corporation were an individual and the property were an eligible dwelling of that individual, and

(ii) the corporation has notified, in writing, either the particular individual or, if the particular individual is an eligible individual in respect of a qualifying individual, the qualifying individual, of the share of the outlay or expense that is attributable to the eligible dwelling; and

(b) a qualifying expenditure in respect of an eligible dwelling of a particular individual — who is a qualifying individual or an eligible individual in respect of a qualifying individual — includes an outlay or expense made or incurred by a trust, in respect of a property owned by the trust that includes the eligible dwelling, to the extent of the share of that outlay or expense that is reasonably attributable to the eligible dwelling, having regard to the amount of the outlays or expenses made or incurred in respect of the eligible dwelling (including, for this purpose, common areas relevant to more than one eligible dwelling), if

(i) the outlay or expense would be a qualifying expenditure of the trust if the trust were an individual and the property were an eligible dwelling of that individual, and

(ii) the trust has notified, in writing, either the particular individual or, if the particular individual is an eligible individual in respect of a qualifying individual, the qualifying individual, of the share of the outlay or expense that is attributable to the eligible dwelling.

(3) For the purpose of computing the tax payable under this Part by a qualifying individual or an eligible individual, in respect of an eligible dwelling for a taxation year, there may be deducted the amount determined by the formula

A × B

where

A	is the appropriate percentage for the taxation year; and

B	is the lesser of

(a) $10,000, and

(b) the total of all amounts, each of which is a qualifying expenditure of the individual in respect of the eligible dwelling for the taxation year.

(4) Despite paragraph 248(28)(b), an amount may be included in determining both an amount under subsection (3) and under section 118.2 if those amounts otherwise qualify to be included for the purposes of those provisions.

486

(5) For the purpose of this section,

(a) a maximum of $10,000 of qualifying expenditures for a taxation year in respect of a qualifying individual can be claimed under subsection (3) by the qualifying individual and all eligible individuals in respect of the qualifying individual;

(b) if there is more one qualifying individual in respect of an eligible dwelling, a maximum of $10,000 of qualifying expenditures for a taxation year in respect of the eligible dwelling can be claimed under subsection (3) by the qualifying individuals and all eligible individuals in respect of the qualifying individuals; and

(c) if more than one individual is entitled to a deduction under subsection (3) for a taxation year in respect of the same qualifying individual or the same eligible dwelling and the individuals cannot agree as to what portion of the amount each can so deduct, the Minister may fix the portions.

(6) For the purpose subsection (5), if an individual becomes bankrupt in a particular calendar year, despite subsection 128(2), any reference to the taxation year of the individual is deemed to be a reference to the particular calendar year.

(7) For the purpose of this section,

(a) if an individual dies during a calendar year and would have attained 65 years of age if the individual were alive at the end of the year, the individual is deemed to have attained 65 years of age at the beginning of the year;

(b) if an individual becomes a qualifying individual during a calendar year and becomes bankrupt in that year, the individual is deemed to be a qualifying individual at the beginning of that year; and

(c) if an individual becomes a qualifying individual during a calendar year and an eligible individual in respect of the qualifying individual becomes bankrupt in that year, the individual is deemed to be a qualifying individual at the beginning of the year.

(2) Subsection (1) applies to the 2016 and subsequent taxation years.

4. (1) Section 118.92 of the Act is replaced by the following:

118.92 In computing an individual’s tax payable under this Part, the following provisions shall be applied in the following order: subsections 118(1) and (2), section 118.7, subsections 118(3) and (10) and sections 118.01, 118.02, 118.031, 118.04, 118.041, 118.05, 118.06, 118.07, 118.3, 118.61, 118.5, 118.6, 118.9, 118.8, 118.2, 118.1, 118.62, 119.1 and 121.

(2) Subsection (1) applies to the 2016 and subsequent taxation years.

487

Minimum Withdrawal Factors for Registered Retirement Income Funds

5. The Act is amended by adding the following after section 60.021:

60.022 (1) In determining the amount that may be deducted because of paragraph 60(l) in computing a taxpayer’s income for the 2015 taxation year, clause 60(l)(v)(B.2) is to be read as follows:

(B.2) the total of all amounts each of which is

(I) the taxpayer’s eligible amount (within the meaning of subsection 146.3(6.11)) for the year in respect of a registered retirement income fund,

(II) the taxpayer’s eligible RRIF withdrawal amount (within the meaning of subsection 60.022(2)) for the year in respect of a RRIF,

(III) the taxpayer’s eligible variable benefit withdrawal amount (within the meaning of subsection 60.022(3)) for the year in respect of an account of the taxpayer under a money purchase provision of a registered pension plan, or

(IV) the taxpayer’s eligible PRPP withdrawal amount (within the meaning of subsection 60.022(4)) for the year in respect of an account of the taxpayer under a PRPP,

(2) A taxpayer’s eligible RRIF withdrawal amount for the taxation year in respect of a RRIF under which the taxpayer is the annuitant at the beginning of the taxation year is the amount determined by the formula

A – B

where

A	is the lesser of

(a) the total of all amounts included, because of subsection 146.3(5), in computing the taxpayer’s income for the taxation year in respect of amounts received out of or under the fund (other than an amount paid by direct transfer from the fund to another fund or to a registered retirement savings plan), and

(b) the amount that would be the minimum amount under the fund for the 2015 taxation year if it were determined using the prescribed factors under subsections 7308(3) or (4), as the case may be, of the Income Tax Regulations as they read on December 31, 2014; and

B	is the minimum amount under the fund for the taxation year.

(3) A taxpayer’s eligible variable benefit withdrawal amount for a taxation year in respect of an account of the taxpayer under a money purchase provision of a registered pension plan is the amount determined by the formula

A – B – C

where

A	is the lesser of

(a) the total of all amounts each of which is the amount of a retirement benefit (other than a retirement benefit permissible under any of paragraphs 8506(1)(a) to (e) of the Income Tax Regulations) paid from the plan in the taxation year in respect of the account and included, because of paragraph 56(1)(a), in computing the taxpayer’s income for the taxation year, and

488

(b) the amount that would be the minimum amount for the account for the 2015 taxation year if it were determined using the factor designated under subsection 7308(4) of the Income Tax Regulations as they read on December 31, 2014;

B	is the minimum amount for the account for the taxation year; and

C	is the total of all contributions made by the taxpayer under the provision and designated for the purposes of subsection 8506(12) of the Income Tax Regulations.

(4) A taxpayer’s eligible PRPP withdrawal amount for a taxation year in respect of an account of the taxpayer under a PRPP is the amount determined by the formula

A – B

where

A	is the lesser of

(a) the total of all amounts each of which is the amount of a distribution made from the account in the taxation year and included, because of subsection 147.5(13), in computing the taxpayer’s income for the taxation year, and

(b) the amount that would be the minimum amount for the account for the 2015 taxation year if it were determined using the factor designated under subsection 7308(4) of the Income Tax Regulations as they read on December 31, 2014, and

B	is the minimum amount for the account for the taxation year.

(5) For the purposes of this section,

(a) “money purchase provision” has the same meaning as in subsection 147.1(1);

(b) “retirement benefits” has the meaning as in subsection 8500(1) of the Income Tax Regulations;

(c) the minimum amount for an account of a taxpayer under a money purchase provision of a registered pension plan is the amount determined under subsection 8506(5) of the Income Tax Regulations; and

(d) the minimum amount for an account of a taxpayer under a PRPP is the amount that would be the minimum amount for the calendar year under subsection 8506(5) of the Income Tax Regulations if the taxpayer’s account were an account under a money purchase provision of a registered pension plan.

6. Section 146.3 of the Act is amended by adding the following after subsection (1.2):

(1.3) For the purposes of subsections (5.1) and 153(1) and the definition “periodic pension payment” in section 5 of the Income Tax Conventions Interpretation Act, the minimum amount under a retirement income fund for 2015 is the amount that would be the minimum amount under the fund for the year if it were determined using the prescribed factors under subsections 7308(3) or (4), as the case may be, of the Income Tax Regulations as they read on December 31, 2014.

489

7. Paragraph 147.5(3)(b) of the Act is replaced by the following:

(b) a contribution is made to the plan in respect of a member after the calendar year in which the member attains 71 years of age, other than an amount

(i) described in subparagraph (a)(iii), or

(ii) if subsection 60.022(1) applies, described in any of subclauses 60(l)(v)(B.2)(II) to (IV);

8. (1) The table to subsection 7308(3) of the Income Tax Regulations is replaced by the following:

X	Factor

Under 72	1/(90 – X)
72	0.0540
73	0.0553
74	0.0567
75	0.0582
76	0.0598
77	0.0617
78	0.0636
79	0.0658
80	0.0682
81	0.0708
82	0.0738
83	0.0771
84	0.0808
85	0.0851
86	0.0899
87	0.0955
88	0.1021
89	0.1099
90	0.1192
91	0.1306
92	0.1449
93	0.1634
94	0.1879
95 or older	0.2000

(2) The table to subsection 7308(4) of the Income Tax Regulations is replaced by the following:

490

Y	Factor
under 71	1/(90 – Y)
71	0.0528
72	0.0540
73	0.0553
74	0.0567
75	0.0582
76	0.0598
77	0.0617
78	0.0636
79	0.0658
80	0.0682
81	0.0708
82	0.0738
83	0.0771
84	0.0808
85	0.0851
86	0.0899
87	0.0955
88	0.1021
89	0.1099
90	0.1192
91	0.1306
92	0.1449
93	0.1634
94	0.1879
95 or older	0.2000

(3) Subsections (1) and (2) apply to the 2015 and subsequent taxation years.

9. Section 8506 of the Income Tax Regulations is amended by adding the following after subsection (10):

Recontribution for 2015

(11) If a contribution made by a member of a registered pension plan and credited to the member’s account under a money purchase provision of the plan complies with the conditions in subsection (12), the contribution

(a) is deemed to have been made in accordance with the plan as registered;

(b) is to be disregarded for the purposes of paragraph (2)(c.1); and

(c) is deemed to be an excluded contribution for the purposes of paragraph 8301(4)(a).

Conditions Referred to in Subsection (11)

(12) The conditions referred to in subsection (11) are as follows:

491

(a) the contribution is made after December 31, 2014 and before March 1, 2016;

(b) the contribution is designated for the purposes of this subsection in a manner acceptable to the Minister; and

(c) the amount of the contribution does not exceed the amount determined by the formula

A – B – C

where

A	is the lesser of

(i) the total of all amounts each of which is the amount of a retirement benefit (other than a retirement benefit permissible under any of paragraphs (1)(a) to (e)) paid from the plan in 2015 in respect of the account and included, because of paragraph 56(1)(a) of the Act, in computing the taxpayer’s income for the taxation year, and

(ii) the amount that would be the minimum amount for the account for 2015 if it were determined using the factor designated under subsection 7308(4) as it read on December 31, 2014,

B	is the minimum amount for the account for 2015, and

C	is the total of all other contributions made by the member under the money purchase provision at or before the time of the contribution and designated for the purposes of this subsection.

Lifetime Capital Gains Exemption for Qualified Farm or Fishing Property

10. (1) Section 104 of the Act is amended by adding the following after subsection (21.2):

(21.21) If clause (21.2)(b)(ii)(A) applies to deem, for the purposes of section 110.6, the beneficiary under a trust to have a taxable capital gain (referred to in this subsection as the “QFFP taxable capital gain”) from a disposition of capital property that is qualified farm or fishing property of the beneficiary, for the beneficiary’s taxation year that ends on or after April 21, 2015, and in which the designation year of the trust ends, for the purposes of subsection 110.6(2.2), the beneficiary is, if the trust complies with the requirements of subsection (21.22), deemed to have a taxable capital gain from the disposition of qualified farm or fishing property of the beneficiary on or after April 21, 2015 equal to the amount determined by the formula

A × B/C

where

A	is the amount of the QFFP taxable capital gain;

B	is, if the designation year of the trust ends on or after April 21, 2015, the amount that would be determined in respect of the trust for the designation year under paragraph 3(b) in respect of capital gains and capital losses if the only properties referred to in paragraph 3(b) were qualified farm or fishing properties of the trust that were disposed of by the trust on or after April 21, 2015; and

492

C	is, if the designation year of the trust ends on or after April 21, 2015, the amount that would be determined in respect of the trust for the designation year under paragraph 3(b) in respect of capital gains and capital losses if the only properties referred to in paragraph 3(b) were qualified farm or fishing properties.

(21.22) A trust shall determine and designate, in its return of income under this Part for a designation year of the trust, the amount that is determined under subsection (21.21) to be the beneficiary’s taxable capital gain from the disposition on or after April 21, 2015 of qualified farm or fishing property of the beneficiary.

(2) Subsection (1) applies in respect of taxation years that end after April 20, 2015.

11. (1) Section 110.6 of the Act is amended by adding the following after subsection (2.1):

(2.2) In computing the taxable income for a taxation year of an individual (other than a trust) who was resident in Canada throughout the year and who disposed of qualified farm or fishing property in the year or a preceding taxation year and after April 20, 2015, there may be deducted an amount claimed by the individual that does not exceed the least of

(a) the amount, if any, by which $500,000 exceeds the total of

(i) $400,000 adjusted for each year after 2014 in the manner set out by section 117.1, and

(ii) the total of all amounts each of which is an amount deducted under this subsection in computing the individual’s taxable income for a preceding taxation year that ended after 2014,

(b) the amount, if any, by which the individual’s cumulative gains limit at the end of the year exceeds the total of all amounts each of which is an amount deducted by the individual under subsection (2) or (2.1) in computing the individual’s taxable income for the year,

(c) the amount, if any, by which the individual’s annual gains limit for the year exceeds the total of all amounts each of which is an amount deducted by the individual under subsection (2) or (2.1) in computing the individual’s taxable income for the year, and

(d) the amount that would be determined in respect of the individual for the year under paragraph 3(b) in respect of capital gains and capital losses if the only properties referred to in that paragraph were qualified farm or fishing properties disposed of by the individual after April 20, 2015.

(2.3) Subsection (2.2) does not apply in computing the taxable income for a taxation year of an individual unless the individual has claimed the maximum amount that could be claimed under subsections (2) and (2.1) for the taxation year.

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(2) Subsection 110.6(4) of the Act is replaced by the following:

(4) Notwithstanding subsections (2) and (2.1), the total amount that may be deducted under this section in computing an individual’s income for a taxation year shall not exceed the amount determined by the formula in paragraph (2)(a) and the amount that may be deducted under subsection (2.2) in respect of the individual for the year.

(3) The portion of subsection 110.6(5) of the Act before paragraph (a) is replaced by the following:

(5) For the purposes of subsections (2) to (2.2), an individual is deemed to have been resident in Canada throughout a particular taxation year if

(4) The portion of subsection 110.6(6) of the Act before paragraph (a) is replaced by the following:

(6) Notwithstanding subsections (2) to (2.2), no amount may be deducted under this section in respect of a capital gain of an individual for a particular taxation year in computing the individual’s taxable income for the particular taxation year or any subsequent year, if

(5) The portion of subsection 110.6(7) of the Act before paragraph (a) is replaced by the following:

(7) Notwithstanding subsections (2) to (2.2), no amount may be deducted under this section in computing an individual’s taxable income for a taxation year in respect of a capital gain of the individual for the taxation year if the capital gain is from a disposition of property which disposition is part of a series of transactions or events

(6) Subsection 110.6(8) of the Act is replaced by the following:

(8) Notwithstanding subsections (2) to (2.2), if an individual has a capital gain for a taxation year from the disposition of a property and it can reasonably be concluded, having regard to all the circumstances, that a significant part of the capital gain is attributable to the fact that dividends were not paid on a share (other than a prescribed share) or that dividends paid on such a share in the taxation year or in any preceding taxation year were less than 90% of the average annual rate of return on that share for that year, no amount in respect of that capital gain shall be deducted under this section in computing the individual’s taxable income for the year.

(7) Subsections (1) to (6) apply to taxation years that end after April 20, 2015.

Registered Disability Savings Plan — Legal Representation

12. Clause (a)(ii)(B.1) of the definition “disability savings plan” in subsection 146.4(1) of the Act is replaced by the following:

(B.1) if the arrangement is entered into before 2019, a qualifying family member in relation to the beneficiary who, at the time the arrangement is entered into, is a qualifying person in relation to the beneficiary,

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Repeated Failure to Report Income Penalty

13. (1) Subsection 163(1) of the Act is replaced by the following:

163. (1) Every person is liable to a penalty who

(a) fails to report an amount, equal to or greater than $500, required to be included in computing the person’s income in a return filed under section 150 for a taxation year (in this subsection and subsection (1.1) referred to as the “unreported amount”);

(b) had failed to report an amount, equal to or greater than $500, required to be included in computing the person’s income in any return filed under section 150 for any of the three preceding taxation years; and

(c) is not liable to a penalty under subsection (2) in respect of the unreported amount.

(1.1) The amount of the penalty to which the person is liable under subsection (1) is equal to the lesser of

(a) 10% of the unreported amount, and

(b) the amount determined by the formula

0.5(A – B)

where

A	is the total of the amounts that would be determined under paragraphs (2)(a) to (g) if subsection (2) applied in respect of the unreported amount, and

B	is any amount deducted or withheld under subsection 153(1) that may reasonably be considered to be in respect of the unreported amount.

(2) Subsection (1) applies to taxation years that begin after 2014.

Alternative Arguments in Support of Assessments

14. The Act is modified in accordance with the proposals relating to Alternative Arguments in Support of Assessments described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Information Sharing for the Collection of Non-Tax Debts

15. Paragraph 241(4)(d) of the Act is amended by striking out “or” at the end of subparagraph (xvi), by adding “or” at the end of subparagraph (xvii) and by adding the following after subparagraph (xvii):

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(xviii) to an official of the Canada Revenue Agency solely for the purpose of the collection of amounts owing to Her Majesty in right of Canada or of a province under the Government Employees Compensation Act, the Canada Labour Code, the Merchant Seamen Compensation Act, the Canada Student Loans Act, the Canada Student Financial Assistance Act, the Postal Services Continuation Act, 1997, the Wage Earner Protection Program Act, the Apprentice Loans Act or a law of a province governing the granting of financial assistance to students at the post-secondary school level;

Transfer of Education Credits — Effect on the Family Tax Cut

16. Section 119.1 of the Act, as proposed by the Support for Families Act (Bill C-57), is modified in accordance with the proposals relating to the Transfer of Education Credits — Effect on the Family Tax Cut described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Donations Involving Private Corporation Shares or Real Estate

17. The Act is modified to give effect to the proposals relating to Donations Involving Private Corporation Shares or Real Estate described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Investments in Limited Partnerships by Registered Charities

18. (1) Section 149.1 of the Act is amended by adding the following after subsection (10):

(11) For the purposes of this section and sections 149.2 and 188.1, each member of a partnership at any time is deemed at that time to own the portion of each property of the partnership equal to the proportion that the fair market value of the member’s interest in the partnership at that time is of the fair market value of all interests in the partnership at that time.

(2) Subsection (1) is deemed to have come into force on April 21, 2015.

19. (1) Section 253.1 of the Act is renumbered as subsection 253.1(1) and is amended by adding the following:

(2) For the purposes of section 149.1 and subsections 188.1(1) and (2), if a registered charity or a registered Canadian amateur athletic association holds an interest as a member of a partnership, the member shall not, solely because of its acquisition and holding of that interest, be considered to carry on any business of the partnership if

(a) by operation of any law governing the arrangement in respect of the partnership, the liability of the member as a member of the partnership is limited;

(b) the member deals at arm’s length with each general partner of the partnership; and

(c) the member, or the member together with persons and partnerships with which it does not deal at arm’s length, holds interests in the partnership that have a fair market value of not more than 20% of the fair market value of the interests of all members in the partnership.

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(2) Subsection (1) applies in respect of investments in limited partnerships that are made or acquired after April 20, 2015.

Gifts to Foreign Charitable Foundations

20. (1) Subparagraph (a)(v) of the definition “qualified donee” in subsection 149.1(1) of the Act is replaced by the following:

(v) a foreign charity that has applied to the Minister for registration under subsection (26),

(2) The portion of subsection 149.1(26) of the Act before subparagraph (b)(i) is replaced by the following:

(26) For the purposes of subparagraph (a)(v) of the definition “qualified donee” in subsection (1), the Minister may register, in consultation with the Minister of Finance, a foreign charity for a 24-month period that includes the time at which Her Majesty in right of Canada has made a gift to the foreign charity, if

(a) the foreign charity is not resident in Canada; and

(b) the Minister is satisfied that the foreign charity is

(3) Subsections (1) and (2) apply to applications made on or after the day on which the enacting legislation receives royal assent.

Small Business Tax Rate

21. (1) Subparagraph 82(1)(b)(i) of the Act is replaced by the following:

(i) the product of the amount determined under paragraph (a) in respect of the taxpayer for the taxation year multiplied by

(A) for the 2016 and 2017 taxation years, 17%,

(B) for the 2018 taxation year, 16%, and

(C) for taxation years after 2018, 15%, and

(2) Subsection (1) applies to the 2016 and subsequent taxation years.

22. (1) Paragraph 121(a) of the Act is replaced by the following:

(a) the product of the amount, if any, that is required by subparagraph 82(1)(b)(i) to be included in computing the individual’s income for the year multiplied by

(i) for the 2016 taxation year, 21/29,

(ii) for the 2017 and 2018 taxation years, 20/29, and

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(iii) for taxation years after 2018, 9/13; and

(2) Subsection (1) applies to the 2016 and subsequent taxation years.

23. (1) Paragraphs 125(1.1)(a) and (b) of the Act are replaced by the following:

(a) that proportion of 17% that the number of days in the taxation year that are in 2015 is of the number of days in the taxation year,

(b) that proportion of 17.5% that the number of days in the taxation year that are in 2016 is of the number of days in the taxation year,

(c) that proportion of 18% that the number of days in the taxation year that are in 2017 is of the number of days in the taxation year,

(d) that proportion of 18.5% that the number of days in the taxation year that are in 2018 is of the number of days in the taxation year, and

(e) that proportion of 19% that the number of days in the taxation year that are after 2018 is of the number of days in the taxation year.

(2) Subsection (1) applies to the 2016 and subsequent taxation years.

24. (1) Paragraph 137(4.3)(a) of the Act is replaced by the following:

(a) the preferred-rate amount of a corporation at the end of a taxation year is determined by the formula

A + B/C

where

A	is its preferred-rate amount at the end of its immediately preceding taxation year,

B	is the amount deductible under section 125 from the tax for the taxation year otherwise payable by it under this Part, and

C	is its small business deduction rate for the taxation year within the meaning of sub-section 125(1.1);

(2) Subsection (1) applies for the 2016 and subsequent taxation years.

Manufacturing and Processing Machinery and Equipment: Accelerated Capital Cost Allowance

25. Paragraph 1100(1)(a) of the Income Tax Regulations is amended by striking out “and” at the end of subparagraph (xxxvii), by adding “and” at the end of subparagraph (xxxviii) and by adding the following after subparagraph (xxxviii):

(xxxix) of Class 53, 50 per cent,

26. Paragraph 4600(2)(k) of the Income Tax Regulations is replaced by the following:

(k) a property included in Class 21, 24, 27, 29, 34, 39, 40, 43, 45, 46, 50, 52 or 53 in Schedule II;

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27. Paragraph (a) of Class 43 of Schedule II to the Income Tax Regulations is replaced by the following:

(a) is not included in Class 29 or 53, but that would otherwise be included in Class 29 if that Class were read without reference to its subparagraphs (b)(iii) and (v) and paragraph (c); or

28. Schedule II to the Income Tax Regulations is amended by adding the following after Class 52:

CLASS 53

Property acquired after 2015 and before 2026 that is not included in Class 29, but that would otherwise be included in that Class if

(a) subparagraph (a)(ii) of that Class were read without reference to “in Canadian field processing carried on by the lessee or”; and

(b) that Class were read without reference to its subparagraphs (b)(iv) to (vi) and paragraph (c).

Agricultural Cooperatives: Deferral of Tax on Patronage Dividends Paid in Shares

29. Paragraph (a) of the definition “tax deferred cooperative share” in subsection 135.1(1) of the Act is replaced by the following:

(a) issued, after 2005 and before 2021, by an agricultural cooperative corporation to a person or partnership that is at the time the share is issued an eligible member of the agricultural cooperative corporation, pursuant to an allocation in proportion to patronage;

Quarterly Remitter Category for New Employers

30. (1) Subsection 108(1) of the Income Tax Regulations is replaced by the following:

108. (1) Subject to subsections (1.1) to (1.13), amounts deducted or withheld in a month under subsection 153(1) of the Act shall be remitted to the Receiver General on or before the 15th day of the following month.

(2) Section 108 of the Income Tax Regulations is amended by adding the following after subsection (1.12):

(1.13) If an employer is a new employer throughout a particular month in a particular calendar year, all amounts deducted or withheld from payments described in the definition “remuneration” in subsection 100(1) that are made by the employer in the month may be remitted to the Receiver General

(a) in respect of such payments made in January, February and March of the particular calendar year, on or before the 15th day of April of the particular calendar year;

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(b) in respect of such payments made in April, May and June of the particular calendar year, on or before the 15th day of July of the particular calendar year;

(c) in respect of such payments made in July, August and September of the particular calendar year, on or before the 15th day of October of the particular calendar year; and

(d) in respect of such payments made in October, November and December of the particular calendar year, on or before the 15th day of January of the year following the particular calendar year.

(3) Section 108 of the Income Tax Regulations is amended by adding the following after subsection (1.2):

(1.21) For the purposes of subsection (1.4), the monthly withholding amount, in respect of an employer for a month, is the total of all amounts each of which is an amount required to be remitted with respect to the month by the employer or, if the employer is a corporation, by each corporation associated with the corporation, under

(a) subsection 153(1) of the Act and a similar provision of a law of a province which imposes a tax upon the income of individuals, if the province has entered into an agreement with the Minister of Finance for the collection of taxes payable to the province, in respect of payments described in the definition “remuneration” in subsection 100(1);

(b) subsection 21(1) of the Canada Pension Plan; or

(c) subsection 82(1) of the Employment Insurance Act.

(4) Section 108 of the Income Tax Regulations is amended by adding the following after subsection (1.3):

(1.4) For the purposes of subsection (1.13) an employer

(a) becomes a new employer at the beginning of any month after 2015 in which the employer first becomes an employer; and

(b) ceases to be a new employer at a specified time in a particular year, if in a particular month the employer does not meet any of the following conditions:

(i) the monthly withholding amount in respect of the employer for the particular month is less than $1,000,

(ii) throughout the 12–month period before that time, the employer has remitted, on or before the day on or before which the amounts were required to be remitted, all amounts each of which was required to be remitted under subsection 153(1) of the Act, subsection 21(1) of the Canada Pension Plan, subsection 82(1) of the Employment Insurance Act or Part IX of the Excise Tax Act, and

(iii) throughout the 12–month period before that time, the employer has filed all returns each of which was required to be filed under the Act or Part IX of the Excise Tax Act on or before the day on or before which those returns were required to be filed under those Acts.

(1.41) For the purposes of subsection (1.4), the specified time is the end of

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(a) March of the particular year, if the particular month is January, February or March of that year;

(b) June of the particular year, if the particular month is April, May or June of that year;

(c) September of the particular year, if the particular month is July, August or September of that year; and

(d) December of the particular year, if the particular month is October, November or December of that year.

(5) Subsections (1) to (4) apply in respect of amounts deducted or withheld after 2015.

Synthetic Equity Arrangements

31. (1) Section 112 of the Act is amended by replacing subsection (2.3) with the following:

(2.3) No deduction may be made under subsection (1) or (2) or 138(6) in computing the taxable income of a particular corporation in respect of a dividend received on a share of the capital stock of a corporation as part of a dividend rental arrangement of the particular corporation or a partnership of which the particular corporation is directly or indirectly a member.

(2.31) Subsection (2.3) does not apply to a dividend received on a share as part of a dividend rental arrangement of a person or partnership (referred to in this subsection and subsection (2.32) as the “taxpayer”) throughout a particular period during which the synthetic equity arrangement referred to in paragraph (c) of the definition “dividend rental arrangement” is in effect if

(a) the dividend rental arrangement is a dividend rental arrangement because of paragraph (c) of the definition “dividend rental arrangement” in subsection 248(1); and

(b) the taxpayer establishes that, throughout the particular period, no tax-indifferent investor or group of tax-indifferent investors, each member of which is affiliated with every other member, has all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share because of the synthetic equity arrangement or a specified synthetic equity arrangement.

(2.32) A taxpayer is considered to have satisfied the condition described in paragraph (2.31)(b) in respect of a share if

(a) where the taxpayer or the non-arm’s length person referred to in paragraph (a) of the definition “synthetic equity arrangement” in subsection 248(1) (either of which is referred to in this subsection as the “synthetic equity arrangement party”) obtains accurate representations in writing from its counterparty, or from each member of a group comprised of all its counterparties each of which is affiliated with every other member (each member of this group of counterparties is referred to in this subsection as an “affiliated counterparty”), with respect to the synthetic equity arrangement, as appropriate, that

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(i) it is not a tax-indifferent investor and it does not reasonably expect to become a tax-indifferent investor during the particular period referred to in subsection (2.31), and

(ii) it has not eliminated and it does not reasonably expect to eliminate all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share during the particular period referred to in subsection (2.31);

(b) where the synthetic equity arrangement party obtains accurate representations in writing from its counterparty, or from each affiliated counterparty, with respect to the synthetic equity arrangement that the counterparty, or each affiliated counterparty, as appropriate

(i) is not a tax-indifferent investor and does not reasonably expect to become a tax-indifferent investor during the particular period referred to in subsection (2.31),

(ii) has entered into one or more specified synthetic equity arrangements that have the effect of eliminating all or substantially all of its risk of loss and opportunity for gain or profit, in respect of the share, in one of the following circumstances:

(A) in the case of a counterparty, that counterparty

(I) has entered into a specified synthetic equity arrangement with its own counterparty (a counterparty of a counterparty or of an affiliated counterparty is referred to in this subsection as a “specified counterparty”), or

(II) has entered into a specified synthetic equity arrangement with each member of a group of its own counterparties every member of which is affiliated with each other member (each member of this group of counterparties is referred to in this subsection as an “affiliated specified counterparty”), or

(B) in the case of an affiliated counterparty, each affiliated counterparty

(I) has entered into a specified synthetic equity arrangement with the same specified counterparty, or

(II) has entered into a specified synthetic equity arrangement with an affiliated specified counterparty that is part of the same group of affiliated specified counterparties, and

(iii) has obtained accurate representations in writing from each of its specified counterparties, or from each member of the group of affiliated specified counterparties referred to in subclause (A)(II) or (B)(II), as appropriate, that

(A) it is not a tax-indifferent investor and it does not reasonably expect to become a tax-indifferent investor during the particular period referred to in subsection (2.31), and

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(B) it has not eliminated and it does not reasonably expect to eliminate all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share during the particular period referred to in subsection (2.31);

(c) where the synthetic equity arrangement party obtains accurate representations in writing from its counterparty, or from each affiliated counterparty, with respect to the synthetic equity arrangement that the counterparty, or each affiliated counterparty, as appropriate

(i) is not a tax-indifferent investor and does not reasonably expect to become a tax-indifferent investor during the particular period referred to in subsection (2.31),

(ii) has entered into specified synthetic equity arrangements

(A) that have the effect of eliminating all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share,

(B) where no single specified counterparty or group of affiliated specified counterparties has been provided with all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share, and

(C) where each specified counterparty or affiliated specified counterparty deals at arm’s length with each other (other than in the case of affiliated specified counterparties, within the same group, of affiliated specified counterparties), and

(iii) has obtained accurate representations in writing from each of its specified counterparties, or from each of its affiliated specified counterparties, that

(A) it is a person resident in Canada and it does not reasonably expect to cease to be resident in Canada during the particular period referred to in subsection (2.31), and

(B) it has not eliminated and it does not reasonably expect to eliminate all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share during the particular period referred to in subsection (2.31); or

(d) where a person or partnership is a party to a synthetic equity arrangement chain in respect of the share, the person or partnership

(i) has obtained all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share under the synthetic equity arrangement chain,

(ii) has entered into one or more specified synthetic equity arrangements that have the effect of eliminating all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share, and

(iii) obtains accurate representations in writing of the type described in paragraph (a), (b) or (c), as if it were a synthetic equity arrangement party, from each of its counterparties where each such counterparty deals at arm’s length with that person or partnership.

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(2.33) If, at a time during a particular period referred to in subsection (2.31), a counterparty, specified counterparty, affiliated counterparty or affiliated specified counterparty reasonably expects to become a tax-indifferent investor or to eliminate all or substantially all of its risk of loss and opportunity for gain or profit in respect of a share, the particular period for which it has provided a representation in respect of the share is deemed to end at that time.

(2.34) For greater certainty, each reference in subsection (2.32) to a “counterparty”, a “specified counterparty”, an “affiliated counterparty” or an “affiliated specified counterparty” shall be read as referring only to a person or partnership that obtains all or any portion of the risk of loss or opportunity for gain or profit in respect of the share referred to in that subsection.

(2) Section 112 of the Act is amended by adding the following after subsection (9):

(10) For the purposes of subsections (3), (3.1), (4), (4.1) and (5.2), if a synthetic equity arrangement is in respect of a number of shares that are identical properties (referred to in this subsection as “identical shares”) that is less than the total number of such identical shares owned by the taxpayer at that time and in respect of which there is no other synthetic equity arrangement, the synthetic equity arrangement is deemed to be in respect of those identical shares in the order in which the taxpayer acquired them.

(3) Subsection (1) applies to dividends that are paid or become payable after October 2015.

(4) Subsection (2) comes into force on November 1, 2015.

32. (1) The definition “dividend rental arrangement” in subsection 248(1) of the Act is amended by striking out “and” at the end of paragraph (a) and by adding the following after paragraph (b):

(c) includes any synthetic equity arrangement, in respect of a share owned by the person, and

(d) includes one or more agreements or arrangements (other than agreements or arrangements described in paragraph (c)) entered into by the person, or the non-arm’s length person referred to in paragraph (a) of the definition “synthetic equity arrangement”, if

(i) the agreements or arrangements have the effect, or would have the effect if entered into by the person instead of the non-arm’s length person, of eliminating all or substantially all of the person’s risk of loss and opportunity for gain or profit in respect of a share owned by the person,

(ii) as part of a series of transactions that includes these agreements or arrangements, a tax-indifferent investor, or a group of tax-indifferent investors each member of which is affiliated with every other member, obtains all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share, and

(iii) it is reasonable to conclude that one of the purposes of the series of transactions is to obtain the result described in subparagraph (ii);

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(2) Subsection 248(1) of the Act is amended by adding the following in alphabetical order:

“recognized derivatives exchange” means a person or partnership recognized or registered under the securities laws of a province to carry on the business of providing the facilities necessary for the trading of options, swaps, futures contracts or other financial contracts or instruments whose market price, value, delivery obligations, payment obligations or settlement obligations are derived from, referenced to or based on an underlying interest;

“specified mutual fund trust”, at any time, means a mutual fund trust other than a mutual fund trust for which it can reasonably be considered, having regard to all the circumstances, including the terms and conditions of the units of the trust, that the total of all amounts each of which is the fair market value, at that time, of a unit issued by the trust and held by a person exempt from tax under section 149 is all or substantially all of the total of all amounts each of which is the fair market value, at that time, of a unit issued by the trust;

“specified synthetic equity arrangement”, in respect of a share owned by a person or partnership, means one or more agreements or other arrangements that

(a) have the effect of providing to a person or partnership all or any portion of the risk of loss or opportunity for gain or profit in respect of the share, and

(b) can reasonably be considered to have been entered into in connection with a synthetic equity arrangement, in respect of the share, or in connection with another specified synthetic equity arrangement, in respect of the share;

“synthetic equity arrangement”, in respect of a share owned by a person or a partnership (referred to in this definition as the “particular person”),

(a) means one or more agreements or other arrangements that

(i) are entered into by the particular person, or by a person or partnership that does not deal at arm’s length with the particular person (referred to in this definition as a “non-arm’s length person”), with one or more persons or partnerships (referred to in this definition as a “counterparty” and in subsection 112(2.32) as a “counterparty” or an “affiliated counterparty” as appropriate),

(ii) have the effect, or would have the effect, if entered into by the particular person instead of the non-arm’s length person, of providing all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share to a counterparty or a group of counterparties each member of which is affiliated with every other member and, for greater certainty, opportunity for gain or profit includes rights to, benefits from and distributions on a share, and

(iii) if entered into by a non-arm’s length person, can reasonably be considered to have been entered into with the knowledge, or where there ought to have been the knowledge, that the effect described in subparagraph (ii) would result, and

(b) does not include

(i) an agreement that is traded on a recognized derivatives exchange unless it can reasonably be considered that, at the time the agreement is executed, the particular person or the non-arm’s length person, as the case may be, knows or ought to know the identity of its counterparty,

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(ii) one or more agreements or other arrangements that, but for this subparagraph, would be a synthetic equity arrangement, in respect of a share owned by the particular person (in this subparagraph referred to as the “synthetic short position”), if

(A) the particular person has entered into one or more other agreements or other arrangements (other than, for greater certainty, an agreement under which the share is acquired or a securities lending arrangement) that have the effect of providing all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share to the particular person (in this subparagraph referred to as the “synthetic long position”),

(B) the synthetic short position has the effect of offsetting all amounts included or deducted in computing the income of the particular person with respect to the synthetic long position, and

(C) the synthetic short position was entered into for the purpose of obtaining the effect referred to in clause (B), and

(iii) an agreement whose payment or settlement obligations are derived from, or referenced to, an index

(A) that reflects the value of 75 or more types of identical shares,

(B) that references only long positions with respect to its underlying components,

(C) that is created and maintained by persons or partnerships that deal at arm’s length with the particular person and the value of which is published and publicly available, and

(D) where the total fair market value of the shares of the capital stock of Canadian corporations reflected in the index is not, at any time during the term of the agreement or arrangement, greater than 5% of the total fair market value of all shares reflected in the index;

“synthetic equity arrangement chain”, in respect of a share owned by a person or partnership, means a synthetic equity arrangement — or a synthetic equity arrangement in combination with one or more specified synthetic equity arrangements — where

(a) no party to the synthetic equity arrangement or a specified synthetic equity arrangement, if any, is a non-resident person or a partnership other than a Canadian partnership, and

(b) each other party to these agreements or arrangements is affiliated with the person or partnership;

“tax-indifferent investor” means

(a) a person exempt from tax under section 149,

(b) a non-resident person, other than a person to which amounts paid or credited under a synthetic equity arrangement or a specified synthetic equity arrangement may reasonably be attributed to the business carried on by the person in Canada through a permanent establishment (as defined by regulation) in Canada,

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(c) a trust resident in Canada (other than a specified mutual fund trust) if any of the interests as a beneficiary under the trust is not a fixed interest (as defined in subsection 251.2(1)) in the trust (in this definition referred to as a “discretionary trust”),

(d) a partnership if more than 10% of the fair market value of all interests in the partnership can reasonably be considered to be held, directly or indirectly through one or more trusts or partnerships, by any combination of persons described in paragraphs (a) to (c), and

(e) a trust resident in Canada (other than a specified mutual fund trust or a discretionary trust) if more than 10% of the fair market value of all interests as beneficiaries under the trust can reasonably be considered to be held, directly or indirectly through one or more trusts or partnerships, by any combination of persons described in paragraphs (a) or (c);

(3) Section 248 of the Act is amended by adding the following after subsection (41):

(42) For the purposes of subsections 112(2.31), (2.32) and (10), the definition “synthetic equity arrangement” in subsection (1) and paragraph (c) of the definition “dividend rental arrangement” in subsection (1), a synthetic equity arrangement that reflects the fair market value of more than one type of identical shares (as defined in subsection 112(8.1)) is considered to be a separate arrangement with respect to each type of identical shares the value of which the arrangement reflects.

(4) Subsection (1) applies to dividends that are paid or become payable after October 2015.

(5) Subsections (2) and (3) come into force on November 1, 2015.

Tax Avoidance of Corporate Capital Gains (Section 55)

33. (1) Paragraph 52(3)(a) of the Act is replaced by the following:

(a) where the stock dividend is a dividend,

(i) in the case of a shareholder that is an individual, the amount of the stock dividend, and

(ii) in any other case, the total of all amounts each of which is

(A) the lesser of the amount of the stock dividend and its fair market value, and

(B) the amount determined by the formula

A + B – C

where

A	is the amount of the reduction under paragraph 55(2.3)(b) in respect of that stock dividend,

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B	is the amount of the deemed gain under paragraph 55(2)(b) in respect of that stock dividend, and

C	is the amount included in the total because of clause (A);

(2) Subsection (1) applies to stock dividends received after April 20, 2015.

34. (1) Subparagraph 53(1)(b)(ii) of the Act is replaced by the following:

(ii) the portion of the total determined under subparagraph (i) that relates to dividends in respect of which the taxpayer was permitted a deduction under subsection 112(1) in computing the taxpayer’s taxable income, except any portion of the dividend that, if paid as a separate dividend, would not be subject to subsection 55(2) because the amount of the separate dividend would not exceed the amount of the income earned or realized by any corporation — after 1971 and before the safe-income determination time for the transaction, event or series — that could reasonably be considered to contribute to the capital gain that could be realized on a disposition at fair market value, immediately before the dividend, of the share on which the dividend is received;

(2) Subsection (1) applies to dividends received after April 20, 2015.

35. (1) Subsection 55(2) of the Act is replaced by the following:

(2) If this subsection applies to a taxable dividend received by a dividend recipient, notwithstanding any other provision of this Act, the amount of the dividend (other than the portion of it, if any, subject to tax under Part IV that is not refunded as a consequence of the payment of a dividend by a corporation where the payment is part of the series referred to in subsection (2.1))

(a) is deemed not to be a dividend received by the dividend recipient; and

(b) is deemed to be a gain of the dividend recipient, for the year in which the dividend was received, from the disposition of a capital property.

(2.1) Subsection (2) applies to a taxable dividend received by a corporation resident in Canada (in subsections (2) to (2.2) and (2.4) referred to as the “dividend recipient”) as part of a transaction or event or a series of transactions or events if

(a) the dividend recipient is entitled to a deduction in respect of the dividend under subsection 112(1) or (2) or 138(6);

(b) it is the case that

(i) one of the purposes of the payment or receipt of the dividend (or, in the case of a dividend under subsection 84(3), one of the results of which) is to effect a significant reduction in the portion of the capital gain that, but for the dividend, would have been realized on a disposition at fair market value of any share of capital stock immediately before the dividend, or

(ii) the dividend is received on a share that is held as capital property by the dividend recipient and one of the purposes of the payment or receipt of the dividend (other than a dividend under subsection 84(3)) is to effect

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(A) a significant reduction in the fair market value of any share, or

(B) a significant increase in the cost of property, such that the amount that is the total of the cost amounts of all properties of the dividend recipient immediately after the dividend is significantly greater than the amount that is the total of the cost amounts of all properties of the dividend recipient immediately before the dividend; and

(c) the amount of the dividend exceeds the amount of the income earned or realized by any corporation — after 1971 and before the safe-income determination time for the transaction, event or series — that could reasonably be considered to contribute to the capital gain that could be realized on a disposition at fair market value, immediately before the dividend, of the share on which the dividend is received.

(2.2) For the purpose of applying subsections (2) to (2.4) , the amount of a stock dividend and the dividend recipient’s entitlement to a deduction under subsection 112(1) or (2) or 138(6) in respect of the amount of that dividend is to be determined as if paragraph (b) of the definition “amount” in subsection 248(1) read as follows:

“(b) in the case of a stock dividend paid by a corporation, the greater of

(i) the amount by which the paid-up capital of the corporation that paid the dividend is increased by reason of the payment of the dividend, and

(ii) the fair market value of the share or shares issued as a stock dividend at the time of payment,”.

(2.3) If this subsection applies

(a) the amount of the stock dividend is deemed for the purpose of subsection (2) to be a separate dividend to the extent of the portion of the amount that does not exceed the amount of the income earned or realized by any corporation — after 1971 and before the safe-income determination time for the transaction, event or series — that could reasonably be considered to contribute to the capital gain that could be realized on a disposition at fair market value, immediately before the dividend, of the share on which the dividend is received; and

(b) the amount of the separate dividend referred to in paragraph (a) is deemed to reduce the amount of the income earned or realized by any corporation — after 1971 and before the safe-income determination time for the transaction, event or series — that could reasonably be considered to contribute to the capital gain that could be realized on a disposition at fair market value, immediately before the dividend, of the share on which the dividend is received.

(2.4) Subsection (2.3) applies in respect of a stock dividend if

(a) a dividend recipient holds a share upon which it receives the stock dividend;

(b) the fair market value of the stock dividend referred to in paragraph (a) exceeds the amount by which the paid-up capital of the corporation that paid the stock dividend is increased because of the dividend; and

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(c) subsection (2) would apply to the dividend if subsection (2.1) were read without reference to its paragraph (c).

(2.5) For the purpose of applying clause (2.1)(b)(ii)(A), whether a dividend causes a significant reduction in the fair market value of any share is to be determined as if the fair market value of the share, immediately before the dividend, was increased by an amount equal to the fair market value of the dividend received on the share.

(2) The portion of paragraph 55(3)(a) of the Act that is before subparagraph (i) is replaced by the following:

(a) in the case of a dividend under subsection 84(3), if, as part of a transaction or event or a series of transactions or events as a part of which the dividend is received, there was not at any particular time

(3) Subsections (1) and (2) apply to dividends received after April 20, 2015.

36. The Act is further amended by making other consequential amendments as a result of sections 33 to 35.

Withholding for Non-Resident Employers

37. (1) Paragraph 153(1)(a) of the Act is replaced by the following:

(a) salary, wages or other remuneration, other than

(i) amounts described in subsection 212(5.1), and

(ii) amounts paid at any time by an employer to an employee if, at that time, the employer is a qualifying non-resident employer and the employee is a qualifying non-resident employee,

(2) Subsection 153(6) of the Act is replaced by the following:

(6) The following definitions apply in this section.

“designated financial institution” means a corporation that

(a) is a bank, other than an authorized foreign bank that is subject to the restrictions and requirements referred to in subsection 524(2) of the Bank Act;

(b) is authorized under the laws of Canada or a province to carry on the business of offering its services as a trustee to the public; or

(c) is authorized under the laws of Canada or a province to accept deposits from the public and carries on the business of lending money on the security of real property or immovables or investing in indebtedness on the security of mortgages on real property or of hypothecs on immovables.

“qualifying non-resident employee”, at any time in respect of a payment referred to in paragraph (1)(a), means an employee who

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(a) is, at that time, resident in a country with which Canada has a tax treaty;

(b) is not liable to tax under this Part in respect of the payment because of that treaty; and

(c) is not present in Canada for 90 days or more in any 12–month period that includes that time.

“qualifying non-resident employer” at any time means an employer

(a) that is at that time

(i) in the case of an employer that is not a partnership, resident in a country with which Canada has a tax treaty, and

(ii) in the case of an employer that is a partnership, a partnership in respect of which the total of all amounts, each of which is a share of the partnership’s income or loss for the fiscal period that includes that time of a member that is, at that time, resident in a country with which Canada has a tax treaty, is not less than 90% of the income or loss of the partnership for the period, and, where the income and loss of the partnership are nil for the period, the income of the partnership for the period is deemed to be $1,000,000 for the purpose of determining a member’s share of the partnership’s income for the purposes of this subparagraph;

(b) that does not, in its taxation year or fiscal period that includes that time, carry on business through a permanent establishment (as defined by regulation) in Canada; and

(c) that is at that time certified by the Minister under subsection (7).

(7) The Minister may

(a) certify an employer for a specified period of time if the employer has applied in prescribed form containing prescribed information and the Minister is satisfied that the employer

(i) meets the conditions in paragraph (a) of the definition “qualifying non-resident employer”,

(ii) does not carry on business through a permanent establishment (as defined by regulation) in Canada, and

(iii) meets the conditions established by the Minister; and

(b) revoke an employer’s certification if the employer fails to comply with any of the conditions referred to in subparagraphs (a)(i) to (iii).

(3) Subsections (1) and (2) apply in respect of payments made after 2015.

38. (1) Section 227 of the Act is amended by adding the following after subsection (8.5):

(8.6) Subsection (8) does not apply to a qualifying non-resident employer (as defined in subsection 153(6)) in respect of a payment made to an employee if, after reasonable inquiry, the employer had no reason to believe at the time of the payment that the employee was not a qualifying non-resident employee (as defined in subsection 153(6)).

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(2) Subsection (1) applies in respect of payments made after 2015.

39. (1) The portion of section 8201 of the Income Tax Regulations before paragraph (a) is replaced by the following:

8201. For the purposes of subsection 16.1(1), the definition “outstanding debts to specified non-residents” in subsection 18(5), subsections 100(1.3) and 112(2), the definition “qualified Canadian transit organization” in subsection 118.02(1), subsections 125.4(1) and 125.5(1), the definition “taxable supplier” in subsection 127(9), subparagraph 128.1(4)(b)(ii), subsections 153(6) and (7), paragraphs 181.3(5)(a) and 190.14(2)(b), the definitions “Canadian banking business” and “tax-indifferent investor” in subsection 248(1) and paragraph 260(5)(a) of the Act, a “permanent establishment” of a person or partnership (either of whom is referred to in this section as the “person”) means a fixed place of business of the person, including an office, a branch, a mine, an oil well, a farm, a timberland, a factory, a workshop or a warehouse if the person has a fixed place of business and, where the person does not have any fixed place of business, the principal place at which the person’s business is conducted, and

(2) Subsection (1) comes into force on November 1, 2015, except that in its application before 2016, the portion of subsection 8201 before its paragraph (a), as enacted by subsection (1), is to be read without reference to subsections 153(6) and (7).

40. The Act and the Income Tax Regulations are further amended by making other consequential amendments as a result of sections 37 to 39.

Captive Insurance

41. (1) Paragraphs 95(2)(a.2) and (a.21) of the Act are replaced by the following:

(a.2) in computing the income from a business other than an active business for a taxation year of a foreign affiliate of a taxpayer

(i) there shall be included the income of the affiliate for the year from the insurance of specified Canadian risks (which, for the purposes of this paragraph, includes income for the year from the reinsurance of specified Canadian risks), unless more than 90% of the gross premium revenue of the affiliate for the year from the insurance of risks (net of reinsurance ceded) was in respect of the insurance of risks (other than specified Canadian risks) of persons with whom the affiliate deals at arm’s length,

(ii) if subparagraph (i) applies to include income of the affiliate from the insurance of specified Canadian risks in computing the income of the affiliate from a business other than an active business,

(A) the insurance of those risks is deemed to be a separate business, other than an active business, carried on by the affiliate, and

(B) any income of the affiliate that pertains to or is incident to that business is deemed to be income from a business other than an active business,

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(iii) except to the extent that the income is included in computing the income of the affiliate from a business other than an active business because of subparagraph (i) or (ii), there shall be included the income of the affiliate for the year in respect of the ceding of specified Canadian risks which, for the purposes of this paragraph, includes

(A) income of the affiliate from services in respect of the ceding of specified Canadian risks, and

(B) except to the extent that the amount is included under clause (A), an amount equal to the difference between the fair market value of the consideration provided in respect of the ceding of the specified Canadian risks and the affiliate’s cost in respect of those specified Canadian risks, and

(iv) if subparagraph (iii) applies to include income of the affiliate in respect of the ceding of specified Canadian risks in computing the income of the affiliate from a business other than an active business,

(A) the ceding of those risks is deemed to be a separate business, other than an active business, carried on by the affiliate, and

(B) any income of the affiliate that pertains to or is incident to that business is deemed to be income from a business other than an active business;

(a.21) for the purposes of paragraph (a.2), one or more risks insured by a foreign affiliate of a taxpayer that, if this Act were read without reference to this paragraph, would not be specified Canadian risks (in this paragraph referred to as the “foreign policy pool”) are deemed to be specified Canadian risks if

(i) the affiliate, or a person or partnership that does not deal at arm’s length with the affiliate, enters into one or more agreements or arrangements in respect of the foreign policy pool,

(ii) the affiliate’s risk of loss or opportunity for gain or profit in respect of the foreign policy pool, in combination with its risk of loss or opportunity for gain in respect of the agreements or arrangements, can reasonably be considered to be — or could reasonably be considered to be if the affiliate had entered into the agreements or arrangements entered into by the person or partnership — determined, in whole or in part, by reference to one or more criteria in respect of one or more risks insured by another person or partnership (in this paragraph referred to as the “tracked policy pool”), which criteria are

(A) the fair market value of the tracked policy pool,

(B) the revenue, income, loss or cash flow from the tracked policy pool, or

(C) any other similar criteria, and

(iii) 10% or more of the tracked policy pool consists of specified Canadian risks;

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(2) Subsection 95(2) of the Act is amended by adding the following after paragraph (a.22):

(a.23) for the purposes of paragraphs (a.2) and (a.21), “specified Canadian risk” means a risk in respect of

(i) a person resident in Canada,

(ii) a property situated in Canada, or

(iii) a business carried on in Canada;

(3) Subsections (1) and (2) apply to taxation years of a taxpayer that begin after April 20, 2015.

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NOTICE OF WAYS AND MEANS MOTION TO AMEND THE EXCISE TAX ACT

That it is expedient to amend the Excise Tax Act as follows:

Alternative Arguments in Support of Assessments

1. The Excise Tax Act is modified in accordance with the proposals relating to alternative arguments in support of assessments described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Information Sharing for the Collection of Non-Tax Debts

2. (1) Paragraph 295(5)(d) of the Act is amended by adding the following after subparagraph (iv.2):

(iv.3) to an official solely for the purpose of the administration or enforcement of the Canada Education Savings Act or a designated provincial program, as defined in subsection 146.1(1) of the Income Tax Act,

(iv.4) to an official solely for the purpose of the administration or enforcement of the Canada Disability Savings Act or a designated provincial program, as defined in subsection 146.4(1) of the Income Tax Act,

(2) Paragraph 295(5)(d) of the Act is amended by adding the following after subparagraph (v):

(v.1) to an official of the Department of Employment and Social Development solely for the purpose of the administration or enforcement of a program established under the authority of the Department of Employment and Social Development Act in respect of children who are deceased or missing as a result of an offence, or a probable offence, under the Criminal Code,

(3) Paragraph 295(5)(d) of the Act is amended by striking out “or” at the end of subparagraph (vii), by adding “or’’ at the end of subparagraph (viii) and by adding the following after subparagraph (viii):

(ix) to an official of the Agency solely for the purpose of the collection of amounts owing to Her Majesty in right of Canada or of a province under the Government Employees Compensation Act, the Canada Labour Code, the Merchant Seamen Compensation Act, the Canada Student Loans Act, the Canada Student Financial Assistance Act, the Postal Services Continuation Act, 1997, the Wage Earner Protection Program Act, the Apprentice Loans Act or a law of a province governing the granting of financial assistance to students at the post-secondary school level;

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(4) Subsection 295(5) of the Act is amended by adding the following after paragraph (d):

(d.1) provide confidential information, or allow the inspection of or access to confidential information, as the case may be, under, and solely for the purposes of, paragraph 33.1(a) of the Old Age Security Act;

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NOTICE OF WAYS AND MEANS MOTION TO AMEND THE EXCISE ACT, 2001

That it is expedient to amend the Excise Act, 2001 as follows:

Alternative Arguments in Support of Assessments

1. The Excise Act, 2001 is modified in accordance with the proposals relating to alternative arguments in support of assessments described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Information Sharing for the Collection of Non-Tax Debts

2. (1) Subsection 211(6) of the Act is amended by adding the following after paragraph (d):

(d.1) provide confidential information, or allow the inspection of or access to confidential information, as the case may be, under, and solely for the purposes of, paragraph 33.1(a) of the Old Age Security Act;

(2) Paragraph 211(6)(e) of the Act is amended by adding the following after subparagraph (iv):

(iv.1) to an official solely for the purpose of the administration or enforcement of the Canada Education Savings Act or a designated provincial program, as defined in subsection 146.1(1) of the Income Tax Act,

(iv.2) to an official solely for the purpose of the administration or enforcement of the Canada Disability Savings Act or a designated provincial program, as defined in subsection 146.4(1) of the Income Tax Act,

(3) Paragraph 211(6)(e) of the Act is amended by adding the following after subparagraph (v):

(v.1) to an official of the Department of Employment and Social Development solely for the purpose of the administration or enforcement of a program established under the authority of the Department of Employment and Social Development Act in respect of children who are deceased or missing as a result of an offence, or a probable offence, under the Criminal Code,

(4) Paragraph 211(6)(e) of the Act is amended by striking out “or” at the end of subparagraph (vii), by adding “or’’ at the end of subparagraph (viii) and by adding the following after subparagraph (viii):

(ix) to an official of the Agency solely for the purpose of the collection of amounts owing to Her Majesty in right of Canada or of a province under the Government Employees Compensation Act, the Canada Labour Code, the Merchant Seamen Compensation Act, the Canada Student Loans Act, the Canada Student Financial Assistance Act, the Postal Services Continuation Act, 1997, the Wage Earner Protection Program

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Act, the Apprentice Loans Act or a law of a province governing the granting of financial assistance to students at the post-secondary school level;

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